                           SCHEDULE 14A INFORMATION
  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement       [_]CONFIDENTIAL, FOR USE OF THE
                                        COMMISSION ONLY (AS PERMITTED BY RULE
                                        14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          TOMMY HILFIGER CORPORATION
             -----------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
             -----------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]No fee required.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:
      Ordinary Shares, par value $.01 per share ("Company Shares")

  (2) Aggregate number of securities to which transaction applies:
      9,045,930 shares of Company Shares

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      The amount on which the filing fee of $250,375 is calculated was determined pursuant to Rule 0-11(a)(4) and (c)(1) of the Securities Exchange Act of 1934, as amended, by multiplying 1/50th of 1% by an amount equal to the sum of (x) $755,760,000.00, the cash portion of the consideration in the transaction described herein and (y) the product of
      (A) $54.8438, the average of the high and the low sale prices of Company Shares as reported on the New York Stock Exchange on February 18, 1998, and (B) 9,045,930, the number of Company Shares to be issued in connection with the transaction.

  (4) Proposed maximum aggregate value of transaction:
      $1,251,872,723

  (5) Total fee paid:
      $250,375

[X]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                           [LOGO OF TOMMY HILFIGER]

                                March 30, 1998

Dear Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of Tommy Hilfiger Corporation (the "Company") to be held at the Royal Pavillion Hotel, Porters, St. James, Barbados, on Tuesday, May 5, 1998, at 8:00 a.m., local time.

  At the Special Meeting you will be asked to vote on a proposal to approve a Stock Purchase Agreement, dated as of January 31, 1998, providing for the purchase (the "Acquisition") by the Company of Pepe Jeans USA, Inc. ("Pepe USA"), the Company's U.S. licensee for womenswear and jeanswear, and its buying office affiliate from Pepe Jeans London Corporation ("PJLC"). The Stock Purchase Agreement contemplates that Pepe USA will purchase the Company's Canadian licensee immediately following the Acquisition with funds provided by PJLC. The purchase price for the Acquisition consists of approximately $756 million in cash and 9,045,930 ordinary shares of the Company.

  The Company believes that the integration of these fast-growing businesses will add powerful platforms for the re-acceleration of the Company's revenue and earnings per share growth rates. The Acquisition will afford the Company increased control over the brand as it seeks to establish TOMMY HILFIGER(R) as the premier global lifestyle brand. In addition, the Acquisition will result in the Company's founding partners and senior management once again becoming significant shareholders in the Company. The shares they will receive in connection with the Acquisition are subject to a two-year restriction on transfers, reflecting a long-term ownership commitment which will more closely align the interests of the Company's management and shareholders.

  Because of the interests of certain officers and directors in the proposed Acquisition, a special committee of independent directors of the Board of Directors of the Company considered and assisted in the negotiation of the transaction. The Special Committee has received the written opinion of Wasserstein Perella & Co., Inc., the Special Committee's independent financial advisor, to the effect that as of the date thereof the consideration to be paid in the proposed Acquisition is fair to the Company from a financial point of view. In addition, the Board of Directors of the Company has received the written opinion of its financial advisor, Morgan Stanley & Co. Incorporated, to the effect that as of the date thereof the consideration to be paid in the proposed Acquisition is fair from a financial point of view to the Company. Copies of Wasserstein Perella's and Morgan Stanley's written opinions, which describe the assumptions made, matters considered and limitations on the review undertaken by each financial advisor, are annexed to the accompanying Proxy Statement and should be read in their entirety.

  THE SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS AND THE FULL BOARD OF DIRECTORS HAVE EACH UNANIMOUSLY DETERMINED THAT THE TERMS OF THE STOCK PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE
                                                                 ---
APPROVAL OF THE STOCK PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  We urge you to review carefully the accompanying Notice of Special Meeting of Shareholders and the Proxy Statement, including the annexes thereto. Whether or not you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it as promptly as possible.

Sincerely,

/s/ Silas K.F. Chou                       /s/ Simon Murray
Silas K.F. Chou                           Simon Murray
Chairman                                  Chairman of the
                                          Special Committee

                          TOMMY HILFIGER CORPORATION
                        6/F, PRECIOUS INDUSTRIAL CENTRE
                             18 CHEUNG YUE STREET
                      CHEUNG SHA WAN, KOWLOON, HONG KONG
                              TEL: 852-2745-7798

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD TUESDAY, MAY 5, 1998

                               ----------------

To the Shareholders of Tommy Hilfiger Corporation:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Special Meeting") of Tommy Hilfiger Corporation, a British Virgin Islands corporation (the "Company"), will be held at the Royal Pavillion Hotel, Porters, St. James, Barbados, on Tuesday, May 5, 1998 at 8:00 a.m., local time, for the following purposes:

    1. To consider and act upon a proposal (the "Acquisition Proposal") to approve the Stock Purchase Agreement, dated as of January 31, 1998, by and among the Company, Tommy Hilfiger U.S.A., Inc., Tommy Hilfiger (Eastern Hemisphere) Limited and Pepe Jeans London Corporation and the transactions contemplated thereby, including the issuance of 9,045,930 Ordinary Shares, par value $.01 per share, of the Company ("Company Shares") pursuant to the Stock Purchase Agreement.

    2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

  The Board of Directors has fixed the close of business on Friday, March 27, 1998, as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. The Acquisition Proposal requires the affirmative vote of a majority of the votes cast by the holders of the Company Shares voting at the Special Meeting, provided that holders of at least 50% of the votes entitled to be cast thereon are represented at the Special Meeting.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR
                                                                       ---
APPROVAL OF THE ACQUISITION PROPOSAL AT THE SPECIAL MEETING.

  Information regarding the proposal is contained in the accompanying Proxy Statement and the annexes thereto, which form a part of this Notice.

  WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IT IS IMPORTANT THAT YOUR INTERESTS BE REPRESENTED AT THE SPECIAL MEETING.

                                                  By Order of the Board of
                                                  Directors

                                                  /s/ Lawrence T.S. Lok
                                                  LAWRENCE T.S. LOK
                                                  Secretary

March 30, 1998

                          TOMMY HILFIGER CORPORATION

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement is being furnished to holders of ordinary shares, par value $.01 per share ("Company Shares"), of Tommy Hilfiger Corporation, a British Virgin Islands corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board" or the "Board of Directors") for use at the Special Meeting of the shareholders of the Company to be held on Tuesday, May 5, 1998, at the Royal Pavillion Hotel, Porters, St. James, Barbados, commencing at 8:00 a.m., local time, and at any adjournment or postponement thereof (the "Special Meeting").

  At the Special Meeting, holders of Company Shares ("Company Shareholders") as of the close of business on Friday, March 27, 1998 will be asked to consider and vote on a proposal (the "Acquisition Proposal") to approve the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of January 31, 1998, by and among the Company, Tommy Hilfiger U.S.A., Inc., a wholly owned subsidiary of the Company ("TH USA"), Tommy Hilfiger (Eastern Hemisphere) Limited, a wholly owned subsidiary of the Company ("THEH"), and Pepe Jeans London Corporation ("PJLC"), and the transactions contemplated thereby. The Stock Purchase Agreement provides for TH USA to purchase from PJLC all of the outstanding shares of common stock, without par value ("Pepe USA Shares"), of the Company's U.S. womenswear and jeanswear licensee, Pepe Jeans USA, Inc. ("Pepe USA"), and for THEH to purchase from PJLC all of the outstanding ordinary shares, $1.00 par value per share (the "Pepe Far East Shares"), of Pepe USA's buying office, TJ Far East Limited ("Pepe Far East" and, together with its subsidiaries and Pepe USA, "Pepe Jeans") (such stock purchases, the "Acquisition"). Under the Stock Purchase Agreement, the total purchase price for the Pepe USA Shares and the Pepe Far East Shares is $755,760,000 in cash (the "Cash Consideration") plus 9,045,930 Company Shares (the "Purchase Price Shares"). The Stock Purchase Agreement contemplates that, immediately following the Acquisition, Pepe USA will purchase from Lawvest Holdings Inc. ("Lawvest") all of the outstanding shares of Tomcan Investments Inc. ("Tomcan"), the parent corporation of Tommy Hilfiger Canada Inc., the Company's Canadian licensee ("TH Canada" and, together with Tomcan, "Tommy Canada," and, collectively with Pepe Jeans, the "Acquired Companies"), with funds provided by PJLC using proceeds from the Cash Consideration (the "Canada Purchase") under a Share Purchase Agreement dated as of January 26, 1998 between Pepe USA and Lawvest (the "Canada Purchase Agreement").

  The Company Shares are listed on the New York Stock Exchange, Inc. (the "NYSE"). On January 30, 1998, the last trading day prior to the public announcement of the execution of the Stock Purchase Agreement, the closing price of the Company Shares on the NYSE Composite Tape was $43 9/16. On March 26, 1998, the last trading day prior to the printing of this Proxy Statement, the closing price of the Company Shares on the NYSE Composite Tape was $59 1/4. Company Shareholders should obtain current quotes for the Company Shares.

  This Proxy Statement, the Letter to Shareholders, the Notice of the Special Meeting and the form of proxy for use at the Special Meeting are first being mailed to Company Shareholders on or about March 30, 1998. Any Company Shareholder who has given his, her or its proxy may revoke it at any time prior to its use. See "The Special Meeting--Voting of Proxies."

                               ----------------

                       The date of this Proxy Statement
                              is March 30, 1998.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION IN WHICH OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS PROXY STATEMENT.

                          FORWARD-LOOKING STATEMENTS

  This Proxy Statement includes and incorporates by reference forward-looking statements based on current plans and expectations of the Company, Pepe Jeans and Tommy Canada relating to, among other matters, analyses of value, forecasts of future results, and estimates of amounts that are not yet determinable. Such forward-looking statements are contained in the sections entitled "Summary," "The Proposed Acquisition--Reasons for the Acquisition" and "--Recommendations of the Special Committee and the Board of Directors; Information and Factors Considered," "Description of Pepe Jeans and Tommy Canada" and other sections of this Proxy Statement. Such statements involve risks and uncertainties which may cause actual future activities and results of operations to be materially different from that suggested in this Proxy Statement, including, among others, the factors disclosed in Item 1 of the Company's Report on Form 10-K for the fiscal year ended March 31, 1997, the Company's dependence on its current management, competition in the apparel industry and the Company's ability to achieve synergies and growth projections, as well as other factors described elsewhere in this Proxy Statement.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following Regional Offices of the
Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048, and Chicago Regional Office, Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, or, with respect to certain of such material, through the Commission's World Wide Web site (http://www.sec.gov). The Company Shares are listed on the NYSE, and such reports, proxy statements and other information concerning the Company are available for inspection and copying at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

  Statements contained herein concerning the provisions of any document are necessarily summaries of such documents and not complete, and, in each instance, reference is made to the copy of such document attached to this Proxy Statement or filed with the Commission. Each such statement is qualified in its entirety by such reference.

  COMPANY SHAREHOLDERS WHO HAVE ANY QUESTIONS ABOUT EXECUTING, CHANGING OR REVOKING A PROXY SHOULD CONTACT THE FOLLOWING:

              MacKenzie Partners, Inc.
              156 Fifth Avenue
              New York, New York 10010
              CALL TOLL FREE (800) 322-2885

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company with the Commission pursuant to the Exchange Act (Commission File No. 1-11226) are hereby incorporated by reference in this Proxy Statement:

  1. the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997, filed with the Commission on June 27, 1997 (the "1997 Company Form 10-K");

  2. the Company's Proxy Statement for the October 27, 1997 Annual Meeting of Company Shareholders;

  3. the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1997, September 30, 1997 and December 31, 1997, filed with the Commission on August 5, 1997, November 5, 1997 and February 9, 1998, respectively; and

  4. the Company's Current Report on Form 8-K dated January 31, 1998, filed with the Commission on February 5, 1998.

  All reports and other documents filed with the Commission by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such reports and other documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO THE COMPANY THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (NOT INCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS OR HEREIN) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT IS DELIVERED UPON WRITTEN OR ORAL REQUEST TO THE FOLLOWING:

              TOMMY HILFIGER U.S.A., INC.
              25 WEST 39TH STREET
              NEW YORK, NEW YORK 10018
              ATTN: INVESTOR RELATIONS
              TELEPHONE: (212) 840-8888

  IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY APRIL 28, 1998.

                                EXCHANGE RATES

  All currency amounts in this Proxy Statement are expressed in U.S. dollars ("US$" or "$") unless it is specifically indicated that a different currency is being used. Certain portions of this Proxy Statement contain amounts which have been converted from Canadian dollars ("C$") into US$ using specified exchange rates. Use of these exchange rates is not a representation that the converted C$ amounts actually represent the corresponding US$ amounts or that C$ could be converted into US$ at the exchange rates used or at any other exchange rate. The table below lists the noon buying rate, certified by the Federal Reserve Bank of New York for customs purposes, in New York City, New York for cable transfers in C$ (the "Noon Buying Rate") at fiscal year-end for each of the years 1993 through 1997 and at December 31, 1997 and 1996. The table also indicates the average, the high and the low Noon Buying Rates for each of these periods.

                            NINE MONTHS ENDED
                              DECEMBER 31,       FISCAL YEAR ENDED MARCH 31,
                            ----------------- ----------------------------------
                                1997     1996   1997   1996   1995   1994   1993
                            -------- -------- ------ ------ ------ ------ ------
End of period..............   1.4288   1.3697 1.3835 1.3635 1.3993 1.3838 1.2573
Average for period*........   1.3894   1.3644 1.3634 1.3613 1.3815 1.3177 1.2334
High for period............   1.4398   1.3822 1.3835 1.3998 1.4238 1.3838 1.2885
Low for period.............   1.3357   1.3310 1.3310 1.3285 1.3410 1.2562 1.1799

--------
* The average for the period was calculated by averaging the Noon Buying Rate on the last business day of each month during the relevant period.

  During the period from January 1, 1998 to March 25, 1998, the high Noon Buying Rate was C$1.4637 and the low Noon Buying Rate was C$1.4075. The closing spot rate for C$ in the United States on March 25, 1998, the most recent practicable date prior to the printing of this Proxy Statement, was US$1 to C$1.4103.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
FORWARD-LOOKING STATEMENTS................................................    2
AVAILABLE INFORMATION.....................................................    2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................    3
EXCHANGE RATES............................................................    4
INDEX OF DEFINED TERMS....................................................    7
SUMMARY...................................................................    8
THE SPECIAL MEETING.......................................................   17
  Date, Place and Time....................................................   17
  Matters to Be Considered at the Special Meeting.........................   17
  Record Date; Vote Required; Voting at the Meeting.......................   17
  Voting of Proxies.......................................................   17
  Solicitation of Proxies.................................................   18
THE PROPOSED ACQUISITION..................................................   19
  General.................................................................   19
  Background of the Acquisition...........................................   19
  Reasons for the Acquisition.............................................   24
  Recommendations of the Special Committee and the Board of Directors;
   Information and Factors Considered.....................................   25
  Opinion of the Company's Financial Advisor..............................   28
  Opinion of the Special Committee's Financial Advisor....................   31
  Accounting Treatment....................................................   35
  Certain U.S. Federal Income Tax Consequences............................   36
  Management of the Company Following the Acquisition.....................   36
  Interests of Certain Persons in the Acquisition; Potential Conflicts of
   Interest...............................................................   36
  Regulatory Approvals....................................................   37
  Financing of the Acquisition............................................   37
  No Dissenters' Rights...................................................   38
  Federal Securities Laws Consequences; Stock Transfer Restrictions.......   38
  Certain Litigation......................................................   38
THE STOCK PURCHASE AGREEMENT..............................................   39
  General.................................................................   39
  Purchase Price..........................................................   39
  Restrictions on Transfer of Shares; Registration Rights.................   39
  Non-Competition Agreement...............................................   40
  Termination of Pepe International License and Amendment of Pepe European
   License................................................................   40
  Covenants...............................................................   41
  Representations and Warranties..........................................   43
  Conditions to the Acquisition...........................................   43
  Indemnification.........................................................   45
  AIHL Guarantee..........................................................   45
  Fees and Expenses.......................................................   46
  Termination of the Stock Purchase Agreement; Effect of Termination......   46
  Amendment and Waiver....................................................   46
THE CANADA PURCHASE AGREEMENT.............................................   47
MARKET PRICE AND DIVIDEND INFORMATION.....................................   48
SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY..................   49
SELECTED HISTORICAL FINANCIAL INFORMATION OF PEPE JEANS...................   51
PEPE JEANS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
 RESULTS OF OPERATIONS....................................................   53
SELECTED HISTORICAL FINANCIAL INFORMATION OF TOMMY CANADA.................   58

                                                                            PAGE
                                                                            ----
TOMMY CANADA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS.......................................  60
UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS..........................  64
DESCRIPTION OF PEPE JEANS AND TOMMY CANADA.................................  69
  Pepe Jeans...............................................................  69
  Tommy Canada.............................................................  70
SECURITY OWNERSHIP OF THE COMPANY..........................................  73
OTHER MATTERS..............................................................  74
SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS.................................  74
INDEX TO FINANCIAL STATEMENTS.............................................. F-1
  Annex A -- Stock Purchase Agreement, dated as of January 31, 1998, by and among Tommy Hilfiger Corporation, Tommy Hilfiger U.S.A., Inc.,
          Tommy Hilfiger (Eastern Hemisphere) Limited and Pepe Jeans London
          Corporation...................................................... A-1
  Annex B -- Opinion of Morgan Stanley & Co. Incorporated, dated
   January 31, 1998........................................................ B-1
  Annex C -- Opinion of Wasserstein Perella & Co., Inc., dated January 31,
   1998.................................................................... C-1

                             INDEX OF DEFINED TERMS

1997 Company Form 10-K......................................................   3
Acquired Companies..........................................................   1
Acquisition.................................................................   1
Acquisition Proposal........................................................   1
Aggregate Value.............................................................  29
Agreements..................................................................  25
AIHL........................................................................  19
AIHL Guarantee..............................................................  23
Allen & Company.............................................................  21
AMVESCAP....................................................................  73
Anasta......................................................................  39
Antitrust Division..........................................................  37
Bentley Trust Guarantee.....................................................  23
Blackwatch..................................................................  39
Board or Board of Directors.................................................   1
C$..........................................................................   4
Canada Credit Agreement.....................................................  62
Canada Purchase.............................................................   1
Canada Purchase Agreement...................................................   1
Canadian GAAP...............................................................  58
Canadian Liabilities........................................................  45
Canadian License............................................................  19
Cash Consideration..........................................................   1
Chadbourne & Parke..........................................................  21
Closing.....................................................................  39
Closing Date................................................................  40
Commission..................................................................   2
Company.....................................................................   1
Company Articles............................................................  17
Company Memorandum..........................................................  17
Company Shareholders........................................................   1
Company Shares..............................................................   1
Comparable Companies........................................................  33
Consideration...............................................................  28
Continuing Affiliates.......................................................  42
Credit Agreement............................................................  56
DCF.........................................................................  33
Debt Securities.............................................................  38
Directors Option Plan.......................................................  74
EBIT........................................................................  29
EBITDA......................................................................  29
Enterprise Purchase Price...................................................  34
Enterprise Value............................................................  33
Equity Market Value.........................................................  33
EPS.........................................................................  33
Equitable...................................................................  73
Exchange Act................................................................   2
FTC.........................................................................  37
Gadwal......................................................................  36
goodwill....................................................................  64
Guaranteed Parties..........................................................  45
Holders.....................................................................  39
HSR Act.....................................................................  37
IBES........................................................................  29

Lawvest.....................................................................   1
L.C. Agreement..............................................................  62
Leading Companies...........................................................  33
Lock-Up Agreement...........................................................  23
Morgan Stanley..............................................................  20
Noon Buying Rate............................................................   4
NFY.........................................................................  33
Non-Competition Agreement...................................................  23
NYSE........................................................................   1
operating earnings..........................................................  37
Other Companies.............................................................  33
Peer Group..................................................................  29
P/E.........................................................................  29
Pepe Europe.................................................................  21
Pepe European License.......................................................  21
Pepe European License Amendment.............................................  23
Pepe Far East...............................................................   1
Pepe Far East Shares........................................................   1
Pepe International License..................................................  20
Pepe Jeans..................................................................   1
Pepe Material Adverse Effect................................................  42
Pepe United States License..................................................  20
Pepe USA....................................................................   1
Pepe USA Shares.............................................................   1
PJLC........................................................................   1
PJLC Affiliates.............................................................  39
Proxy Statement.............................................................   8
Purchase Price Shares.......................................................   1
Record Date.................................................................  17
Registration Rights Agreement...............................................  23
Retained Liabilities........................................................  45
Retained Note...............................................................  41
Securities Act..............................................................  37
Selected Transactions.......................................................  34
Special Committee...........................................................  21
Special Meeting.............................................................   1
Sportswear Holdings.........................................................  36
Stock Purchase Agreement....................................................   1
TH Canada...................................................................   1
TH USA......................................................................   1
THEH........................................................................   1
THLI........................................................................  20
Tomcan......................................................................   1
Tommy Canada................................................................   1
Tommy Jeanswear.............................................................  53
Tommy Men's Jeanswear.......................................................  53
Tommy Women's Jeanwear......................................................  53
Tommy Womenswear............................................................  53
US$ or $....................................................................   4
U.S. GAAP...................................................................  58
Wachtell Lipton.............................................................  20
Wasserstein Perella.........................................................  21
Wasserstein Perella Letter Agreement........................................  35
Westleigh...................................................................  36

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Proxy Statement and the Annexes hereto (this "Proxy Statement"). This summary is not intended to be complete and is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Proxy Statement. Company Shareholders are urged to read and consider carefully all of the information contained or incorporated by reference in this Proxy Statement, including the Annexes. Capitalized terms used in this summary that have not previously been defined are defined elsewhere in this Proxy Statement. See "Index of Defined Terms."

THE COMPANY

  The Company, through its subsidiaries, designs, sources and markets men's sportswear and childrenswear under the TOMMY HILFIGER(R) trademark. Through a range of strategic licensing agreements, the Company continues to expand its product lines to offer a broader array of apparel, accessories, footwear and fragrance for men, women and children, as well as a home furnishings collection. The Company's products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Japan, Hong Kong, Central and South America and, commencing Spring 1998, other Far East locations. The principal executive offices of the Company are located at 6/F, Precious Industrial Centre, 18 Cheung Yue Street, Cheung Sha Wan, Kowloon, Hong Kong, and its telephone number is 852-2745-7798.

PEPE JEANS (SEE PAGE 69)

  Pepe USA has exclusive United States rights to develop, source and market men's, women's and girls' jeanswear and jeans-related apparel, including women's and girls' casualwear, bearing the TOMMY JEANS(R) and TOMMY HILFIGER(R) trademarks pursuant to a license granted by the Company in August 1995. Pepe USA markets its products principally through in-store shops and fixtured areas in leading department stores and through leading specialty stores. Pepe USA will be launching the TOMMY JEANS(R) women's line, which will include jeanswear and jeans-related apparel for young women, in Fall 1998. Pepe Far East and its subsidiaries perform buying agency services for womenswear and jeanswear under the TOMMY HILFIGER(R) and TOMMY JEANS(R) trademarks for both Pepe USA and the Company's third-party distributors outside the United States. The principal executive offices of Pepe USA are located at 485 Fifth Avenue, New York, New York 10017 and its telephone number is 212-681-6433.

TOMMY CANADA (SEE PAGE 70)

  Tommy Canada has exclusive Canadian rights to source, manufacture and distribute apparel bearing the TOMMY HILFIGER(R) and TOMMY JEANS(R) trademark, including men's sportswear and athleticwear, boys' sportswear, women's and girls' casualwear, and men's, women's and girls' jeanswear, pursuant to a license granted by the Company in 1990. Tommy Canada markets TOMMY HILFIGER(R) and TOMMY JEANS(R) products principally through leading specialty stores and through in-store shops and fixtured areas in leading department stores. The principal executive offices of Tommy Canada are located at 7077, avenue du Parc, Suite #502, Montreal, Quebec, Canada H3N 1X7 and its telephone number is 514-278-6000.

SPECIAL MEETING AND VOTE REQUIRED (SEE PAGE 17)

  The Special Meeting will be held on Tuesday, May 5, 1998, at 8:00 a.m., local time, at the Royal Pavillion Hotel, Porters, St. James, Barbados. At the Special Meeting, Company Shareholders will consider and vote upon a proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby. Each Company Shareholder of record at the close of business on Friday, March 27, 1998 will be entitled to cast one vote per share at the Special Meeting. As of the Record Date, there were 37,557,934 Company Shares outstanding and entitled to vote. The affirmative vote of a majority of the votes cast by Company Shareholders voting at the Special Meeting is required to approve the proposal, provided that holders of at least 50% of the votes entitled to be cast thereon are represented at the Special Meeting.

THE ACQUISITION (SEE PAGE 19)

  In the Acquisition, the Company, through its wholly owned subsidiaries, will purchase from PJLC all of the outstanding Pepe USA Shares and Pepe Far East Shares for an aggregate purchase price of $755,760,000 in cash plus 9,045,930 Company Shares. Immediately following the Acquisition, Pepe USA will purchase all of the outstanding shares of Tomcan, the parent of TH Canada, with funds provided by PJLC.

REASONS FOR THE ACQUISITION (SEE PAGE 24)

  The Company believes that the acquisition of the U.S. womenswear and jeanswear businesses and the Canadian business will enhance shareholder value by providing significant strategic, financial and other benefits:

  .BRAND DEVELOPMENT
    Combining the major core components of its business under one corporate umbrella will afford the Company increased control over the TOMMY HILFIGER(R) brand and greater leverage with its department store customers and suppliers. The Company believes these factors are becoming increasingly important in the current global lifestyle brand business environment, particularly in light of the recent trends toward consolidation of the Company's competitors as well as its department store customers.

  .OPPORTUNITY FOR ACCELERATED GROWTH
    The Company believes the integration of these established high-growth, profitable business lines into the Company offers an excellent and unique opportunity to re-accelerate the Company's growth rate in both revenue and earnings.

  .POTENTIAL FOR EARNINGS ACCRETION
    The Acquisition is expected to be meaningfully accretive in the first full year of combined operations, before giving effect to a one-time pre-tax charge of approximately $15 million to $20 million expected to be taken in the first quarter of fiscal 1999.

  .MANAGEMENT OWNERSHIP
    The Acquisition will result in the Company's founding partners and senior-most management, Messrs. Silas K.F. Chou, Lawrence S. Stroll, Thomas J. Hilfiger and Joel J. Horowitz, once again becoming significant shareholders in the Company through their beneficial ownership interests in PJLC, which will own approximately 19% of the outstanding shares of the Company following the Acquisition.

  .SEAMLESS INTEGRATION
    Given the close working relationships between the Company and each of Pepe Jeans and Tommy Canada as well as the Company's divisional operating structure, the Company believes the integration of the womenswear, jeanswear and Canadian businesses should be virtually seamless.

RECOMMENDATIONS TO SHAREHOLDERS (SEE PAGE 25)

  Because of the interests of certain officers and directors in the proposed Acquisition, a special committee of independent directors of the Board of Directors considered and assisted in the negotiation of the transaction. THE SPECIAL COMMITTEE UNANIMOUSLY RECOMMENDED THAT THE BOARD OF DIRECTORS APPROVE THE ACQUISITION. The full Board of Directors of the Company unanimously determined that the Stock Purchase Agreement and the transactions contemplated thereby are advisable and in the best interests of the Company and its shareholders. THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ACQUISITION PROPOSAL.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 28 AND 31)

  In connection with the Acquisition, Morgan Stanley served as financial advisor to the Company and Wasserstein Perella served as financial advisor to the Special Committee. Morgan Stanley has delivered a written opinion to the Board of Directors dated January 31, 1998 that, as of the date of the opinion, the consideration to be paid in the Acquisition is fair from a financial point of view to the Company. Wasserstein Perella has delivered a written opinion to the Special Committee dated January 31, 1998 that, as of the date of the opinion, the consideration to be paid in the Acquisition is fair to the Company from a financial point of view. Copies of Morgan Stanley's and Wasserstein Perella's written opinions, which describe the assumptions made, matters considered and limitations on the review undertaken by each financial advisor, are annexed to the Proxy Statement and should be read in their entirety.

CONDITIONS TO THE ACQUISITION (SEE PAGE 43)

  The Acquisition will not be completed unless a number of conditions are met, including:

  .Approval of the Acquisition Proposal at the Special Meeting

  .Receipt of all requisite regulatory approvals and specified contractual consents

  .Receipt by the Company of financing for the Acquisition on reasonably satisfactory terms

  . Satisfaction of all conditions to consummation of the Canada Purchase by Pepe USA, other than payment for and delivery of the Tomcan shares

  .Approval for listing by the NYSE of the Purchase Price Shares

LOCK-UP, REGISTRATION RIGHTS AND NON-COMPETITION AGREEMENTS (SEE PAGE 39)

  PJLC and certain of its affiliates have agreed, with certain exceptions, that they will not sell or transfer any of the Company Shares received in the Acquisition for two years thereafter. Following the two-year period, such holders will have certain rights to require the Company to register their shares for sale.

  Mr. Silas K.F. Chou, Chairman of the Boards of Directors of the Company and PJLC, and Mr. Lawrence S. Stroll, a director and executive officer of the Company and a director and Group Chief Executive Officer of PJLC, have agreed to enter into an four-year agreement not to compete in the United States or Canada with the businesses engaged in by Pepe USA prior to the Acquisition.

ACCOUNTING TREATMENT (SEE PAGE 35)

  The Acquisition is expected to be accounted for as a purchase for financial accounting purposes.

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION; POTENTIAL CONFLICTS OF INTEREST (SEE PAGE 36)

  Certain officers and directors of the Company have interests in the transaction that are different from and in addition to the interests of Company Shareholders generally which may create conflicts of interest. PJLC is indirectly owned by affiliates of the Chao family (including Messrs. Silas K.F. Chou, Chairman of the Board of the Company, and Ronald K.Y. Chao, a director of the Company), Lawrence S. Stroll, a director and executive officer of the Company, Thomas J. Hilfiger, the Honorary Chairman of the Board and principal designer of the Company, and Joel J. Horowitz, Chief Executive Officer and a director of the Company. Mr. Stroll and his descendants also indirectly own all of the beneficial interest in Tommy Canada. Messrs. Benjamin M.T. Ng, a director and executive officer of the Company, and Lester M.Y. Ma, a director of the Company, may have certain economic interests based on the performance of PJLC's parent and/or certain of its affiliates. Each of these individuals also is a director and/or officer of PJLC and/or certain of its affiliates. Under Messrs. Hilfiger's and Horowitz's employment arrangements, they receive formula compensation based on net sales or operating earnings, respectively, of the Company. As a result of the Acquisition, the Company's net sales and operating earnings are expected to increase substantially.

  The Special Committee and the full Board of Directors were aware of these interests and took them into account in approving the Stock Purchase Agreement and the transactions contemplated thereby.

NO DISSENTERS' RIGHTS

  Under British Virgin Islands law, Company Shareholders have no right to an appraisal of the value of their shares in connection with the Acquisition.

SUMMARY HISTORICAL FINANCIAL INFORMATION (SEE PAGE 49)

  Set forth below is summary historical financial information. The summary financial information should be read in conjunction with the historical financial statements and related notes thereto of the Company, Pepe Jeans and Tommy Canada incorporated herein by reference or included elsewhere in this Proxy Statement. See "Available Information," "Incorporation of Certain Documents by Reference," "Selected Historical Financial Information of the Company," "Selected Historical Financial Information of Pepe Jeans," "Selected Historical Financial Information of Tommy Canada" and "Index to Financial Statements."

  The summary historical financial information of the Company for the five years ended March 31, 1997, and of Pepe Jeans and Tommy Canada for the three years ended March 31, 1997, set forth below has been derived from audited financial statements. The summary historical financial information of the Company and Pepe Jeans as of and for the nine months ended December 31, 1997 and 1996, and the summary historical financial information of Tommy Canada as of and for the nine months ended December 31, 1996, has been derived from unaudited financial statements. The summary historical financial information of Tommy Canada as of and for the nine months ended December 31, 1997 has been derived from audited financial statements.

                           TOMMY HILFIGER CORPORATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                            NINE MONTHS ENDED
                              DECEMBER 31,                FISCAL YEAR ENDED MARCH 31,
                         -----------------------  --------------------------------------------
                            1997        1996        1997     1996     1995     1994     1993
                         ----------- -----------  -------- -------- -------- -------- --------
                         (UNAUDITED) (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenue(a)..........  $644,385    $491,235    $661,688 $478,131 $320,985 $227,201 $138,638
Cost of goods sold......   337,671     255,954     344,884  258,419  174,584  127,053   81,502
                          --------    --------    -------- -------- -------- -------- --------
 Gross profit...........   306,714     235,281     316,804  219,712  146,401  100,148   57,136
Selling, general and
 administrative
 expenses...............   182,476     141,145     190,976  132,270   85,954   58,702   33,181
                          --------    --------    -------- -------- -------- -------- --------
 Income from operations.   124,238      94,136     125,828   87,442   60,447   41,446   23,955
Interest income
 (expense)..............     4,078       3,860       5,420    4,958    3,010      320   (1,129)
                          --------    --------    -------- -------- -------- -------- --------
 Income before income
  taxes.................   128,316      97,996     131,248   92,400   63,457   41,766   22,826
Provision for income
 taxes..................    42,534      33,931      44,866   30,900   22,742   16,422    8,220
                          --------    --------    -------- -------- -------- -------- --------
 Net income.............  $ 85,782    $ 64,065    $ 86,382 $ 61,500 $ 40,715 $ 25,344 $ 14,606
                          ========    ========    ======== ======== ======== ======== ========
Earnings per share
 Basic(b)...............  $   2.30    $   1.73    $   2.33 $   1.72 $   1.16 $   0.80 $   0.55
                          ========    ========    ======== ======== ======== ======== ========
 Weighted average shares
  outstanding...........    37,333      37,015      37,059   35,767   34,963   31,779   26,394
                          ========    ========    ======== ======== ======== ======== ========
 Diluted(b).............  $   2.26    $   1.69    $   2.28 $   1.65 $   1.12 $   0.77 $   0.55
                          ========    ========    ======== ======== ======== ======== ========
 Weighted average shares
  and share equivalents
  outstanding...........    37,918      37,838      37,885   37,241   36,346   32,836   26,394
                          ========    ========    ======== ======== ======== ======== ========
                           AS OF DECEMBER 31,                   AS OF MARCH 31,
                         -----------------------  --------------------------------------------
                            1997        1996        1997     1996     1995     1994     1993
                         ----------- -----------  -------- -------- -------- -------- --------
                         (UNAUDITED) (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents
 and short-term
 investments............  $148,911    $119,659    $109,908 $127,743 $ 86,031 $ 50,867 $ 18,671
Working capital.........   331,746     261,952     270,667  238,439  165,261  110,589   53,748
Total assets............   575,452     429,804     463,085  358,622  239,493  190,378   84,704
Short-term borrowings...     9,323       5,301       5,980   13,755   13,487   10,319    8,068
Long-term debt..........       --        1,581       1,510    1,789    2,064    2,341      --
Shareholders' equity....   488,416     372,781     397,464  301,338  209,024  161,715   68,700

--------
(a) On October 1, 1995, the Company entered into the Pepe United States License with the parent of Pepe USA, for the manufacture, sale and distribution in the United States of men's, women's and girls' jeanswear and jeans related apparel (which includes women's and girls' casualwear) bearing the TOMMY JEANS(R) and TOMMY HILFIGER(R) registered trademarks. Included in net revenue is royalty income of $13,311 and $5,894 for the nine months ended December 31, 1997 and 1996, respectively, and $9,963 and $1,915 in the fiscal years ended March 31, 1997 and 1996, respectively. Net revenue includes denim product sales prior to entering into this license of $12,370 and $9,104 during the fiscal years ended March 31, 1996 and 1995, respectively. Amounts for prior years are not material.
(b) Earnings per share data have been restated to be in accordance with Statement of Financial Accounting Standards No. 128 (Earnings Per Share).

            PEPE JEANS USA, INC. AND TJ FAR EAST LIMITED COMBINED(A)

                                 (IN THOUSANDS)

                            NINE MONTHS ENDED
                              DECEMBER 31,                  FISCAL YEAR ENDED MARCH 31,
                         ----------------------- ---------------------------------------------------
                            1997        1996     1997(B)    1996     1995       1994        1993
                         ----------- ----------- -------- --------  -------  ----------- -----------
                         (UNAUDITED) (UNAUDITED)                             (UNAUDITED) (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues(c)(d)......  $278,445    $158,267   $234,920 $ 89,029  $75,807    $89,408     $72,819
Cost of goods sold......   150,673      98,091    146,948   61,875   48,697     55,037      47,273
                          --------    --------   -------- --------  -------    -------     -------
 Gross profit...........   127,772      60,176     87,972   27,154   27,110     34,371      25,546
Selling, general and
 administrative ex-
 penses.................    65,198      38,366     69,046   35,657   26,710     31,729      27,960
                          --------    --------   -------- --------  -------    -------     -------
 Income (loss) from
  operations............    62,574      21,810     18,926   (8,503)     400      2,642      (2,414)
Interest expense, net...       838       1,278      1,650    1,543    1,533        641         608
                          --------    --------   -------- --------  -------    -------     -------
 Income (loss) before
  income taxes..........    61,736      20,532     17,276  (10,046)  (1,133)     2,001      (3,022)
Provision for income        24,977       4,074      2,113      400      338        335         892
 taxes..................  --------    --------   -------- --------  -------    -------     -------
 Net income (loss)......  $ 36,759    $ 16,458   $ 15,163 $(10,446) $(1,471)   $ 1,666     $(3,914)
                          ========    ========   ======== ========  =======    =======     =======
                           AS OF DECEMBER 31,                     AS OF MARCH 31,
                         ----------------------- ---------------------------------------------------
                            1997        1996     1997(B)    1996     1995       1994        1993
                         ----------- ----------- -------- --------  -------  ----------- -----------
                         (UNAUDITED) (UNAUDITED)                             (UNAUDITED) (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents
 and short-term invest-
 ments..................  $  5,325    $  3,360   $  2,092 $  2,407  $   221    $   446     $ 3,256
Working capital.........    56,279      30,212     27,717   21,373   16,753     21,402      29,694
Total assets............   141,155      98,332    106,507   55,993   43,906     48,890      45,497
Short-term borrowings...    13,228      24,716     16,665   11,939   10,376      7,439       3,925
Long-term debt..........    58,634      48,310     48,384   43,079   17,500     17,500      17,500
Shareholders' equity
 (deficiency)...........    34,244       3,205      1,931  (13,355)   7,595      9,108      11,187

--------
(a) The information presented reflects the financial statements of Pepe USA and Pepe Far East, which have been combined due to their common ownership. All material intercompany transactions and balances have been eliminated.
(b) During the year ended March 31, 1997, Pepe USA recorded a restructuring charge of $3,590, which is included in selling, general and administrative expenses, related to the discontinuance of the PEPE(R) jeans product line.
(c) Net revenues include sales of the discontinued PEPE(R) jeans product line as follows: $4,821 and $28,426 in the nine months ended December 31, 1997 and 1996, respectively, and $33,289, $56,646, $69,126, $79,769 and $57,969
    in the fiscal years ended March 31, 1997, 1996, 1995, 1994 and 1993, respectively. Net revenues include $3,686 and $2,877 for the nine months ended December 31, 1997 and 1996, respectively, and $5,188, $4,355, $6,681,
    $9,639 and $14,850 for the fiscal years ended March 31, 1997, 1996, 1995,
    1994 and 1993, respectively, related to the wholesale sale of products to distributors and buying agency commissions on PEPE(R) products, which are not expected to recur prospectively.
(d) On October 1, 1995, Pepe USA was assigned the Pepe United States License for the manufacture, sale and distribution in the United States of men's, women's and girls' jeanswear and jeans related apparel (which includes women's and girls' casualwear) bearing the TOMMY JEANS(R) and TOMMY HILFIGER(R) registered trademarks. Net revenues include $264,726 and $125,899 in the nine months ended December 31, 1997 and 1996, respectively, and $194,647 and $28,028 in the fiscal years ended March 31, 1997 and 1996, respectively, of sales of products related to this license.

           TOMCAN INVESTMENTS INC. AND TOMMY HILFIGER CANADA INC.(A)

                   (AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS)
          (PREPARED IN ACCORDANCE WITH CANADIAN GAAP EXCEPT AS NOTED)

                          NINE MONTHS ENDED
                             DECEMBER 31,             FISCAL YEAR ENDED MARCH 31,
                         -------------------- ----------------------------------------------
                           1997      1996       1997     1996        1995     1994    1993
                         -------- ----------- -------- --------    -------- -------- -------
                                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Sales................... C$70,063  C$33,929   C$50,297 C$29,330(b) C$17,627 C$11,931 C$8,746
Cost of sales...........   37,269    19,797     29,858   18,642      11,010    7,066   4,949
                         --------  --------   -------- --------    -------- -------- -------
 Gross profit...........   32,794    14,132     20,439   10,688       6,617    4,865   3,797
Selling, general and
 administrative
 expenses...............   14,608     9,097     14,388    8,765       5,319    4,059   3,230
                         --------  --------   -------- --------    -------- -------- -------
 Income from operations.   18,186     5,035      6,051    1,923       1,298      806     567
Other expense...........      899       407        491      810         560      177     223
                         --------  --------   -------- --------    -------- -------- -------
 Income before income
  taxes.................   17,287     4,628      5,560    1,113         738      629     344
Provision for income
 taxes..................    6,585     1,758      2,309      503         306      210      94
                         --------  --------   -------- --------    -------- -------- -------
 Net income............. C$10,702  C$ 2,870   C$ 3,251 C$   610    C$   432 C$   419 C$  250
                         ========  ========   ======== ========    ======== ======== =======
                          AS OF DECEMBER 31,                AS OF MARCH 31,
                         -------------------- ----------------------------------------------
                           1997      1996       1997     1996        1995     1994    1993
                         -------- ----------- -------- --------    -------- -------- -------
                                  (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents
 and short-term
 investments............ C$   318  C$   756   C$   550 C$   185    C$   138 C$   --  C$   56
Working capital.........   13,113     3,437      2,677      870       1,156    1,300     620
Total assets............   34,931    22,832     27,795   18,068      10,463    6,706   4,823
Short-term borrowings...    1,337     9,164     11,131   11,195       5,245    3,211   2,292
Long-term debt..........    9,570       --         --       --          --       --      --
Shareholders' equity....   10,703     5,725      6,106    2,855       2,245    1,863   1,493
FINANCIAL DATA (IN ACCORDANCE
 WITH U.S. GAAP):
Net income.............. C$10,420  C$ 2,870   C$ 3,251 C$   610    C$   432 C$   419 C$  250
Total assets............   31,874    22,832     27,795   18,068      10,463    6,706   4,823
Redeemable preferred
 stock..................      --        750        750      750         750      750     750
Shareholders' equity....    7,646     4,975      5,356    2,105       1,495    1,113     743

--------
(a) Tomcan was incorporated on February 28, 1997 and, on April 1, 1997, acquired the outstanding shares of TH Canada. Tomcan is a non-operating entity and has no operating subsidiary other than TH Canada. The total assets and shareholders' equity of Tomcan are not material. Therefore, the above table includes the results of Tomcan for the nine month period ended December 31, 1997 and the results of TH Canada for each of the remaining periods.
(b) In fiscal 1996, TH Canada sold the net assets associated with the PEPE(R) jeans line to a related party at net book value. Included in the results of operations for the fiscal year ended March 31, 1996 are sales of C$3.7 million related to this line.

SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION (SEE PAGE 63)

  The following summary unaudited pro forma financial information has been derived from the application of pro forma adjustments to the combined historical financial statements of the Company, Pepe Jeans and Tommy Canada. The summary unaudited pro forma financial information gives effect to the Acquisition as if it had occurred on (1) December 31, 1997 for purposes of the unaudited pro forma balance sheet data and (2) April 1, 1996 for purposes of the unaudited pro forma statements of operations data for the year ended March 31, 1997 and the nine months ended December 31, 1997. The summary unaudited pro forma financial information should be read in conjunction with the unaudited pro forma combined financial statements and the related notes thereto included elsewhere in this Proxy Statement. The summary unaudited pro forma financial information does not purport to present the financial position or results of operations of the Company had the Acquisition occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future. See "Unaudited Pro Forma Combined Financial Statements."

  The exchange rates applied for purposes of preparing the summary unaudited pro forma financial information were US$1 to C$1.43 for the December 31, 1997 balance sheet data, and US$1 to C$1.39 and US$1 to C$1.36 for the statement of operations data for the nine months ended December 31, 1997 and the fiscal year ended March 31, 1997, respectively.

              SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION OF
               THE COMPANY, PEPE JEANS AND TOMMY CANADA COMBINED

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       NINE MONTHS  FISCAL YEAR
                                                          ENDED        ENDED
                                                       DECEMBER 31,  MARCH 31,
                                                           1997        1997
                                                       ------------ -----------
STATEMENTS OF OPERATIONS DATA:
Net revenue...........................................   $950,367    $908,382
Cost of goods sold....................................    507,254     500,061
                                                         --------    --------
 Gross profit.........................................    443,113     408,321
Selling, general and administrative expenses..........    276,852     297,552
                                                         --------    --------
 Income from operations...............................    166,261     110,769
Interest expense, net.................................     33,749      46,003
                                                         --------    --------
 Income before income taxes...........................    132,512      64,766
Provision for income taxes............................     39,737       7,891
                                                         --------    --------
 Net income...........................................   $ 92,775    $ 56,875
                                                         ========    ========
Earnings per share
 Basic................................................   $   2.00    $   1.23
                                                         ========    ========
 Weighted average shares outstanding..................     46,379      46,105
                                                         ========    ========
 Diluted..............................................   $   1.98    $   1.21
                                                         ========    ========
 Weighted average shares and share equivalents out-        46,964      46,931
  standing............................................   ========    ========

                                                                       AS OF
                                                                    DECEMBER 31,
                                                                        1997
                                                                    ------------
BALANCE SHEET DATA:
                              ASSETS
Current Assets
 Cash..............................................................  $   64,939
 Accounts receivable...............................................     141,598
 Inventory.........................................................     215,840
 Other.............................................................      27,289
                                                                     ----------
  Total current assets.............................................     449,666
Property and equipment, net........................................     190,007
Other assets.......................................................   1,329,632
                                                                     ----------
  Total assets.....................................................  $1,969,305
                                                                     ==========
               LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
 Short-term bank borrowings........................................  $   23,487
 Accounts payable..................................................      28,806
 Accrued expenses and other current liabilities....................      95,889
                                                                     ----------
  Total current liabilities........................................     148,182
Long-term debt.....................................................     700,000
Deferred tax liability.............................................     251,600
Other liabilities..................................................       3,591
Shareholders' equity
 Common stock......................................................         464
 Capital in excess of par value....................................     547,676
 Retained earnings.................................................     317,797
 Cumulative translation adjustment.................................          (5)
                                                                     ----------
Total shareholders' equity.........................................     865,932
                                                                     ----------
  Total liabilities and shareholders' equity.......................  $1,969,305
                                                                     ==========

                              THE SPECIAL MEETING

DATE, PLACE AND TIME

  This Proxy Statement is being furnished to Company Shareholders in connection with the solicitation of proxies by the Board of Directors for use at the Special Meeting to be held on Tuesday, May 5, 1998, at the Royal Pavillion Hotel, Porters, St. James, Barbados, commencing at 8:00 a.m., local time, and at any adjournment or postponement thereof.

  This Proxy Statement, the Letter to Company Shareholders, the Notice of the Special Meeting and the form of proxy for use at the Special Meeting are first being mailed to Company Shareholders on or about March 30, 1998.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

  At the Special Meeting, Company Shareholders will consider and vote on:

    1. The Acquisition Proposal, which is a proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby, including the issuance of 9,045,930 Company Shares in connection with the Acquisition.

    2. Such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

  The Special Meeting may be adjourned, if necessary, to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Acquisition Proposal.

  The Board of Directors has adopted an amendment to the Company's Memorandum of Association (the "Company Memorandum") to increase from 50,000,000 to 75,000,000 the number of authorized Company Shares. This amendment will become effective only upon the approval of the Acquisition Proposal at the Special Meeting and upon the filing of an amendment to the Company Memorandum with the Registrar of Companies of the British Virgin Islands. UNDER THE COMPANY'S ARTICLES OF ASSOCIATION (THE "COMPANY ARTICLES") AND THE LAWS OF THE BRITISH VIRGIN ISLANDS, SHAREHOLDER APPROVAL IS NOT REQUIRED TO INCREASE THE COMPANY'S AUTHORIZED CAPITAL AND SHAREHOLDER APPROVAL IS NOT BEING SOUGHT WITH RESPECT TO THE BOARD-APPROVED INCREASE.

RECORD DATE; VOTE REQUIRED; VOTING AT THE MEETING

  The Board of Directors has fixed the close of business on Friday, March 27, 1998, as the record date (the "Record Date") for the determination of the Company Shareholders entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. Accordingly, only holders of Company Shares of record at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting. Each holder of record of Company Shares on the Record Date is entitled to cast one vote per share, exercisable in person or by a properly executed proxy, at the Special Meeting. As of the Record Date, there were 37,557,934 Company Shares outstanding and entitled to vote which were held by approximately 850 holders of record.

  Pursuant to the Company Articles, the Company Memorandum, the rules and regulations of the NYSE and applicable law, the affirmative vote of a majority of the votes cast by Company Shareholders entitled to vote and voting at the Special Meeting is required to approve the Acquisition Proposal, provided that holders of at least 50% of the votes entitled to be cast thereon are represented at the Special Meeting. As of the Record Date, the directors and executive officers of the Company may be deemed to be beneficial owners of less than 1% of the outstanding Company Shares entitled to vote at the Special Meeting. See "Security Ownership of the Company."

VOTING OF PROXIES

  All Company Shareholders who are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at such meeting and not revoked will be voted at such meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted FOR approval of the Acquisition Proposal.

  If any other matters are properly presented at the Special Meeting for consideration, the persons named in the enclosed form of proxy, and acting thereunder, will have discretion to vote on such matters in accordance with their best judgment (unless authorization to use such discretion is withheld). The Company is not aware of any matters expected to be presented at the Special Meeting other than as described in the Notice of Special Meeting.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing (including by telegram or telecopy) with the Secretary of the Company, before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the date of the proxy or by giving notice of revocation in open meeting, (2) duly executing a later-dated proxy relating to the same Company Shares and delivering (including by telegram or telecopy) it to the Secretary of the Company before the taking of the vote at the Special Meeting, or (3) attending the Special Meeting and voting in person. In order to vote in person at the Special Meeting, Company Shareholders must attend the Special Meeting and cast their votes in accordance with the voting procedures established for such meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the Special Meeting to MacKenzie Partners, Inc., 156 Fifth Avenue, Penthouse 3, New York, New York, 10010, Telecopy: (212) 929-0308, Attention: Lawrence E. Dennedy.

  Company Shareholders who require assistance in changing or revoking a proxy should contact MacKenzie Partners, Inc. at the address or phone number(s) provided in this Proxy Statement under "Available Information."

  Broker non-votes and abstaining votes will not be counted in favor of the Acquisition Proposal and will not be treated as votes cast on such proposal. Since the Acquisition Proposal requires the affirmative vote of a majority of the votes cast by the holders of Company Shares entitled to vote and voting at the Special Meeting, abstentions and broker non-votes will have no effect with respect to the Acquisition Proposal, provided that a quorum (including such abstentions and broker non-votes) is present.

SOLICITATION OF PROXIES

  The expenses of the solicitation of proxies for the Special Meeting, including the cost of filing, printing and mailing this Proxy Statement, will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. These individuals will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. The Company has retained MacKenzie Partners, Inc. at an estimated cost of $12,500, plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made by the Company with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of Company Shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                           THE PROPOSED ACQUISITION

GENERAL

  The Stock Purchase Agreement provides for TH USA to acquire all of the outstanding stock of Pepe USA and for THEH to acquire all of the outstanding stock of Pepe Far East. Immediately following these purchases, Pepe USA will acquire all of the outstanding stock of Tomcan, the parent corporation of TH Canada, using funds provided by PJLC. It is currently anticipated that the Acquisition will be completed shortly after the Special Meeting, assuming the Acquisition Proposal is approved at such meeting and all other conditions to the Acquisition have been satisfied or waived.

BACKGROUND OF THE ACQUISITION

  In 1990, the Company's predecessor granted a master geographic license for Canada to TH Canada (the "Canadian License"), a company which is indirectly beneficially owned by Mr. Lawrence S. Stroll, a director and executive officer of the Company, and members of his immediate family. In 1992, the Company consummated the initial public offering of the Company Shares. By the summer of 1995, the Company was experiencing high revenue and earnings growth in, and had dedicated substantially all of its management attention to, its core men's sportswear line. By this time, the Company had also established a strategy of strengthening its market penetration through product line and geographic expansion in furtherance of its goal of becoming the premier global lifestyle brand. The Company sought to implement this strategy in large part through select licensing and distribution arrangements, which provided the Company a relatively steady, predictable earnings stream, with respect to product lines and geographic areas where (1) such arrangements would provide more effective manufacturing, distribution and marketing than could be achieved in house and
(2) licensing offered superior potential returns relative to the risk of in-house development.

  In the spring of 1995, the Company's management identified a growing demand for designer jeanswear and believed that this market was poised for significant growth. At that time, the Company produced a small number of denim items as part of its men's sportswear line. Also at that time, a number of the Company's competitors had determined to license their jeanswear businesses. In the summer of 1995, AIHL Investment Group Limited (formerly known as SEL International Investments Corp., "AIHL"), a company controlled by four directors and executive officers of the Company, notified the Board of Directors of its intention to make a proposal to act as the Company's jeanswear licensee. AIHL was the parent of PJLC, a leading supplier of quality jeanswear in Europe and the United States sold under the PEPE(R) brand. At that time, the Board of Directors convened a special committee of independent directors (1) to consider whether the Company should pursue an in-house or licensing strategy for jeanswear and (2) if a licensing strategy were chosen, to consider and negotiate licensing proposals from potential candidates.

  In considering whether to adopt a licensing strategy for jeanswear, the special committee applied the Company's established criteria for evaluating internal development of product lines against the alternative of third-party license arrangements (including the potential size of the business, the expected profit margin, the infrastructure needed to support an "expanded" jeanswear business and the need and the Company's ability to ramp-up quickly to capitalize on the market window). The special committee determined that licensing was a more advantageous and prudent path for the Company to follow than pursuing an in-house strategy for jeanswear. An in-house strategy entailed several disadvantages, including (1) high start-up costs, (2) substantial delays in product launches, (3) diversion of management's attention from the core men's sportswear business and other risks involved in starting a new business, (4) lower profit margins for the Company's existing denim products than for its core men's sportswear business and the fact that increasing the size of the lower margin business would have a negative impact on the Company's earnings and operating ratios, and (5) the Company's lack of a dedicated jeanswear sales force, distribution channels and infrastructure to quickly ramp-up the business to capitalize on the window of opportunity and to handle the increased demand that entry into the market would stimulate. By contrast, the special committee determined that adopting a licensing strategy for jeanswear would, among other benefits, give the Company the potential to earn substantial licensing royalties and participate in the upside of the business with low risk and no adverse impact on profit margins, earnings and operating ratios.

  The special committee then addressed the task of selecting a jeanswear licensee. The special committee applied the Company's established criteria for evaluating potential product licensees (i.e., the licensee's willingness to give the Company sufficient product control to assure, and the trust in the licensee to maintain, the quality, vision and image for the TOMMY HILFIGER(R) brand, established global player, strong financial backing, experienced management team, ability to launch men's and women's lines simultaneously (where applicable) and to ramp-up quickly, having no directly competitive product line and willingness to accept market-based licensing terms) to narrow the list of potential candidates to a short list which included AIHL/PJLC. In addition, the special committee considered PJLC's commitment to support an in-store shop and fixtured-area program. Prior to that time, the Company's management had been in contact with a potential licensee which ultimately determined not to pursue a licensing arrangement with the Company. The special committee then considered the AIHL proposal and negotiated several substantive improvements for the Company to ensure that the terms were at least as favorable to the Company as the terms of its other product licenses. In order to seek further assurance that these terms were market based, the special committee also solicited the opinion of an industry analyst as to whether the terms were consistent with other jeanswear licenses and discussed the proposal with another potential licensing candidate and major jeanswear supplier (which showed no interest in pursuing a licensing arrangement with the Company on the terms negotiated with AIHL).

  On August 28, 1995, AIHL and Tommy Hilfiger Licensing, Inc. ("THLI") entered into a license agreement for the manufacture, sale and distribution of men's, women's and girls' jeanswear and jeans-related apparel in the United States (the "Pepe United States License") and a license agreement covering the same product lines outside of the United States (the "Pepe International License"). On October 1, 1995, AIHL assigned the Pepe United States License to PJLC, which in turn assigned such license to Pepe USA. Also on October 1, 1995, AIHL assigned the Pepe International License to PJLC, which assigned such license to Pepe Jeans London Corporation (Netherlands Antilles) N.V., which in turn assigned the license to T.H. International N.V. on January 15, 1997. On May 30, 1996, each of the Pepe United States License and the Pepe International License was amended with the approval of the special committee to clarify that the scope of such licenses included women's and girls' casualwear.

  At a regularly scheduled meeting of the Board of Directors on October 27, 1997, the Company's management reported to the Board on the Company's financial performance and its prospects for future growth in light of consolidations among its competitors and department store customers and a moderation of growth in the men's casualwear sector of the apparel industry. Management also discussed with the Board ongoing shareholder concerns regarding the Company's moderating growth rate, the lack of significant equity ownership by the Company's directors and executive officers and the perceived inefficiency of the Company's capital structure. Following these presentations, the Board discussed with management the Company's current business strategy and the possibility of pursuing strategic business acquisitions and other strategic alternatives in light of shareholders' expressed concerns over growth and the Company's long-term goal of creating a global lifestyle "mega-brand." The Board of Directors reviewed the criteria that it had previously set for evaluating the possible purchase of one of the Company's third-party licensees. Mr. Chou suggested that the Board of Directors consider acquiring the Company's womenswear, jeanswear and Canadian licensees, businesses which are owned by affiliates of certain members of the Board of Directors.

  Also at the October 27, 1997 Board meeting, representatives of Morgan Stanley and Co. Incorporated ("Morgan Stanley"), the Company's financial advisor, made a presentation to the Board of Directors that included a review of trends in the U.S. apparel industry and the product development phases associated with global brand development experienced by other apparel industry participants, the market performance of the Company Shares since the Company's initial public offering, including the recent underperformance of the Company Shares relative to other industry participants, and a review of possible strategic alternatives for the Company. A representative of Wachtell, Lipton, Rosen & Katz ("Wachtell Lipton"), the Company's regular corporate legal counsel, discussed the Board's obligations with respect to a possible transaction between the Company and its affiliates and outlined in detail the interests in the proposed transaction of each interested director. See "-- Interests of Certain Persons in the Acquisition; Potential Conflicts of Interest." Based on the presentations of management and the Company's advisors, the Board of Directors determined to pursue further the possible acquisition of the Company's womenswear, jeanswear and Canadian licensees. The Board formed a special committee of independent directors consisting of Messrs. Simon Murray, Joseph
M. Adamko and Clinton V. Silver (the "Special Committee") and authorized the Special Committee to consider and negotiate any proposed acquisition of such businesses. At the October 27, 1997 meeting, the Special Committee members selected Mr. Murray as Chairman of the Special Committee. Following the Board meeting, the Special Committee met separately to discuss the process for selecting independent advisors.

  Over the next several weeks, members of the Special Committee interviewed certain candidates to serve as its legal and financial advisors and, at a telephonic meeting of the Special Committee on December 8, 1997, the Special Committee decided to engage Wasserstein Perella & Co., Inc. ("Wasserstein Perella") as its financial advisor and Chadbourne & Parke LLP ("Chadbourne & Parke") as its legal advisors. In view of the significant time and effort expected to be devoted to their consideration and negotiation of the proposed acquisition, the Company agreed to pay each member of the Special Committee a supplemental fee of $15,000 (plus the Company's standard $2,000 fee for each meeting attended by an outside director).

  The Special Committee met with its legal and financial advisors on December 17, 1997. At the meeting, representatives of Chadbourne & Parke discussed the role of the Special Committee in reviewing the proposed transaction and the fiduciary duties of the Special Committee members under the laws of the British Virgin Islands. Wasserstein Perella indicated to the Special Committee that it would conduct its due diligence on the Pepe Jeans and Tommy Canada businesses and report to the Special Committee at a meeting scheduled for January 6, 1998. The Company's legal and financial advisors and members of the Company's management joined the meeting. Representatives of Morgan Stanley then made a presentation to the Special Committee that included a discussion of the Company's objectives for the proposed transaction, the equity market's view of the Company, an overview of Pepe Jeans' businesses and Tommy Canada's business, and an overview of possible terms of the proposed acquisition.

  The Special Committee met with its legal and financial advisors on January 6, 1998. Wasserstein Perella informed the Special Committee of discussions and due diligence meetings it had conducted with representatives of the management of and financial advisors to the Company and with representatives of the managements of Pepe Jeans and Tommy Canada. The Special Committee then examined the Company's original rationales for granting the licenses for the womenswear and jeanswear businesses, as well as for the Canadian business. It was decided that members of management of the Company would be invited to the next Special Committee meeting to present the Company's rationale for the proposed acquisition. The Special Committee also reviewed various reasons for not including the business conducted under the license agreement that had been granted to an affiliate of PJLC ("Pepe Europe") in February 1997 for the sale and distribution of men's and boys' sportswear lines in Europe and certain other countries (the "Pepe European License") in the proposed acquisition and discussed the possibility of seeking rights to acquire that business in the future. The Special Committee also discussed the potential impact that the proposed acquisition would have on the incentive-based compensation of Messrs. Hilfiger and Horowitz and directed its advisors to discuss with the Company the possibility of modifying the compensation agreements with respect to these individuals. The Company's legal and financial advisors joined the meeting, and representatives of Morgan Stanley then made a presentation to the Special Committee that included a preliminary valuation analysis of Pepe Jeans and Tommy Canada, a preliminary valuation analysis of the Company, a review of potential synergies expected to result from the proposed acquisition and a pro forma acquisition analysis. Morgan Stanley also reviewed with the Special Committee certain projections in connection with the businesses of Pepe Jeans and Tommy Canada.

  During the week of January 12, 1998, Wachtell Lipton distributed a draft stock purchase agreement to PJLC and its legal and financial advisors and to Chadbourne & Parke. Also that week, Simpson Thacher & Bartlett, legal counsel to PJLC, provided a draft of the proposed agreement relating to the Canada Purchase to the Company and its advisors and to Chadbourne & Parke. Over the course of the week, representatives of Morgan Stanley and Allen & Company Incorporated ("Allen & Company"), PJLC's financial advisor, held ongoing negotiations regarding the financial and certain other terms of the proposed transaction, including the time period following the transaction during which Messrs. Chou, Stroll, Hilfiger and Horowitz would agree not to sell the Purchase Price Shares.

  The Special Committee met with its legal and financial advisors on January 16, 1998. Chadbourne & Parke reviewed with the Special Committee the terms of the draft stock purchase agreement that had been distributed by Wachtell Lipton earlier that week. Wasserstein Perella made a presentation to the Special Committee, which included an overview of the proposed acquisition, a review of the business performance of and financial projections for Pepe Jeans and Tommy Canada, a pro forma acquisition analysis, a review of the business performance of and the financial projections for the Company and other considerations. The Company's legal and financial advisors and members of the Company's management joined the meeting. Mr. Horowitz then made a presentation to the Special Committee, including a discussion of the timing of the proposed acquisition relative to the life cycles of the Pepe Jeans businesses and the Tommy Canada business, management's view of the strategic rationale for, and benefits of, the proposed acquisition, the achievability of the projections of the businesses to be acquired in the proposed transaction and the expected financial impact of the proposed transaction on the Company. Also at the meeting, representatives of Morgan Stanley advised the Special Committee on the status of the ongoing negotiations between Morgan Stanley and Allen & Company on behalf of the Company and PJLC, respectively. Morgan Stanley reported that, after discussions between the Company's and PJLC's financial advisors, PJLC had indicated that it would consider a purchase price of between $1.2 billion and $1.225 billion to be paid 50% in cash and 50% in Company Shares, and that the parties were near agreement on a two-year restriction on transfers of the Purchase Price Shares by Messrs. Hilfiger and Horowitz, who owned an aggregate of 29.1% of PJLC, and a one-year transfer restriction on transfers by affiliates of Messrs. Chou and Stroll, which owned an aggregate of 70.9% of PJLC. Morgan Stanley also presented to the Special Committee its preliminary analysis of the value of the Pepe Jeans womenswear and jeanswear and Tommy Canada businesses and advised the Special Committee on the availability of debt financing to fund the cash portion of the purchase price. At the meeting, the Special Committee indicated to the Company's advisors its desire that Messrs. Chou and Stroll agree not to compete with the businesses being acquired for a negotiated period of time, that the period of restriction on transfers of Purchase Price Shares by the affiliates of Messrs. Stroll and Chou be extended, and that the Company obtain certain additional rights with respect to any proposed sale to third parties of interests in the business conducted under the Pepe European License. The Special Committee further indicated to the Company's advisors that it would reconvene the following week at which time the Special Committee would provide specific proposals regarding these terms as well as the financial terms of the proposed acquisition.

  Prior to the next Special Committee meeting, Wachtell Lipton negotiated proposed rights with respect to the business conducted under the Pepe European License with representatives of PJLC, which included a prohibition on any transfers of the business conducted under such license for a period of two years following the Acquisition and certain rights of first refusal or first offer in connection with any proposed transfer or initial public offering of shares of Pepe Europe thereafter. See "The Stock Purchase Agreement-- Termination of Pepe International License and Amendment of Pepe European License." In addition, the managements of the Pepe Jeans and Tommy Canada businesses furnished the Company and the Special Committee with updated financial projections reflecting their improved financial results compared with budget through December 31, 1997 and higher than expected orders for the Spring and Summer seasons of fiscal 1999.

  The Special Committee held a telephonic meeting on the morning of January 21, 1998. Wasserstein Perella reviewed with the Special Committee its analysis of the financial impact the proposed acquisition would have on the Company, including its analysis of the accretion or dilution to the Company's earnings at different purchase prices, and reviewed financial information for Pepe Jeans, indicating that Pepe Jeans' financial projections had improved due primarily to increased sales. The Special Committee authorized its advisors to propose a purchase price of $1.095 billion to be paid 70% in cash and 30% in Company Shares, subject to securing a two-year lock-up on all the Purchase Price Shares and entering into a satisfactory non-competition agreement with Messrs. Chou and Stroll. The Special Committee also indicated its acceptance of the proposed amendments to the Pepe European License. Following the Special Committee meeting, the Special Committee's legal and financial advisors informed the Company's legal and financial advisors of the Special Committee's proposal.

  Over the course of the next week, the Special Committee's and the Company's legal and financial advisors negotiated the terms of the proposal with PJLC's legal and financial advisors. In addition, members of the Special Committee participated in negotiations with Messrs. Chou and Stroll regarding certain terms of the proposed transaction, including the purchase price and the terms of the proposed agreement by Messrs. Chou and Stroll not to compete with the businesses being acquired. Following the negotiations, the parties agreed on a purchase price of $1.128 billion, 67% to be paid in cash and 33% in Company Shares (the number of shares to be based on the average closing price of the Company Shares over the five trading days prior to execution of the Stock Purchase Agreement). In addition, Messrs. Chou and Stroll agreed to a restriction on their ability to compete in the U.S. or Canada with the Pepe USA businesses for four years following the proposed transaction (the "Non-Competition Agreement") and to restrictions on transfers of the Purchase Price Shares for two years following the transaction with additional restrictions during the following three years on transfers of the shares as a block, subject to certain exceptions (the "Lock-Up Agreement"). The parties also agreed that the two-year prohibition on transfers could not be amended without the approval of the holders of a majority of the Company Shares, excluding Company Shares held by interested shareholders.

  On January 26, 1998, Lawvest and Pepe USA executed the Canada Purchase Agreement and the trustee of Lawvest's sole shareholder executed a guarantee of Lawvest's indemnification obligations under the Canada Purchase Agreement (the "Bentley Trust Guarantee").

  On January 27, 1998, the Special Committee met with its legal and financial advisors to review the status of the proposal. The Special Committee considered a presentation by Wasserstein Perella regarding executive compensation arrangements at comparable companies in the industry and the fact that the financial impact of the incremental costs of compensation had been considered by Wasserstein Perella and Morgan Stanley in connection with their respective financial analyses, as well as the expiration of Mr. Horowitz's employment agreement with the Company in March 31, 1999, and determined not to pursue the executive compensation issues at this time. During that week, the legal advisors for the Company and PJLC finalized the terms of the Stock Purchase Agreement, the Lock-Up Agreement, an agreement giving PJLC and certain of its shareholders rights to register the Purchase Price Shares following the second anniversary of the Acquisition (the "Registration Rights Agreement"), an agreement by AIHL to guarantee the performance by PJLC of its obligations under the Stock Purchase Agreement (the "AIHL Guarantee"), the terms of the Non-Competition Agreement and the amendment to the Pepe European License (the "Pepe European License Amendment").

  On January 31, 1998, the Special Committee met with its legal and financial advisors. Chadbourne & Parke reviewed with the Special Committee in detail the terms of, and the documents relating to, the proposed Acquisition, including the provisions of the Stock Purchase Agreement, the Lock-Up Agreement, the Non-Competition Agreement and the Pepe European License Amendment. Mr. Horowitz reported to the Special Committee on management's then-current view of the business and prospects of Pepe Jeans and Tommy Canada, including management's belief that the financial projections of those companies were achievable. Wasserstein Perella made a presentation that included a discussion of its valuation analyses used in arriving at its fairness opinion. Wasserstein Perella then delivered its oral opinion to the Special Committee (subsequently confirmed in writing) that, as of such date, the consideration to be paid by TH USA and THEH pursuant to the Acquisition is fair to the Company from a financial point of view. See "--Opinion of the Special Committee's Financial Advisor." After considering such reports and opinion, the Special Committee unanimously determined that the Stock Purchase Agreement and the transactions contemplated thereby, including the issuance of the Purchase Price Shares, are advisable and in the best interests of the Company and the Company Shareholders and unanimously determined to recommend that the full Board of Directors approve the Stock Purchase Agreement and the transactions contemplated thereby.

  On January 31, 1998, following the meeting of the Special Committee, the full Board of Directors convened with its legal and financial advisors and the legal and financial advisors of the Special Committee to review the proposed Acquisition and to consider the recommendations of the Special Committee. A representative of the Special Committee delivered the Special Committee's report to the full Board, including the Special Committee's recommendation that the Board of Directors approve the Stock Purchase Agreement and the transactions contemplated thereby. Wasserstein Perella presented to the full Board a summary of the presentation that it had made earlier that day to the Special Committee. Morgan Stanley made a presentation that included a review of the financial and other terms of the Stock Purchase Agreement and related agreements and a discussion of Morgan Stanley's valuation methodologies and the analyses used in arriving at its fairness opinion. A representative of Morgan Stanley also reviewed with the Board Morgan Stanley's view of the anticipated market response to the proposed Acquisition in light of the issues that had from time to time been raised by investors and market analysts. At the meeting, Morgan Stanley delivered its oral opinion to the Board of Directors (subsequently confirmed in writing) that, as of the date of the opinion, the consideration to be paid pursuant to the Stock Purchase Agreement is fair from a financial point of view to the Company. A representative of Wachtell Lipton reviewed the advice that the Board had received at the October 27, 1997 Board meeting, including as to the directors' fiduciary duties with respect to the proposed Acquisition, and noted that a detailed presentation on the potential conflicts of interest in the transaction had been provided at the October 27, 1997 Board meeting. After considering such reports and opinion, the full Board of Directors unanimously determined that the Stock Purchase Agreement and the transactions contemplated thereby, including the issuance of the Purchase Price Shares, are advisable and in the best interests of the Company and the Company Shareholders, unanimously approved the Acquisition and the Stock Purchase Agreement, the Lock-Up Agreement, the Registration Rights Agreement and the terms of the Pepe European License Amendment and the Non-Competition Agreement, and unanimously determined to recommend that the shareholders of the Company approve the Stock Purchase Agreement and the transactions contemplated thereby, including the issuance of the Purchase Price Shares, at the Special Meeting.

  Following the Board meeting, the parties executed the Stock Purchase Agreement, the Lock-Up Agreement and the AIHL Guarantee. The Company publicly announced the proposed Acquisition in a press release issued on February 1, 1998.

REASONS FOR THE ACQUISITION

  The Company's objective has long been to establish TOMMY HILFIGER(R) as the premier global lifestyle brand while maintaining superior sales and profit growth. The Company believes that the proposed Acquisition will enhance shareholder value by providing significant strategic, financial and other benefits to the Company and its shareholders:

  .BRAND DEVELOPMENT

    By bringing the U.S. womenswear and jeanswear businesses and the Canadian business in house alongside its men's and boys' sportswear business, the Company will combine the major core components of its business under one corporate umbrella, thereby affording the Company increased control over the brand and greater leverage with its department store customers and suppliers. The Company believes these factors are becoming increasingly important in the current global lifestyle brand business environment, particularly in light of the recent trends toward consolidation of the Company's competitors as well its department store customers.

  .OPPORTUNITY FOR ACCELERATED GROWTH

    The Company believes that the proposed Acquisition offers an excellent and unique opportunity to re-accelerate the Company's growth rate in both revenue and earnings by integrating established high growth, profitable business lines into the Company.

    Net sales of the TOMMY HILFIGER(R) womenswear line are expected to be approximately $165 million in the fiscal year ending March 31, 1998, compared to $72.3 million in fiscal 1997, an increase of over 100%. Net sales of the TOMMY JEANS(R) men's line are expected to rise to $200 million in fiscal 1998, compared to $122.3 million in fiscal 1997, an increase of approximately 64%. Tommy Canada's net sales are expected to increase to approximately C$94.5 million in fiscal 1998 from C$50.3 million in fiscal 1997, an increase of approximately 88%. Together, these businesses are expected to have net sales of approximately $430 million in fiscal 1998, compared to approximately $229 million in fiscal 1997 (based on an exchange rate of US$1 to C$1.45), a top-line year over year growth rate of approximately 88%. In addition, these businesses have all achieved profitability levels that are consistent with the Company's standards.

    Moreover, the Company believes there are significant growth opportunities in each of these three businesses beyond fiscal year 1998. The Company plans to expand the womenswear and jeanswear businesses into additional department store and specialty store doors consistent with the successful market penetration of the Company's men's sportswear line. The Company estimates that womenswear industry sales are twice those of men's with a greater number of categories, thus providing additional opportunities for future growth. In addition, the Company believes that women's jeans industry sales are at least as great as those of men's jeans. The Company plans to roll out the TOMMY JEANS(R) women's line for fall 1998. The Company also plans to leverage the distribution network established by Tommy Canada to drive sales of additional product in Canada, an effort which will also benefit from growth opportunities in the womenswear and jeanswear businesses.

  .POTENTIAL FOR EARNINGS ACCRETION

    The proposed Acquisition is expected to be meaningfully accretive in the first full year of combined operations, before giving effect to a one-time pre-tax charge of approximately $15 million to $20 million expected to be taken in the first quarter of fiscal 1999.

    While the growth of the acquired businesses will be the primary factor accounting for the transaction's accretive effect on earnings, the Company expects an additional positive impact on earnings from an estimated $15 to $20 million in annual operating synergies. Cost savings are expected to result principally from the combined companies' greater scale, which will reduce both aggregate expense from common vendors and depreciation and amortization in connection with consolidation of facilities. Such growth and synergies will be partially offset by amortization of intangible assets, including goodwill, interest on acquisition debt, and increased incentive-based compensation under certain existing compensation arrangements. See "-- Interests of Certain Persons in the Acquisition; Potential Conflicts of Interest." There can be no assurance as to the amount or timing of cost savings from expected synergies. See "Forward-Looking Statements."

  .MANAGEMENT OWNERSHIP

    The proposed Acquisition will result in the Company's founding partners and senior-most management, Silas Chou, Lawrence Stroll, Tommy Hilfiger and Joel Horowitz, once again becoming significant shareholders in the Company. The Company believes that the two-year restriction on sales of the Purchase Price Shares, which can be amended only with the approval of a majority of disinterested shareholders, reflects the commitment of these key individuals to a long-term ownership position in the Company.

  .SEAMLESS INTEGRATION

    The Company believes that, given the nature of its close working relationships with each of Pepe Jeans and Tommy Canada, and in light of the Company's divisional operating structure, the integration of the women's, jeans and Canadian businesses should be virtually seamless. Following the Acquisition, the divisional president of each of the womenswear, jeanswear and Canadian businesses will report directly to Joel Horowitz, the Company's Chief Executive Officer.

RECOMMENDATIONS OF THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS; INFORMATION AND FACTORS CONSIDERED

 The Special Committee

  At a meeting held on January 31, 1998, the Special Committee unanimously recommended that the Board of Directors approve the Acquisition, as contemplated by certain agreements, including the Stock Purchase Agreement, the Canada Purchase Agreement, the AIHL Guarantee, the Bentley Trust Guarantee, the Lock-Up Agreement, the Registration Rights Agreement and the terms of the Pepe European License Amendment and the Non-Competition Agreement (collectively, the "Agreements").

  In making its recommendation, the Special Committee carefully considered several factors, including, without limitation, those listed below, which are the material factors considered by the Special Committee.

  (a) The Special Committee considered the terms of the Acquisition, as set forth in the Agreements, including the purchase price, the Non-Competition Agreement, the Lock-up Agreement, the indemnification and guarantee provisions, the representations and warranties and the conditions to the Acquisition.

  (b) The Special Committee considered that the Special Committee assisted in the negotiations of the principal terms of the Acquisition and had the ultimate responsibility to make a determination with respect to a recommendation to the Board of Directors of definitive Acquisition agreements. The Special Committee also considered that certain of the terms of the Acquisition were determined through extensive arm's-length negotiations between the Special Committee and its advisors, on the one hand, and PJLC and its advisors, on the other hand.

  (c) The Special Committee reviewed the Company's considerations for originally licensing the womenswear and jeanswear businesses, which included, among other factors, (1) the potential negative impact on the Company's earnings due to the high start-up costs, substantial delays in product launches, diversion of management's attention from the core business and other risks involved in starting a new business; (2) the potential to earn substantial licensing royalties and participate in the upside of the business with low risk; (3) lower profit margins for the Company's existing jeanswear business than for its core men's sportswear business and the fact that increasing the size of the lower margin business through the pursuit of an in-house strategy would have a negative impact on the Company's earnings and operating ratios; and (4) the Company's lack of a dedicated jeanswear sales force, distribution channels and infrastructure that could quickly ramp-up to capitalize on the window of opportunity and handle the increased demand that entry into the market would stimulate.

  (d) The Special Committee considered the Company's management's view of the changes that have taken place in the industry and in the business of the Company and Pepe Jeans since the womenswear and jeanswear businesses were licensed, including management's views that (1) the licensed womenswear and jeanswear businesses are now developed and the risks attendant with ownership of the businesses of the Acquired Companies are far less than those involved in starting the same businesses anew; (2) the profit margins of the Acquired Companies are at levels that are now in line with those of the Company; (3) the Acquired Companies have in place dedicated sales forces, distribution channels and infrastructure necessary to successfully operate the womenswear and jeanswear businesses; (4) the current competitive landscape is undergoing change, including the continued consolidation of the Company department store customers and competitors; and (5) the businesses of the Acquired Companies are at an ideal point in their growth curves to provide both top and bottom line growth to the Company through expansion of the womenswear and jeanswear lines into additional department and specialty store doors, the roll-out of the TOMMY JEANS(R) women's line in the fall of 1998 and leveraging Tommy Canada's distribution network to increase sales of TOMMY HILFIGER(R) and TOMMY JEANS(R) products in Canada.

  (e) The Special Committee considered management's presentations regarding
(1) the moderating rate of growth of the Company's core menswear business; and
(2) the businesses, assets, capital structures, financial performance and condition and prospects of the Acquired Companies, which show that the net sales of these businesses are expected to reach $430 million in fiscal 1998, an increase of 88% over the prior year, with significant further growth opportunities in the future.

  (f) The Special Committee, with the advice of Wasserstein Perella and Morgan Stanley, considered the impact of the Acquisition upon the Company's capital structure and expected debt rating, as well as the substantial cash flow which the Company expects to generate to reduce its initial debt level.

  (g) The Special Committee considered that acquisition of the womenswear and jeanswear businesses will combine the major core components of the Company's business under one corporate umbrella that, according to management, will give the Company greater control over the TOMMY HILFIGER(R) brand, including quality control and future product development, and greater leverage with large retailers needed to obtain greater amounts of retail square footage and store-in-store presentations with dedicated fixtures.

  (h) The Special Committee considered that the Acquisition will result in the Company's founding partners and senior-most management beneficially owning approximately 19% of the Company Shares, thereby more closely aligning their interests with those of the Company's public shareholders. Furthermore, the Lock-Up Agreement restricts the sale of these shares for a period of two years.

  (i) The Special Committee considered that the Acquisition is expected to be meaningfully accretive to the earnings of the Company in the first full year of combined operations before giving effect to a one-time charge expected to be taken in the first quarter of fiscal 1999, based upon the projections provided by the respective managements of the Company and the Acquired Companies.

  (j) The Special Committee considered management's view that there is a natural cultural fit between the Company and the Acquired Companies arising from promotion of a common brand and the close working relationship between those companies and the Company, with little risk of disruption from the integration of these businesses into the Company's divisional operating structure.

  (k) The Special Committee considered management's estimates of certain operational and financing synergies as a result of the Acquisition as well as the estimated one-time charges to be incurred in connection with the transaction.

  (l) The Special Committee was fully aware of and considered the conflicts of interest of certain directors and officers of the Company who are also directors, officers and/or shareholders of Pepe USA, Pepe Far East, Tommy Canada or their affiliates, including Silas K.F. Chou, Lawrence S. Stroll, Thomas J. Hilfiger, Joel J. Horowitz, Ronald K.Y. Chao, Benjamin M.T. Ng and Lester M.Y. Ma, including the fact that the Acquisition would result in increased incentive-based compensation for Mr. Hilfiger and Mr. Horowitz under their existing employment agreements and the Supplemental Executive Incentive Compensation Plan approved by Company Shareholders in 1995. In connection therewith, the Special Committee considered a presentation by Wasserstein Perella regarding executive compensation arrangements at comparable companies in the industry.

  (m) At the January 31, 1998 meeting of the Special Committee, Wasserstein Perella gave a presentation on its financial analyses with respect to the Acquisition and orally delivered, and subsequently confirmed in writing, its opinion to the effect that, as of the date of such opinion, the consideration to be paid pursuant to the Acquisition is fair to the Company from a financial point of view (a copy of the written opinion dated January 31, 1998 of Wasserstein Perella, setting forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex C to this Proxy Statement). Company Shareholders are urged to read the Wasserstein Perella opinion in its entirety.

 The Board of Directors

  At a meeting held on January 31, 1998, the full Board of Directors unanimously determined that the Acquisition and the transactions contemplated by the Stock Purchase Agreement are advisable and in the best interests of the Company and its shareholders. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ACQUISITION PROPOSAL.

  In reaching its conclusions to approve the Acquisition and the Stock Purchase Agreement and in determining to recommend that Company Shareholders approve the Acquisition Proposal, the full Board of Directors carefully considered a number of factors, including those factors considered by the Special Committee described above and the following additional factors:

    (a) the presentation of Morgan Stanley at the meeting of the Board of Directors on January 31, 1998 and described under "--Background of the Acquisition" and "--Opinion of the Company's Financial Advisor," including the oral opinion of Morgan Stanley (subsequently confirmed in writing as of such date) to the effect that, as of the date of such opinion, the consideration to be paid in the Acquisition is fair from a financial point of view to the Company (a copy of the written opinion dated January 31, 1998 of Morgan Stanley, setting forth the assumptions made, matters considered and limitations on the review undertaken is attached as Annex B to this Proxy Statement). Company Shareholders are urged to read the Morgan Stanley opinion in its entirety.

    (b) Wasserstein Perella's summary of its analysis at the meeting of the Board of Directors on January 31, 1998 described under "Background of the Acquisition."

    (c) the recommendation of the Special Committee that the Board of Directors approve the Stock Purchase Agreement and the transactions contemplated thereby.

  The foregoing discussion of the factors considered by the Special Committee and the Board of Directors is not intended to be exhaustive but includes the material factors considered by the Special Committee and the Board of Directors. Additionally, in view of the wide variety of factors considered in connection with their evaluations of the Acquisition and the complexity of these matters, neither the Special Committee nor the Board of Directors found it practicable to, nor did either the Special Committee or the Board of Directors attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, neither the Special Committee nor the Board of Directors undertook to make any specific determination as to whether any particular factor (or any aspects of any particular factor) was favorable or unfavorable to their respective ultimate determinations, but rather conducted an overall analysis of the factors described above, including thorough discussions with and questioning of the Special Committee's and the Company's financial and legal advisors. Furthermore, in considering the factors described above, individual members of the Special Committee and the Board of Directors may have given different weight to different factors. The Special Committee and the Board of Directors considered all these factors as a whole, and believed that the combination of these factors supported their respective decisions to recommend the Stock Purchase Agreement and the transactions contemplated thereby.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

  Morgan Stanley was retained by the Company to act as its financial advisor in connection with the Acquisition.

  On January 31, 1998, Morgan Stanley rendered to the Board of Directors an oral opinion to the effect that, as of such date and based on and subject to certain matters stated therein, the cash consideration and Purchase Price Shares to be paid by TH USA and THEH for the Acquisition, taken together (the "Consideration"), is fair from a financial point of view to the Company.

  THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION DATED JANUARY 31, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF COMPANY SHARES ARE URGED TO, AND SHOULD, READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. MORGAN STANLEY'S OPINION IS DIRECTED TO THE BOARD OF DIRECTORS AND THE FAIRNESS OF THE CONSIDERATION FROM A FINANCIAL POINT OF VIEW TO THE COMPANY; IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE ACQUISITION NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF COMPANY SHARES AS TO HOW TO VOTE AT THE SPECIAL MEETING. SPECIFICALLY, MORGAN STANLEY'S OPINION DOES NOT ADDRESS THE COMPANY'S UNDERLYING BUSINESS DECISION TO EFFECT THE ACQUISITION. THE SUMMARY OF THE OPINION OF MORGAN STANLEY SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

  In arriving at its opinion, Morgan Stanley, among other things, (1) reviewed certain publicly available financial statements and other information of the Company, (2) reviewed certain internal financial statements and other financial operating data concerning the Company, Pepe USA, Pepe Far East and Tommy Canada prepared by the managements of the Company, Pepe USA, Pepe Far East and Tommy Canada, respectively, (3) analyzed certain financial projections prepared by the managements of the Company, Pepe USA (including projections giving effect to the Canada Purchase) and Pepe Far East, respectively, (4) discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company, (5) discussed the past and current operations and financial condition and the prospects of Pepe USA and Pepe Far East with senior executives of PJLC, (6) discussed the past and current operations and financial condition and the prospects of Tommy Canada with senior executives of Tommy Canada, (7) discussed the financial performance and certain financial projections for the Company, Pepe USA (including projections giving effect to the Canada Purchase) and Pepe Far East prepared by the managements of the Company, Pepe USA and Pepe Far East with an industry consultant, (8) reviewed the reported prices and trading activity for the Company Shares, (9) compared the financial performance of Pepe USA, Pepe Far East, Tommy Canada and the Company and the prices and trading activity of the Company Shares with that of certain comparable publicly traded companies and their securities, (10) reviewed the prices and trading activity of the common stock of certain publicly traded companies comparable to Pepe USA and Pepe Far East, (11) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions, (12) reviewed and discussed with the senior executives of the Company their estimates of the operational and financial synergies, incremental costs and long-term benefits (including, but not limited to, the tax and accounting impact) anticipated from the Acquisition, (13) analyzed the pro forma impact of the Acquisition on the Company's earnings per share, cash flow, consolidated capitalization and financial ratios, (14) participated in certain discussions and negotiations among representatives of PJLC and the Company and their financial and legal advisors, (15) reviewed the Stock Purchase Agreement and certain related documents and the Canada Purchase Agreement, and (16) performed such other analyses as Morgan Stanley has deemed appropriate.

  In rendering its opinion, Morgan Stanley assumed and relied upon without assuming responsibility for independent verification the accuracy and completeness of the information supplied or otherwise made available to Morgan Stanley for the purposes of its opinion. With respect to the financial projections of Pepe USA (including projections giving effect to the Canada Purchase), Pepe Far East and the Company, including the synergies, incremental costs and long-term benefits (including, but not limited to, the tax and accounting impact) anticipated from the Acquisition, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Pepe USA, Tommy Canada, Pepe Far East and the Company. Morgan Stanley assumed that the Acquisition will be consummated on the terms set forth in the Stock Purchase Agreement and that the Canada Purchase will be consummated immediately after the Acquisition on the terms set forth in the Canada Purchase Agreement. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Acquired Companies or the Company, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion.

  The following is a brief summary of the financial analyses performed by Morgan Stanley and reviewed with the Board of Directors on January 31, 1998 in connection with Morgan Stanley's presentation and opinion to the Board on such date:

  Comparable Company Analysis. As part of its analysis, Morgan Stanley compared certain financial information of the Acquired Companies with corresponding publicly available information of a group of seven publicly traded retail apparel companies that Morgan Stanley considered comparable in certain respects with the Company (the "Peer Group"). The Peer Group consisted of Jones Apparel Group, Inc., Liz Claiborne, Inc., Nautica Enterprises, Inc., Phillips-Van Heusen Corporation, Polo Ralph Lauren Corporation, St. John Knits, Inc. and the Company. Morgan Stanley reviewed the relative financial performance of the Acquired Companies by comparing certain financial and operating statistics of the Acquired Companies with the Peer Group. Market information used in the valuation was as of January 29, 1998. The Peer Group market trading information used in the valuation analysis was calendarized 1998 and 1999 market price to earnings ("P/E") ratios ranging from 13.1x to 19.4x and 11.0x to 16.4x, respectively; Aggregate Value to 1998 and 1999 earnings before interest, taxes, depreciation and amortization ("EBITDA") adjusted to a March 31 year end ranging from 6.1x to 9.9x and 5.7x to 8.9x, respectively; Aggregate Value to 1998 and 1999 earnings before interest and taxes ("EBIT") adjusted to a March 31 year end ranging from 7.2x to 11.4x and 6.6x to 10.1x, respectively; 1998E P/E to estimated five-year growth rate ranging from .60x to 1.24x. "Aggregate Value" was calculated as the market value of equity plus net total debt (short-term debt plus long-term debt plus capital leases less cash). Market value was calculated as the number of shares outstanding multiplied by the stock price as of January 29, 1998. The five-year growth rate was based on International Broker Estimate Services ("IBES") estimates as of January

21, 1998. The implied range of values for the Acquired Companies derived from the comparable company analysis ranged from approximately $990 million to $1,340 million.

  No company utilized as a comparison in the comparable company analysis is identical to the Acquired Companies. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company, Pepe USA, Pepe Far East and Tommy Canada (such as the impact of competition on the Company, Pepe USA, Pepe Far East and Tommy Canada and the industry generally) industry growth and the absence of any adverse material change in the financial condition and prospects of the Company, Pepe USA, Pepe Far East and Tommy Canada or the industry or in the financial markets in general. Mathematical analysis (such as determining the average or the median) is not in itself a meaningful method of using comparable transaction data.

  Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis of the Company, Pepe USA, Pepe Far East and Tommy Canada for fiscal years ended 1999 through 2007 based on certain financial projections prepared by the respective managements of each company. Unlevered free cash flows of each company were calculated as net income available to common shareholders plus depreciation and amortization plus deferred taxes plus other noncash expenses plus after-tax net interest expense less capital expenditures less investment in working capital. EBITDA for each company was calculated as net earnings before deducting extraordinary items, income tax expenses, net interest expense, other expenses and depreciation and amortization expense. Morgan Stanley calculated terminal values by applying an exit EBITDA multiple range to the unlevered free cash flows in fiscal 2007 ranging from 6x to 7x. The cash-flow streams and terminal values were then discounted to the present using a range of discount rates from 14% to 16% for the management case for the Company, Pepe USA, Pepe Far East and Tommy Canada and 12% to 14% for the downside case for Pepe USA, Pepe Far East and Tommy Canada, representing an estimated weighted average cost of capital range for the Company, Pepe USA, Pepe Far East and Tommy Canada. The present value of the cash-flow streams and terminal values for Tommy Canada, which were calculated in Canadian dollars, were converted into U.S. dollars based on an exchange rate of 1.4677 Canadian dollars per U.S. dollar (the exchange rate on January 29, 1998). Based on this analysis, Morgan Stanley calculated values for the Company ranging from $42.75 to $51.50 per Company Share and for the Acquired Companies ranging from $1,070 million to $1,490 million.

  Pro Forma Analysis of the Merger. Morgan Stanley analyzed the pro forma impact of the Acquisition on the Company's earnings per share for the fiscal years ended 1998 through 2007. Such analysis was based on earnings estimates for the fiscal years ended 1998 through 2007 for the Company, Pepe USA, Pepe Far East, and Tommy Canada based on certain financial projections prepared by the respective managements of each company and taking into account the cost savings expected to be derived from the Acquisition as estimated by the Company, Pepe USA, Pepe Far East, and Tommy Canada. Based on the analysis, Morgan Stanley concluded that the Acquisition would be meaningfully accretive to earnings per share in the first full year of combined operations before giving effect to a one-time charge expected to be taken in the first quarter of fiscal 1999.

  Analysis of Selected Precedent Transactions. Using publicly available information, Morgan Stanley reviewed the following eight proposed or completed transactions in the retail apparel industry: Designer Holdings and the Warnaco Group, Gucci and Investcorp, Playtex Apparel and Sara Lee, Champion Products and Sara Lee, Allied Stores-Ann Taylor and Merrill Lynch, General Mills-Eddie Bauer and Spiegel, General Mills-Talbots and Jusco, Allied Stores-Brooks Brothers and Marks & Spencer. Morgan Stanley concluded that these precedent transactions were not necessarily comparable for valuation purposes.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. Morgan Stanley believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion. In addition, Morgan Stanley may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting for any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of the Company and the Acquired Companies.

  In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and the Acquired Companies. The analyses performed by Morgan Stanley are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of Morgan Stanley's analysis of the fairness of the Consideration from a financial point of view to the Company and were provided to the Board in connection with the delivery of Morgan Stanley's opinion. The analyses do not purport to be appraisals or to reflect the prices at which the Acquired Companies might actually be sold. As described above, Morgan Stanley's opinion and presentation to the Board was one of many factors taken into consideration by the Board in making its determination to approve the Stock Purchase Agreement and the transactions contemplated thereby. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinions of the Board of Directors of the Company with respect to the value of the Company and the Acquired Companies. The Consideration was determined through negotiations between the Special Committee and PJLC and was approved by the Board of Directors of the Company.

  Morgan Stanley is an internationally recognized investment banking and advisory firm. As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwriting, competitive bidding, secondary distributions of listed and unlisted securities, private placements and valuation for estate, corporate and other purposes. In the ordinary course of its trading, brokerage and financing activities, Morgan Stanley and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions for its own account for the accounts of customers in debt or debt and equity securities and senior loans of the Company. Morgan Stanley has provided financial advisory and investment banking services to the Company and certain affiliates of PJLC in the past, for which services Morgan Stanley has received customary fees.

  Pursuant to a letter agreement dated September 17, 1997 between the Company and Morgan Stanley, Morgan Stanley is entitled to a transaction fee of $4.5 million that is payable if the Acquisition is consummated. The Company has agreed to reimburse Morgan Stanley for its expenses, including fees and expenses of its counsel, and to indemnify Morgan Stanley for liabilities and expenses arising out of the engagement and the transactions in connection therewith, including liabilities under U.S. federal securities laws. If the Company retains Morgan Stanley to assist it in connection with the financing of the Acquisition, an amount of up to $1 million of the $4.5 million transaction fee will be credited towards 50% of the associated financing fees (including, without limitation, selling discounts and commissions).

OPINION OF THE SPECIAL COMMITTEE'S FINANCIAL ADVISOR

  The Special Committee retained Wasserstein Perella to act as its financial advisor in connection with the Acquisition. On January 31, 1998, Wasserstein Perella delivered its oral opinion (subsequently confirmed in writing) to the Special Committee to the effect that, subject to the various assumptions and limitations set forth therein, as of the date thereof, the consideration to be paid by TH USA and THEH pursuant to the Acquisition is fair to the Company from a financial point of view.

  THE FULL TEXT OF THE WRITTEN OPINION OF WASSERSTEIN PERELLA, DATED JANUARY 31, 1998, WHICH SETS FORTH AMONG OTHER THINGS THE OPINIONS EXPRESSED, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX C TO THIS PROXY STATEMENT AND COMPANY SHAREHOLDERS ARE URGED TO READ IT IN ITS ENTIRETY. WASSERSTEIN PERELLA'S OPINION DOES NOT CONSTITUTE A RECOMMENDATION TO ANY COMPANY SHAREHOLDER OR OTHER PERSON AS TO HOW SUCH COMPANY SHAREHOLDER SHOULD VOTE OR OTHERWISE ACT WITH RESPECT TO THE ACQUISITION AND SHOULD

NOT BE RELIED UPON BY ANY SHAREHOLDER OR OTHER PERSON AS SUCH. THE SUMMARY OF THE WASSERSTEIN PERELLA OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS ANNEX C TO THIS PROXY STATEMENT.

  In connection with rendering its opinion, Wasserstein Perella, among other things: (1) reviewed the Stock Purchase Agreement and certain related agreements; (2) reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, and certain financial and operating information, including financial forecasts, analyses and projections prepared by the managements of the Company and the Acquired Companies and provided to Wasserstein Perella for purposes of its analyses; (3) met with the managements of the Company and the Acquired Companies to review and discuss such information and, among other matters, the Company's and the Acquired Companies' businesses, assets, financial condition, results of operations and prospects; (4) reviewed and considered certain financial data relating to the Company and the Acquired Companies as well as certain stock market data relating to the Company, and compared that data with similar data for certain other companies, the securities of which are publicly traded, that Wasserstein Perella believes may be relevant or comparable in certain respects to the Company or the Acquired Companies or one or more of their businesses or assets; (5) reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the apparel industry specifically, and in other industries generally, that Wasserstein Perella believes to be reasonably comparable to the Acquisition or otherwise relevant to its inquiry; and (6) performed such other financial studies, analyses and investigations and reviewed such other information as Wasserstein Perella considered appropriate for purposes of its opinion. No limitations were imposed by the Special Committee upon Wasserstein Perella with respect to the analyses employed or the procedures followed by it in rendering its opinion.

  In its review and analyses and in formulating its opinion, Wasserstein Perella assumed and relied upon the accuracy and completeness of all the financial and other information provided to or discussed with it or made publicly available, including the financial projections, forecasts, analyses and other information provided to Wasserstein Perella, without assuming any responsibility for independent verification of, or expressing an opinion as to, any of such information. Wasserstein Perella also relied upon the reasonableness and accuracy of the financial forecasts, projections and analyses, and other information furnished to Wasserstein Perella (including estimates of certain cost and tax savings and other operating efficiencies expected to result from consummation of the Acquisition), and assumed, with the Special Committee's consent, that such forecasts, projections, analyses and other information were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's and the Acquired Companies' respective managements. Wasserstein Perella expressed no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, Wasserstein Perella did not assume any responsibility for conducting a physical inspection of the properties or facilities of the Company or the Acquired Companies, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company or the Acquired Companies, and no such independent valuation or appraisal was provided to it. Wasserstein Perella assumed that the transactions described in the Stock Purchase Agreement will be consummated on the terms set forth therein, without material waiver or modification. The opinion of Wasserstein Perella is based on economic and market conditions and other circumstances as they existed and could be evaluated by it on January 31, 1998. Wasserstein Perella did not express any opinion as to the prices at which any securities of the Company will actually trade at any time.

  The following is a summary of the report presented by Wasserstein Perella to the Special Committee in connection with the delivery of its opinion on January 31, 1998.

  Stock Price Analyses. Wasserstein Perella reviewed the weekly stock market performance history of the Company from January 27, 1997 to January 23, 1998, including a comparison of the relative stock price performance of the Company as compared to the S&P 500 and other leading apparel companies. Wasserstein Perella also reviewed the quarterly P/E ratio of the Company as compared to the S&P 500 from December 30, 1994 through December 31, 1997. Wasserstein Perella observed that the Company Shares had significantly underperformed the market over the last year and that the Company's P/E multiple had dropped from a peak of 30.8x in September 1996 to 13.5x in December 1997.

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

  Comparable Company Analysis. Wasserstein Perella reviewed and compared certain financial information of the Company to corresponding financial information for six of the leading designer apparel companies (collectively, the "Leading Companies"): Liz Claiborne, Inc., Polo Ralph Lauren Corp., Warnaco Group, Inc., Jones Apparel Group, Inc., Nautica Enterprises, Inc. and St. John Knits, Inc. It also reviewed and compared certain financial information of the Company to five other apparel companies: V.F. Corporation, Fruit of the Loom, Inc., Kellwood Co., Phillips-Van Heusen Corporation and Novel Denim Holdings Ltd. (collectively, the "Other Companies" and, together with the Leading Companies, the "Comparable Companies"). Wasserstein Perella also reviewed financial information for Guess? Inc., Donna Karan International, Inc. and Mossimo, Inc., but excluded these companies from its analysis as their results were determined to be not meaningful.

  Such financial information was used to calculate next fiscal year ("NFY") multiples, including the "Equity Market Value" (defined as the market value including currently exercisable options, calculated using the treasury method) as a multiple of each of estimated net income and book value, and "Enterprise Value" (defined generally as the Equity Market Value plus net debt (short-and-long term debt less cash)) as a multiple of each of estimated net sales, EBITDA and EBIT. Equity Market Value and Enterprise Value multiples of the Comparable Companies were based on stock prices as of January 28, 1998. Such analyses indicated that, as of January 28, 1998, based on a NFY analysis: (1) Equity Market Value multiples of net income ranged from 13.3x to 18.4x (the mean for which was 16.4x and the median for which was 16.8x) for the Leading Companies and from 11.3x to 14.6x (the mean for which was 12.6x and the median for which was 12.2x) for the Other Companies; (2) Equity Market Value multiples of book value ranged from 2.4x to 4.4x (the mean for which was 3.5x and the median for which was 3.6x) for the Leading Companies and from 1.0x to 2.8x (the mean for which was 1.9x and the median for which was 1.5x) for the Other Companies; (3) Enterprise Value multiples of net sales ranged from 1.0x to 2.3x (the mean and median for which was 1.7x) for the Leading Companies and 0.4x to 2.0x (the mean and median for which was 1.0x) for the Other Companies;
(4) Enterprise Value multiples of EBITDA ranged from 8.6x to 11.0x (the mean for which was 9.9x and the median for which was 10.0x) for the Leading Companies and from 6.3x to 11.6x (the mean for which was 7.9x and the median for which was 7.4x) for the Other Companies; and (5) Enterprise Value multiples of EBIT ranged from 8.5x to 12.8x (the mean for which was 10.6x and the median for which was 10.8x) for the Leading Companies and from 7.9x to 12.0x (the mean for which was 10.0x and the median for which was 10.2x) for the Other Companies.

  Wasserstein Perella also compared the three-year estimated earnings per share ("EPS") growth rate using IBES estimates for the Comparable Companies. The three-year estimated EPS growth rate ranged from 14.8% to 22.7% for the Leading Companies, with a mean of 19.3% and a median of 19.1%, and ranged from 10.3% to 25.0% for the Other Companies, with a mean of 15.0% and a median of 13.8%. Wasserstein Perella also compared the P/E ratio as a percentage of three-year EPS estimated growth rate. The ratio of P/E to three-year estimated EPS growth rate ranged from 74.5% to 101.8% for the Leading Companies, with a mean of 86.0% and a median of 84.6%, and ranged from 45.0% to 141.9% for the Other Companies, with a mean of 94.0% and a median of 88.4%.

  Based on the comparable company analysis, Wasserstein Perella obtained an equity valuation range for the Acquired Companies of $925,000,000 to $1,575,000,000.

  Discounted Cash Flow Analysis. Wasserstein Perella performed a discounted cash flow ("DCF") analysis of the Acquired Companies for the fiscal years 1999 through 2008. The unlevered free cash flows of Pepe USA and Pepe Far East were discounted to a present value using a range of discount rates from 12% to 13% and growth rates of unlevered cash flows in perpetuity ranging from 3% to 4%. The unlevered free cash flows of Tommy Canada were discounted to a present value using a range of discount rates from 11% to 12% and growth rates of unlevered cash flows in perpetuity ranging from 1% to 2%. The DCF analysis resulted in an equity valuation range for the Acquired Companies of $1,000,000,000 to $1,225,000,000.

  Wasserstein Perella also performed a DCF analysis of the synergies expected in the Acquisition for the fiscal years 1999 through 2008. The value of synergies and cost savings, taking into consideration cost savings for both the Company and the Acquired Companies, additional merger costs, certain tax savings and additional compensation costs, was discounted to a present value using a range of discount rates from 12% to 14%, growth rates for synergies in perpetuity ranging from 2% to 4% and a 40% tax rate. Based on these assumptions, the valuation of total synergies in the Acquisition ranged from $54,000,000 to $67,000,000.

  With respect to the DCF analysis, Wasserstein Perella noted that DCF analysis is a widely used valuation methodology, but that it relies on numerous assumptions regarding the future performance of a company and the future economic environment, including earnings growth rates, unlevered free cash flows, terminal values and discount rates, all of which are inherently uncertain because they are predicated on future events and circumstances.

  Comparable Transactions Analysis. Wasserstein Perella analyzed certain information relating to the following eight acquisition transactions in the apparel industry since August 1991 (the "Selected Transactions") (listed by target/acquiror): Designer Holdings Ltd./Warnaco Group, Inc.; Helly Hansen International/Investcorp Bank E.C.; Levi Strauss & Co./LSAI Holdings Corp.; Calvin Klein Jeanswear Company/Charterhouse Equity Partners II, L.P., & Rio Sportswear, Inc.; Nutmeg Industries, Inc./V.F. Corp.; Salem Sportswear Corp./Fruit of the Loom, Inc.; Gucci America, Inc./Investcorp Bank E.C.; and Playtex Apparel, Inc./Sara Lee Corp. Wasserstein Perella also analyzed certain information relating to (listed by target/acquiror): Crystal Brands, Inc./Phillips-Van Heusen Corporation; Gitano Fashions Limited/Fruit of the Loom, Inc.; and Guess?, Inc./the Marciano family, but excluded these transactions as these results were determined to be not meaningful. In connection therewith, Wasserstein Perella noted, among other things, that (1) the reasons for, and circumstances surrounding each of the transactions analyzed were diverse, (2) the percent of the target acquired ranged from 31% to 100% and (3) the characteristics of the companies involved were not necessarily comparable to those of the Acquired Companies.

  Wasserstein Perella compared the prices paid in the Selected Transactions in terms of, among other things, "Enterprise Purchase Price" (defined as purchase price plus net debt less cash) as a multiple of trailing 12 months net sales, EBITDA and EBIT and the purchase price as a multiple of net income. An analysis of the multiples for the Selected Transactions produced the following results: (1) Enterprise Purchase Price as a multiple of net sales yielded a range of 0.7x to 2.4x, with a mean of 1.4x and a median of 1.1x; (2) Enterprise Purchase Price as a multiple of EBITDA yielded a range of 7.1x to 13.0x, with a mean of 10.0x and a median of 9.0x; (3) Enterprise Purchase Price as a multiple of EBIT yielded a range of 8.4x to 15.6x, with a mean of 11.1x and a median of 10.0x; and (4) the purchase price as a multiple of net income yielded a range of 18.6x to 23.7x, with a mean of 22.2x and a median of 23.2x. Wasserstein Perella compared these multiples to the Enterprise Purchase Price of the Acquired Companies as a multiple of estimated net sales, EBITDA and EBIT, for the 12 months ended March 31, 1998 and purchase price of the Acquired Companies as a multiple of estimated net income for the 12 months ended March 31, 1998.

  Based on the comparable transactions analysis, Wasserstein Perella obtained an equity valuation range for the Acquired Companies of $825,000,000 to $1,225,000,000.

  Pro Forma Acquisition Analysis. Wasserstein Perella analyzed the accretive/dilutive impact of the Acquisition on a pro forma basis with respect to the Company's estimated fiscal years 1999 through 2001 fully diluted EPS. This analysis was based on a number of assumptions, including, among other things, the estimated amounts and timing of the synergies. Wasserstein Perella compared the EPS of the Company on a stand-alone basis to, among other things, the EPS for the Company on a pro forma basis giving effect to the Acquisition. Based on such analysis, the Acquisition would be accretive to the Company's estimated EPS, before giving effect to a one-time charge expected to be taken in the first quarter of fiscal 1999, for each of the fiscal years ended March 31, 1999, March 31, 2000 and March 31, 2001.

  Certain General Matters. No company or transaction used in the comparable companies and comparable transactions analyses is identical to the Acquired Companies. In addition, the DCF analyses and the pro forma acquisition analysis are based and heavily dependent upon, among other factors, assumptions as to future performance and other factors, and are subject to the limitations described herein and in the Wasserstein Perella opinion. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition value or the public trading value of the companies to which they are being compared and the Acquired Companies.

  The fairness analysis is a complex process and is not necessarily susceptible to a partial analysis or summary description. Wasserstein Perella believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying the analyses performed in reaching its opinion. In addition, Wasserstein Perella considered the results of all such analyses and did not assign relative weights to any of the analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Wasserstein Perella's view of the actual value of the Acquired Companies.

  In performing its analyses, Wasserstein Perella made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Wasserstein Perella are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Wasserstein Perella's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold.

  The Special Committee retained Wasserstein Perella based upon its experience and expertise. Wasserstein Perella is an internationally recognized investment banking and advisory firm. Wasserstein Perella, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

  Wasserstein Perella Engagement Agreement. Pursuant to the terms of a letter agreement, dated November 11, 1997, between Wasserstein Perella, the Special Committee and the Company (the "Wasserstein Perella Letter Agreement"), the Special Committee retained Wasserstein Perella to serve as exclusive financial advisor to the Special Committee with respect to a proposal for the acquisition by the Company or an affiliate thereof, in one or a series of transactions, of in excess of 50% of the outstanding shares of common stock or assets by means of a purchase of stock of the Acquired Companies.

  The Company agreed in the Wasserstein Perella Letter Agreement to pay Wasserstein Perella a fee of $1.5 million. The Company has also agreed to reimburse Wasserstein Perella, subject to certain limitations, for travel and all other reasonable out-of pocket expenses (including all reasonably incurred fees, disbursements and other charges of counsel to be retained by Wasserstein Perella and of other consultants and advisors retained by Wasserstein Perella with the Special Committee's consent) incurred by Wasserstein Perella in connection with any matter referred to or contemplated by the engagement. In addition, pursuant to the terms of an indemnification agreement, dated November 11, 1997, the Company agreed to indemnify Wasserstein Perella (and its affiliates and their respective directors, officers, agents, employees and controlling persons) against certain liabilities arising out of or in connection with Wasserstein Perella's engagement, including liabilities under the United States federal securities laws.

  In the ordinary course of its business, Wasserstein Perella and its affiliates may from time to time make a market in, have a long or short position in, buy and sell or otherwise effect transactions for customer accounts and for their own accounts in the securities of the Company.

ACCOUNTING TREATMENT

  For accounting and financial reporting purposes, the Acquisition is expected to be treated as a purchase under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the acquired company are, as of the effective date of the transaction, recorded at their respective fair values and added to those of the acquiring company. Financial statements of the acquiring company issued after the transaction reflect such values and are not restated retroactively to include the historical financial position or results of operations of the acquired company. The unaudited pro forma combined financial statements included in this Proxy Statement have been prepared using the purchase method of accounting. See "Selected Historical Financial Information of the Company," "Selected Historical Financial Information of Pepe Jeans," "Selected Historical Financial Information of Tommy Canada" and "Unaudited Pro Forma Combined Financial Statements."

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

  Consummation of the Acquisition will not result in the recognition of any income, gain or loss for United States federal income tax purposes by the Company, the Company Shareholders, TH USA or THEH.

MANAGEMENT OF THE COMPANY FOLLOWING THE ACQUISITION

  It is expected that the Company's current senior management team will continue in their respective positions following the Acquisition, with the following modifications: (1) Joel H. Newman, currently Executive Vice President -- Operations of the Company, will become Chief Administrative Officer and Executive Vice President-- Finance; (2) Benjamin M.T. Ng, currently Executive Vice President -- Corporate Finance of the Company, will become Chief Financial Officer and Executive Vice President -- Strategic Development; and (3) Arthur A. Bargonetti, Chief Operating Officer and Executive Vice President of Pepe USA, will also serve as the Company's Senior Vice President -- Operations. As is currently the case with the Company's men's, retail and licensing units, after the Acquisition, the divisional president of each of the womenswear, jeanswear and Canadian businesses will report directly to Joel J. Horowitz, the Company's Chief Executive Officer.

INTERESTS OF CERTAIN PERSONS IN THE ACQUISITION; POTENTIAL CONFLICTS OF
INTEREST

  In considering the recommendation of the Board of Directors with respect to the Stock Purchase Agreement and the transactions contemplated thereby, Company Shareholders should be aware that certain officers and directors of the Company (or their affiliates) have interests in the Acquisition that are different from and in addition to the interests of Company Shareholders generally which may create conflicts of interest. The Special Committee and the full Board of Directors were aware of these interests and took them into account in approving the Stock Purchase Agreement and the transactions contemplated thereby.

  Ownership of PJLC. Messrs. Silas K.F. Chou, Ronald K.Y. Chao, Lawrence S. Stroll, Thomas J. Hilfiger and Joel J. Horowitz will benefit from the Acquisition through their ownership of affiliates of PJLC, the seller in the Acquisition. The ownership interests of these four individuals are as follows:

  PJLC is indirectly owned 97% by AIHL and 3% by an affiliate of Mr. Chou. AIHL is owned 70% by Sportswear Holdings Limited ("Sportswear Holdings"), 22.5% by Mr. Hilfiger and 7.5% by Mr. Horowitz. Sportswear Holdings is owned 49.99% by Westleigh Limited, a British Virgin Islands corporation ("Westleigh") privately owned by members of the Chao family (including Messrs. Silas K.F. Chou and Ronald K.Y. Chao), and 49.99% owned by Gadwal Limited, a Hong Kong corporation ("Gadwal") in which Mr. Stroll has an indirect beneficial ownership interest. Mr. Benjamin M.T. Ng, an executive officer and director of the Company, and Mr. Lester M.Y. Ma, a director of the Company, may have certain economic interests based on the performance of AIHL and its affiliates.

  Ownership of Lawvest. Mr. Stroll and his descendants have a 100% beneficial ownership interest in Lawvest, the seller under the Canada Purchase Agreement.

  Other Relationships. Mr. Chou, the Chairman of the Board of Directors of the Company, is Chairman of the Board of Directors of PJLC and Pepe USA. Mr. Stroll, a director of the Company and Chief Executive Officer of Tommy Hilfiger (H.K.) Limited, is Group Chief Executive Officer and a director of PJLC, as well as a director of TH Canada and certain of its affiliates. Messrs. Chou and Stroll are also directors of Pepe USA and Mr. Chou is a director of Pepe Far East and each of its subsidiaries. Mr. Ng, an executive officer and director of the Company, is also a director of PJLC and an executive officer and director of Pepe USA. Messrs. Chao and Ma, directors of the Company, are directors of certain subsidiaries of PJLC (including Pepe Far East and each of its subsidiaries).

  Messrs. Chou, Stroll, Hilfiger and Horowitz, executive officers and directors of the Company, are executive officers and directors of AIHL. Mr. Ma, a director of the Company, is an executive officer and director of AIHL. Mr. Ng, an executive officer and director of the Company, is an executive officer, and until May 1997 was a director, of AIHL.

  Messrs. Chou and Stroll, executive officers and directors of the Company, are executive officers and directors of Sportswear Holdings. Mr. Chao, a director of the Company, is a director of Sportswear Holdings.

  Mr. Chou, an executive officer and director of the Company, and Messrs. Chao and Ma, directors of the Company, are executive officers and directors of Westleigh.

  Executive Employment Agreements. Under Mr. Hilfiger's employment agreement, if net sales of TH USA and its subsidiaries are greater than $48,333,333 in any fiscal year, Mr. Hilfiger receives a payment equal to 1.5% of such excess. As a result of the Acquisition, the Company's sales are expected to increase substantially over their level prior to the Acquisition, with a corresponding increase in Mr. Hilfiger's compensation.

  Under Mr. Horowitz's amended employment agreement, and the Supplemental Executive Incentive Compensation Plan approved by the Company's shareholders in 1995, Mr. Horowitz is entitled to receive an amount equal to 5% of the Company's earnings before depreciation, interest on financing of fixed assets, non-operating expenses and taxes ("operating earnings"), subject to certain offsets. As a result of the Acquisition, the Company's operating earnings are expected to increase substantially over their level prior to the Acquisition, with a corresponding increase in Mr. Horowitz's compensation.

REGULATORY APPROVALS

  Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the rules that have been promulgated thereunder by the United States Federal Trade Commission ("FTC"), the Acquisition may not be consummated unless certain filings have been submitted to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. On February 24, 1998, the Company and PJLC submitted the required filings to the FTC and the Antitrust Division. On March 10, 1998, the Company and PJLC received notice from the FTC that the applicable waiting period under the HSR Act was terminated.

  At any time before or after the completion of the Acquisition, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Acquisition or seeking the divestiture of substantial assets of the Company, Pepe Jeans or Tommy Canada. Private parties and state attorneys general may also bring actions under the U.S. antitrust laws under certain circumstances. Although the Company believes that the Acquisition is legal under the U.S. antitrust laws, there can be no assurance that a challenge to the Acquisition on antitrust grounds will not be made or if such a challenge is made, that it would not be successful.

  Other than under the U.S. antitrust laws, consummation of the Acquisition does not require the approval of any U.S. federal or state agency or any Canadian regulatory authority.

FINANCING OF THE ACQUISITION

  The Company and TH USA have filed with the Commission a combined Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), relating to an aggregate principal amount of up to $700 million of debt securities of TH USA and related guarantees of the Company ("Debt Securities"). In addition, the Company expects to enter into new senior term and revolving credit facilities in an aggregate amount of up to $450 million. The Company expects to use a combination of proceeds from an offering of Debt Securities, borrowings under the new senior credit facilities and cash on hand to fund the Cash Consideration. See "Unaudited Pro Forma Combined Financial Statements."

NO DISSENTERS' RIGHTS

  Company Shareholders will not be entitled to dissenters' appraisal rights under the laws of the British Virgin Islands or any other statute in connection with the proposed Acquisition.

FEDERAL SECURITIES LAWS CONSEQUENCES; STOCK TRANSFER RESTRICTIONS

  Because the issuance of the Purchase Price Shares in connection with the Acquisition will not have been registered under the Securities Act, and because PJLC is (and will continue to be, following the Acquisition) an "affiliate" (as such term is defined under the Securities Act) of the Company, PJLC may not sell the Company Shares acquired in connection with the Acquisition, except pursuant to an effective registration statement under the Securities Act covering such shares or in transactions permitted by the resale provisions of Rule 144 under the Securities Act, or as otherwise permitted under the Securities Act. PJLC and certain of its affiliates have agreed, among other things, that they will not sell or otherwise transfer the Purchase Price Shares for a period of two years following the Acquisition, other than certain permitted transfers. See "The Stock Purchase Agreement--Restrictions on Transfer of Shares; Registration Rights."

CERTAIN LITIGATION

  On February 2, 1998, February 12, 1998 and February 17, 1998, three alleged holders of Company Shares filed purported derivative actions in New York state court on behalf of the Company against the members of the Board of Directors. The complaints allege that the Board's approval of the Acquisition constitutes a breach of fiduciary duty and corporate waste. The complaints seek equitable relief and damages in favor of the Company, and awards of fees to the plaintiffs' attorneys. Plaintiffs have moved for an order consolidating the actions for all purposes, and defendants have agreed to the proposed consolidation. Plaintiffs have agreed to file a consolidated complaint within thirty days of the entry of an order consolidating the actions.

                         THE STOCK PURCHASE AGREEMENT

  The following is a summary of material provisions of the Stock Purchase Agreement, a copy of which is attached as Annex A to this Proxy Statement. This summary is qualified in its entirety by reference to the Stock Purchase Agreement which is incorporated herein by this reference.

GENERAL

  The Stock Purchase Agreement provides for TH USA to acquire all of the outstanding stock of Pepe USA and for THEH to acquire all of the outstanding stock of Pepe Far East. Immediately following these purchases, Pepe USA will acquire (with funds provided by PJLC using proceeds from the Cash Consideration) all of the outstanding stock of Tomcan, the parent corporation of TH Canada. It is currently anticipated that the Acquisition will be completed shortly after the Special Meeting, assuming the Acquisition Proposal is approved at such meeting and all other conditions to the Acquisition have been satisfied or waived.

PURCHASE PRICE

  Under the Stock Purchase Agreement, the total purchase price for the Acquisition is $755,760,000 in cash plus 9,045,930 Company Shares. Of this total, THEH will pay to PJLC $25,000,000 in cash for the Pepe Far East Shares and TH USA will pay to PJLC $730,760,000 in cash plus the Purchase Price Shares for the Pepe USA Shares. Since the number of Purchase Price Shares is fixed, the value of the consideration to be paid in the Acquisition will vary based on changes in the underlying value of the Purchase Price Shares.

RESTRICTIONS ON TRANSFER OF SHARES; REGISTRATION RIGHTS

  At the time that the parties entered into the Stock Purchase Agreement, PJLC and certain of its affiliates entered into the Lock-Up Agreement. Under the Lock-Up Agreement, PJLC, Blackwatch Investments Limited ("Blackwatch") (PJLC's direct parent corporation), AIHL (a 97% shareholder of Blackwatch), Anasta Holdings Limited ("Anasta") (an affiliate of Mr. Chou and a 3% shareholder of Blackwatch), Sportswear Holdings (a 70% shareholder of AIHL), Westleigh (a corporation controlled by members of the Chao family and a 49.99% shareholder of Sportswear Holdings), Gadwal (a corporation in which Mr. Stroll has an indirect beneficial ownership interest and a 49.99% shareholder of Sportswear Holdings), Mr. Hilfiger and Mr. Horowitz (collectively, the "PJLC Affiliates") have agreed, with certain exceptions, that they will not sell or transfer the Purchase Price Shares for a period of two years following the completion of the Acquisition. This two-year restriction does not apply to (1) sales or transfers of 3% of the Purchase Price Shares (representing the Purchase Price Shares that will be beneficially owned by Anasta upon consummation of the Acquisition) (a) to another PJLC Affiliate or a permitted transferee thereof or (b) to any person or entity so long as Anasta beneficially owns such shares following the sale or transfer, (2) sales or transfers of the remaining 97% of the Purchase Price Shares so long as following such sale or transfer such Purchase Price Shares are beneficially owned 22.5% by Mr. Hilfiger, 7.5% by Mr. Horowitz, 35% by Westleigh and 35% by Gadwal, (3) sales or transfers upon Mr. Hilfiger's or Mr. Horowitz's death or incapacity to their respective legal or personal representatives and (4) transfers or sales in connection with a merger, consolidation or other business combination of the Company. The PJLC Affiliates have also agreed in the Lock-Up Agreement, subject to certain exceptions, that for three additional years they will not sell or transfer the Purchase Price Shares to any person or entity who would, to such PJLC Affiliate's knowledge, beneficially own, immediately following the sale or transfer, 5% or more of the then outstanding Company Shares.

  The provisions of the Lock-Up Agreement providing for the initial two-year restriction on transfers and the permitted exceptions described above may be amended only with the approval of a majority of votes cast at a meeting of Company Shareholders (excluding the votes cast by the PJLC Affiliates and their affiliates).

  At the closing of the Acquisition (the "Closing"), the Company and the PJLC Affiliates will enter into the Registration Rights Agreement under which the PJLC Affiliates, along with their successors and permitted transferees under the Lock-Up Agreement (collectively, the "Holders"), will have the right to require the Company to register sales by the Holders of the Purchase Price Shares following the second anniversary of the

Closing. The Holders are limited to a total of four such demand registrations. Any demand registration must include at least 1,000,000 Purchase Price Shares (subject to adjustment for stock splits and similar actions involving the Company Shares).

  In addition, if following the second anniversary of the Closing, the Company proposes to file a registration statement under the Securities Act that would also permit registration of the Purchase Price Shares (with certain exceptions), then the Company will provide the Holders an opportunity to register their Purchase Price Shares in connection with such registration. This provision is customarily referred to as a "piggyback registration."

  The Holders will be responsible for all expenses associated with any demand registration in which the Company is not also registering Company Shares for sale by the Company. In all other registrations, the Company will be responsible for the expenses of the registration, except that the Holders will be responsible for underwriting discounts and filing fees relating to the Company Shares being sold by the Holders and fees and expenses of counsel to the Holders. In addition, the Company will indemnify each Holder and its affiliates against certain liabilities, including liabilities under the Securities Act, or will contribute to payments that the Holders may be required to make in respect thereof.

NON-COMPETITION AGREEMENT

  Pursuant to the Stock Purchase Agreement, at the Closing Messrs. Chou and Stroll will enter into the Non-Competition Agreement which will provide that for a period of four years from the date of Closing (the "Closing Date"), without the consent of the disinterested directors of the Company, each of Messrs. Chou and Stroll will not become an officer, director, employee, consultant, partner or investor (other than as a passive investor in less than 5% of the outstanding capital stock of a publicly traded corporation) in any entity that is, or is intended to become, a direct and substantial competitor in the United States or Canada of the businesses engaged in by Pepe USA prior to the Closing Date, other than passive investments in an entity in which the annual revenues for the most recently completed fiscal year relating to the business of such entity that competes with Pepe USA are less than 20% of such entity's total revenues for such fiscal year. Pursuant to their existing employment agreements with the Company, Messrs. Hilfiger and Horowitz are subject to certain non-competition obligations.

TERMINATION OF PEPE INTERNATIONAL LICENSE AND AMENDMENT OF PEPE EUROPEAN
LICENSE

  The current licenses between the Pepe entities and the Company include the Pepe United States License, covering jeans and jeans related apparel and women's and girl's casualwear in the United States; the Pepe International License, covering jeans and jeans related apparel and women's and girls' casualwear worldwide (other than in the United States and certain specified countries); and the Pepe European License, covering men's and boys' sportswear lines in Europe and certain other countries.

  In connection with the Acquisition, the Pepe International License and all sublicenses granted thereunder will be cancelled and the license arrangements for Europe previously covered by the Pepe International License will be consolidated under the Pepe European License.

  Accordingly, the Pepe European License will be amended to include in its scope men's, women's and children's jeanswear and jeans related apparel (including women's and girls' casualwear); to increase the minimum sales levels, guaranteed minimum royalties and minimum advertising payments; and to provide for additional buying office arrangements with the buying offices that are being acquired in the Acquisition by the Company and its subsidiaries.

  The Pepe European License will also be amended to provide the Company certain additional rights in connection with any proposed future transfer of the business conducted under the Pepe European License. These amendments will prohibit all transfers of such business for a period of two years following the Acquisition. Thereafter, the Company may withhold its consent to any transfer of 50% or more of such business (other than following the first anniversary of an initial public offering, as discussed below) and the Company will have a right of first refusal in connection with transfers (other than in an initial public offering) of less than 50% of

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

such business. In the event that PJLC proposes (following the two-year prohibition period) to make an initial public offering of less than 50% of the shares of Pepe Europe, the Company will have the right to offer to purchase 100% of Pepe Europe and, if PJLC rejects the Company's offer, PJLC may go forward with the initial public offering only if the initial public offering is consummated within six months and at an initial public offering price of at least 110% of the Company's offer price. Beginning six months after any initial public offering involving Pepe Europe until the first anniversary of such offering, the Company will have the right to purchase all of the Pepe Europe shares not sold in the initial public offering at a price per share equal to the average closing market price of Pepe Europe's shares over the 30 trading days preceding the Company's exercise of such right. Following the first anniversary of any initial public offering involving Pepe Europe, the Company will have the right to purchase any Pepe Europe shares proposed to be sold to third parties (other than in public offerings or under Rule 144 under the Securities Act) at the proposed sale price to such third parties.

COVENANTS

  Mutual Covenants. Each of PJLC and the Company has agreed in the Stock Purchase Agreement that they will (1) use all reasonable efforts to take such actions as are necessary, proper or advisable to consummate the Acquisition as promptly as practicable and to cooperate with each other for such purpose, including, among other things (a) to obtain all necessary third party consents, (b) to make all necessary filings with, and obtain any required consents of, governmental authorities and (c) to lift or rescind any injunction, restraining order, decree or other order adversely affecting the parties' ability to consummate the Acquisition; (2) promptly make all required filings under the U.S. antitrust laws; (3) promptly notify the other party of any events, facts and occurrences that would result in a breach of any representation, warranty or covenant by such party in the Stock Purchase Agreement; and (4) cooperate with each other to arrange the financing for the Acquisition.

  The parties have also agreed that all intercompany and intracompany payables and receivables (other than those for goods and services in the ordinary course of business) and loans between Pepe Jeans, on the one hand, and PJLC and certain of its affiliates, on the other hand (other than a $10,000,000 note from Pepe USA to PJLC (the "Retained Note"), which will be purchased by the Company for face value, and a note of PJLC's parent to fund the purchase price under the Canada Purchase Agreement, which will be paid off by PJLC immediately prior to the completion of the Canada Purchase) will be released, eliminated or forgiven immediately prior to the closing of the Acquisition. In addition, the parties have agreed that a note from AIHL to THLI with a face amount of $5,000,000 issued in connection with the initial grant of the Pepe United States License and the Pepe International License will be cancelled as of the Closing in consideration of the cancellation of an outstanding note from Pepe USA to PJLC having substantially identical terms.

  Covenants of the Company. The Company further covenants in the Stock Purchase Agreement:

  (1) without PJLC's consent, it will not (a) issue, sell or agree to sell any shares of its capital stock or any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock or make any change in its issued and outstanding capital stock or redeem, purchase or otherwise acquire any of its capital stock (other than in connection with the Company's stock incentive plans or as contemplated in the Stock Purchase Agreement), (b) amend the Company Memorandum or Company Articles (other than in connection with increasing the number of authorized Company Shares to 75 million), (c) declare any dividend or make any distribution with respect to its capital stock or (d) purchase any Company Shares other than in open market transactions;

  (2) to cause THLI to enter into the Pepe European License Amendment;

  (3) to include the recommendation of the Board of Directors in favor of the Stock Purchase Agreement and the transactions contemplated thereby in this Proxy Statement;

  (4) to cause the Special Meeting to be held as promptly as reasonably practicable;

  (5) to submit a supplemental listing application covering the Purchase Price Shares to the NYSE and to use all reasonable efforts to cause the Purchase Price Shares to be approved for listing, subject to official notice of issuance; and

  (6) to use all reasonable efforts to obtain the financing for the Acquisition.

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

  Covenants of PJLC. PJLC further covenants in the Stock Purchase Agreement:

  (1) from the date of the Stock Purchase Agreement through the Closing, except as otherwise provided for in the Stock Purchase Agreement or as consented to or approved by the Company (a) Pepe Jeans will operate its business in the ordinary and usual course in accordance with past practices; (b) Pepe Jeans will not issue, sell or agree to issue or sell any shares of its capital stock, or any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock or make any change in its issued and outstanding capital stock or redeem, purchase or otherwise acquire any of its capital stock; (c) Pepe Jeans will not (i) increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its directors, officers or other employees other than increases in compensation in the ordinary course of business and consistent with past practice and which are not material in the aggregate; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit to any director, officer or employee, whether past or present, other than as required by applicable law, contracts or plan documents in effect on the date of the Stock Purchase Agreement; (iii) enter into any new employment, severance, consulting, or other compensation agreement with any director, officer or employee or other person other than in connection with any new hires or promotions in the ordinary course and consistent with past practice; or (iv) commit itself to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement or adopt or amend or commit itself to adopt or amend any of such plans, funds or similar arrangements in existence on the date of the Stock Purchase Agreement (except that Pepe Jeans may pay or make commitments to pay bonuses to certain employees of up to $3 million in the aggregate); (d) Pepe Jeans will not (i) amend its memorandum or articles of association (or similar instruments), (ii) declare any dividend or make any distribution with respect to its capital stock, (iii) assume, incur or guarantee any obligation for borrowed money other than trade payables in the ordinary course of business consistent with past practice, (iv) cancel or compromise, except for compromises of current or former short-term trade receivables or other current assets in the ordinary course of business consistent with past practice, any debts owed to it, or (v) waive or release any rights of material value; (e) Pepe Jeans will not (i) sell, transfer, lease or otherwise dispose of any of its assets other than inventory, accounts receivable or fixtures in the ordinary course of business consistent with prior practice, (ii) create or permit to exist any new security interest, lien or encumbrance on any of its properties or assets, other than certain specified permitted exceptions, (iii) enter into any joint venture, partnership or other similar arrangement,
      (iv) make any investment in or purchase any securities of any person or entity, other than in connection with (A) the cash management activities of Pepe Jeans in the ordinary course of business consistent with past practice or (B) the formation of a wholly owned subsidiary or
      (v) purchase any assets of any person or entity other than in the ordinary course of business consistent with past practice; (f) Pepe Jeans will not permit a change in its methods of maintaining its books, accounts or business records or, except as required by United States generally accepted accounting principles, change any of its accounting principles or the methods by which such principles are applied for tax or financial reporting purposes; (g) Pepe Jeans will incur capital expenditures only in the ordinary course of business consistent with prior practice and not in excess of the capital budget provided to the Company prior to the date of the Stock Purchase Agreement; (h) Pepe Jeans will not (i) enter into or terminate any material lease, contract or agreement, or make any change in any of its material leases, contracts and agreements, (ii) enter into any transaction with any of PJLC, AIHL, Blackwatch, Lawvest or any of their respective corporate affiliates (other than the Company, the Acquired Companies and their respective subsidiaries) (the "Continuing Affiliates") or any director, officer or shareholder of any Continuing Affiliate other than as contemplated in the Stock Purchase Agreement, (iii) reclassify any assets or liabilities, or (iv) do any other act that (A) would cause any representation or warranty of PJLC in the Stock Purchase Agreement to be or become untrue in any material respect or (B) could reasonably be expected to be materially adverse to the business assets, liabilities, condition (financial or otherwise), results of operations or prospects of Pepe Jeans, taken as a whole (a "Pepe Material Adverse Effect"); (i) Pepe Jeans will comply in all material respects with all material laws and regulations applicable to it; (j) the Canada Purchase Agreement and the Bentley Trust Guarantee will not be amended nor will any obligations of the parties thereunder be waived; (k) Pepe Jeans will not make any payment of interest on or principal of any intercompany indebtedness to any Continuing Affiliate, other than payment of accrued interest on the Retained Note; (l) Pepe Jeans will not make any election with respect to taxes, consent to any waiver or extension of time to assess or collect any taxes without the consent of the Company or file any tax return other than a tax return filed in the ordinary course of business and prepared in a manner consistent with past practice; and (m) Pepe Jeans will not agree to take any action prohibited by the provisions described above;

  (2) except with respect to the Canada Purchase or as otherwise contemplated in the Stock Purchase Agreement, the Continuing Affiliates will not, and will not permit Pepe Jeans to, directly or indirectly, (a) solicit any inquiries or proposals for, or enter into or continue or resume any discussions with respect to or enter into any negotiations or agreements relating to the sale or exchange of any shares of capital stock of Pepe Jeans or all, or a substantial part, of the assets of Pepe Jeans or (b) furnish or cause to be furnished any non-public information concerning the business and operations of Pepe Jeans to any person or entity (other than to or at the request of the Company and its representatives) other than in the ordinary course of business consistent with past practice;

  (3) prior to the Closing, to deliver to the Company promptly after they are prepared such monthly or other financial statements or financial reports of Pepe Jeans as are prepared by or relating to Pepe Jeans and Tommy Canada in the ordinary course of business and such other financial information as the Company may reasonably request, promptly after such request; and

  (4) that PJLC will contribute, immediately prior to the Closing, a note of Blackwatch in the principal amount of the purchase price under the Canada Purchase Agreement to Pepe USA and Blackwatch will repay such note in full immediately following the Closing.

REPRESENTATIONS AND WARRANTIES

  The Stock Purchase Agreement contains various representations and warranties of the Company relating to, among other matters, (1) organization and other corporate matters; (2) capitalization of the Company; (3) authorization, execution, delivery, performance and enforceability of the Stock Purchase Agreement and the related transaction agreements and the absence of conflicts, violations and defaults under the organizational documents of the Company and its subsidiaries and certain other agreements and documents; (4) the accuracy of documents filed by the Company with the Commission; and (5) information supplied by the Company for inclusion in this Proxy Statement.

  The Stock Purchase Agreement also contains various representations and warranties of PJLC relating to, among other matters, (1) organization and other corporate matters; (2) capitalization of Pepe Jeans and ownership of, and title to, the Pepe USA Shares and the Pepe Far East Shares; (3) authorization, execution, delivery, performance and enforceability of the Stock Purchase Agreement and the related transaction agreements and the absence of conflicts, violations and defaults under the organizational documents of PJLC and Pepe Jeans and certain other agreements and documents;
(4) litigation; (5) compliance with laws and governmental consents;
(6) properties and leases; (7) environmental compliance; (8) the absence of certain changes and events since March 31, 1997; (9) the financial statements of Pepe Jeans provided to the Company; (10) taxes and tax returns;
(11) certain employee benefits and labor matters; (12) material contracts and debt instruments; (13) insurance coverage; (14) transactions with affiliates;
(15) undisclosed liabilities; and (16) information supplied by PJLC for inclusion in this Proxy Statement.

CONDITIONS TO THE ACQUISITION

  Mutual Conditions. The obligations of the Company, TH USA and THEH, on the one hand, and PJLC, on the other hand, to consummate the Acquisition are subject to fulfillment of the following conditions, among others:

  (1) Each of the representations and warranties of the other party will be true and correct when made and as of the Closing Date, except (a) in the case of representations and warranties of PJLC, such inaccuracies or breaches as would not, individually or in the aggregate, have a Pepe Material Adverse Effect and (b) in the case of representations and warranties of the Company, such inaccuracies or breaches as would not, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries taken as a whole;

  (2) the covenants and agreements of the other party contained in the Stock Purchase Agreement to be performed on or before the Closing Date will have been performed in all material respects;

  (3) all necessary regulatory approvals will have been received and the notice of amendment to the Company Memorandum will have been filed with the Registry of Companies of the British Virgin Islands reflecting an increase in the number of authorized Company Shares to 75 million;

  (4) no order or injunction will have been issued by any governmental authority which prohibits or prevents the consummation of the transactions contemplated by the Stock Purchase Agreement;

  (5) the Acquisition Proposal will have been approved at the Special
      Meeting;

  (6) all consents or waivers under specified credit agreements will have been obtained or renegotiated on terms satisfactory to the Company and PJLC; and

  (7) the Purchase Price Shares will have been approved for listing on the NYSE, subject to official notice of issuance.

  Conditions to the Company's, TH USA's and THEH's Obligations to Consummate the Acquisition. The obligations of the Company, TH USA and THEH to consummate the Acquisition and the other transactions contemplated by the Stock Purchase Agreement are further subject to the receipt of a certain closing certificate and fulfillment of the following conditions:

  (1) the Company shall have received an opinion of counsel to PJLC relating to the ownership of the Pepe USA Shares and the Pepe Far East Shares and certain other corporate matters;

  (2) the Pepe International License and any sublicenses granted thereunder will have been cancelled, the Pepe European License Amendment will have been executed and delivered by PJLC and Pepe Europe, the Non-Competition Agreement will have been executed and delivered by Messrs. Chou and Stroll, and the Bentley Trust Guarantee and the AIHL Guarantee will be in full force and effect;

  (3) all of the conditions to Pepe USA's and Lawvest's obligations to consummate the Canada Purchase under the Canada Purchase Agreement, other than delivery by Lawvest of the Tomcan shares and the delivery by Pepe USA of the purchase price thereunder, shall have been satisfied, without any waiver thereof (See "The Canada Purchase Agreement");

  (4) the Company and/or its subsidiaries will have obtained financing for the Acquisition on terms and conditions reasonably satisfactory to the Company; and

  (5) all consents or waivers to specified agreements entered into by Pepe Jeans will have been obtained.

  Conditions to the Obligations of PJLC to Consummate the Acquisition. The obligations of PJLC to consummate the Acquisition and the other transactions contemplated by the Stock Purchase Agreement are further subject to the receipt of a certain closing certificate and fulfillment of the following conditions:

  (1) PJLC will have received an opinion of counsel to the Company relating to title to the Purchase Price Shares and certain other corporate matters; and

  (2) THLI will have executed and delivered the Pepe European License Amendment and the Company will have executed and delivered the Registration Rights Agreement.

INDEMNIFICATION

  PJLC has agreed in the Stock Purchase Agreement, subject to the limits described below, to indemnify the Company and its subsidiaries and their respective officers and directors on a net after-tax basis, from and against any and all losses and expenses suffered by such indemnified parties resulting from or arising out of (1) any breach of any of the representations or warranties of PJLC, (2) any breach of any covenants or agreements made by any Seller Affiliate in the Stock Purchase Agreement, (3) any liability or obligation of Pepe Jeans arising from or relating to any business other than the business of Pepe Jeans and Tommy Canada conducted under the Pepe United States License, the Pepe International License and the Canadian License (collectively, "Retained Liabilities") and (4) the failure by Lawvest or the guarantor under the Bentley Trust Guarantee to timely satisfy upon demand therefor its liabilities and obligations to Pepe USA pursuant to the indemnification provisions of the Canada Purchase Agreement or the Bentley Trust Guarantee, as applicable ("Canadian Liabilities"). The indemnity by PJLC described above will not affect or limit the separate indemnification with respect to tax matters provided by PJLC under the Stock Purchase Agreement.

  The indemnified parties will not be entitled to assert any indemnification pursuant to clause (1) or (2) of the preceding paragraph (in the case of covenants and agreements which by their terms do not contemplate performance after the Closing Date) (1) after the statute of limitations period, with respect to breaches of the representations and warranties by PJLC in the Stock Purchase Agreement with respect to tax matters, (2) after the third anniversary of the Closing Date, with respect to covenant breaches or breaches of the representations and warranties by PJLC in the Stock Purchase Agreement with respect to environmental matters or (3) after September 30, 1999, with respect to all other breaches of the representations and warranties by PJLC contained in any other provision of the Stock Purchase Agreement (other than PJLC's representations and warranties concerning the ownership of the Pepe USA Shares and the Pepe Far East Shares which are not subject to any time limitation) or any breach or nonfulfillment of any covenants or agreements made by PJLC in the Stock Purchase Agreement that by their terms were required to be performed prior to the Closing Date.

  Under the Stock Purchase Agreement, PJLC will have no liability for indemnification unless losses exceed in the aggregate a $500,000 threshold. If, however, aggregate losses exceed the $500,000 threshold, PJLC will be liable for all such losses. These threshold provisions do not apply to Retained Liabilities or the Canadian Liabilities. PJLC will not be required to indemnify the Company and its subsidiaries pursuant to the indemnification provisions described above for losses in excess of $1.128 billion.

  PJLC has agreed to provide the Company and its subsidiaries a separate indemnification with respect to tax matters. Under these provisions, PJLC will be liable for (1) taxes imposed upon, or with respect to the income or operations of, Pepe Jeans (a) with respect to any taxable period ending on or before December 31, 1997 and (b) in the case of any taxable period beginning before and ending after December 31, 1997 allocable to the portion of such period beginning before and ending on December 31, 1997, in each case, to the extent such taxes are not reflected in the reserve for tax liabilities shown on the combined balance sheet of Pepe Jeans as of December 31, 1997 and (2) taxes attributable to the operations of an entity (other than Pepe Jeans or any of its predecessors) for which Pepe Jeans may be held liable by virtue of a relationship to or affiliation with such entity under certain tax laws.

AIHL GUARANTEE

  Pursuant to the AIHL Guarantee, AIHL has agreed to unconditionally and irrevocably guarantee to the Company, TH USA and THEH (collectively, the "Guaranteed Parties") the prompt and complete payment and performance of all obligations of PJLC (AIHL's indirect 97% owned subsidiary) in the Stock Purchase Agreement and to pay all reasonable expenses which the Guaranteed Parties may pay or incur in enforcing the AIHL Guarantee. AIHL's obligations under the AIHL Guarantee are limited to $1.128 billion but may be satisfied in full by delivery to the Guaranteed Parties of $755,760,000 and the Purchase Price Shares. AIHL may assign its obligations under the AIHL Guarantee (whether by operation of law or otherwise) only with the consent of the Company, which consent may not be unreasonably withheld.

FEES AND EXPENSES

  If the transactions contemplated by the Stock Purchase Agreement are not consummated, all legal and other costs and expenses incurred in connection with the Stock Purchase Agreement (other than filing fees under the HSR Act) will be paid by the party incurring such costs and expenses. If the transactions contemplated by the Stock Purchase Agreement are consummated, the legal and other expenses (including the fees of financial advisors) incurred in connection with the Stock Purchase Agreement will be paid by Pepe USA and TH USA and the legal and other expenses (including the fees of financial advisors) incurred in connection with the Canada Purchase Agreement will be paid by Pepe USA and Tommy Canada.

TERMINATION OF THE STOCK PURCHASE AGREEMENT; EFFECT OF TERMINATION

  The Stock Purchase Agreement may be terminated at any time prior to the Closing, whether before or after approval of the Acquisition Proposal at the Special Meeting:

  (1) by mutual consent of the Company and PJLC;

  (2) by either the Company or PJLC, if any governmental authority has issued an injunction, restraining order or decree that restrains or prohibits the consummation of the Acquisition or the performance by the parties to the Stock Purchase Agreement of their obligations thereunder, and such injunction, restraining order or decree has become final and nonappealable;

  (3) by either the Company or PJLC, if the Closing has not occurred by the close of business on September 30, 1998, unless the failure of the Closing to occur by such date is due to the failure of the party seeking to terminate this Stock Purchase Agreement to perform or observe in all material respects the covenants and agreements of such party set forth in the Stock Purchase Agreement; or

  (4) by either the Company or PJLC, if the Acquisition Proposal is not approved by the Company Shareholders at the Special Meeting.


  Upon written notice by the terminating party to the other party, the Stock Purchase Agreement will terminate and become void and have no effect, except that the provisions governing expenses will survive the termination. No termination will relieve any party to the Stock Purchase Agreement of any liability for any willful breach of the Stock Purchase Agreement (other than a breach of a representation, as to which no party will be liable).

AMENDMENT AND WAIVER

  The Stock Purchase Agreement may not be modified or amended except in writing. Any party to the Stock Purchase Agreement may, in writing, waive compliance by the other parties with any term or provision of the Stock Purchase Agreement to be performed or complied with by such other parties. The waiver by any party to the Stock Purchase Agreement of a breach of any term or provision of the Stock Purchase Agreement will not be construed as a waiver of any subsequent breach.

                         THE CANADA PURCHASE AGREEMENT

  On January 26, 1998, Pepe USA and Lawvest entered into the Canada Purchase Agreement pursuant to which Pepe USA will purchase all of the capital stock of Tomcan. Pepe USA will pay a purchase price of C$125 million for the Tomcan shares using funds provided by PJLC. The obligations of the Company, TH USA and THEH to consummate the Acquisition are conditioned on all of the conditions to Pepe USA's and Lawvest's obligations under the Canada Purchase Agreement (other than the payment of the purchase price by Pepe USA and the delivery of the Tomcan shares by Lawvest) having been satisfied, without waiver thereof.

  Each of Pepe USA's and Lawvest's obligations to consummate the Canada Purchase are conditioned on (1) the representations and warranties of the other party being true and correct in all material respects (except those qualified by materiality, which must be true in all respects) as of the Closing Date, and the other party having performed the covenants required to be performed by such party prior to the Closing Date and (2) there being no statute, rule, regulation or order of a court or other governmental authority that prohibits the Canada Purchase.

  Pepe USA's obligations to consummate the Canada Purchase are further conditioned on, among other things, (1) the receipt of third-party and required governmental consents, (2) there having not occurred any event, change or development or absence of the foregoing which has had or is reasonably likely to have an effect which is materially adverse to the business, assets, liabilities, financial condition, earnings, operations or prospects of Tomcan and TH Canada taken as a whole, (3) there being no pending or threatened action which seeks to impose limitations on the ability of Pepe USA to exercise full rights of ownership of the Tomcan shares or Pepe USA's ability to conduct the Canadian businesses, or that requires Pepe USA or any of its affiliates to divest the Tomcan shares or any assets or businesses, or which Pepe USA reasonably believes presents a material risk that it would not realize substantially all of the benefits of the Canada Purchase or would cause it to suffer substantial monetary damages, (4) the Acquisition having been consummated, (5) the receipt of an opinion of Lawvest's counsel, reasonably satisfactory to Pepe USA, with respect to the capitalization of Tomcan and certain other corporate matters and (6) the Bentley Trust Guarantee being in full force and effect.

  The Canada Purchase Agreement contains customary representations and warranties, including representations of Lawvest with respect to the financial statements previously delivered to Pepe USA, litigation, and transactions with affiliates, and customary covenants, including a covenant that Tommy Canada will conduct its business in the ordinary course from the date of signing of the Canada Purchase Agreement through the Closing. Under the Canada Purchase Agreement, prior to the Closing all indebtedness from Tommy Canada to Lawvest and its affiliates reflected on Tomcan's consolidated balance sheet as of December 31, 1997 will be released and forgiven, and all indebtedness from Lawvest and its affiliates reflected on such balance sheet will be repaid in full.

  Lawvest has agreed to indemnify Pepe USA and PJLC and their respective affiliates against losses arising out of breaches of representations, warranties and covenants of Lawvest in the Canada Purchase Agreement. The survival periods of Lawvest's representations, warranties and covenants in the Canada Purchase Agreement generally expire on September 30, 1999, except longer periods apply to representations relating to taxes, capitalization and ownership of the Tomcan shares.

  Under the Bentley Trust Guarantee, ATC Trustees (Cayman) Limited, as trustee for Lawvest's sole shareholder, has guaranteed the fulfillment of Lawvest's indemnification obligations under the Canada Purchase Agreement. Lawvest's and the guarantor's obligations under these provisions are limited to C$125 million, and neither Lawvest nor the guarantor will be liable under the indemnity or guarantee, as applicable, unless all losses exceed C$75,000.

                     MARKET PRICE AND DIVIDEND INFORMATION

  The Company Shares are listed and traded on the NYSE under the symbol "TOM." The following table reflects the range of the reported high and low sale prices of the Company Shares on the NYSE Composite Tape for the periods indicated.

                                                         COMPANY SHARES
                                                         ------------------
      FISCAL YEAR                                         HIGH        LOW
      -----------                                        -------    -------
      ENDED MARCH 31, 1996:
      First quarter..................................... $   29 1/8 $   20 5/8
      Second quarter....................................     37 7/8     27 1/8
      Third quarter.....................................     45 3/4     29 5/8
      Fourth quarter....................................      48        32 5/8
      ENDED MARCH 31, 1997:
      First quarter..................................... $   55 7/8 $   41 1/2
      Second quarter....................................     59 3/8     41 3/4
      Third quarter.....................................     61 1/8     44 1/8
      Fourth quarter....................................     59 1/8     42 1/2
      ENDING MARCH 31, 1998:
      First quarter..................................... $   53 3/4 $   36 7/8
      Second quarter....................................     51 1/8     39 3/16
      Third quarter.....................................     50 3/8      33
      Fourth quarter (through March 26, 1998)...........     61 3/8     35 3/16

  On January 30, 1998, the last full trading day prior to the execution, delivery and public announcement of the Stock Purchase Agreement, the closing price of the Company Shares was $43 9/16 per share, as reported on the NYSE Composite Tape. On March 26, 1998, the most recent practicable date prior to the printing of this Proxy Statement, the closing price of the Company Shares was $59 1/4 per share, as reported on the NYSE Composite Tape. Company Shareholders are encouraged to obtain current market quotations for the Company Shares. Because the number of Company Shares to be issued in the Acquisition is fixed and the market price of Company Shares is subject to fluctuation, the value of the Purchase Price Shares PJLC will receive in the Acquisition may increase or decrease prior to or after the consummation of the Acquisition and such shares are subject to certain transfer restrictions. See "The Stock Purchase Agreement--Restrictions on Transfer of Shares; Registration Rights."

  The Company has never paid any dividends on the Company Shares. The Company anticipates that all of its earnings in the foreseeable future will be retained for the development and expansion of its businesses and, therefore, has no current plans to pay cash dividends. Future dividend policy will depend on the Company's earnings, capital requirements, financial condition, restrictions imposed by agreements governing the Company's indebtedness, availability of dividends, receipt of funds in connection with repayment of loans to subsidiaries or advances from operating subsidiaries and other factors considered relevant by the Board of Directors.

           SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

  The following tables present selected historical financial information for the Company which should be read in conjunction with the historical financial statements, and the related notes thereto, of the Company, management's discussion and analysis of financial condition and results of operations, and other financial data incorporated by reference into this Proxy Statement. The selected historical financial data of the Company for each of the three fiscal years in the period ended March 31, 1997 have been derived from the Company's audited financial statements and other information contained in the 1997 Company Form 10-K. The selected historical financial data of the Company for the fiscal years ended March 31, 1994 and 1993 have been derived from the Company's audited financial statements. The selected financial data as of, and for the nine months ended, December 31, 1997 and 1996 were derived from the Company's unaudited financial statements and other information contained in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997 and are not necessarily indicative of results for a full year. All adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of the unaudited historical interim periods have been included. See "Available Information."

                           TOMMY HILFIGER CORPORATION

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                            NINE MONTHS ENDED
                              DECEMBER 31,               FISCAL YEAR ENDED MARCH 31,
                         ----------------------- --------------------------------------------
                            1997        1996       1997     1996     1995     1994     1993
                         ----------- ----------- -------- -------- -------- -------- --------
                         (UNAUDITED) (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenue (a).........  $644,385    $491,235   $661,688 $478,131 $320,985 $227,201 $138,638
Cost of goods sold......   337,671     255,954    344,884  258,419  174,584  127,053   81,502
                          --------    --------   -------- -------- -------- -------- --------
  Gross profit..........   306,714     235,281    316,804  219,712  146,401  100,148   57,136
Selling, general and
 administrative
 expenses...............   182,476     141,145    190,976  132,270   85,954   58,702   33,181
                          --------    --------   -------- -------- -------- -------- --------
  Income from
   operations...........   124,238      94,136    125,828   87,442   60,447   41,446   23,955
Interest income
 (expense)..............     4,078       3,860      5,420    4,958    3,010      320   (1,129)
                          --------    --------   -------- -------- -------- -------- --------
  Income before income
   taxes................   128,316      97,996    131,248   92,400   63,457   41,766   22,826
Provision for income
 taxes..................    42,534      33,931     44,866   30,900   22,742   16,422    8,220
                          --------    --------   -------- -------- -------- -------- --------
  Net income............  $ 85,782    $ 64,065   $ 86,382 $ 61,500 $ 40,715 $ 25,344 $ 14,606
                          ========    ========   ======== ======== ======== ======== ========
Earnings per share
  Basic (b).............  $   2.30    $   1.73   $   2.33 $   1.72 $   1.16 $   0.80 $   0.55
                          ========    ========   ======== ======== ======== ======== ========
  Weighted average
   shares outstanding...    37,333      37,015     37,059   35,767   34,963   31,779   26,394
                          ========    ========   ======== ======== ======== ======== ========
  Diluted (b)...........  $   2.26    $   1.69   $   2.28 $   1.65 $   1.12 $   0.77 $   0.55
                          ========    ========   ======== ======== ======== ======== ========
  Weighted average
   shares and share
   equivalents
   outstanding..........    37,918      37,838     37,885   37,241   36,346   32,836   26,394
                          ========    ========   ======== ======== ======== ======== ========
                           AS OF DECEMBER 31,                  AS OF MARCH 31,
                         ----------------------- --------------------------------------------
                            1997        1996       1997     1996     1995     1994     1993
                         ----------- ----------- -------- -------- -------- -------- --------
                         (UNAUDITED) (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents
 and short-term invest-
 ments..................  $148,911    $119,659   $109,908 $127,743 $ 86,031 $ 50,867 $ 18,671
Working capital.........   331,746     261,952    270,667  238,439  165,261  110,589   53,748
Total assets............   575,452     429,804    463,085  358,622  239,493  190,378   84,704
Short-term borrowings...     9,323       5,301      5,980   13,755   13,487   10,319    8,068
Long-term debt..........       --        1,581      1,510    1,789    2,064    2,341      --
Shareholders' equity....   488,416     372,781    397,464  301,338  209,024  161,715   68,700

--------
(a) On October 1, 1995, the Company entered into the Pepe United States License with the parent of Pepe USA for the manufacture, sale and distribution in the United States of men's, women's and girls' jeanswear and jeans related apparel (which includes women's and girls' casualwear) bearing the TOMMY JEANS(R) and TOMMY HILFIGER(R) registered trademarks. Included in net revenue is royalty income of $13,311 and $5,894 for the nine months ended December 31, 1997 and 1996, respectively, and $9,963 and $1,915 in the fiscal years ended March 31, 1997 and 1996, respectively. Net revenue includes denim product sales prior to entering into this license of $12,370 and $9,104 during the fiscal years ended March 31, 1996 and 1995, respectively. Amounts for prior years are not material.
(b) Earnings per share data have been restated to be in accordance with Statement of Financial Accounting Standards No. 128 (Earnings Per Share).

            SELECTED HISTORICAL FINANCIAL INFORMATION OF PEPE JEANS

  The following tables present selected historical financial information for Pepe Jeans. The selected historical financial information should be read in conjunction with the historical combined financial statements, including the related notes thereto, of Pepe Jeans, management's discussion and analysis of financial condition and results of operations and other financial data included elsewhere in this Proxy Statement. The selected historical financial data of Pepe Jeans for each of the three fiscal years in the period ended March 31, 1997 have been derived from its audited combined financial statements included elsewhere in this Proxy Statement. The selected financial data for each of the two fiscal years in the period ended March 31, 1994 and as of, and for the nine months ended, December 31, 1997 and 1996, were derived from the unaudited combined financial statements of Pepe Jeans. The selected financial data for the nine months ended December 31, 1997 and 1996 are not necessarily indicative of results for a full year. All adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of the unaudited historical interim periods have been included. See "Pepe Jeans Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Index to Financial Statements--Pepe Jeans USA, Inc. and TJ Far East Limited."

           PEPE JEANS USA, INC. AND TJ FAR EAST LIMITED COMBINED(A)

                                (IN THOUSANDS)

                            NINE MONTHS ENDED
                              DECEMBER 31,                  FISCAL YEAR ENDED MARCH 31,
                         ----------------------- ---------------------------------------------------
                            1997        1996     1997(B)    1996     1995       1994        1993
                         ----------- ----------- -------- --------  -------  ----------- -----------
                         (UNAUDITED) (UNAUDITED)                             (UNAUDITED) (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues(c)(d)......  $278,445    $158,267   $234,920 $ 89,029  $75,807    $89,408     $72,819
Cost of goods sold......   150,673      98,091    146,948   61,875   48,697     55,037      47,273
                          --------    --------   -------- --------  -------    -------     -------
 Gross profit...........   127,772      60,176     87,972   27,154   27,110     34,371      25,546
Selling, general and
 administrative
 expenses...............    65,198      38,366     69,046   35,657   26,710     31,729      27,960
                          --------    --------   -------- --------  -------    -------     -------
 Income (loss) from
  operations............    62,574      21,810     18,926   (8,503)     400      2,642      (2,414)
Interest expense, net...       838       1,278      1,650    1,543    1,533        641         608
                          --------    --------   -------- --------  -------    -------     -------
 Income (loss) before
  income taxes..........    61,736      20,532     17,276  (10,046)  (1,133)     2,001      (3,022)
Provison for income
 taxes..................    24,977       4,074      2,113      400      338        335         892
                          --------    --------   -------- --------  -------    -------     -------
 Net income (loss)......  $ 36,759    $ 16,458   $ 15,163 $(10,446) $(1,471)   $ 1,666     $(3,914)
                          ========    ========   ======== ========  =======    =======     =======
                           AS OF DECEMBER 31,                     AS OF MARCH 31,
                         ----------------------- ---------------------------------------------------
                            1997        1996       1997     1996     1995       1994        1993
                         ----------- ----------- -------- --------  -------  ----------- -----------
                         (UNAUDITED) (UNAUDITED)                             (UNAUDITED) (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents
 and short-term
 investments............  $  5,325    $  3,360   $  2,092 $  2,407  $   221    $   446     $ 3,256
Working capital.........    56,279      30,212     27,717   21,373   16,753     21,402      29,694
Total assets............   141,155      98,332    106,507   55,993   43,906     48,890      45,497
Short-term borrowings...    13,228      24,716     16,665   11,939   10,376      7,439       3,925
Long-term debt..........    58,634      48,310     48,384   43,079   17,500     17,500      17,500
Shareholders' equity
 (deficiency)...........    34,244       3,205      1,931  (13,355)   7,595      9,108      11,187

--------
(a) The information presented reflects the financial statements of Pepe USA and Pepe Far East, which have been combined due to their common ownership. All material intercompany transactions and balances have been eliminated.
(b) During the year ended March 31, 1997, Pepe USA recorded a restructuring charge of $3,590, which is included in selling, general and administrative expenses, related to the discontinuance of the PEPE(R) jeans product line.
(c) Net revenues include sales of the discontinued PEPE(R) jeans product line as follows: $4,821 and $28,426 in the nine months ended December 31, 1997 and 1996, respectively, $33,289, $56,646, $69,126, $79,769 and $57,969 in
    the fiscal years ended March 31, 1997, 1996, 1995, 1994 and 1993, respectively. Net revenues include $3,686 and $2,877 for the nine months ended December 31, 1997 and 1996, respectively, and $5,188, $4,355, $6,681, $9,639 and $14,850 for the fiscal years ended March 31, 1997, 1996, 1995, 1994 and 1993, respectively, related to the wholesale sale of products to distributors and buying agency commissions on PEPE(R) products, which are not expected to recur prospectively.
(d) On October 1, 1995, Pepe USA was assigned the Pepe United States License for the manufacture, sale and distribution in the United States of men's, women's and girls' jeanswear and jeans related apparel (which includes women's and girls' casualwear) bearing the TOMMY JEANS(R) and TOMMY HILFIGER(R) registered trademarks. Net revenues include $264,726 and $125,899 in the nine months ended December 31, 1997 and 1996, respectively, and $194,647 and $28,028 in the fiscal years ended March 31, 1997 and 1996, respectively, of sales of products related to this license.

  PEPE JEANS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

NINE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO NINE MONTHS ENDED DECEMBER 31, 1996

 RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, the percentage relationship to net revenues of certain items in Pepe Jeans' unaudited condensed combined statements of operations and retained earnings:

                                                             NINE MONTHS ENDED
                                                               DECEMBER 31,
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
      Net revenues..........................................    100.0%    100.0%
      Cost of goods sold....................................     54.1      62.0
                                                             --------  --------
        Gross profit........................................     45.9      38.0
      Selling, general and administrative expenses..........     23.4      24.2
                                                             --------  --------
        Operating income....................................     22.5      13.8
      Interest expense, net.................................      0.3       0.8
                                                             --------  --------
        Income before income taxes..........................     22.2      13.0
      Income tax provision..................................      9.0       2.6
                                                             --------  --------
        Net income..........................................     13.2%     10.4%
                                                             ========  ========

  Pepe Jeans' net income increased 123.4% to $36,759,000 during the nine months ended December 31, 1997 from $16,458,000 in the corresponding period of 1996.

  Net revenues increased $120,178,000, or 75.9%, to $278,445,000 during the nine months ended December 31, 1997 from $158,267,000 during the nine months ended December 31, 1996. This improvement includes net sales increases of 177.2% from women's and girls' casualwear bearing the TOMMY HILFIGER(R) trademark ("Tommy Womenswear") and 78.2% from men's jeanswear and jeans-related apparel bearing the TOMMY JEANS(R) trademark ("Tommy Men's Jeanswear"), partially offset by a net sales decrease of 83.0% from PEPE(R) jeans. Net revenues by division during the nine months ended December 31, 1997 compared to the nine months ended December 31, 1996 are as follows:

                                                           NINE MONTHS ENDED
                                                             DECEMBER 31,
                                                       -------------------------
                                                           1997         1996
                                                       ------------ ------------
      Tommy Womenswear................................ $113,166,000 $ 40,830,000
      Tommy Men's Jeanswear...........................  151,560,000   85,069,000
      PEPE(R) jeans...................................    4,821,000   28,426,000
      Buying agency revenues..........................    8,898,000    3,942,000
                                                       ------------ ------------
      Net revenues.................................... $278,445,000 $158,267,000
                                                       ============ ============

  Net revenues increases from Tommy Womenswear and Tommy Men's Jeanswear are primarily the result of Pepe Jeans' in-store shop and fixtured area expansion program, whereby certain of Pepe Jeans' customers have increased the number of stores as well as the amount of square footage in which Pepe Jeans' products are sold. The net revenues decrease from PEPE(R) jeans reflects Pepe Jeans' decision to focus on Tommy Womenswear, Tommy Men's Jeanswear and the TOMMY JEANS(R) women's line, which will include jeanswear and jeans-related apparel for young women ("Tommy Women's Jeanswear" and, collectively with Tommy Men's Jeanswear, "Tommy Jeanswear"), thereby ceasing to distribute the PEPE(R) jeans product line during the nine months ended December 31, 1997. Buying agency revenues include $3,686,000 and $2,877,000 for the nine months ended December 31, 1997 and 1996, respectively, which are related to the wholesale sale of product to distributors and buying agency commissions on PEPE(R) jeans products, which are not expected to recur prospectively.

  Gross profit improved to 45.9% of net revenues in the nine months ended December 31, 1997 from 38.0% of net revenues in the nine months ended December 31, 1996. Gross profit has increased primarily due to the increased volume in the Tommy Womenswear and Tommy Men's Jeanswear product lines, which produce higher margins than the PEPE(R) jeans product line.

  Selling, general and administrative expenses decreased as a percentage of net revenues to 23.4% during the nine months ended December 31, 1997 from 24.2% of net revenues during the nine months ended December 31, 1996. The decreased percentage was largely due to increased sales volume. Selling, general and administrative expenses increased to $65,198,000 in the nine months ended December 31, 1997 from $38,366,000 in the nine months ended December 31, 1996. This overall increase was principally due to volume-related expenses to support the higher revenues, including royalties and advertising contributions relating to the Pepe United States License.

  The income tax provision in the nine months ended December 31, 1997 increased to 40.5% of income before taxes from 19.8% in the corresponding period of 1996. The 1996 rate is after the application of net operating loss carryforwards.

FOR THE THREE FISCAL YEARS ENDED MARCH 31, 1997

  All references to years relate to the fiscal year ended March 31 of such year.

 RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, the percentage relationship to net revenues of certain items in Pepe Jeans' combined statements of operations:

                                                          FISCAL YEAR ENDED
                                                              MARCH 31,
                                                          --------------------
                                                          1997   1996    1995
                                                          -----  -----   -----
      Net revenues....................................... 100.0% 100.0%  100.0%
      Cost of goods sold.................................  62.6   69.5    64.2
                                                          -----  -----   -----
        Gross profit.....................................  37.4   30.5    35.8
      Selling, general and administrative expenses.......  29.3   40.1    35.3
                                                          -----  -----   -----
        Operating income (loss)..........................   8.1   (9.6)    0.5
      Interest expense, net..............................   0.7    1.7     2.0
                                                          -----  -----   -----
        Income (loss) before income taxes................   7.4  (11.3)   (1.5)
      Income tax provision...............................   0.9    0.4     0.4
                                                          -----  -----   -----
        Net income (loss)................................   6.5% (11.7)%  (1.9)%
                                                          =====  =====   =====

  In October 1995, Pepe Jeans was assigned the Pepe United States License from its parent, PJLC. Pepe Jeans began importing and distributing jeanswear and jeans related apparel under the TOMMY JEANS(R) name in October 1995 and womenswear under the TOMMY HILFIGER(R) name in July 1996. During 1997, Pepe Jeans decided to focus its selling and marketing efforts on the Tommy Jeanswear and Tommy Womenswear product lines and decided that it would no longer distribute the PEPE jeans product line.

  YEAR ENDED MARCH 31, 1997 COMPARED TO YEAR ENDED MARCH 31, 1996

  Pepe Jeans' net income increased to $15,163,000 in 1997 from a net loss of $10,446,000 in 1996. This represents an improvement of $25,609,000. As a percentage of net revenues, net income increased to 6.5% in 1997 from a net loss of 11.7% in 1996.

  Net revenues increased 163.9% to $234,920,000 in 1997 from $89,029,000 in
1996. This improvement includes $72,310,000 of net sales from Tommy Womenswear, which was launched in the Fall of 1996. Additionally, net sales from Tommy Men's Jeanswear increased 336.5% to $122,337,000 in 1997 from

$28,028,000 in 1996, while buying agency revenues increased 60.4% to $6,984,000 in 1997 from $4,355,000 in 1996. Partially offsetting these increases was a decrease from PEPE(R) jeans net sales by 41.2% to $33,289,000 in 1997 from $56,646,000 in 1996. The net sales increases from Tommy Womenswear and Tommy Men's Jeanswear were primarily the result of opening in-store shops and fixtured areas.

  Gross profit improved to 37.4% of net revenues in 1997 from 30.5% of net revenues in 1996. Gross profit increased primarily due to the increased volume in the Tommy Womenswear and Tommy Men's Jeanswear product lines, which produce higher margins than the PEPE(R) jeans product line. Additionally, the 1996 gross margin was impacted by higher initial-year costs associated with the Pepe United States License.

  Selling, general and administrative expenses decreased as a percentage of net revenues to 29.3% in 1997 from 40.1% of net revenues in 1996. The decreased percentage was largely due to increased sales volume. Selling, general and administrative expenses increased to $69,046,000 in 1997 from $35,657,000 in 1996. This increase was principally due to volume-related expenses to support the higher revenues, including royalties and advertising contributions relating to the Pepe United States License, as well as to start-up costs relating to the launch of Tommy Womenswear in the Fall of 1996. Also included in 1997 is a restructuring charge of $3,590,000 associated with Pepe Jeans' decision to no longer distribute the PEPE(R) jeans product line.

  The 1997 income tax provision of $2,113,000, or 12.2% of pre-tax income, was recorded net of operating loss carryforwards of approximately $16,700,000. No tax benefit was recorded on Pepe Jeans' loss before income taxes of $10,046,000 in 1996.

  YEAR ENDED MARCH 31, 1996 COMPARED TO YEAR ENDED MARCH 31, 1995

  Pepe Jeans' net loss increased to $10,446,000 in 1996 from $1,471,000 in 1995. This represents a loss increase of $8,975,000. As a percentage of net revenues, net loss increased to 11.7% in 1996 from 1.9% in 1995.

  Net revenues increased 17.4% to $89,029,000 in 1996 from $75,807,000 in
1995. This improvement includes $28,028,000 of net sales from Tommy Men's Jeanswear, which Pepe Jeans began distributing in October 1995, and was partially offset by an 18.1% decrease in PEPE(R) jeans net sales to $56,646,000 in 1996 from $69,126,000 in 1995. Buying agency revenues of
$4,355,000 and $6,681,000 for the fiscal years ended March 31, 1997 and 1996, respectively, relate to the PEPE(R) jeans line and are not expected to recur prospectively.

  Gross profit decreased to 30.5% of net revenues in 1996 from 35.8% of net revenues in 1995. The decrease was largely attributable to the effects of initial year costs associated with the Pepe United States License.

  Selling, general and administrative expenses increased as a percentage of net revenues to 40.1% in 1996 from 35.3% of net revenues in 1995. Selling, general and administrative expenses increased to $35,657,000 in 1996 from $26,710,000 in 1995. These increases were primarily due to start-up costs associated with the Pepe United States License as well as to the volume-related expenses to support the higher revenues, including royalties and advertising contributions relating to the license.

  Income tax provisions were minimal in both 1996 and 1995 due to Pepe Jeans' losses from operations.

LIQUIDITY AND CAPITAL RESOURCES

  Pepe Jeans' primary funding requirements are to finance working capital and the continued growth of the business. This includes primarily the purchase of inventory in anticipation of increased sales as well as capital expenditures related to the expansion of the Tommy Womenswear and Tommy Men's Jeanswear in store-shops and fixtured areas. Pepe Jeans' sources of liquidity are cash on hand, cash from operations, funds provided by its parent and available credit.

  As of December 31, 1997, Pepe Jeans had approximately $5,325,000 of cash and cash equivalents compared to a March 31, 1997 balance of $2,092,000. This represented an overall increase of $3,233,000 due to cash provided by operating and financing activities, partially offset by cash used in investing activities. A detailed analysis of the changes in cash and cash equivalents is presented in the unaudited condensed combined statements of cash flows. See "Index to Financial Statements--Pepe Jeans USA, Inc. and TJ Far East Limited."

  Net cash provided by operating activities during the nine months ended December 31, 1997 was $19,554,000. This amount is primarily made up of cash generated from net earnings offset by an increase in other components of working capital. The increase in working capital is primarily due to a higher inventory level which increased 67.5% to $44,992,000 at December 31, 1997 from $26,868,000 at March 31, 1997. The increase in inventory levels were required for the growing Tommy Womenswear and Tommy Men's Jeanswear businesses.

  Capital expenditures were $18,275,000 for the nine months ended December 31, 1997. Significant capital expenditures in the nine months ended December 31, 1997 include approximately $16,004,000 related to Pepe Jeans' in-store shop and fixtured area programs.

  In March 1997, Pepe Jeans amended its credit agreement (the "Credit Agreement") originally entered into on December 31, 1995. The Credit Agreement, as amended, provides for direct borrowings and letters of credit ranging from $55,000,000 to $75,000,000 through May 31, 1999. Pepe Jeans is currently negotiating an increase in the amount available under the Credit Agreement to a range from $90,000,000 to $140,000,000, which increase will require the consent of the Company pursuant to the Stock Purchase Agreement (see "The Stock Purchase Agreement--Covenants--Covenants of PJLC"). Available borrowings are subject to increases of availability under the Credit Agreement and are based upon eligible accounts receivable, inventory and open letters of credit. As of December 31, 1997, $60,000,000 was available for utilization under the Credit Agreement of which $26,464,000 was utilized. Available borrowings under the Credit Agreement are collateralized by substantially all the assets of Pepe Jeans. Borrowings under the Credit Agreement accrue interest at or slightly above the prime rate.

  At December 31, 1997, total short-term borrowings of $13,228,000 consisted entirely of open letters of credit for inventory purchased. Additionally, at December 31, 1997, Pepe Jeans was contingently liable for unexpired bank letters of credit of $13,236,000 related to commitments of Pepe Jeans to suppliers for the purchase of inventories and leases.

  The Credit Agreement contains various covenants, including, among others, certain restrictions upon capital expenditures, investments, indebtedness, dividends, loans and advances. The Credit Agreement, as amended, also requires the maintenance of minimum tangible net worth, certain leverage and current ratios as well as limitations on losses. At December 31, 1997, Pepe Jeans was in compliance with all covenants.

  Cash requirements in 1999 will primarily include capital expenditures relating to the in-store shops and fixtured area programs and the roll-out of Tommy Women's Jeanswear beginning in Fall 1998. While Pepe Jeans historically has relied to a significant extent on funds provided by PJLC to support the growth of its business, Pepe Jeans is negotiating an increase in its bank credit lines which, together with cash on hand and cash from operations, it expects will be sufficient to support its operations through 1999 without financing from PJLC.

INFLATION

  Pepe Jeans does not believe that the relatively moderate rates of inflation experienced over the last few years in the United States, where it primarily operates, have had a significant effect on its net revenue or profitability. Higher rates of inflation have previously been experienced in a number of foreign countries in which Pepe Jeans' products are manufactured but have not had a material effect on Pepe Jeans' net revenue or profitability. Pepe Jeans has been able to partially offset its cost increases by increasing prices or changing suppliers. See "--Exchange Rates."

EXCHANGE RATES

  Pepe Jeans receives United States dollars for all of its product sales. Inventory purchases from contract manufacturers throughout the world are denominated in United States dollars; however, purchase prices for Pepe Jeans' products may be impacted by fluctuations in the exchange rate between the United States dollar and the local currencies of the contract manufacturers, which may have the effect of increasing Pepe Jeans' cost of goods in the future. During the last three fiscal years, exchange rate fluctuations have not had a material impact on Pepe Jeans' inventory costs. Pepe Jeans does not engage in hedging activities with respect to such exchange rate risk.

  A number of countries from which Pepe Jeans sources products have recently experienced currency fluctuations and economic conditions which may result in deflationary pressures. Pepe Jeans' ability to benefit from such conditions, should they occur, is uncertain, and would be dependent upon competitive conditions in the United States, among other factors.

YEAR 2000

  Pepe Jeans is assessing the ability of its computerized information systems to process transactions relating to years 2000 and beyond. While certain modifications are required, Pepe Jeans expects to achieve necessary modifications on a timely basis at a cost that will not be material to operations.

           SELECTED HISTORICAL FINANCIAL INFORMATION OF TOMMY CANADA

  The following table presents selected historical financial information for Tomcan and, prior to April 1, 1997, TH Canada. The selected historical financial information should be read in conjunction with the historical financial statements, and the related notes thereto, of Tomcan and TH Canada, management's discussion and analysis of financial condition and results of operations, and other financial data included elsewhere in this Proxy Statement. The financial statements of Tomcan and TH Canada were prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP"). Material variations in Canadian GAAP from accounting principles generally accepted in the United States ("U.S. GAAP") are summarized in Notes 14 and 13 to the respective financial statements of Tomcan and TH Canada, respectively, included elsewhere in this Proxy Statement. The selected historical financial statements of TH Canada for each of the five fiscal years in the period ended March 31, 1997 and as of and for the nine months ended December 31, 1997 have been derived from TH Canada's and Tomcan's respective audited financial statements and are not necessarily indicative of results for a full year. The selected financial information as of, and for the nine months ended, December 31, 1996 were derived from the unaudited financial statements for TH Canada. All adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of results of the unaudited historical interim periods have been included. See "Tommy Canada Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Index to Financial Statements--Tomcan Investments Inc." and "--Tommy Hilfiger Canada Inc."

           TOMCAN INVESTMENTS INC. AND TOMMY HILFIGER CANADA INC.(A)
                  (AMOUNTS IN THOUSANDS OF CANADIAN DOLLARS)
          (PREPARED IN ACCORDANCE WITH CANADIAN GAAP EXCEPT AS NOTED)

                           NINE MONTHS ENDED
                              DECEMBER 31,             FISCAL YEAR ENDED MARCH 31,
                          -------------------- ----------------------------------------------
                            1997      1996       1997     1996        1995     1994    1993
                          -------- ----------- -------- --------    -------- -------- -------
                                   (UNAUDITED)
STATEMENT OF OPERATIONS
 DATA:
Sales...................  C$70,063  C$33,929   C$50,297 C$29,330(b) C$17,627 C$11,931 C$8,746
Cost of sales...........    37,269    19,797     29,858   18,642      11,010    7,066   4,949
                          --------  --------   -------- --------    -------- -------- -------
  Gross profit..........    32,794    14,132     20,439   10,688       6,617    4,865   3,797
Selling, general and ad-
 ministrative expenses..    14,608     9,097     14,388    8,765       5,319    4,059   3,230
                          --------  --------   -------- --------    -------- -------- -------
  Income from
   operations...........    18,186     5,035      6,051    1,923       1,298      806     567
Other expense...........       899       407        491      810         560      177     223
                          --------  --------   -------- --------    -------- -------- -------
  Income before
   income taxes.........    17,287     4,628      5,560    1,113         738      629     344
Provision for income
 taxes..................     6,585     1,758      2,309      503         306      210      94
                          --------  --------   -------- --------    -------- -------- -------
  Net income............  C$10,702  C$ 2,870   C$ 3,251 C$   610    C$   432 C$   419 C$  250
                          ========  ========   ======== ========    ======== ======== =======
                           AS OF DECEMBER 31,                AS OF MARCH 31,
                          -------------------- ----------------------------------------------
                            1997      1996       1997     1996        1995     1994    1993
                          -------- ----------- -------- --------    -------- -------- -------
                                   (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents
 and short-term
 investments............  C$   318  C$   756   C$   550 C$   185    C$   138 C$   --  C$   56
Working capital.........    13,113     3,437      2,677      870       1,156    1,300     620
Total assets............    34,931    22,832     27,795   18,068      10,463    6,706   4,823
Short-term borrowings...     1,337     9,164     11,131   11,195       5,245    3,211   2,292
Long-term debt..........     9,570       --         --       --          --       --      --
Shareholders' equity....    10,703     5,725      6,106    2,855       2,245    1,863   1,493

FINANCIAL DATA (IN
ACCORDANCE WITH U.S.
GAAP):
Net income..............  C$10,420  C$ 2,870   C$ 3,251 C$   610    C$   432 C$   419 C$  250
Total assets............    31,874    22,832     27,795   18,068      10,463    6,706   4,823
Redeemable preferred
 stock..................       --        750        750      750         750      750     750
Shareholders' equity....     7,646     4,975      5,356    2,105       1,495    1,113     743

--------
(a) Tomcan was incorporated on February 28, 1997 and, on April 1, 1997, acquired the outstanding shares of TH Canada. Tomcan is a non-operating entity and has no operating subsidiary other than TH Canada. The total assets and shareholders' equity of Tomcan are not material. Therefore, the above table includes the results of Tomcan for the nine-month period ended December 31, 1997 and the results of TH Canada for each of the remaining periods.
(b) In fiscal 1996, TH Canada sold the net assets associated with the PEPE(R) jeans line to a related party at net book value. Included in the results of operations for the fiscal year ended March 31, 1996 are sales of C$3.7 million related to this line.

               TOMMY CANADA MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following financial information is based upon Canadian GAAP and shareholders should refer to Notes 14 and 13 to the historical financial statements of Tomcan and TH Canada, respectively, for U.S. GAAP information. See "Index to Financial Statements." All references to dollars are to Canadian dollars.

NINE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO NINE MONTHS ENDED DECEMBER 31, 1996

  Effective April 1, 1997, Tomcan purchased TH Canada and, accordingly, all references to years are comparing nine months of Tomcan ended December 31, 1997 to nine months of TH Canada ended December 31, 1996. Tomcan's financial data consist of the TH Canada operations and the debt and goodwill related to the purchase. References to Tommy Canada refer to Tomcan with respect to periods on or after April 1, 1997 and TH Canada with respect to periods prior to April 1, 1997.

 RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, the percentage relationship to net sales of certain items in consolidated statements of income:

                                                             NINE MONTHS ENDED
                                                               DECEMBER 31,
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
      Sales.................................................    100.0%    100.0%
      Cost of sales.........................................     53.2      58.3
                                                             --------  --------
      Gross margin..........................................     46.8      41.7
      Operating expenses....................................     20.8      26.9
                                                             --------  --------
      Income from operations................................     26.0      14.8
      Other expense.........................................      1.3       1.2
                                                             --------  --------
      Income before income taxes............................     24.7      13.6
      Current income taxes..................................      9.4       5.1
                                                             --------  --------
      Net income............................................     15.3%      8.5%
                                                             ========  ========

  Tommy Canada's net income increased to $10,701,705 for the nine months ended December 31, 1997 from $2,869,552 in the corresponding period of 1996. This represents an improvement of $7,832,153 or 272.9%. As a percentage of sales, net income increased to 15.3% in 1997 from 8.5% in 1996.

  Tommy Canada's sales for the nine months ended December 31, 1997 increased to $70,062,783, compared to $33,929,249 for the prior period. This improvement is primarily volume related reflecting increased sales of men's, women's and children's sportswear, both with existing customers and through new in-store shops.

  Gross margin as a percentage of sales increased to 46.8% in 1997 from 41.7% in 1996. This increase can be attributable in part to the improved gross margin for the women's sportswear and men's denim divisions following the initial planned launch inefficiencies and greater economies of scale on domestic production due to changes in product mix.

  Operating expenses increased to $14,607,502 in 1997 from $9,096,650 in 1996. This increase was primarily attributable to increased volume related expenses to support higher sales. As a percentage of sales, operating expenses decreased to 20.8% from 26.9% due to the economies of scale in relation to the increase in sales.

  The provision for income taxes remained constant at approximately 38.1% of income before taxes in 1997 and in 1996.

FOR THE THREE FISCAL YEARS ENDED MARCH 31, 1997

  All references to years relate to fiscal year ended March 31 of such year.

 RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, the percentage relationship to sales of certain items in Tommy Canada's consolidated statements of income:

                                                            FISCAL YEAR ENDED
                                                                MARCH 31,
                                                            -------------------
                                                            1997   1996   1995
                                                            -----  -----  -----
      Sales................................................ 100.0% 100.0% 100.0%
      Cost of sales........................................  59.4   63.6   62.5
                                                            -----  -----  -----
      Gross margin.........................................  40.6   36.4   37.5
      Operating expenses...................................  28.6   29.8   30.1
                                                            -----  -----  -----
      Income from operations...............................  12.0    6.6    7.4
      Other expense........................................   0.9    2.8    3.2
                                                            -----  -----  -----
      Income before income taxes...........................  11.1    3.8    4.2
      Current income taxes.................................   4.6    1.7    1.7
                                                            -----  -----  -----
      Net income...........................................   6.5%   2.1%   2.5%
                                                            =====  =====  =====

  YEAR ENDED MARCH 31, 1997 COMPARED TO YEAR ENDED MARCH 31, 1996

  Tommy Canada's net income increased to $3,251,492 in 1997 from $609,844 in 1996. This represents an improvement of $2,641,648 or 433.2%. As a percentage of sales, net income increased to 6.5% in 1997 from 2.1% in 1996.

  Sales increased 71.5% to $50,296,666 in 1997 from $29,330,172 in 1996. This increase is primarily volume related and reflects the launch of women's sportswear and men's denim in the Fall of 1996. Additionally, sales of men's and children's sportswear increased, both with existing customers and through new in-store shops.

  Gross margin improved to 40.6% of sales in 1997 from 36.4% of sales in 1996. This increase in gross margin was primarily due to the change in mix of products sold resulting from the launching of the new divisions.

  As a percentage of sales, operating expenses decreased to 28.6% in 1997 from 29.8% in 1996 due to economies of scale in relation to the increase in sales. Operating expenses increased to $14,387,957 in 1997 from $8,765,694 in 1996. This increase was principally due to increased volume-related expenses to support the higher sales.

  The provision for income taxes decreased to 41.5% of income before taxes in 1997 from 45.2% in 1996. This decrease was primarily attributable to the relative effect of a tax assessment in 1996.

  YEAR ENDED MARCH 31, 1996 COMPARED TO YEAR ENDED MARCH 31, 1995

  Tommy Canada's net income increased to $609,844 in 1996 from $432,230 in 1995. This represented an improvement of $177,614 or 41.1%. As a percentage of sales, net income decreased to 2.1% in 1996 from 2.5% in 1995.

  Sales increased 66.4% to $29,330,172 in 1996 from $17,626,925 in 1995. This increase was primarily volume related from increased sales to existing customers and through new in-store shops.

  Gross margin declined to 36.4% of sales in 1996 from 37.5% of sales in 1995. This decrease in gross margin was primarily due to a change in mix of products and inventory valuation.

  Operating expenses increased to $8,765,694 in 1996 from $5,319,648 in 1995. This increase was primarily attributable to increased volume related expenses to support higher sales. As a percentage of sales, operating expenses decreased to 29.8% from 30.1% due to the economies of scale achieved in relation to the increase in sales.

  The provision for income taxes increased to 45.2% of income before taxes in 1996 from 41.4% in 1995. This increase was primarily attributable to the relative effect of a tax assessment in 1996.

LIQUIDITY AND CAPITAL RESOURCES

  Tommy Canada's primary funding requirements are to finance working capital and the continued growth of the business. This includes primarily the purchase of inventory in anticipation of increased sales as well as capital expenditures related to the expansion of the in-store shop and fixtured area programs. Tommy Canada expects to fund its operations through cash on hand, cash from operations and available credit.

  Tommy Canada's cash and cash equivalents balance has decreased from $550,317 at March 31, 1997 to $318,018 at December 31, 1997.

  Net cash provided by operating activities for the nine months ended December 31, 1997 was $9,611,011. The primary source of such cash was net income offset, in part, by an increase in working capital. The increase in working capital was principally due to a higher inventory level which is the result of a planned build-up in anticipation of the Spring and Summer seasons of fiscal 1998, as well as an increase in core inventory to meet the demands of Tommy Canada's replenishment business. Inventory increased from $10,015,591 at March 31, 1997 to $19,156,331 at December 31, 1997, an increase of $9,140,740 or
91.3%.

  Capital expenditures were $1,912,754 for the nine months ended December 31, 1997. The capital expenditures were primarily related to the expansion of Tommy Canada's in-store shop programs. Tommy Canada has continued to install new in-store shops, as well as to expand existing shops.

  In June 1996, Tommy Canada entered into an amended and restated Security and Loan Agreement (the "Canada Credit Agreement") effective June 5, 1996, which was once again amended on September 1, 1997. The Canada Credit Agreement, which expires in June 2000, provides for direct borrowings, bankers acceptances and letters of credit of amounts in the aggregate ranging from $20,000,000 in fiscal 1997 to $25,000,000 in fiscal 1998. Available borrowings are subject to the timed increase of availability under the Canada Credit Agreement and are based upon eligible accounts receivable, inventory and open letters of credit. As of December 31, 1997, approximately $13,240,739 was available for utilization under the Canada Credit Agreement of which the total short-term borrowings of $1,337,066 consisted of the bank loans, bank indebtedness and demand loans to related company. Obligations under the Canada Credit Agreement are collateralized by substantially all the assets of Tommy Canada. Direct borrowings under the Canada Credit Agreement accrued interest at prime plus 1.25% until September 1, 1997 and at prime plus 1.00% thereafter.

  On April 22, 1997, Tommy Canada entered into an amended credit accommodation agreement (the "L.C. Agreement"), which was further amended on December 16, 1997, with an institution which is separate and independent from the institution related to the Canada Credit Agreement. The L.C. Agreement, which provided for an additional sight documentary credit facility of $9,000,000 and/or US dollar equivalent, required limited cash collateral margin, and as amended December 16, 1997, increased the additional sight documentary credit facility to $12,000,000 and/or US dollar equivalent, which required no cash collateral margin. At December 31, 1997, Tommy Canada was contingently liable for unexpired bank letters of credit of $5,598,175 related to commitments to suppliers for the purchase of inventories.

  Tommy Canada was in compliance with all covenants under the Canada Credit Agreement and L.C. Agreement as of, and for the nine month period ended, December 31, 1997.

INFLATION

  Tommy Canada does not believe that the relatively moderate rates of inflation experienced over the last few years in Canada, where it competes, have had a significant effect on its net sales or profitability. Higher rates of inflation have been experienced in a number of foreign countries in which Tommy Canada's products are manufactured but have not had a material effect on Tommy Canada's net sales or profitability. Tommy Canada has been able to partially offset its cost increases by increasing prices or changing suppliers.

EXCHANGE RATES

  Tommy Canada receives Canadian dollars for substantially all of its products sales and its licensing sales. Approximately 65% of Tommy Canada's inventory purchases are from contract manufacturers throughout the world and are denominated in United States dollars. The balance of Tommy Canada's inventory purchases are from domestic manufacturers which are funded in Canadian dollars. The purchase prices for the non-Canadian portion of Tommy Canada's products may be impacted by fluctuations in the exchange rate between the United States dollar and the local currencies of the contract manufacturers, which may affect Tommy Canada's cost of goods in the future. During the last three fiscal years, exchange rate fluctuations have not had a material impact on Tommy Canada's inventory costs. A number of countries from which Tommy Canada sources products have recently experienced currency fluctuations and economic conditions which may result in deflationary pressures. Tommy Canada's ability to benefit from such conditions, should they occur, is uncertain, and would be dependent upon competitive conditions in the United States, among other factors. Due to the fluctuations of the United States dollar against the Canadian dollar, Tommy Canada periodically engages in hedging activities with respect to such exchange rate risk in an effort to mitigate the effects of such fluctuations on future income.

YEAR 2000

  Tommy Canada is assessing the ability of its computerized information systems to process transactions relating to years 2000 and beyond. While certain modifications are required, Tommy Canada expects to achieve necessary modifications on a timely basis at a cost that will not be material to operations.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

  The following unaudited pro forma combined financial statements have been derived from the application of pro forma adjustments to the combined historical consolidated financial statements of the Company, which are incorporated by reference into this Proxy Statement, and to those of the Acquired Companies, which are included in this Proxy Statement. The unaudited pro forma combined financial statements give effect to the Acquisition as if it had occurred on (1) December 31, 1997 for purposes of the unaudited pro forma combined balance sheet and (2) April 1, 1996 for purposes of the unaudited pro forma combined statements of operations for the year ended March 31, 1997 and the nine months ended December 31, 1997. The unaudited pro forma combined financial statements should be read in conjunction with the Company's consolidated financial statements which are incorporated by reference, and with the historical financial statements of the Acquired Companies which are included in this Proxy Statement.

  The pro forma adjustments are described in the notes to the unaudited pro forma combined financial statements and are based on available information and assumptions that management believes are reasonable. The unaudited pro forma combined financial statements do not purport to present the financial position or results of operations of the Company had the Acquisition occurred on the dates specified, nor are they necessarily indicative of the results of operations that may be achieved in the future. The unaudited pro forma combined financial statements do not reflect any adjustments for synergies that management expects to realize in connection with the Acquisition. No assurances can be made as to the amount or timing of such synergies, if any, that may be realized.

  The Acquisition will be accounted for using the purchase method of accounting. Under this method, tangible and identifiable intangible assets acquired and liabilities assumed are recorded at their estimated fair values. The excess of the purchase price, including estimated fees and expenses related to the acquisition, over the net assets acquired ("goodwill") is classified with intangible and other assets on the accompanying unaudited pro forma balance sheet. The estimated fair values and useful lives of assets acquired and liabilities assumed are based upon a preliminary valuation and are subject to final valuation adjustments. Final allocation of the purchase price to the net assets acquired could vary the related amortization period of the excess of cost over the fair value of net assets acquired.

  The exchange rates applied for purposes of preparing the unaudited pro forma combined financial statements were US$1 to C$1.43 for the December 31, 1997 balance sheet data, and US$1 to C$1.39 and US$1 to C$1.36 for the statement of operations data for the nine months ended December 31, 1997 and the fiscal year ended March 31, 1997, respectively.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                  FOR THE NINE MONTHS ENDED DECEMBER 31, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                            TOMMY
                          HILFIGER
                         CORPORATION PEPE JEANS   TOMCAN    PRO FORMA     PRO FORMA
                         HISTORICAL  HISTORICAL HISTORICAL ADJUSTMENTS    COMBINED
                         ----------- ---------- ---------- -----------    ---------
Net revenue.............  $644,385    $278,445   $50,305    $ (7,849)(a)  $950,367
                                                             (14,919)(b)
Cost of goods sold......   337,671     150,673    26,759      (7,849)(a)   507,254
                          --------    --------   -------    --------      --------
  Gross profit..........   306,714     127,772    23,546     (14,919)      443,113
Selling, general and
 administrative
 expenses...............   182,476      65,198    10,489     (14,919)(b)   276,852
                                                              27,006 (c)
                                                               6,602 (d)
                          --------    --------   -------    --------      --------
  Income from
   operations...........   124,238      62,574    13,057     (33,608)      166,261
Interest income
 (expense), net.........     4,078        (838)     (645)     (2,744)(e)   (33,749)
                                                             (33,600)(f)
                          --------    --------   -------    --------      --------
  Income before income
   taxes................   128,316      61,736    12,412     (69,952)      132,512
Provision for income
 taxes..................    42,534      24,977     4,729     (32,503)(g)    39,737
                          --------    --------   -------    --------      --------
  Net income............  $ 85,782    $ 36,759   $ 7,683    $(37,449)     $ 92,775
                          ========    ========   =======    ========      ========
Earnings per share
  Basic.................  $   2.30                                        $   2.00
                          ========                                        ========
  Weighted average
   shares outstanding...    37,333                             9,046        46,379
                          ========                          ========      ========
  Diluted...............  $   2.26                                        $   1.98
                          ========                                        ========
  Weighted average
   shares and share
   equivalents
   outstanding..........    37,918                             9,046        46,964
                          ========                          ========      ========

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                       FOR THE YEAR ENDED MARCH 31, 1997

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                            TOMMY
                          HILFIGER
                         CORPORATION PEPE JEANS TH CANADA   PRO FORMA     PRO FORMA
                         HISTORICAL  HISTORICAL HISTORICAL ADJUSTMENTS    COMBINED
                         ----------- ---------- ---------- -----------    ---------
Net revenue.............  $661,688    $234,920   $36,968    $(13,716)(a)  $908,382
                                                             (11,478)(b)
Cost of goods sold......   344,884     146,948    21,945     (13,716)(a)   500,061
                          --------    --------   -------    --------      --------
 Gross profit...........   316,804      87,972    15,023     (11,478)      408,321
Selling, general and
 administrative
 expenses...............   190,976      69,046    10,575     (11,478)(b)   297,552
                                                              36,008 (c)
                                                               2,425 (d)
                          --------    --------   -------    --------      --------
 Income from operations.   125,828      18,926     4,448     (38,433)      110,769
Interest income
 (expense), net.........     5,420      (1,650)     (361)     (4,612)(e)   (46,003)
                                                             (44,800)(f)
                          --------    --------   -------    --------      --------
 Income before income
  taxes.................   131,248      17,276     4,087     (87,845)       64,766
Provision for income
 taxes..................    44,866       2,113     1,697     (40,785)(g)     7,891
                          --------    --------   -------    --------      --------
 Net income.............  $ 86,382    $ 15,163   $ 2,390    $(47,060)     $ 56,875
                          ========    ========   =======    ========      ========
Earnings per share
 Basic..................  $   2.33                                        $   1.23
                          ========                                        ========
 Weighted average shares
  outstanding...........    37,059                             9,046        46,105
                          ========                          ========      ========
 Diluted................  $   2.28                                        $   1.21
                          ========                                        ========
 Weighted average shares
  and share equivalents
  outstanding...........    37,885                             9,046        46,931
                          ========                          ========      ========

--------

(a) Reflects elimination of revenue and cost of sales between the Company and the Acquired Companies, principally related to merchandise which the Company purchased from Pepe USA. The intercompany inventory profit related to the merchandise on hand at December 31, 1997 and March 31, 1997 is not considered material for elimination in the unaudited pro forma combined statements of operations.
(b) Reflects elimination of revenue and royalty expense for sales of merchandise bearing the licensed trademarks between the Company and the Acquired Companies.
(c) Reflects amortization of the intangible assets, including goodwill, of the Acquired Companies, primarily over a 40 year period.
(d) Reflects incremental contractual management compensation.
(e) Reflects elimination of interest income earned on approximately $79.5 million of the Company's cash and investment balances expected to be used for the Acquisition.
(f) Reflects interest expense, calculated at an annual rate of 6.4%, on $700.0 million of long term debt expected to be incurred in connection with the Acquisition.
(g) Records the income tax effect for the applicable pro forma adjustments.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1997

                                 (IN THOUSANDS)

                            TOMMY
                          HILFIGER
                         CORPORATION PEPE JEANS   TOMCAN    PRO FORMA         PRO FORMA
                         HISTORICAL  HISTORICAL HISTORICAL ADJUSTMENTS         COMBINED
                         ----------- ---------- ---------- -----------        ----------
ASSETS
Current Assets
 Cash...................  $148,911    $  5,325   $   223   $  (79,520)(a)     $   64,939
                                                              (10,000)(b)
 Accounts receivable....    91,452      44,401     5,745          --             141,598
 Inventory..............   157,439      44,992    13,409          --             215,840
 Other..................    18,764       8,463        62          --              27,289
                          --------    --------   -------   ----------         ----------
  Total current assets..   416,566     103,181    19,439      (89,520)           449,666
 Property and equipment,
  net...................   150,272      36,862     2,873          --             190,007
 Intangible and other
  assets................     8,614       1,112       --     1,323,857 (c)      1,329,632
                                                               (3,951)(c)
                          --------    --------   -------   ----------         ----------
  Total assets..........  $575,452    $141,155   $22,312   $1,230,386         $1,969,305
                          ========    ========   =======   ==========         ==========
LIABILITIES AND
SHAREHOLDERS' EQUITY
Current Liabilities
 Short-term bank
  borrowings............  $  9,323     $13,228   $   936   $      --          $   23,487
 Accounts payable.......    16,787       8,492     3,527          --              28,806
 Accrued expenses and
  other current
  liabilities...........    58,710      25,182     5,797        6,200 (a)         95,889
                          --------    --------   -------   ----------         ----------
  Total current
   liabilities..........    84,820      46,902    10,260        6,200            148,182
Long-term debt..........       --       58,634     6,699      700,000 (a)        700,000
                                                              (10,000)(b)
                                                              (48,634)(d)
                                                               (6,699)(e)
Deferred tax liability..       --          --        --       251,600 (c)        251,600
Other liabilities.......     2,216       1,375       --           --               3,591
Shareholders' Equity
 Common stock...........       374          51         1           90 (c)            464
                                                                  (52)(f)(g)
 Capital in excess of
  par value.............   170,250         333       --       377,093 (h)        547,676
 Retained earnings......   317,797      33,904     5,352      (33,904)(f)        317,797
                                                               (5,352)(g)
 Cumulative translation
  adjustment............        (5)        (44)      --            44 (f)             (5)
                          --------    --------   -------   ----------         ----------
Total shareholders'
 equity.................   488,416      34,244     5,353      337,919            865,932
                          --------    --------   -------   ----------         ----------
  Total liabilities and
   shareholders' equity.  $575,452    $141,155   $22,312   $1,230,386         $1,969,305
                          ========    ========   =======   ==========         ==========

              NOTES TO UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(a) Reflects the funding of the $755.7 million cash portion of the purchase price and $30.0 million of transaction costs using $79.5 million of corporate cash, $700.0 million of long-term debt and $6.2 million of accrued liabilities. Transaction costs consist primarily of legal, financing, accounting and other costs associated with the Acquisition.

(b) Reflects the repayment by the Company of a $10.0 million note owed by Pepe USA to PJLC.

(c) Records the purchase of the acquired businesses for approximately $1,167.2 million, comprised of the following: cash--$755.7 million; the issuance of 9,045,930 Company Shares--$377.5 million; transaction costs--$30.0 million and the elimination of $4.0 million, representing the present value of the $5.0 million note payable to the Company by AIHL, which is included in the Company's other assets and which will be cancelled in connection with the Acquisition. The deferred tax liability of $251.6 million reflects deferred taxes associated with acquired identifiable intangible assets other than goodwill. For accounting purposes, the Company Shares were valued at $46.37 per share (the average closing price for the five days before and after the announcement of the Acquisition, reduced by a valuation adjustment of $41.9 million to reflect the Lock-Up Agreement). The purchase price was allocated to the fair value of the net assets acquired as summarized below (amounts in millions):

      Cash...........................................................  $    5.5
      Accounts receivable............................................      50.1
      Inventory......................................................      58.4
      Other current assets...........................................       8.5
      Property and equipment.........................................      39.7
      Intangible assets, including goodwill..........................   1,323.9
      Other assets...................................................       1.1
      Short-term bank borrowings.....................................     (14.1)
      Accounts payable...............................................     (12.0)
      Accrued expenses and other current liabilities.................     (30.9)
      Long-term debt.................................................     (10.0)
      Deferred tax liability.........................................    (251.6)
      Other liabilities..............................................      (1.4)
                                                                       --------
      Total purchase price...........................................  $1,167.2
                                                                       ========

(d) Reflects the reclassification of $48.6 million of Pepe USA's long-term debt payable to PJLC to shareholders' equity.

(e) Reflects the reclassification of $6.7 million of Tomcan's long-term debt payable to a related party to shareholders' equity.

(f) Records the elimination of Pepe Jeans historical shareholders' equity.

(g) Records the elimination of Tomcan's historical shareholders' equity.

(h) Records the net effect of the following adjustments on capital in excess of par value (amounts in millions):

       . Issuance of shares............................................. $377.5
       . Reclassification of Pepe debt..................................   48.6
       . Reclassification of TH Canada debt.............................    6.7
       . Elimination of Pepe's equity...................................  (49.0)
       . Elimination of TH Canada's equity..............................   (6.7)
                                                                         ------
                                                                         $377.1
                                                                         ======

                  DESCRIPTION OF PEPE JEANS AND TOMMY CANADA

PEPE JEANS

  General. Pepe USA was organized in 1984 to design, source and sell PEPE(R) jeanswear throughout the United States. In December 1997, Pepe USA discontinued marketing its PEPE(R) jeanswear in order to focus its full attention and resources on its Tommy Womenswear and Tommy Jeanswear businesses. Pursuant to the Pepe United States License, Pepe USA has exclusive United States rights to develop, source and market Tommy Womenswear, Tommy Men's Jeanswear and Tommy Women's Jeanswear.

  Sales and Marketing. Pepe USA currently markets Tommy Womenswear and Tommy Men's Jeanswear throughout the United States principally through in-store shops and fixtured areas in leading department stores and through leading specialty stores. Its department store customers include major United States retailers such as Dillard Department Stores, Federated Department Stores (including Macy's, Bloomingdale's and Burdines), The May Department Stores Company (including Lord & Taylor and Foley's), Belk Stores and Dayton Hudson.

  Tommy Womenswear is nationally marketed principally through dedicated in-store shops and fixtured areas in department stores and, to a lesser degree, through womenswear specialty stores. As of December 31, 1997, Tommy Womenswear was sold in over 700 in-store shops and fixtured areas in department stores and in over 100 specialty store doors. Tommy Womenswear net sales are expected to be approximately $165 million in the fiscal year ending March 31, 1998, compared to $72.3 million in fiscal 1997, an increase of approximately 128%.

  Tommy Men's Jeanswear is nationally marketed principally through fixtured areas in leading department stores and through jeanswear specialty stores. As of December 31, 1997, Tommy Men's Jeanswear products were sold in over 1800 department store doors, including over 500 fixtured areas, and in over 1,200 specialty store doors. Tommy Men's Jeanswear net sales are expected to be approximately $200 million in fiscal 1998, compared to $122.3 million in fiscal 1997, an increase of approximately 64%.

  Following the Acquisition, Tommy Women's Jeanswear will be nationally marketed principally through fixtured areas in leading department stores and through jeanswear specialty stores. Tommy Women's Jeanswear will be initially rolled out in Fall 1998 in over 500 department store doors (virtually all of which will have dedicated fixtured areas) and approximately 150 specialty store doors.

  Growth Strategy. The Company's strategy is to continue to grow these businesses by rolling out the existing lines in additional department and specialty retail store doors, by expanding the in-store shop and fixtured area programs to a greater number of doors and increasing the size of the dedicated areas in existing doors, by expanding its product offerings (including the launch of Tommy Women's Jeanswear) and by marketing to new customers. The Company believes the Tommy Womenswear business in particular provides a major platform for product expansion, by in-house production or through licensees, into additional classifications (e.g. juniors, petites, career) and accessories.

  Sourcing. Pepe Jeans' sourcing strategy is to contract for the manufacture of its products. Outsourcing allows Pepe Jeans to maximize production flexibility while avoiding significant capital expenditures, work-in-process inventory buildups and the costs of managing a large production work force. Pepe Jeans inspects products manufactured by contractors to determine whether they meet Pepe Jeans' standards.

  Pepe Far East operates a buying office based in Hong Kong that performs product development, sourcing, production scheduling and quality control services. In addition, Pepe Far East contracts with various buying subagents. Pepe Far East and its subsidiaries perform buying agency services with respect to Tommy Womenswear, Tommy Men's Jeanswear and Tommy Women's Jeanswear for both Pepe USA and the Company's third-party distributors outside the United States.

  Pepe USA imports much of its finished goods because it believes it can import higher quality products at lower costs. Pepe Jeans maintains strong relationships with leading manufacturers in the Far East, including manufacturers located in Hong Kong, Indonesia, Thailand, India, Singapore and Taiwan, among other countries. Pepe Far East monitors duty, tariff and quota-related developments and continually seeks to minimize its potential exposure to duty, tariff and quota-related risks through, among other measures, geographical diversification of its manufacturing sources, the maintenance of its buying office in Hong Kong, allocation of production to merchandise categories where more quota is available and shifts of production among countries and manufacturers.

  Distribution. Wholesale distribution is centralized in a 312,000 square foot New Jersey facility to which all products are shipped. The facility is operated and principally staffed by an independent contractor that charges Pepe USA on the basis of the number of items processed, subject to a minimum annual fee. The contract period is for one year, expiring on July 1, 1998. The contract automatically renews for an additional one-year term unless either party gives 60 days' notice prior to expiration. Pepe Jeans maintains its distribution management group and certain administrative functions at its New Jersey facilities. Pepe Jeans believes that these distribution facilities are adequate for Pepe Jeans' current level of sales, and provide Pepe Jeans with enough space and flexibility to support the expected growth of Pepe Jeans' business over the next several years.

  Backlog. Pepe Jeans generally receives orders approximately three to five months prior to the time the products are delivered to stores. Thus, Pepe Jean's backlog of orders, which Pepe Jeans believes, based on industry practice and past experience, will result in sales, at December 31, 1997 represents a significant portion of Pepe Jeans' expected sales through June 30, 1998. At December 31, 1997, Pepe Jeans' backlog of orders was approximately $209 million, compared to approximately $79 million at December 31, 1996 (in each case excluding PEPE(R) products). Pepe Jeans' backlog depends upon a number of factors, including the timing of "market weeks" during which a significant percentage of Pepe Jeans' orders are received and timing of shipments. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual shipments.

  Employees. At December 31, 1997, Pepe Jeans had approximately 265 employees. None of Pepe Jeans' employees is a member of a union. Pepe Jeans considers its relations with its employees to be excellent.

  Properties. The principal executive offices of Pepe Jeans are located at 485 Fifth Avenue, New York, New York 10017.

  The general location, use and approximate size of the principal properties which Pepe Jeans currently occupies, all of which were leased as of December 31, 1997, are set forth below:

                                                              APPROXIMATE AREA
      LOCATION             USE                                 IN SQUARE FEET
      --------             ---                                ----------------
      New York, New York   Headquarters and sales showrooms        42,000
      Secaucus, New Jersey Warehouse distribution                 312,000
                           Administrative Offices                  12,000
      Hong Kong            Buying office                           24,000

TOMMY CANADA

  General. Pursuant to the Canadian License, since 1990 Tommy Canada has had exclusive Canadian rights to source, manufacture and distribute apparel bearing the TOMMY HILFIGER(R) trademark (and since 1995 the TOMMY JEANS(R) trademark), including men's sportswear and athleticwear, boys' sportswear, Tommy Womenswear and Tommy Men's and Women's Jeanswear.

  Sales and Marketing. Tommy Canada markets TOMMY HILFIGER(R) and TOMMY JEANS(R) products principally through leading specialty and department stores in Canada. Approximately 55% of Tommy Canada's sales are made through specialty stores, with the remainder made through department stores. Tommy Canada's major department store customers are the Eaton and The Bay chains. As of December 31, 1997, TOMMY HILFIGER(R) and TOMMY JEANS(R) products were sold in Canada in over 2,200 specialty store doors and over 160 department store doors (substantially all of which had dedicated in-store shops or fixtured areas). Tommy

Canada's net sales of these products are expected to increase to approximately C$94.5 million in fiscal 1998 from C$50.3 million in fiscal 1997, an increase of approximately 88%. Set forth below is a table of Tommy Canada's sales by product category for the two fiscal years ended March 31, 1997 and the estimated sales for the fiscal year ending March 31, 1998:

                    TOMMY CANADA SALES BY PRODUCT CATEGORY

                      (IN THOUSANDS OF CANADIAN DOLLARS)

                                                 SALES FOR FISCAL YEARS ENDED
                                                           MARCH 31,
                                                 -----------------------------
      PRODUCT CATEGORY                             1996     1997      1998
      ----------------                           -------- -------- -----------
                                                                   (ESTIMATED)
      Men's and boys' sportswear (including
       men's athleticwear)                       C$25,633 C$28,479  C$48,300
      Tommy Womenswear..........................      --     8,116    20,400
      Tommy Men's Jeanswear.....................      --    13,702    25,800
      Tommy Women's Jeanswear...................      --       --        --
                                                 -------- --------  --------
      Total..................................... C$25,633 C$50,297  C$94,500
                                                 ======== ========  ========

  Growth Strategy. The Company plans to continue to grow Tommy Canada's business by expanding its product offerings, by rolling out TOMMY HILFIGER(R) and TOMMY JEANS(R) products in additional specialty and department store doors, by broadening its in-store shop and fixtured area programs and by marketing to new customers. While the expansion of Tommy Canada's business will be dependent on market conditions, including continued demand for the Company's products in Canada, the Company's management believes that the continued roll-out and expansion of the Tommy Womenswear, Tommy Men's Jeanswear and Tommy childrenswear lines, as well as the launch of Tommy Women's Jeanswear, represents a significant growth opportunity for Tommy Canada. The Company plans to initially roll out Tommy Women's Jeanswear in Canada in Fall 1998 to approximately 800 specialty store doors and approximately 160 department store doors.

  Sourcing. Tommy Canada sources most of its products through the buying offices of the Company and Pepe Far East, for which Tommy Canada pays the Company and Pepe Jeans a fee based on a percentage of the cost of the sourced products. In addition, Tommy Canada sources certain products directly from manufacturers located in Canada.

  Distribution. Wholesale distribution is centralized in a facility located in Montreal, Canada. Tommy Canada maintains its distribution management group and all administrative functions in the same facility. Tommy Canada believes that these distribution facilities are adequate for its current level of sales, and such facilities, along with additional space available in the current facility, will provide Tommy Canada with enough space and flexibility to support the expected growth of Tommy Canada's business over the next several years.

  Backlog. Tommy Canada generally receives orders approximately three to five months prior to the time the products are delivered to stores. Thus, Tommy Canada's backlog of orders, which Tommy Canada believes, based on industry practice and past experience, at December 31, 1997 represents a significant portion of Tommy Canada's expected sales through June 30, 1998. At December 31, 1997, Tommy Canada's backlog of orders was approximately C$40 million, compared to approximately C$27 million at December 31, 1996. Tommy Canada's backlog depends upon a number of factors, including the timing of "market weeks" during which a significant percentage of Tommy Canada's orders are received and the timing of shipments. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual shipments.

  Employees. At December 31, 1997, Tommy Canada had approximately 180 employees. None of Tommy Canada's employees is a member of a union. Tommy Canada considers its relations with its employees to be excellent.

  Properties. The principal executive offices of Tommy Canada are located at 7077, avenue du Parc, Suite #502, Montreal, Quebec, Canada H3N 1X7.

  The general location, use and approximate size of the principal properties which Tommy Canada currently occupies, all of which were leased as of December 31, 1997, are set forth below:

                                                                  APPROXIMATE
                                                                    AREA IN
      LOCATION                    USE                             SQUARE FEET
      --------                    ---                             -----------
      Montreal, Quebec            Executive, administrative and
                                   sales offices and warehouse
                                   distribution                      138,495
      Toronto, Ontario            Sales office                         5,777
      Vancouver, British Columbia Sales office                         3,743

                       SECURITY OWNERSHIP OF THE COMPANY

  The following table set forth data as of January 31, 1998 (except as indicated below) concerning the beneficial ownership of Company Shares by (1) the persons known to the Company to beneficially own more than 5% of the outstanding Company Shares, (2) all directors, the Company's Chief Executive Officer and the four other most highly compensated executive officers and (3) all directors and executive officers as a group as reported by each person.

                                                        AMOUNT
                                                     BENEFICIALLY
                                                        OWNED          PERCENT
                                                                     OF CLASS (1)
                                                     ------------    ------------
The Equitable Companies Incorporated (2)
 1290 Avenue of the Americas
 New York, NY 10104.................................  4,474,120          11.7%
AMVESCAP PLC(3)
 11 Devonshire Square
 London EC2M 4YR
 England............................................  1,987,900           5.2%
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
Silas K.F. Chou.....................................        --           --
Thomas J. Hilfiger..................................     10,000           *
Joel J. Horowitz....................................     10,600           *
Benjamin M.T. Ng....................................    151,070 (4)       *
Lawrence S. Stroll..................................        --           --
Ronald K.Y. Chao....................................      2,400 (5)       *
Lester M.Y. Ma......................................      4,600 (5)       *
Joseph M. Adamko....................................      6,000 (6)       *
Clinton V. Silver...................................      6,600 (5)       *
Simon Murray........................................        --           --
All directors and executive officers as a group
 (13 persons).......................................    202,270           *

--------
 * Less than 1%.
(1) Shares outstanding includes the right to acquire beneficial ownership of 648,625 Company Shares pursuant to currently exercisable stock options under Company stock incentive plans. For purposes of this table, "currently exercisable" stock options include options becoming vested and exercisable within 60 days from January 31, 1998.
(2) Information based on Amendment to Schedule 13G filed with the Commission on March 10, 1998 by The Equitable Companies Incorporated ("Equitable"). According to the Schedule 13G, (a) Equitable, a parent holding company, has sole dispositive power over 4,417,920 of the shares, shared dispositive power over 1,600 of the shares, sole voting power over 1,134,032 of the shares and shared voting power over 3,281,200 of the shares and (b) certain of Equitable's subsidiaries have sole dispositive power over 4,472,500 of the shares, shared dispositive power over 1,600 of the shares, sole voting power over 1,188,632 of the shares and shared voting power over 3,281,200 of the shares.
(3) Information based on Amendment to Schedule 13G filed with the Commission on February 12, 1998 by AMVESCAP PLC ("AMVESCAP"). According to the
    Schedule 13G, AMVESCAP, a parent holding company, and certain of its subsidiaries (which include INVESCO Funds Group, Inc., an investment adviser) have shared dispositive and voting power over all of the shares.

(4) Issuable upon the exercise of currently exercisable stock options under the Company's employee stock incentive plans.
(5) Issuable upon the exercise of currently exercisable stock options under the Company's Non-Employee Directors Stock Option Plan (the "Directors Option Plan").
(6) Includes 4,600 Company Shares issuable upon the exercise of currently exercisable stock options under the Directors Option Plan.

                                 OTHER MATTERS

  Representatives of Price Waterhouse LLP, the Company's independent accountants, are expected to be present at the Special Meeting with the opportunity to make statements if they so desire. Such representatives are also expected to be available to respond to appropriate questions.

                  SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS

  Any Company Shareholder who intends to present a proposal at the Company's 1998 Annual Meeting of Shareholders for inclusion in the proxy statement and form of proxy relating to that meeting is reminded that the proposal must be received by the Company at its principal executive offices not later than May 22, 1998. The Company will not be required to include in its proxy statement a form of proxy or shareholder proposal which is received after that date or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
PEPE JEANS USA, INC. and TJ FAR EAST LIMITED
Condensed Combined Balance Sheets as of December 31, 1997 (Unaudited) and
 March 31, 1997...........................................................   F-2
Condensed Combined Statements of Operations and Retained Earnings
 (Accumulated Deficit) for the Nine Months Ended December 31, 1997 and
 1996 (Unaudited).........................................................   F-3
Condensed Combined Statements of Cash Flows for the Nine Months Ended
 December 31, 1997 and 1996 (Unaudited)...................................   F-4
Notes to Condensed Combined Unaudited Financial Statements ...............   F-5
Report of Independent Accountants.........................................   F-7
Combined Balance Sheets as of March 31, 1997 and 1996 ....................   F-8
Combined Statements of Operations and Retained Earnings (Accumulated
 Deficit) for the Years Ended March 31, 1997, 1996 and 1995...............   F-9
Combined Statements of Cash Flows for the Years Ended March 31, 1997, 1996
 and 1995.................................................................  F-10
Notes to Combined Financial Statements....................................  F-11

TOMCAN INVESTMENTS INC.
Auditors' Report..........................................................  F-20
Consolidated Balance Sheet as of December 31, 1997........................  F-21
Consolidated Statement of Income and Retained Earnings for the Nine Month
 Period Ended December 31, 1997...........................................  F-22
Consolidated Statement of Changes in Financial Position for the Nine Month
 Period Ended December 31, 1997...........................................  F-23
Notes to Consolidated Financial Statements................................  F-24

TOMMY HILFIGER CANADA INC.
Statement of Income and Retained Earnings for the Nine Month Period Ended
 December 31, 1996 (Unaudited)............................................  F-31
Statement of Changes in Financial Position for the Nine Month Period Ended
 December 31, 1996 (Unaudited)............................................  F-32
Notes to Unaudited Financial Statements...................................  F-33
Auditors' Report (Price Waterhouse).......................................  F-34
Auditors' Report (Ptack Schnarch Basevitz)................................  F-35
Balance Sheets as of March 31, 1997 and 1996..............................  F-36
Statements of Income and Retained Earnings for the Years Ended March 31,
 1997, 1996 and 1995......................................................  F-37
Statements of Changes in Financial Position for the Years Ended March 31,
 1997, 1996 and 1995......................................................  F-38
Notes to Financial Statements.............................................  F-39

                  PEPE JEANS USA, INC. AND TJ FAR EAST LIMITED
                       CONDENSED COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                             AS OF DECEMBER 31, AS OF MARCH 31,
                                                    1997             1997
                                             ------------------ ---------------
                                                 (UNAUDITED)
                   ASSETS
Current assets
  Cash......................................     $    5,325        $  2,092
  Receivable from factor....................         42,104          39,776
  Accounts receivable, net..................          2,297           4,237
  Merchandise inventories...................         44,992          26,868
  Due from affiliates, net..................            270           2,115
  Deferred taxes............................          6,947           6,731
  Prepaid expenses and other................          1,246             541
                                                 ----------        --------
    Total current assets....................        103,181          82,360
Property and equipment, net.................         36,862          23,195
Deferred taxes..............................          1,005             845
Other.......................................            107             107
                                                 ----------        --------
    Total Assets............................     $  141,155        $106,507
                                                 ==========        ========
    LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
  Accounts payable..........................     $    8,492        $ 11,181
  Accrued liabilities.......................         23,429          18,246
  Bank borrowings...........................         13,228          16,665
  Restructuring accrual.....................            157             798
  Income taxes payable......................          1,343           7,518
  Obligations under capital leases..........            253             235
                                                 ----------        --------
    Total current liabilities...............         46,902          54,643
                                                 ----------        --------
Noncurrent liabilities
  Subordinated payables to affiliates.......         58,634          48,384
  Obligations under capital leases..........            421             610
  Other.....................................            954             939
                                                 ----------        --------
    Total noncurrent liabilities............         60,009          49,933
                                                 ----------        --------
Commitments and contingencies
Stockholder's equity
Combined share capital......................             51              51
  Additional paid-in capital................            333             275
  Retained earnings.........................         33,904           1,645
  Cumulative translation adjustment.........            (44)            (40)
                                                 ----------        --------
    Total stockholder's equity..............         34,244           1,931
                                                 ----------        --------
    Total Liabilities and Stockholder's
     Equity.................................     $  141,155        $106,507
                                                 ==========        ========

  See accompanying Notes to Condensed Combined Unaudited Financial Statements.

                  PEPE JEANS USA, INC. AND TJ FAR EAST LIMITED
                CONDENSED COMBINED STATEMENTS OF OPERATIONS AND
                    RETAINED EARNINGS (ACCUMULATED DEFICIT)

                                 (IN THOUSANDS)

                                                          FOR THE NINE MONTHS
                                                          ENDED DECEMBER 31,
                                                        -----------------------
                                                           1997        1996
                                                        ----------- -----------
                                                        (UNAUDITED) (UNAUDITED)
Net revenues...........................................  $278,445    $158,267
Cost of goods sold.....................................   150,673      98,091
                                                         --------    --------
 Gross profit..........................................   127,772      60,176
Selling, general and administrative expenses...........    65,198      38,366
                                                         --------    --------
 Operating income......................................    62,574      21,810
Interest, net..........................................       838       1,278
                                                         --------    --------
 Income before income taxes............................    61,736      20,532
Income tax provision...................................    24,977       4,074
                                                         --------    --------
 Net income............................................    36,759      16,458
Retained earnings (accumulated deficit), beginning of
 period................................................     1,645     (13,518)
Dividends declared by TJFE.............................    (4,500)        --
                                                         --------    --------
Retained earnings, end of period.......................  $ 33,904    $  2,940
                                                         ========    ========



  See accompanying Notes to Condensed Combined Unaudited Financial Statements.

                  PEPE JEANS USA, INC. AND TJ FAR EAST LIMITED
                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                  FOR THE NINE MONTHS ENDED
                                                         DECEMBER 31,
                                                  ----------------------------
                                                      1997            1996
                                                  -------------   ------------
                                                   (UNAUDITED)     (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income......................................  $     36,759    $     16,458
 Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Depreciation and amortization..................         4,522           2,443
  Bad debt expense...............................           100             100
  Amortization of debt discount..................           250             229
  Deferred taxes.................................          (377)            --
  Loss on disposition of fixed assets............            23              54
  (Increase) decrease in:
   Factor and accounts receivable................          (488)        (10,309)
   Merchandise inventories.......................       (18,125)        (16,845)
   Affiliated receivables, net...................         1,845          (1,244)
   Prepaid expenses and other....................          (705)            390
  Increase (decrease) in:
   Accounts payable..............................        (2,689)          1,223
   Accrued liabilities...........................         5,183           2,611
   Accrued restructuring.........................          (641)            (21)
   Income taxes payable..........................        (6,175)          3,551
   Other liabilities.............................            72             263
                                                   ------------    ------------
    Net cash provided by (used in) operating
     activities..................................        19,554          (1,097)
                                                   ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
 Purchase of property and equipment..............       (18,275)        (15,671)
 Proceeds from disposition of property and
  equipment......................................            63              15
                                                   ------------    ------------
    Net cash used in investing activities........       (18,212)        (15,656)
                                                   ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net (repayments) borrowings under credit
  agreements.....................................        (3,437)         12,778
 Proceeds from subordinated debt.................        10,000           5,000
 Dividends paid by TJFE..........................        (4,500)            --
 Payments of capital lease obligations...........          (172)            (72)
                                                   ------------    ------------
    Net cash provided by financing activities....         1,891          17,706
                                                   ------------    ------------
Increase in cash.................................         3,233             953
Cash at beginning of period......................         2,092           2,407
                                                   ------------    ------------
Cash at end of period............................  $      5,325    $      3,360
                                                   ============    ============

  See accompanying Notes to Condensed Combined Unaudited Financial Statements.

                 PEPE JEANS USA, INC. AND TJ FAR EAST LIMITED
          NOTES TO CONDENSED COMBINED UNAUDITED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

  The accompanying unaudited condensed combined financial statements have been prepared by Pepe Jeans USA, Inc. ("PJUSA") and TJ Far East Limited ("TJFE") (formerly Pepe Jeans Far East Limited) (collectively, the "Company") in a manner consistent with that used in the preparation of the combined financial statements of the Company for the years ended March 31, 1997, 1996 and 1995 included elsewhere herein. Certain items contained in these statements are based on estimates. In the opinion of management, the accompanying financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for fair presentation of the financial position and results of operations and cash flows for the periods presented. All significant intercompany accounts and transactions have been eliminated.

  Operating results for the nine months ended December 31, 1997 are not necessarily indicative of the results that may be expected for the year ending March 31, 1998. These unaudited financial statements should be read in conjunction with the Company's financial statements for the years ended March 31, 1997, 1996 and 1995 included elsewhere herein.

2.  INVENTORY

  Inventories are summarized as follows:


                                                        DECEMBER 31,  MARCH 31,
                                                            1997        1997
                                                         ----------- -----------
        Finished goods.................................. $44,992,000 $26,833,000
        Raw materials...................................         --       35,000
                                                         ----------- -----------
                                                         $44,992,000 $26,868,000
                                                         =========== ===========

3.  SUBORDINATED PAYABLES DUE AFFILIATES

  Noncurrent amounts payable to affiliates are as follows:


                                               INTEREST DECEMBER 31,  MARCH 31,
                                 DUE DATE        RATE      1997         1997
                            ------------------ -------- -----------  -----------
   Pepe Jeans London
    Corporation............ June 30, 1999         0%    $44,683,000  $44,683,000
   Pepe Jeans London
    Corporation............ September 30, 2000    0%      3,951,000    3,701,000
   Pepe Jeans London
    Corporation............ March 31, 2002        8%     10,000,000          --
                                                        -----------  -----------
                                                        $58,634,000  $48,384,000
                                                        ===========  ===========

  On April 1, 1997, the Company entered into a $10 million, 8% interest bearing unsecured subordinated note payable to Pepe Jeans London Corporation ("PJLC") which is due on March 31, 2002.

                 PEPE JEANS USA, INC. AND TJ FAR EAST LIMITED

4.  COMMITMENTS AND CONTINGENCIES

  Leases

  The Company is bound by non-cancelable lease agreements involving offices, showrooms and equipment. Future minimum rental payments, by year and in total, under non-cancelable operating leases with terms of one year or more and under capital leases, consists of the following at December 31, 1997:

                               OPERATING
                                LEASES              CAPITAL LEASES
                              ----------- -----------------------------------
                                 TOTAL    IMPUTED INTEREST PRINCIPAL  TOTAL
  Three months ended March 31,
   1998...................... $   827,000     $13,000      $ 62,000  $ 75,000
  Year ended March 31,
   1999......................   3,260,000      40,000       256,000   296,000
   2000......................   2,627,000      19,000       265,000   284,000
   2001......................   2,222,000       2,000        91,000    93,000
   2002......................   2,036,000         --            --        --
   2003 and thereafter.......     909,000         --            --        --
                              -----------     -------      --------  --------
                              $11,881,000     $74,000      $674,000  $748,000
                              ===========     =======      ========  ========

  Sublease income commitments are $35,000 for the three months ended March 31, 1998 and $140,000 for the year ended March 31, 1999.

  In addition to the above amounts, certain of these leases contain inflation escalation clauses and requirements for the payment of property taxes, insurance and maintenance expenses. Rent expense for the nine months ended December 31, 1997 and 1996 was $1,672,000 and $1,251,000, respectively.

5.  SUBSEQUENT EVENTS

  On January 26, 1998, PJUSA entered into an agreement to purchase all the issued and outstanding shares of Tomcan Investments Inc. ("Tomcan") for C$125 million (U.S. $86 million at January 26, 1998). The beneficial owners of Tomcan include members of the family of a director of PJUSA as well as such director. The closing of such transaction is subject to the acquisition of PJUSA by Tommy Hilfiger U.S.A., Inc. or one of its subsidiaries.

  On January 31, 1998, PJLC entered into an agreement with Tommy Hilfiger Corporation and its subsidiaries to sell (subject to approval of the shareholders of Tommy Hilfiger Corporation) PJUSA and TJFE to such subsidiaries. These financial statements do not reflect any adjustments which may be required as a result of such sale.

                     [LETTERHEAD OF PRICE WATERHOUSE LLP]


                       REPORT OF INDEPENDENT ACCOUNTANTS

May 14, 1997, except Note 16 for which
the date is January 31, 1998

To the Boards of Directors of
Pepe Jeans USA, Inc. and Pepe Jeans Far East Limited

In our opinion, the accompanying combined balance sheets and the related combined statements of operations and retained earnings (accumulated deficit) and of cash flows present fairly, in all material respects, the combined financial position of Pepe Jeans USA, Inc. and Pepe Jeans Far East Limited at March 31, 1997 and 1996 and the combined results of their operations and cash flows for each of the three years in the period ended March 31, 1997 in conformity with generally accepted accounting principles. These combined financial statements are the responsibility of the companies' managements; our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits of these combined statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

              PEPE JEANS USA, INC. AND PEPE JEANS FAR EAST LIMITED

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                             AS OF MARCH 31,
                                                            ------------------
                                                              1997      1996
                                                            --------  --------
ASSETS
Current assets
  Cash..................................................... $  2,092  $  2,407
  Receivable from factor...................................   39,776    23,287
  Accounts receivable, net.................................    4,237     2,645
  Merchandise inventories..................................   26,868    16,671
  Due from affiliates, net.................................    2,115       890
  Deferred taxes...........................................    6,731       --
  Prepaid expenses and other...............................      541     1,161
                                                            --------  --------
    Total current assets...................................   82,360    47,061
Property and equipment, net................................   23,195     8,756
Deferred taxes.............................................      845       --
Other......................................................      107       176
                                                            --------  --------
    Total Assets........................................... $106,507  $ 55,993
                                                            ========  ========

LIABILITIES AND STOCKHOLDER'S EQUITY (DEFICIENCY)
Current liabilities
  Accounts payable......................................... $ 11,181  $  6,668
  Accrued liabilities......................................   18,246     6,706
  Bank borrowings..........................................   16,665    11,939
  Restructuring accrual....................................      798       --
  Income taxes payable.....................................    7,518       298
  Obligations under capital leases.........................      235        77
                                                            --------  --------
    Total current liabilities..............................   54,643    25,688
                                                            --------  --------
Noncurrent liabilities
  Subordinated payables to affiliates......................   48,384    43,079
  Obligations under capital leases.........................      610       268
  Other....................................................      939       313
                                                            --------  --------
    Total noncurrent liabilities...........................   49,933    43,660
                                                            --------  --------
Commitments and contingencies (Note 14)
Stockholder's equity (deficiency)
  Combined share capital...................................       51        51
  Additional paid-in capital...............................      275       135
  Retained earnings (accumulated deficit)..................    1,645   (13,518)
  Cumulative translation adjustment........................      (40)      (23)
                                                            --------  --------
    Total stockholder's equity (deficiency)................    1,931   (13,355)
                                                            --------  --------
    Total Liabilities and Stockholder's Equity (Deficien-
     cy)................................................... $106,507  $ 55,993
                                                            ========  ========

            See accompanying Notes to Combined Financial Statements.

              PEPE JEANS USA, INC. AND PEPE JEANS FAR EAST LIMITED

                       COMBINED STATEMENTS OF OPERATIONS
                  AND RETAINED EARNINGS (ACCUMULATED DEFICIT)
                                 (IN THOUSANDS)

                                                    FOR THE YEAR ENDED MARCH 31,
                                                    ---------------------------
                                                      1997      1996     1995
                                                    --------  --------  -------
Net revenues......................................  $234,920  $ 89,029  $75,807
Cost of goods sold................................   146,948    61,875   48,697
                                                    --------  --------  -------
  Gross profit....................................    87,972    27,154   27,110
Selling, general and administrative expenses......    69,046    35,657   26,710
                                                    --------  --------  -------
  Operating income (loss).........................    18,926    (8,503)     400
Interest expense..................................     1,650     1,543    1,533
                                                    --------  --------  -------
  Income (loss) before income taxes...............    17,276   (10,046)  (1,133)
Income tax provision..............................     2,113       400      338
                                                    --------  --------  -------
  Net income (loss)...............................    15,163   (10,446)  (1,471)
Retained earnings (accumulated deficit), beginning
 of year..........................................   (13,518)    7,518    8,989
Dividends declared by PJFE........................       --    (10,590)     --
                                                    --------  --------  -------
Retained earnings (accumulated deficit), end of
 year.............................................  $  1,645  $(13,518) $ 7,518
                                                    ========  ========  =======


            See accompanying Notes to Combined Financial Statements.

             PEPE JEANS USA, INC. AND PEPE JEANS FAR EAST LIMITED

                       COMBINED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                 FOR THE YEAR ENDED MARCH
                                                           31,
                                                 --------------------------
                                                  1997      1996     1995
                                                 -------  --------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net income/(loss)............................. $15,163  $(10,446) $(1,471)
  Adjustments to reconcile net income/(loss) to
   net cash provided by
   (used in) operating activities:
    Depreciation and amortization...............   3,757     2,601    2,253
    Writedown of in-store shops and other equip-
     ment.......................................     211     2,215        3
    Bad debt expense............................     150        50      213
    Amortization of debt discount...............     306       146      --
    Restructuring charge........................   3,590       --       --
    Deferred taxes..............................  (7,576)      --      (280)
    (Increase) decrease in:
      Factor and accounts receivable............ (18,231)  (14,670)   2,241
      Merchandise inventories................... (10,196)   (5,943)  (1,707)
      Affiliated receivables, net...............  (1,225)    6,487   (1,144)
      Prepaid expenses and other................     829      (774)      25
    Increase (decrease) in:
      Accounts payable..........................   4,513     1,044     (861)
      Accrued liabilities.......................  11,657     5,292      332
      Income taxes payable......................   7,220      (286)     (47)
      Other liabilities.........................     576      (698)     196
                                                 -------  --------  -------
        Net cash provided by (used in) operating
         activities.............................  10,744   (14,982)    (247)
                                                 -------  --------  -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment............ (20,676)   (3,880)  (2,863)
  Proceeds from disposition of property and           18        17      --
   equipment.................................... -------  --------  -------
    Net cash used in investing activities....... (20,658)   (3,863)  (2,863)
                                                 -------  --------  -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under credit agreements........   4,726     1,562    2,937
  Proceeds from subordinated debt...............   5,000    25,579      --
  Dividends paid by PJFE........................     --     (5,960)     --
  Payments of capital lease obligations.........    (127)     (150)     (52)
                                                 -------  --------  -------
    Net cash provided by financing activities...   9,599    21,031    2,885
                                                 -------  --------  -------
  (Decrease) increase in cash...................    (315)    2,186     (225)
  Cash at beginning of the year.................   2,407       221      446
                                                 -------  --------  -------
  Cash at end of the year....................... $ 2,092  $  2,407  $   221
                                                 =======  ========  =======
  Supplemental disclosure of cash flow informa-
   tion
  Cash payments made during the year:
    Income taxes................................ $ 2,468  $    575  $   393
                                                 =======  ========  =======
    Interest.................................... $ 1,702  $  1,055  $ 1,055
                                                 =======  ========  =======
  Noncash activities:
    Equipment under capital lease obligations... $   627  $    294  $     0
                                                 =======  ========  =======

Note: Accounts receivable from a corporate parent was charged against equity as deemed dividends from PJFE in the amount of $4,630 during the year ended March 31, 1997.

           See accompanying Notes to Combined Financial Statements.

             PEPE JEANS USA, INC. AND PEPE JEANS FAR EAST LIMITED

                    NOTES TO COMBINED FINANCIAL STATEMENTS


1. THE COMPANY

  Pepe Jeans USA, Inc. ("PJUSA") imports and distributes men's and women's casual and jeanswear sold under the "Pepe Jeans", "Tommy Jeans" and "Tommy Hilfiger Womenswear" names. During the year ended March 31, 1997, PJUSA decided it would exit the "Pepe Jeans" line (see Note 9). PJUSA financial statements include the accounts of PJUSA's wholly-owned subsidiary, PJ Advertising, Inc. (which was dissolved on March 24, 1997).

  Pepe Jeans Far East Limited (the "PJFE") and its subsidiaries act as commissioned buying agents for PJUSA and other affiliates as well as unrelated distributors. PJFE financial statements include the accounts of Pepe Clothing
(HK) Limited and Pepe International Limited, wholly-owned subsidiaries, and THHK Womenswear Limited, a 75.5% owned subsidiary (which was formed during the year ended March 31, 1997).

  Until September 26, 1995, PJUSA and PJFE were wholly-owned subsidiaries of Pepe Group PLC, a company incorporated in the United Kingdom. In September 1995, as a result of a restructuring, PJUSA and PJFE became wholly-owned subsidiaries of Pepe Jeans London Corporation ("PJLC"), a company incorporated in the British Virgin Islands.

  The consolidated financial statements of PJUSA and PJFE (collectively "the Company") have been combined on the basis of common ownership. Transactions and balances between PJUSA, PJFE and their subsidiaries have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH

  Cash includes temporary investments (cash equivalents) with maturities of three months or less.

MERCHANDISE INVENTORIES

  Inventories are valued at the lower of cost (first-in, first-out method) or market.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, ranging from 3 to 5 years. Leasehold improvements and property under capital leases are amortized using the straight-line method over the lesser of the terms of the leases or the estimated useful lives of the assets. The Company's share of the cost of constructing in-store shop displays is capitalized and amortized using the straight-line method over five years. Major additions and betterments are capitalized and repairs and maintenance are charged to operations in the period incurred.

REVENUES

  Net revenues from product sales are recognized upon shipment of products to customers. Allowances for estimated returns and discounts are provided when sales are recorded.

SEGMENT INFORMATION

  The Company is engaged in principally one industry segment--the design, importation and distribution of denim-related apparel and women's casual wear.

             PEPE JEANS USA, INC. AND PEPE JEANS FAR EAST LIMITED

FOREIGN CURRENCY TRANSLATION

  The combined financial statements of the Company are prepared in United States dollars as this is the currency of the primary environment in which the Company operates and substantially all of its revenues are received and expenditures are disbursed in United States dollars. The financial statements of PJFE are translated into United States dollars in accordance with Statement of Financial Accounting Standards No. 52 (Foreign Currency Translation). Assets and liabilities of PJFE are translated at year-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the year. Adjustments resulting from translating the financial statements of the non-United States entities are recorded as a component of stockholder's equity (deficiency).

ADVERTISING AND SALES PROMOTION COSTS

  Advertising and sales promotion costs are expensed as incurred. These expenses were $7,538,000, $4,668,000 and $4,655,000 for the years ended March 31, 1997, 1996 and 1995, respectively.

FINANCIAL INSTRUMENTS

  Financial assets and liabilities for which carrying values approximate fair value include cash, accounts receivable, accounts payable, accrued liabilities and short-term bank borrowings. Management believes the fair value of subordinated payables to affiliates is substantially less than their carrying value.

MINORITY INTEREST

  Minority interest of $309,000 at March 31, 1997 represents a 24.5% ownership in THHK Womenswear Limited by an unaffiliated third party and is classified in "Other non-current liabilities". The minority interest in the earnings of THHK Womenswear Limited for the year ended March 31, 1997 of $8,000 is included in "Selling, general and administrative expenses".

INCOME TAXES

  The Company uses the asset and liability approach to accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted.

ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues, costs and expenses during the reporting period. Actual results could differ from those estimates. As of March 31, 1997, such estimates included provisions for inventory and accounts receivable associated with the Pepe Jeans product line which the Company ceased to distribute (see Note 9).

3. RECEIVABLES

  PJUSA has an agreement with a commercial finance company (the "factor") which provides for the factoring of certain trade receivables. Receivables are factored without recourse as to credit risk and with

             PEPE JEANS USA, INC. AND PEPE JEANS FAR EAST LIMITED recourse for any claims by the customer for adjustments in the normal course of business relating to pricing errors, shortages, damaged goods, etc. Factored receivables subject the Company to a concentration of credit risk as substantially all of the Company's receivables are collected from the factor. Management does not consider this risk to be significant.

  Effective December 21, 1995, as a result of a new credit facility agreement (see Note 7), the factoring agreement was amended so that it no longer provided for advances against factored receivables. Prior to December 21, 1995, the factoring agreement provided for advances against factored receivables with accrued interest at the prime interest rate plus 1%.

  Receivables at March 31, 1997 and 1996 are stated net of allowance for doubtful accounts in the amounts of $182,000 and $262,000, respectively.

4. MERCHANDISE INVENTORIES

  Merchandise inventories at March 31, 1997 and 1996 comprise:

                                                            1997        1996
                                                         ----------- -----------
      Finished goods.................................... $26,833,000 $14,762,000
      Work in process...................................         --      461,000
      Raw materials.....................................      35,000   1,448,000
                                                         ----------- -----------
                                                         $26,868,000 $16,671,000
                                                         =========== ===========

5. PROPERTY AND EQUIPMENT

  Property and equipment at March 31, 1997 and 1996 comprise:

                                                         1997         1996
                                                      -----------  -----------
      Leasehold improvements......................... $ 5,713,000  $ 4,788,000
      In-store shops.................................  16,560,000    3,019,000
      Furniture and fixtures.........................   1,128,000    1,858,000
      Equipment......................................   1,443,000      883,000
      Computer hardware and software.................   3,137,000    1,610,000
                                                      -----------  -----------
                                                       27,981,000   12,158,000
      Less--accumulated depreciation and
       amortization..................................  (4,786,000)  (3,402,000)
                                                      -----------  -----------
                                                      $23,195,000  $ 8,756,000
                                                      ===========  ===========

  Property and equipment includes capital leases of $1,137,000 and $528,000 less accumulated amortization of $229,000 and $116,000 at March 31, 1997 and 1996, respectively.

             PEPE JEANS USA, INC. AND PEPE JEANS FAR EAST LIMITED

6. ACCRUED LIABILITIES

  Accrued liabilities at March 31, 1997 and 1996 comprise:

                                                            1997        1996
                                                         ----------- ----------
      Inventory in-transit.............................. $ 1,772,000 $  612,000
      Payable to licensor (see Note 14).................   4,215,000  2,830,000
      Duties and freight................................   2,229,000    446,000
      Compensation......................................   5,189,000    292,000
      Management fee (see Note 8)                          1,000,000        --
      Other.............................................   3,841,000  2,526,000
                                                         ----------- ----------
                                                         $18,246,000 $6,706,000
                                                         =========== ==========

7. BANK BORROWINGS

  Effective March 31, 1997, PJUSA amended its credit agreement (the "Agreement") originally entered into on December 31, 1995 with several lenders. The Agreement, as amended, provides for direct borrowings and letters of credit through May 31, 1999. The total facility available is as follows:

                                                                     FACILITY
      PERIOD                                                         AVAILABLE
      ------                                                        -----------
      April 1, 1997--May 31, 1997.................................. $55,000,000
      June 1, 1997--October 31, 1997...............................  70,000,000
      November 1, 1997--March 31, 1998.............................  60,000,000
      April 1, 1998--May 31, 1998..................................  65,000,000
      June 1, 1998--October 31, 1998...............................  75,000,000
      November 1, 1998--January 31, 1999...........................  65,000,000
      February 1, 1999--May 31, 1999...............................  60,000,000


  Available borrowings under the Agreement are collateralized by substantially all the assets of PJUSA. Borrowings under the Agreement accrue interest at the lead bank's alternate base rate for advances (ABR) and ABR plus 1% for overadvances.

  At March 31, 1997 and 1996, total letters of credit against the facility were $21,667,000 and $6,751,000, respectively.

  The Agreement, as amended, contains various covenants, including, among others, certain restrictions upon capital expenditures, investments, indebtedness, dividends, loans and advances. The Agreement, as amended, also requires the maintenance of minimum tangible net worth, certain leverage and current ratios as well as limitations on losses. At March 31, 1997, PJUSA was in compliance with the covenants.

  Available borrowings under the agreement prior to March 31, 1997 were collateralized by substantially all the assets of PJUSA. These borrowings accrued interest at the lead bank's ABR plus 1% for advances and 1.5% for overadvances.

  Prior to December 21, 1995, PJUSA was a co-guarantor and borrower under a long-term committed banking facility that was established for its parent company and certain of its subsidiaries. At March 31, 1995, PJUSA had outstanding advances of $6,500,000 against this facility. These amounts were repaid in the year ended March 31, 1996.

  PJFE had a credit facility in the amount of HK $15 million (approximately US $2 million) which expired on December 31, 1996.

             PEPE JEANS USA, INC. AND PEPE JEANS FAR EAST LIMITED

8. RELATED-PARTY TRANSACTIONS

  On October 1, 1995, PJLC was assigned the exclusive license to the Tommy Jeans trademark worldwide and, concurrently, assigned the exclusive license to the Tommy Jeans trademark in the United States to PJUSA. PJUSA, PJFE and Tommy Hilfiger USA, Inc. are related as a result of common members of the boards of directors.

  PJUSA paid royalty, advertising, design and other expenses aggregating $14,293,000 and $4,098,000 for the years ended March 31, 1997 and 1996, respectively. PJUSA also purchased inventory from Tommy Hilfiger USA, Inc. for $7,955,000 during the year ended March 31, 1996. The combined balance sheet includes trade receivables of $1,020,000 at March 31, 1997, non-trade receivables of $122,000 and $764,000 at March 31, 1997 and 1996, respectively, and accrued liabilities of $4,215,000 and $2,830,000 at March 31, 1997 and 1996, respectively, from or to Tommy Hilfiger USA, Inc. and its subsidiaries in connection with the licensing agreement.

  In connection with a change in senior management of PJUSA, during the fiscal year ended March 31, 1997, an affiliated company, AIHL Investment Group (USA), Inc., provided extensive senior management services to the PJUSA. As a result, during the year ended March 31, 1997 PJUSA accrued $1,000,000 for such services. During the prior year, similar services to a lesser extent had been provided without charge to PJUSA.

  PJFE received buying commissions from affiliates and related parties in the amounts of $1,263,000, $1,042,000 and $1,437,000 during the years ended March 31, 1997, 1996 and 1995, respectively. In addition, PJFE had sales to related parties totaling $385,000 and $88,000 for the years ended March 31, 1997 and 1996, respectively.

  Rent charged to PJFE from related parties totaled $491,000 and $339,000 during the years ended March 31, 1997 and 1996, respectively.

  PJFE has a sub-contract agreement with an affiliate whereby PJFE pays 5% of sales for the exclusive right to supply product to distributors, mainly in Central and South America. Such expenses amounted to $223,000 and $167,000 during the years ended March 31, 1997 and 1996, respectively.

  During the year ended March 31, 1995, PJFE was charged $262,000 for marketing services from an affiliate.

  Amounts receivable from (payable to) affiliates at March 31, 1997 and 1996 comprise:

                                                           1997        1996
                                                        ----------  -----------
      Pepe (UK) Limited................................ $ (311,000) $ 4,482,000
      Pepe Jeans Europe BV.............................    609,000      774,000
      Pepe Overseas Holdings BV........................        --    (4,630,000)
      Pepe Jeans Corporation (Netherlands NV)..........  2,000,000          --
      Pepe Europe SARL.................................        --       346,000
      Others...........................................   (183,000)     (82,000)
                                                        ----------  -----------
       Net receivable from affiliates.................. $2,115,000  $   890,000
                                                        ==========  ===========

  Amounts receivable from (payable to) Pepe (UK) Limited arose from sales to that affiliate net of operating expense reimbursements. The amount payable to Pepe Overseas Holdings BV represents dividends payable from PJFE. Interest expense relating to this amount was $115,000 during the year ended March 31, 1996. The amount receivable from Pepe Europe SARL arose from sales to that affiliate. The amount receivable from Pepe Jeans Corporation represents a short term non-interest bearing note receivable.

             PEPE JEANS USA, INC. AND PEPE JEANS FAR EAST LIMITED

9. RESTRUCTURING CHARGE

  During the year ended March 31, 1997, PJUSA decided that it would no longer distribute the Pepe Jeans product line. A restructuring charge of $3,590,000, recorded in "Selling, general and administrative expenses", represents future minimum non-cancelable lease payments, property and equipment write-offs and severance costs. At March 31, 1997, the restructuring accrual balance of $798,000 represents the remaining severance and estimated net lease payments.

10. SUBORDINATED PAYABLES DUE AFFILIATES

  Noncurrent amounts payable to affiliates at March 31, 1997 and 1996 comprise:

                                 DUE DATE      INTEREST    1997        1996
                            ------------------ -------- ----------- -----------
Pepe Jeans London Corpora-
 tion...................... June 30, 1999          0%   $44,683,000 $21,000,000
Pepe Jeans London Corpora-
 tion...................... September 30, 2000     0%     3,701,000   3,396,000
Pepe (UK) Limited..........                      6.5%           --    2,250,000
Pepe (UK) Limited..........                        0%           --   16,433,000
                                                        ----------- -----------
                                                        $48,384,000 $43,079,000
                                                        =========== ===========

  The September 30, 2000 note payable to PJLC relates to a $5,000,000 face value note relating to the signing of the Tommy Jeans license (see Note 14) at October 1, 1995. For financial reporting purposes, the note is presented at its net discounted value of $3,701,000 and $3,396,000 at March 31, 1997 and 1996, respectively.

  On April 1, 1997, the Company entered into a $10 million, 8% interest bearing unsecured subordinated note payable to PJLC which is due on March 31, 2002.

  Interest expense relating to amounts payable to Pepe (UK) Limited was $97,500, $146,000 and $146,000 for the years ended March 31, 1997, 1996 and
1995, respectively.

11. INCOME TAXES

  The provision (benefit) for income taxes is comprised of the following:

                                                      YEAR ENDED MARCH 31,
                                                  ------------------------------
                                                     1997        1996     1995
                                                  -----------  -------- --------
CURRENT
 Federal......................................... $ 7,766,000  $    --  $    --
 Foreign.........................................         --      1,000  175,000
 State...........................................   1,922,000   399,000  163,000
                                                  -----------  -------- --------
                                                    9,688,000   400,000  338,000
                                                  -----------  -------- --------
DEFERRED
 Federal.........................................  (6,117,000)      --       --
 State...........................................  (1,458,000)      --       --
                                                  -----------  -------- --------
                                                   (7,575,000)      --       --
                                                  -----------  -------- --------
 Total........................................... $ 2,113,000  $400,000 $338,000
                                                  ===========  ======== ========

             PEPE JEANS USA, INC. AND PEPE JEANS FAR EAST LIMITED

   The net deferred tax assets at March 31 are comprised of the following:

                                                            1997       1996
                                                         ---------- -----------
CURRENT
 Accrued expenses and other............................. $5,556,000 $   962,000
 Inventory capitalization...............................  1,175,000     720,000
 Valuation allowance....................................        --   (1,682,000)
                                                         ---------- -----------
  Total current......................................... $6,731,000 $       --
                                                         ========== ===========
NONCURRENT
 Net operating loss carryforwards....................... $      --  $ 6,669,000
 Depreciation...........................................    845,000     119,000
 Valuation allowance....................................        --   (6,788,000)
                                                         ---------- -----------
  Total noncurrent...................................... $  845,000 $       --
                                                         ========== ===========

  The Company believes that, at March 31, 1997, it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax asset as the temporary differences reverse. Accordingly, a valuation allowance has not been provided.

  At March 31, 1996, PJUSA had net operating loss carryforwards of approximately $16.7 million, all of which were utilized during the year ended March 31, 1997.

  The provision for income taxes differs from the amounts computed by applying the applicable U.S. federal statutory rates to income (loss) before taxes as follows:

                                                 YEAR ENDED MARCH 31,
                                           -----------------------------------
                                              1997         1996        1995
                                           -----------  -----------  ---------
Provision for income taxes at the federal
 statutory rate........................... $ 6,047,000  $(3,516,000) $(397,000)
Net operating loss........................  (2,531,000)         --         --
Valuation allowance.......................  (1,454,000)   3,574,000    763,000
State and local income taxes, net of fed-
 eral benefits............................     355,000      399,000    162,000
Other.....................................    (304,000)     (57,000)  (190,000)
                                           -----------  -----------  ---------
  Provision for income taxes.............. $ 2,113,000  $   400,000  $ 338,000
                                           ===========  ===========  =========

12. COMBINED SHARE CAPITAL

  Combined share capital at March 31, 1997 and 1996 are comprised of:

     PJUSA common stock, $1 par value per share (authorized, 100,000 shares; issued and outstanding, 50,000 shares)

     PJFE common stock, $1 par value per share (authorized, 10,000 shares; issued and outstanding, 1,000 shares)

             PEPE JEANS USA, INC. AND PEPE JEANS FAR EAST LIMITED

13. MAJOR CUSTOMERS

  Gross sales to major customers as a percentage of total sales for the years ended March 31, 1997, 1996 and 1995 are as follows:

                                                                  1997  1996  1995
                                                                  ----  ----  ----
        Customer A...............................................  23%   27%   21%
        Customer B...............................................  18%    *     *

            --------
            *less than 10%

14. COMMITMENTS AND CONTINGENCIES

  LEASES

  The Company is bound by non-cancelable lease agreements involving offices, showrooms and equipment. Future minimum rental payments, by year and in total, under non-cancelable operating leases with terms of one year or more and under capital leases, consists of the following at March 31, 1997:

                              OPERATING
                                LEASES             CAPITAL LEASES
                              ---------- ----------------------------------- ---
                                TOTAL    IMPUTED INTEREST PRINCIPAL  TOTAL
YEAR ENDING MARCH 31,         ---------- ---------------- --------- --------
1998......................... $1,830,000     $ 61,000     $235,000  $296,000
1999.........................  1,490,000       43,000      254,000   297,000
2000.........................    864,000       19,000      265,000   284,000
2001.........................    596,000        2,000       91,000    93,000
2002.........................    524,000          --           --        --
2003 and thereafter..........    542,000          --           --        --
                              ----------     --------     --------  --------
  Total...................... $5,846,000     $125,000     $845,000  $970,000
                              ==========     ========     ========  ========

  Sub-lease income commitments are $149,000 for the year ending March 31, 1998.

  In addition to the above amounts, certain leases contain inflation escalation clauses and requirements for the payment of property taxes, insurance and maintenance expenses. Rent expense for the years ended March 31, 1997, 1996 and 1995 was $1,698,000, $1,127,000 and $746,000, respectively.

  LEGAL MATTERS

  The Company is subject to various claims and assessments which arise in the ordinary course of its business. In the opinion of management, the disposition of all such items will not have a material adverse effect on the Company's financial position, cash flows or results of operations.

  LICENSING

  In consideration of the transfer and receipt of all the Licensor's men's core denim line open orders, during the year ended March 31, 1996, PJUSA agreed to pay $5,000,000, without interest, to Tommy Hilfiger Licensing Inc. on or before September 30, 2000. During the year ended March 31, 1996, PJUSA expensed the present value of the note, $3,250,000, as cost of goods sold. Imputed interest will be expensed during the five year period of the note. The note was subsequently assigned to PJLC (see Note 10).

             PEPE JEANS USA, INC. AND PEPE JEANS FAR EAST LIMITED

  Under the licensing agreement, PJUSA must make certain minimum royalty and advertising payments. A minimum royalty payment of $3,800,000 is owed in the first licensing year of the agreement and increases by the greater of 80% of the preceding annual period's actual royalty or $500,000 in each of the next four years. A minimum advertising payment of $2,600,000 and $2,100,000 is owed in the first and second years, respectively, and increases by $300,000 in each of the next three years. During the years ended March 31, 1997 and 1996, payments pursuant to the Licensing Agreement exceeded such minimums.

  LETTERS OF CREDIT

  At March 31, 1997 and 1996, the Company had letters of credit outstanding, principally for inventory purchases, totaling $21,667,000 and $6,751,000, respectively, of which $9,123,000 and $1,413,000, respectively, were accrued in "Bank borrowings".

  IN-STORE SHOPS

  At March 31, 1997, PJUSA committed to pay approximately $697,000 as deposits for the manufacturing of in-store fixtures.

  EMPLOYMENT CONTRACT

  PJUSA has an employment contract through March 31, 2002 with one of its executives.

15. EMPLOYEE BENEFIT PLAN

  In January 1994, PJUSA established a deferred compensation plan (401-(k)) for the benefit of its employees. The plan provides for optional matching contributions by the Company. There were no such matching contributions for the years ended March 31, 1997, 1996, and 1995. PJUSA paid expenses on behalf of the Plan of $5,000, $4,000, $4,000 for the years ended March 31, 1997, 1996 and 1995, respectively.

16. SUBSEQUENT EVENTS

  On January 26, 1998, PJUSA entered into an agreement to purchase all the issued and outstanding shares of Tomcan Investments Inc. ("Tomcan") for C$125 million (U.S. $86 million at January 26, 1998). The beneficial owners of Tomcan include members of the family of a director of PJUSA as well as such director. The closing of such transaction is subject to the acquisition of PJUSA by Tommy Hilfiger U.S.A., Inc. or one of its subsidiaries.

  On January 31, 1998, PJLC entered into an agreement with Tommy Hilfiger Corporation and its subsidiaries to sell (subject to approval of the shareholders of Tommy Hilfiger Corporation) PJUSA and PJFE (which has been renamed TJ (Far East) Limited) to such subsidiaries. These financial statements do not reflect any adjustments which may be required as a result of such sale.

                       [LETTERHEAD OF PRICE WATERHOUSE]


JANUARY 23, 1998

AUDITORS' REPORT

TO THE DIRECTORS OF
TOMCAN INVESTMENTS INC.

We have audited the consolidated balance sheet of TOMCAN INVESTMENTS INC. as at December 31, 1997 and the consolidated statements of income and retained earnings and changes in financial position for the nine-month period then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at December 31, 1997 and the results of its operations and the changes in its financial position for the nine-month period then ended in accordance with generally accepted accounting principles in Canada.

/s/ Price Waterhouse
CHARTERED ACCOUNTANTS

                            TOMCAN INVESTMENTS INC.

                           CONSOLIDATED BALANCE SHEET

                                                                   DECEMBER 31,
                                                                       1997
                                                                   ------------
                              ASSETS
CURRENT ASSETS
 Cash............................................................. C$   318,018
 Accounts receivable..............................................    8,206,972
 Inventories (Note 4).............................................   19,156,331
 Prepaid expenses.................................................       38,749
 Loan receivable--related party (Note 5)..........................       48,893
 Subscription receivable..........................................        1,370
                                                                   ------------
                                                                     27,770,333
CAPITAL ASSETS (Note 6)...........................................    4,104,986
UNREALIZED FOREIGN EXCHANGE LOSS ON LONG-TERM DEBT................      333,540
GOODWILL (NET OF ACCUMULATED AMORTIZATION OF $52,014).............    2,722,119
                                                                   ------------
                                                                   C$34,930,978
                                                                   ============
                           LIABILITIES
CURRENT LIABILITIES
 Bank indebtedness................................................ C$    87,831
 Bank loans (Note 7)..............................................    1,234,908
 Accounts payable and accrued liabilities.........................    8,378,558
 Income taxes payable.............................................    4,941,798
 Demand loan payable--related company.............................       14,327
                                                                   ------------
                                                                     14,657,422
LONG-TERM DEBT--RELATED PARTY (Note 8)............................    9,570,481
                                                                   ------------
                                                                     24,227,903
                       SHAREHOLDERS' EQUITY
SHARE CAPITAL (Note 9)............................................        1,370
RETAINED EARNINGS.................................................   10,701,705
                                                                   ------------
                                                                     10,703,075
                                                                   ------------
                                                                   C$34,930,978
                                                                   ============

          See accompanying Notes to Consolidated Financial Statements.

                            TOMCAN INVESTMENTS INC.

                        CONSOLIDATED STATEMENT OF INCOME
                             AND RETAINED EARNINGS

                                                                      NINE-MONTH
                                                                     PERIOD ENDED
                                                                     DECEMBER 31,
                                                                         1997
                                                                     ------------
SALES............................................................... C$70,062,783
COST OF SALES.......................................................   37,268,888
                                                                     ------------
GROSS MARGIN........................................................   32,793,895
EXPENSES
  Selling...........................................................   10,066,633
  Administrative....................................................    2,919,642
  Financial (Note 11)...............................................    1,621,227
                                                                     ------------
                                                                       14,607,502
                                                                     ------------
INCOME BEFORE UNDERNOTED ITEMS......................................   18,186,393
AMORTIZATION OF GOODWILL............................................      (52,014)
INTEREST EXPENSE....................................................   (1,086,211)
INTEREST INCOME.....................................................       61,062
ROYALTY INCOME......................................................      178,246
                                                                     ------------
INCOME BEFORE INCOME TAXES..........................................   17,287,476
CURRENT INCOME TAXES................................................    6,585,771
                                                                     ------------
NET INCOME FOR THE PERIOD...........................................   10,701,705
                                                                     ------------
RETAINED EARNINGS, BEGINNING OF PERIOD..............................          --
                                                                     ------------
RETAINED EARNINGS, END OF PERIOD.................................... C$10,701,705
                                                                     ============


          See accompanying Notes to Consolidated Financial Statements.

                            TOMCAN INVESTMENTS INC.

            CONSOLIDATED STATEMENT OF CHANGES IN FINANCIAL POSITION

                                                                   NINE-MONTH
                                                                  PERIOD ENDED
                                                                  DECEMBER 31,
                                                                      1997
                                                                  ------------
OPERATING ACTIVITIES
 Net income for the period....................................... C$10,701,705
 Items not affecting cash
  Amortization of capital assets.................................    1,236,794
  Amortization of goodwill.......................................       52,014
  Amortization of unrealized foreign exchange loss on long-term         58,859
   debt.......................................................... ------------
                                                                    12,049,372
 Changes in non-cash working capital components relating to         (2,438,361)
  operations..................................................... ------------
 Net cash provided by operating activities.......................    9,611,011
INVESTING ACTIVITIES
 Acquisition of capital assets...................................   (1,912,754)
 Acquisition of a business (net of cash, bank indebtedness and bank loans acquired)...........................................  (18,711,648)
 Change in loan receivable--related party........................    1,566,261
                                                                  ------------
 Net cash used in investing activities...........................  (19,058,141)
FINANCING ACTIVITIES
 Change in demand loan payable--related company..................       14,327
 Issuance of long-term debt--related party.......................    9,178,082
 Redemption of preferred shares of subsidiary....................     (750,000)
                                                                  ------------
 Net cash provided by financing activities.......................    8,442,409
                                                                  ------------
CHANGE IN CASH POSITION DURING THE PERIOD........................   (1,004,721)
CASH POSITION, BEGINNING OF PERIOD...............................          --
                                                                  ------------
CASH POSITION, END OF PERIOD .................................... C$(1,004,721)
                                                                  ============
CASH POSITION CONSISTS OF:
 Cash............................................................ C$   318,018
 Bank indebtedness...............................................      (87,831)
 Bank loans......................................................   (1,234,908)
                                                                  ------------
                                                                  C$(1,004,721)
                                                                  ============


          See accompanying Notes to Consolidated Financial Statements.

                            TOMCAN INVESTMENTS INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997


1. INCORPORATION AND NATURE OF BUSINESS

  Tomcan Investments Inc. (the "company") was incorporated under the International Business Companies Act on February 28, 1997 in the British Virgin Islands. The company acts as a holding company for its operating wholly-owned subsidiary, Tommy Hilfiger Canada Inc.

  Tommy Hilfiger Canada Inc. is a licensee that sources, manufactures and distributes sportswear and jeans for men, women, juniors and kids. The company's products, which can be found in leading department and specialty stores throughout Canada, are marketed through its sales offices in Montreal, Toronto and Vancouver.

2. SIGNIFICANT ACCOUNTING POLICIES

  These consolidated financial statements are prepared in Canadian dollars.

BASIS OF CONSOLIDATION

  The consolidated financial statement include the accounts of the company and its wholly-owned subsidiary, Tommy Hilfiger Canada Inc.

INVENTORIES

  Inventories are valued at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis.

CAPITAL ASSETS

  Capital assets are recorded at cost. Amortization is calculated on the declining balance basis at the following annual rates:

            Furnitures and fixtures..................  20%
            Equipment................................  20%
            Computer hardware........................  30%
            Computer software........................  30%

  Leasehold improvements are amortized on the straight-line basis over five years.

  In-store boutiques located in certain of the company's customers' premises are amortized on the straight-line basis over three years.

INCOME TAXES

  The company follows the tax allocation basis for accounting for income taxes. Deferred income taxes are provided for on timing differences between accounting income and income for tax purposes.

GOODWILL

  Goodwill is amortized on the straight-line basis over a period of 40 years. The company assesses at each balance sheet date whether there has been a permanent impairment in the value of goodwill. This is accomplished mainly by determining whether projected undiscounted future cash flows from operations exceed the net book value of goodwill as of the assessment date.

                            TOMCAN INVESTMENTS INC.

                               DECEMBER 31, 1997


TRANSLATION OF FOREIGN CURRENCIES

  Monetary assets and liabilities are translated from foreign currencies into Canadian dollars at rates of exchange at the date of the balance sheet.

  The gains and losses resulting from the translation of foreign currency transactions are included in earnings, except for those on long-term debt denominated in foreign currencies. Such exchange gains and losses are deferred and amortized over the term of the debt.

FORWARD EXCHANGE CONTRACTS

  Gains and losses on forward contracts are recognized in income in the period in which they arise.

3. PURCHASE OF A BUSINESS

  On April 1, 1997, the company acquired the common shares of Tommy Hilfiger Canada Inc. which were owned by Mr. Leo Stroll for a total cash consideration of C$8,130,500. Tomcan Investments Inc. is a wholly-owned subsidiary of Lawvest Holdings Inc. Mr. Lawrence Stroll (son of Mr. Leo Stroll) and members of his immediate family have a 100% indirect ownership in Lawvest Holdings Inc.

  This acquisition has been accounted for using the purchase method and accordingly, the purchase price was allocated to assets and liabilities based on their estimated fair values as of the acquisition date. The excess of purchase price over the fair value of the net assets acquired has been recorded as goodwill and is being amortized on the straight-line basis over 40 years. The results of operations relating to Tommy Hilfiger Canada Inc. have been included in these consolidated financial statements from the date of acquisition.

  Details of the acquisition are as follows:

      Net assets acquired
       Assets acquired
        Working capital............................................ C$2,677,339
        Capital assets.............................................   3,429,028
        Goodwill...................................................   2,774,133
       Liabilities assumed
        Preferred shares...........................................    (750,000)
                                                                    -----------
                                                                    C$8,130,500
                                                                    ===========

4. INVENTORIES

      Raw materials................................................ C$ 1,762,623
      Work in process..............................................    1,552,666
      Finished goods...............................................   15,841,042
                                                                    ------------
                                                                    C$19,156,331
                                                                    ============

                            TOMCAN INVESTMENTS INC.

                               DECEMBER 31, 1997


5. LOAN RECEIVABLE--RELATED PARTY

  This loan to a general partnership which is controlled by certain of the company's ultimate shareholders is unsecured, bears interest at prime plus 1-1/4% and has no specific terms of repayment.

6. CAPITAL ASSETS

                                                        ACCUMULATED   NET BOOK
                                               COST     AMORTIZATION    VALUE
                                            ----------- ------------ -----------
Furniture and fixtures..................... C$  893,534 C$  468,090  C$  425,444
Equipment..................................     196,711      43,247      153,464
Computer hardware..........................     346,744     104,125      242,619
Computer software..........................      60,663      25,727       34,936
Leasehold improvements.....................   1,293,587     702,798      590,789
In-store boutiques.........................   5,381,674   2,723,940    2,657,734
                                            ----------- -----------  -----------
                                            C$8,172,913 C$4,067,927  C$4,104,986
                                            =========== ===========  ===========

7. BANK LOANS

  The bank loans are secured by a moveable hypothec up to an amount of C$25,000,000 covering accounts receivable, inventories and a debenture with a fixed and floating charge on all assets of the company. The unused portion of the bank loans at March 31, 1997 is C$23,765,092.

8. LONG-TERM DEBT--RELATED PARTY

  This loan from a company associated with certain of the company's directors is in the amount of US$6,700,000, bears interest at 8% per annum until April 1999, and 2% above U.S. dollar prime rate thereafter, and is due on April 1, 2002.

  As security, the company has hypothecated the shares of Tommy Hilfiger Canada Inc. (its wholly-owned subsidiary) for an amount of C$10,000,000 and an additional amount to the extent of C$2,000,000 to further secure the performance and observance of the company's obligation.

9. SHARE CAPITAL

 Authorized

  50,000 shares, one class, voting, US$1.00 par value each, redeemable by the company at fair market value

 Issued

   1,000 Class A common shares......................................... C$1,370
                                                                        -------

                            TOMCAN INVESTMENTS INC.

                               DECEMBER 31, 1997

10. COMMITMENTS

  Total commitments under long-term operating leases ranging from 12 to 55 months approximate C$2,105,011. The minimum amounts payable in each of the next five years are as follows:

        1998.......................................................... C$811,039
        1999..........................................................   813,319
        2000..........................................................   445,661
        2001..........................................................    22,100
        2002..........................................................    12,892

  At December 31, 1997, there are letters of credit outstanding of approximately C$5,598,175.

  At December 31, 1997, the company has entered into foreign exchange forward contracts to purchase U.S. dollars with notional amounts totalling US$7,000,000.

11. AMORTIZATION EXPENSE AND FINANCIAL EXPENSES

      AMORTIZATION EXPENSE
       Furniture and fixtures...................................... C$   68,271
       Equipment...................................................      19,560
       Computer hardware...........................................      46,464
       Computer software...........................................       6,675
       Leasehold improvements......................................     157,460
       In-store boutiques..........................................     938,364
                                                                    -----------
                                                                    C$1,236,794
                                                                    ===========
      FINANCIAL EXPENSES
       Credit insurance............................................ C$  446,920
       Discounts allowed...........................................   1,115,448
       Amortization of unrealized foreign exchange loss............      58,859
                                                                    -----------
                                                                    C$1,621,227
                                                                    ===========

12. FINANCIAL INSTRUMENTS

CREDIT RISK

  The company is not exposed to any significant credit risks since the majority of its trade receivables are insured by the bank under a financing agreement based on a percentage of accounts receivable and inventories. Approximately 45% of sales are made to two customers.

                            TOMCAN INVESTMENTS INC.

                               DECEMBER 31, 1997


INTEREST RATE RISK

  The company's exposure to interest rate risk is summarized as follows:

      Cash...........................  Floating interest rate
      Accounts receivable............  Non-interest bearing
      Loan receivable--related party.  Floating interest rate (prime plus 1.25%)
      Bank indebtedness..............  Floating interest rate (prime plus 1.00%)
      Bank loans.....................  Floating interest rate (prime plus 1.00%)
      Accounts payable and accrued
       liabilities...................  Non-interest bearing
      Demand loan payable--related
       company.......................  Non-interest bearing
      Long-term debt--related party..  Fixed interest rate (8%)

13. RELATED PARTY TRANSACTIONS

  The company paid buying commissions of C$705,000 to TJ Far East Ltd. and to Pepe Jeans (Far East) Ltd for the nine-month period ended December 31, 1997. These transactions are all in the normal course of operations and thus are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. At December 31, 1997, included in accounts payable and accrued liabilities is a payable to TJ Far East Ltd. of C$116,000.

  The companies mentioned above have an ultimate shareholder who, together with members of his immediate family, since April 1, 1997, have a 100% indirect ownership interest in Tomcan Investments Inc.

14. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (U.S. GAAP)

  The consolidated financial statements have been prepared in accordance with generally accepted accounting principles (GAAP) in Canada. Material variations in Canadian GAAP from U.S. GAAP are summarized hereafter. All amounts are in Canadian dollars.

  (A) EARNINGS AND BALANCE SHEET ADJUSTMENTS

EARNINGS ADJUSTMENTS
Net income for the period in accordance with Canadian
 GAAP.................................................       C$ 10,701,705
Adjustments
 Unrealized foreign exchange loss on long-term debt...            (333,540)(ii)
 Amortization of goodwill.............................              52,014 (iii)
                                                             -------------
Net income for the period in accordance with U.S.
 GAAP.................................................       C$ 10,420,179
                                                             =============
BALANCE SHEET ADJUSTMENTS
                                             CANADIAN
                                               GAAP            U.S. GAAP
                                           ------------      -------------
Subscription receivable..................  C$     1,370(i)   C$        --
Unrealized foreign exchange loss on long-
 term debt...............................       333,540(ii)            --
Goodwill.................................     2,722,119(iii)           --
Share capital............................         1,370(i)             --
Retained earnings........................    10,701,705(iii)     7,646,046
                                           ============      =============

                            TOMCAN INVESTMENTS INC.

                               DECEMBER 31, 1997

  (B) STATEMENT OF CHANGES IN FINANCIAL POSITION

  Under U.S. GAAP, the statement of changes in financial position would reconcile to cash and cash equivalents at the end of the year without regard to bank indebtedness or bank loans. Consequently, under U.S. GAAP, the decrease in bank indebtedness and bank loan in the amount of C$9,808,726 would be disclosed as a financing activity. Under U.S. GAAP, cash and cash equivalents consist of assets maturing within three months.

  The business acquisition in the amount of C$18,711,648, the redemption of preferred shares of subsidiary in the amount of C$750,000 and issuance of long-term debt for C$8,880,500 would be excluded from the statement of changes in financial position for U.S. GAAP.

   (i) Under U.S. GAAP, unpaid share subscription receivables are required to be reflected as an offset to shareholder's equity.

  (ii) Under Canadian GAAP, unrealized exchange gains and losses arising on the translation of long-term debt are deferred and amortized over the remaining life of the debt. Under U.S. GAAP, such exchange gains and losses are included in net income.

 (iii) Under U.S. GAAP, the acquisition of Tommy Hilfiger Canada Inc. referred to in Note 3 would be accounted for as a common control transaction under a method similar to the pooling of interests method rather than as a purchase. Under the purchase method, goodwill is recognized on the excess of the purchase price over the net assets acquired, and the results of operations are included only from the date of acquisition. Under the pooling of interests, the financial position and the results of the two companies are combined from inception, and, accordingly, all of the Company's consolidated financial statements would be restated to combine the financial statements of Tommy Hilfiger Canada Inc. for all periods prior to the merger. No goodwill is recognized on the transaction. The entire purchase price flows through shareholder's equity.

  (C) DISCLOSURE REQUIREMENTS

  U.S. GAAP requires disclosure of the company's foreign currency hedging activities.

  Approximately 65% of the company's inventory purchases are denominated in United States dollars. The balance of the company's inventory purchases are from domestic manufacturers, which purchases are funded in Canadian dollars. The purchase prices for the non-Canadian portion of the company's products may be impacted by fluctuations in the exchange rate between the United States dollar and the local currencies of the contract manufacturers, which may affect the company's cost of goods in the future. Due to the fluctuation of the United States dollar against the Canadian dollar, the company periodically engages in hedging activities with respect to such exchange rate risk in an effort to mitigate the effects of such fluctuations on future income. In September 1997, the company purchased forward contracts with maturities through April 1998, for the purchase of U.S. dollars. At December 31, 1997, the company had outstanding forward contracts with a notional value of U.S. $7.0 million and an unrealized gain of approximately U.S.$260,000.

                            TOMCAN INVESTMENTS INC.

                               DECEMBER 31, 1997


  (D) RELATED PARTY TRANSACTIONS

  For U.S. GAAP purposes, the following items would also be considered related party transactions for the nine-month period ended December 31, 1997:

  . The company paid royalties and buying agency commissions of C$3,947,000 to Tommy Hilfiger Licensing, Inc. and Tommy Hilfiger (Eastern Hemisphere) Limited (formerly Tommy Hilfiger (Far East) Limited).

  .  The company paid sample expenses of C$181,000 to Tommy Hilfiger (HK)
     Limited.

  . The company made various other payments to other related parties totalling C$171,000.

  Amounts payable to related parties at December 31, 1997 which are recorded in accounts payable and accrued liabilities amounted to C$1,585,000.

  The entities mentioned above have a director who, together with members of his immediate family, have a 100% indirect ownership interest in the company.

                           TOMMY HILFIGER CANADA INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS

                                                                      NINE-MONTH
                                                                     PERIOD ENDED
                                                                     DECEMBER 31,
                                                                         1996
                                                                     ------------
                                                                     (UNAUDITED)
SALES............................................................... C$33,929,249
COST OF SALES.......................................................   19,797,549
                                                                     ------------
GROSS MARGIN........................................................   14,131,700
EXPENSES
  Selling...........................................................    6,493,039
  Administrative....................................................    1,726,087
  Financial.........................................................      877,524
                                                                     ------------
                                                                        9,096,650
                                                                     ------------
INCOME BEFORE UNDERNOTED ITEMS......................................    5,035,050
INTEREST EXPENSE....................................................     (610,838)
INTEREST INCOME.....................................................       84,266
ROYALTY INCOME......................................................      119,832
                                                                     ------------
INCOME BEFORE INCOME TAXES..........................................    4,628,310
CURRENT INCOME TAXES................................................    1,758,758
                                                                     ------------
NET INCOME FOR THE PERIOD...........................................    2,869,552
RETAINED EARNINGS, BEGINNING OF PERIOD..............................    2,103,875
                                                                     ------------
RETAINED EARNINGS, END OF PERIOD.................................... C$ 4,973,427
                                                                     ============

                           TOMMY HILFIGER CANADA INC.

                   STATEMENT OF CHANGES IN FINANCIAL POSITION

                                                                   NINE-MONTH
                                                                  PERIOD ENDED
                                                                  DECEMBER 31,
                                                                      1996
                                                                  ------------
                                                                  (UNAUDITED)
OPERATING ACTIVITIES
 Net income for the period....................................... C$ 2,869,552
 Item not affecting cash
  Amortization of capital assets.................................      525,969
                                                                  ------------
                                                                     3,395,521
 Changes in non-cash working capital components relating to oper-
  ations.........................................................   (1,675,651)
                                                                  ------------
 Net cash provided by operating activities.......................    1,719,870
INVESTING ACTIVITIES
 Acquisition of capital assets...................................     (828,400)
 Change in loan receivable--related party........................    1,710,138
                                                                  ------------
 Net cash provided by investing activities.......................      881,738
FINANCING ACTIVITIES
 Change in demand loan payable--shareholder......................     (227,988)
 Change in demand loan payable--related company..................       64,743
                                                                  ------------
 Net cash provided by financing activities.......................     (163,245)
                                                                  ------------
CHANGE IN CASH POSITION DURING THE PERIOD........................    2,438,363
CASH POSITION, BEGINNING OF PERIOD...............................  (10,566,595)
                                                                  ------------
CASH POSITION, END OF PERIOD..................................... C$(8,128,232)
                                                                  ============
CASH POSITION CONSISTS OF:
 Cash............................................................ C$   755,703
 Bank indebtedness and loans.....................................   (8,883,935)
                                                                  C$(8,128,232)
                                                                  ============

                          TOMMY HILFIGER CANADA INC.

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS



1. INCORPORATION AND NATURE OF BUSINESS

  Tommy Hilfiger Canada Inc. (the "company") was incorporated on December 19, 1989 under Federal law.

  Tommy Hilfiger Canada Inc. is a licensee that sources, manufactures and distributes sportswear and jeans for men, women, juniors and kids. The company's products, which can be found in leading department and speciality stores throughout Canada, are marketed through its sales offices in Montreal, Toronto and Vancouver.

2. BASIS OF PRESENTATION

  These financial statements are prepared in Canadian dollars.

  The statements of income and retained earnings and changes in financial position for the nine-month period ended December 31, 1996 are unaudited. These unaudited financial statements have been prepared by the company in a manner consistent with audited financial statements as at March 31, 1997, 1996 and 1995. Certain items contained in these statements are based on estimates. In the opinion of management, the accompanying financial statements reflect all adjustments, consisting of only normal and recurring adjustments, necessary for a fair presentation of the financial position and results of operations and cash flows for the period presented.

3. SUBSEQUENT EVENT

  The common shares of the company were purchased by Tomcan Investments Inc. on April 1, 1997.

                       [LETTERHEAD OF PRICE WATERHOUSE]

MAY 30, 1997

AUDITORS' REPORT

TO THE SHAREHOLDERS OF
TOMMY HILFIGER CANADA INC.

We have audited the balance sheet of TOMMY HILFIGER CANADA INC. as at March 31, 1997 and the statements of income and retained earnings and changes in financial position for the year then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at March 31, 1997 and the results of its operations and the changes in its financial position for the year then ended in accordance with generally accepted accounting principles in Canada.

The 1996 and 1995 comparative figures are based on financial statements which were reported upon by other auditors.

/s/ Price Waterhouse
CHARTERED ACCOUNTANTS

                    [LETTERHEAD OF PTACK SCHNARCH BASEVITZ]

                                AUDITORS' REPORT

To the Shareholders of
TOMMY HILFIGER CANADA INC.

We have audited the balance sheet of TOMMY HILFIGER CANADA INC. as at March 31, 1996 and the statements of earnings and retained earnings and changes in financial position for the years ended March 31, 1996 and March 31, 1995. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the company as at March 31, 1996 and the results of its operations and the changes in its financial position for the years ended March 31, 1996 and March 31, 1995 in accordance with generally accepted accounting principles in Canada.

/S/ Ptack Schnarch Basevitz
Chartered Accountants

Montreal, May 31, 1996

                           TOMMY HILFIGER CANADA INC.

                                 BALANCE SHEET

                                                              MARCH 31,
                                                      -------------------------
                                                          1997         1996
                                                      ------------ ------------
                       ASSETS
CURRENT ASSETS
 Cash................................................ C$   550,317 C$   185,057
 Accounts receivable.................................   12,089,584    7,868,157
 Inventories (Note 3)................................   10,015,591    4,542,102
 Prepaid expenses....................................       95,129       43,488
 Loan receivable--related party (Note 4).............    1,615,154    3,444,042
                                                      ------------ ------------
                                                        24,365,775   16,082,846
CAPITAL ASSETS (Note 5)..............................    3,429,028    1,984,680
                                                      ------------ ------------
                                                      C$27,794,803 C$18,067,526
                                                      ============ ============
                     LIABILITIES
CURRENT LIABILITIES
 Bank indebtedness................................... C$ 1,249,786 C$   539,502
 Bank loans (Note 6).................................    9,881,679   10,212,150
 Accounts payable and accrued liabilities............    8,765,641    3,931,050
 Income taxes payable................................    1,791,330       86,800
 Demand loan payable--shareholder....................          --       227,988
 Demand loan payable--related company................          --       215,161
                                                      ------------ ------------
                                                        21,688,436   15,212,651
                                                      ------------ ------------
                SHAREHOLDERS' EQUITY
SHARE CAPITAL (Note 7)...............................      751,000      751,000
RETAINED EARNINGS....................................    5,355,367    2,103,875
                                                      ------------ ------------
                                                         6,106,367    2,854,875
                                                      ------------ ------------
                                                      C$27,794,803 C$18,067,526
                                                      ============ ============


                See accompanying Notes to Financial Statements.

                           TOMMY HILFIGER CANADA INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS

                                    YEAR ENDED MARCH 31,
                           ----------------------------------------
                               1997          1996          1995
                           ------------  ------------  ------------
SALES....................  C$50,296,666  C$29,330,172  C$17,626,925
COST OF SALES............    29,857,379    18,641,762    11,009,720
                           ------------  ------------  ------------
GROSS MARGIN.............    20,439,287    10,688,410     6,617,205
EXPENSES
 Selling.................     9,041,208     5,155,274     2,874,559
 Administrative..........     4,232,939     3,003,542     2,153,297
 Financial (Note 9)......     1,113,810       606,878       291,792
                           ------------  ------------  ------------
                             14,387,957     8,765,694     5,319,648
                           ------------  ------------  ------------
INCOME BEFORE UNDERNOTED
 ITEMS...................     6,051,330     1,922,716     1,297,557
INTEREST INCOME..........       168,349       107,069           --
ROYALTY INCOME...........       139,674        49,579           --
INTEREST EXPENSE ON BANK
 LOANS...................      (799,022)     (966,526)     (559,961)
                           ------------  ------------  ------------
INCOME BEFORE INCOME TAX-
 ES......................     5,560,331     1,112,838       737,596
CURRENT INCOME TAXES.....     2,308,839       502,994       305,366
                           ------------  ------------  ------------
NET INCOME FOR THE YEAR..     3,251,492       609,844       432,230
RETAINED EARNINGS, BEGIN-
 NING OF YEAR............     2,103,875     1,494,031     1,111,801
DIVIDENDS................           --            --        (50,000)
                           ------------  ------------  ------------
RETAINED EARNINGS, END OF
 YEAR....................  C$ 5,355,367  C$ 2,103,875  C$ 1,494,031
                           ============  ============  ============


                See accompanying Notes to Financial Statements.

                           TOMMY HILFIGER CANADA INC.

                   STATEMENT OF CHANGES IN FINANCIAL POSITION

                                              YEAR ENDED MARCH 31,
                                    ------------------------------------------
                                        1997           1996           1995
                                    -------------  -------------  ------------
OPERATING ACTIVITIES
 Net income for the year........... C$  3,251,492  C$    609,844  C$   432,230
 Item not affecting cash
  Amortization expense.............     1,054,088        529,892       258,168
                                    -------------  -------------  ------------
                                        4,305,580      1,139,736       690,398
 Changes in non-cash working capi-
  tal components relating
  to operations....................    (3,207,436)    (2,173,912)   (1,820,979)
                                    -------------  -------------  ------------
   Net cash provided by (used in)
    operating activities...........     1,098,144     (1,034,176)   (1,130,581)
                                    -------------  -------------  ------------
INVESTING ACTIVITIES
 Acquisition of capital assets.....    (2,498,436)    (1,562,715)     (824,098)
 Proceeds on disposal of capital
  assets...........................           --         136,492           --
 Change in loan receivable--related
  party............................     1,828,888     (3,444,042)      121,860
                                    -------------  -------------  ------------
   Net cash used in investing ac-
    tivities.......................      (669,548)    (4,870,265)     (702,238)
                                    -------------  -------------  ------------
FINANCING ACTIVITIES
 Change in loan receivable--direc-
  tor..............................           --             --         50,000
 Dividends.........................           --             --        (50,000)
 Change in demand loan payable--re-
  lated company....................      (215,161)       121,028        27,430
 Change in demand loan payable--
  shareholder......................      (227,988)           --       (471,388)
                                    -------------  -------------  ------------
   Net cash (used in) provided by
    financing activities...........      (443,149)       121,028      (443,958)
                                    -------------  -------------  ------------
DECREASE IN CASH POSITION DURING
 THE YEAR..........................       (14,553)    (5,783,413)   (2,276,777)
CASH, BANK INDEBTEDNESS AND BANK
 LOANS, BEGINNING
 OF YEAR...........................   (10,566,595)    (4,783,182)   (2,506,405)
                                    -------------  -------------  ------------
CASH, BANK INDEBTEDNESS AND BANK
 LOANS, END OF YEAR................ C$(10,581,148) C$(10,566,595) C$(4,783,182)
                                    =============  =============  ============


                See accompanying Notes to Financial Statements.

                          TOMMY HILFIGER CANADA INC.

                         NOTES TO FINANCIAL STATEMENTS

                                MARCH 31, 1997

1. INCORPORATION AND NATURE OF BUSINESS

  Tommy Hilfiger Canada Inc. (the "company") was incorporated on December 19, 1989 under the Canada Business Corporations Act. Tommy Hilfiger Canada Inc. is a licensee that sources, manufactures and distributes sportswear and jeans for men, women, juniors and kids. The company's products, which can be found in leading department and specialty stores throughout Canada, are marketed through its sales offices in Montreal, Toronto and Vancouver.

2. SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

  These financial statements are prepared in Canadian dollars.

INVENTORIES

  Inventories are valued at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis.

CAPITAL ASSETS

  Capital assets are recorded at cost. Amortization is calculated on the declining balance basis at the following annual rates:

        Furniture and fixtures.............................................  20%
        Equipment..........................................................  20%
        Computer hardware..................................................  30%
        Computer software..................................................  30%

  Leasehold improvements are amortized on the straight-line basis over five years.

  In-store boutiques located in certain of the company's customers' premises are amortized on the straight-line basis over three years.

INCOME TAXES

  The company follows the tax allocation basis of accounting for income taxes. Deferred income taxes are provided for on timing differences between accounting income and income for tax purposes. There are no material timing differences as at the balance sheet dates.

FOREIGN EXCHANGE

  Monetary assets and liabilities in foreign currencies are translated into Canadian dollars at rates of exchange in effect on the balance sheet date.

                          TOMMY HILFIGER CANADA INC.

                                MARCH 31, 1997


3. INVENTORIES

                                                            1997        1996
                                                        ------------ -----------
Raw materials.......................................... C$   526,187 C$      --
Work in process........................................      958,836      34,215
Finished goods.........................................    8,530,568   4,507,887
                                                        ------------ -----------
                                                        C$10,015,591 C$4,542,102
                                                        ============ ===========

4. LOAN RECEIVABLE--RELATED PARTY

  This loan to a general partnership which is ultimately controlled by certain of the company's shareholders is unsecured, bears interest at prime plus 1 1/4% and has no specific terms of repayment.

5. CAPITAL ASSETS

                                                            1997
                                                        ACCUMULATED   NET BOOK
                                               COST     AMORTIZATION    VALUE
                                            ----------- ------------ -----------
Furniture and fixtures..................... C$  816,366 C$  399,820  C$  416,546
Equipment..................................     111,462      23,687       87,775
Computer hardware..........................     181,589      57,661      123,928
Computer software..........................      36,773      19,053       17,720
Leasehold improvements.....................   1,121,387     545,335      576,052
In-store boutiques.........................   3,992,584   1,785,577    2,207,007
                                            ----------- -----------  -----------
                                            C$6,260,161 C$2,831,133  C$3,429,028
                                            =========== ===========  ===========
                                                            1996
                                                        ACCUMULATED   NET BOOK
                                               COST     AMORTIZATION    VALUE
                                            ----------- ------------ -----------
Furniture and fixtures..................... C$  595,315 C$  323,315  C$  272,000
Equipment..................................      21,632      12,972        8,660
Computer hardware..........................      80,730      26,161       54,569
Computer software..........................      32,064      12,467       19,597
Leasehold improvements.....................   1,166,755     343,515      823,240
In-store boutiques.........................   1,865,229   1,058,615      806,614
                                            ----------- -----------  -----------
                                            C$3,761,725 C$1,777,045  C$1,984,680
                                            =========== ===========  ===========

6. BANK LOANS

  The bank loans are secured by a moveable hypothec up to an amount of C$25,000,000 covering accounts receivable, inventories and a debenture with a fixed and floating charge on all assets of the company.

  The unused portion of the bank loans at March 31, 1997 is C$15,118,321.

                          TOMMY HILFIGER CANADA INC.

                                MARCH 31, 1997


7. SHARE CAPITAL

                                                              1997      1996
                                                            --------- ---------
AUTHORIZED
 An unlimited number of Class A preferred shares, voting,
  non-cumulative dividend not exceeding 15% per annum, non-
  participating, redeemable and retractable at the issuance
  amount...................................................
 An unlimited number of Class B preferred shares, non-
  voting, non-cumulative dividend of 7%, non-participating,
  redeemable and retractable at the issuance amount........
 An unlimited number of Class C preferred shares, non-
  voting, non-cumulative dividend not exceeding 15% per
  annum, non-participating, retractable at the issuance
  amount
 An unlimited number of Class D preferred shares, voting,
  non-cumulative dividend not exceeding 15% per annum, non-
  participating, redeemable at the issuance amount.........
 An unlimited number of Class A common shares, voting,
  participating............................................
 An unlimited number of Class B common shares, non-voting,
  participating............................................
ISSUED
 1,000 Class A common shares............................... C$  1,000 C$  1,000
 750,000 Class B preferred shares..........................   750,000   750,000
                                                            --------- ---------
                                                            C$751,000 C$751,000
                                                            ========= =========

8. COMMITMENTS

  Total commitments under long-term operating leases approximate C$1,963,000 at March 31, 1997. The minimum amounts payable in each of the next five years are as follows:

        1998.......................................................... C$606,000
        1999..........................................................   584,000
        2000..........................................................   561,000
        2001..........................................................   190,000
        2002..........................................................    22,000

                          TOMMY HILFIGER CANADA INC.

                                MARCH 31, 1997

9. AMORTIZATION EXPENSE AND FINANCIAL EXPENSES

                                                    1997       1996      1995
                                                 ----------- --------- ---------
AMORTIZATION EXPENSE
 Furniture and fixtures......................... C$   60,541 C$ 58,264 C$  1,879
 Equipment......................................      26,679     1,857     1,824
 Computer hardware..............................      31,500    13,232     5,026
 Computer software..............................       6,585     6,761     3,671
 Leasehold improvements.........................     201,821   163,451    76,086
 In-store boutiques.............................     726,962   286,327    99,682
                                                 ----------- --------- ---------
                                                 C$1,054,088 C$529,892 C$258,168
                                                 =========== ========= =========
FINANCIAL EXPENSES
 Credit insurance............................... C$  546,206 C$251,949 C$152,833
 Discounts allowed..............................     567,604   354,929   138,959
                                                 ----------- --------- ---------
                                                 C$1,113,810 C$606,878 C$291,792
                                                 =========== ========= =========

10. CONTINGENT LIABILITIES

  At March 31, 1997, there are letters of credit outstanding relating to operations of approximately C$4,620,000 (1996--C$4,013,000).

11. RELATED PARTY TRANSACTIONS

  Included in administrative expenses for the years ended March 31, 1997, 1996 and 1995 are administration fees paid to a company which is ultimately controlled by certain of the company's shareholders of C$161,000, C$175,000 and C$156,000, respectively.

  Included in administrative expenses for the year ended March 31, 1996, are fees of C$413,000 paid to the general partnership referred to in Note 4.

  In fiscal 1996, the company sold to a general partnership, which is ultimately controlled by certain of the company's shareholders, assets and liabilities of a separate division. The assets comprised accounts receivable, inventories, prepaid expenses, deferred charges and capital assets having an aggregate carrying value of approximately C$5,030,000.

  In consideration for the assets, the general partnership assumed the following liabilities: bank indebtedness and accounts payable having an aggregate carrying value of approximately C$1,435,000. In addition, the general partnership issued a note payable for the difference.

  This transaction was recorded at the carrying values of the assets transferred.

                          TOMMY HILFIGER CANADA INC.

                                MARCH 31, 1997


12. FINANCIAL INSTRUMENTS

CREDIT RISK

  The company is not exposed to any significant credit risks since the majority of its trade receivables are insured by the bank under a financing agreement based on a percentage of accounts receivable and inventories. Approximately 45% of sales for the years ended March 31, 1997, 1996 and 1995 are made to two customers.

  INTEREST RATE RISK

  The company's exposure to interest rate risk is summarized as follows:

      Cash...........................  Floating interest rate
      Accounts receivable............  Non-interest bearing
      Loan receivable--related party.  Floating interest rate (prime plus 1.25%)
      Bank indebtedness..............  Floating interest rate (prime plus 1.25%)
      Bank loans.....................  Floating interest rate (prime plus 1.25%)
      Accounts payable and accrued
       liabilities...................  Non-interest bearing
      Demand loan payable--
       shareholder...................  Non-interest bearing
      Demand loan payable--related
       company.......................  Non-interest bearing

13. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

  The financial statements have been prepared in accordance with generally accepted accounting principles in Canada (Canadian GAAP), which, in the case of the company, conform in all material respects with GAAP in the United States (U.S. GAAP) except as follows:


  (a) BALANCE SHEET ADJUSTMENTS

                                         1997                   1996
                                   -----------------      -----------------
                                   CANADIAN   U.S.        CANADIAN   U.S.
                                     GAAP     GAAP          GAAP     GAAP
                                   --------- -------      --------- -------
Share capital..................... C$751,000 C$1,000(/1/) C$751,000 C$1,000(/1/)

--------
(1) Under Canadian GAAP, preferred shares which are redeemable and retractable are classified as equity for private companies. Under U.S. GAAP, such amounts are classified outside of equity.

  (b) STATEMENT OF CHANGES IN FINANCIAL POSITION

FINANCING ACTIVITIES

  Under U.S. GAAP, the statements of changes in financial position would reconcile to cash and cash equivalents at the end of the year without regard to bank indebtedness and bank loans. Consequently, under U.S. GAAP, the increase in bank indebtedness and bank loans of C$379,813, C$5,829,877 and C$2,415,372 for the years ended March 31, 1997, 1996 and 1995 respectively would be disclosed as financing activities. Under U.S. GAAP, cash and cash equivalents consist of assets maturing within three months.

INVESTING ACTIVITIES

  Under U.S. GAAP, certain items included as investing activities in the statement of changes in financial position do not result in cash flows and therefore should be excluded.

  For the year ended March 31, 1996, the loan receivable in the amount of C$3,444,042 received as part of the transaction detailed in Note 11 to the financial statements would be excluded from investing activities. In addition, cash provided by operating activities would increase by the same amount.

                          TOMMY HILFIGER CANADA INC.

                                MARCH 31, 1997


  (c)For U.S. GAAP purposes, the following items would also be considered related party transactions.

  . The company paid royalties and buying agency commissions of C$3,263,000, C$2,386,000 and C$1,172,000 to Tommy Hilfiger Licensing, Inc. and Tommy Hilfiger (Eastern Hemisphere) Limited (formerly Tommy Hilfiger (Far East) Limited) for the years ended March 31, 1997, 1996 and 1995, respectively.

  . The company paid buying office commissions of C$592,000 to Pepe Jeans
    (Far East) Limited for the year ended March 31, 1997.

  . The company paid a samples expense of $183,000, C$192,000 and C$173,000 to Tommy Hilfiger (HK) Limited for the years ended March 31, 1997, 1996 and 1995, respectively.

  . The company made various other payments to other related parties totalling C$133,000, C$185,000 and C$59,000 for the years ended March 31, 1997, 1996 and 1995, respectively.

  Amounts payable to related parties as at March 31, 1997 and 1996 which are recorded in accounts payable and accrued liabilities amounted to C$1,396,000 and C$690,000, respectively.

  The entities mentioned above have a director or an ultimate shareholder who is an immediate family member of the shareholder of Tommy Hilfiger Canada Inc.

 14. SUBSEQUENT EVENT

  On April 1, 1997, 750,000 Class B preferred shares were redeemed for cash consideration of C$750,000.

 15. COMPARATIVE FIGURES

  Certain figures in the 1995 and 1996 financial statements have been reclassified to conform with the basis of presentation adopted for 1997.

                                                                         ANNEX A

                                                                  CONFORMED COPY


                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                          TOMMY HILFIGER CORPORATION,

                          TOMMY HILFIGER U.S.A., INC.,

                  TOMMY HILFIGER (EASTERN HEMISPHERE) LIMITED

                                      AND

                         PEPE JEANS LONDON CORPORATION

                          DATED AS OF JANUARY 31, 1998

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
                                   ARTICLE I

 Certain Definitions.....................................................   A-5

                                   ARTICLE II

 Purchase and Sale of Stock; Closing.....................................  A-10
    Section 2.1.   Purchase and Sale....................................   A-10
    Section 2.2.   Time and Place of Closing............................   A-11

                                  ARTICLE III

 Representations and Warranties of Seller................................  A-11
    Section 3.1.   Incorporation; Authorization; etc. ..................   A-11
    Section 3.2.   Capitalization; Structure............................   A-12
    Section 3.3.   Financial Statements.................................   A-13
    Section 3.4.   Properties; Leases...................................   A-14
    Section 3.5.   Absence of Certain Changes...........................   A-14
    Section 3.6.   Litigation; Orders...................................   A-14
                   Licenses, Approvals, Other Authorizations, Consents,
    Section 3.7.   Reports, etc.........................................   A-14
    Section 3.8.   Labor Matters........................................   A-14
    Section 3.9.   Compliance with Laws.................................   A-15
    Section 3.10   Insurance............................................   A-15
    Section 3.11.  Material Contracts...................................   A-15
    Section 3.12.  Brokers, Finders, etc. ..............................   A-15
    Section 3.13.  Affiliate Transactions...............................   A-16
    Section 3.14.  Environmental Compliance.............................   A-16
    Section 3.15.  Undisclosed Liabilities..............................   A-17
    Section 3.16.  Proxy Statement......................................   A-17
    Section 3.17.  Acquisition of Shares for Investment.................   A-17

                                   ARTICLE IV

 Representations and Warranties of Parent................................  A-18
    Section 4.1.   Incorporation; Authorization; etc. ..................   A-18
    Section 4.2.   Capitalization.......................................   A-19
    Section 4.3.   Other Authorizations, Consents, Reports, etc.........   A-19
    Section 4.4.   Brokers, Finders, etc. ..............................   A-19
    Section 4.5.   Acquisition of Shares for Investment.................   A-19
    Section 4.6.   SEC Filings; Financial Statements....................   A-20
    Section 4.7.   Proxy Statement......................................   A-20

                                   ARTICLE V

 Covenants of Seller and Parent..........................................  A-20
                   Investigation of Business; Access to Properties and
    Section 5.1.   Records..............................................   A-20
    Section 5.2.   Efforts; Obtaining Consents..........................   A-21
    Section 5.3.   Further Assurances...................................   A-21
    Section 5.4.   Conduct of Business by Seller........................   A-21
    Section 5.5.   Conduct of Business by Parent........................   A-23
    Section 5.6.   Preservation of Business.............................   A-23

    Section 5.7.  Non-Solicitation........................................  A-23
    Section 5.8.  Notice of Developments..................................  A-23
    Section 5.9.  License Agreements......................................  A-23
    Section 5.10. Financial Statements....................................  A-23
    Section 5.11. Intercompany Accounts; Indebtedness.....................  A-24
    Section 5.12. Proxy Statement.........................................  A-24
    Section 5.13. Stockholders Meeting....................................  A-24
    Section 5.14. NYSE Listing............................................  A-24
    Section 5.15. Financing...............................................  A-24
    Section 5.16. Blackwatch Note.........................................  A-25
    Section 5.17. Resignation of Directors................................  A-25

                                   ARTICLE VI

 Employee Benefits........................................................  A-25
    Section 6.1.  Employee Benefit Plans..................................  A-25
    Section 6.2.  Company Employee Benefit Plans..........................  A-26
    Section 6.3.  Non-U.S. Company Employee Benefit Plans.................  A-27
    Section 6.4.  Administration..........................................  A-27
    Section 6.5.  Reportable Event........................................  A-27

                                  ARTICLE VII

 Tax Matters..............................................................  A-27
    Section 7.1.  Tax Returns of the Companies and the Subsidiaries.......  A-27
    Section 7.2.  Allocation of Certain Taxes.............................  A-28
    Section 7.3.  Filing Responsibility...................................  A-28
    Section 7.4.  Refunds and Carrybacks..................................  A-29
    Section 7.5.  Cooperation and Exchange of Information.................  A-29
    Section 7.6.  Tax Indemnification by Seller...........................  A-30
    Section 7.7.  Tax Certification.......................................  A-30
    Section 7.8.  Definitions.............................................  A-30

                                  ARTICLE VIII

 Conditions to Parent's, TH USA's and THEH's Obligations to Close.........  A-31
    Section 8.1.  Representations, Warranties and Covenants of Seller.....  A-31
    Section 8.2.  Regulatory Approvals....................................  A-31
    Section 8.3.  No Orders or Injunctions................................  A-31
    Section 8.4.  Opinions of Seller's Counsel............................  A-31
    Section 8.5.  Certain Agreements......................................  A-32
    Section 8.6.  Stockholder Approval....................................  A-32
    Section 8.7.  Canada Purchase.........................................  A-32
    Section 8.8.  NYSE Listing............................................  A-32
    Section 8.9.  Parent Financing........................................  A-32
    Section 8.10. Consents................................................  A-32

                                   ARTICLE IX

 Conditions to Seller's Obligation to Close...............................  A-32
    Section 9.1.  Representations, Warranties and Covenants of Parent.....  A-32
    Section 9.2.  Regulatory Approvals....................................  A-32
    Section 9.3.  No Orders or Injunctions................................  A-32

    Section 9.4.   Opinions of Parent's Counsel...........................  A-32
    Section 9.5.   Certain Agreements.....................................  A-32
    Section 9.6.   Stockholder Approval...................................  A-32
    Section 9.7.   NYSE Listing...........................................  A-32
    Section 9.8.   Consents...............................................  A-32

                                   ARTICLE X

 Survival; Indemnification................................................. A-33
    Section 10.1.  Survival...............................................  A-33
    Section 10.2.  Indemnification by Seller..............................  A-33
    Section 10.3.  Indemnification Procedures.............................  A-33
    Section 10.4.  Limits on Indemnification..............................  A-34
    Section 10.5.  Losses Net of Insurance................................  A-34

                                   ARTICLE XI

 Termination............................................................... A-35
    Section 11.1.  Termination............................................  A-35
    Section 11.2.  Procedure and Effect of Termination....................  A-35

                                  ARTICLE XII

 Miscellaneous............................................................. A-35
    Section 12.1.  Counterparts...........................................  A-35
    Section 12.2.  Governing Law..........................................  A-35
    Section 12.3.  Jurisdiction; Waiver of Trial by Jury..................  A-35
    Section 12.4.  Entire Agreement.......................................  A-36
    Section 12.5.  Expenses...............................................  A-36
    Section 12.6.  Notices................................................  A-36
    Section 12.7.  Successors and Assigns.................................  A-37
    Section 12.8.  Headings; Definitions..................................  A-37
    Section 12.9.  Amendments and Waivers.................................  A-37
    Section 12.10. Severability...........................................  A-37
    Section 12.11. Interpretation.........................................  A-37
    Signatures............................................................. A-38

                           STOCK PURCHASE AGREEMENT

  This Stock Purchase Agreement (the "Agreement"), dated as of January 31, 1998, is by and among Tommy Hilfiger Corporation, a British Virgin Islands corporation ("Parent"), Tommy Hilfiger U.S.A., Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("TH USA"), Tommy Hilfiger (Eastern Hemisphere) Limited, a British Virgin Islands corporation and a wholly owned subsidiary of Parent ("THEH"), and Pepe Jeans London Corporation, a British Virgin Islands corporation ("Seller").

  Whereas, Seller owns (a) 100% of the issued and outstanding shares of common stock of Pepe Jeans USA, Inc., a California corporation ("Pepe USA"), and (b) 100% of the issued and outstanding ordinary shares of TJ Far East Limited, a British Virgin Islands corporation ("Pepe Far East" and, together with Pepe USA, the "Companies");

  Whereas, TH USA and THEH desire to purchase from Seller, and Seller desires to sell to TH USA and THEH, 100% of the issued and outstanding shares of common stock of Pepe USA and 100% of the issued and outstanding ordinary shares of Pepe Far East, respectively, upon the terms and subject to the conditions set forth herein (the "Stock Purchases");

  Whereas, AIHL Investment Group Limited ("AIHL"), a British Virgin Islands corporation, has entered into a Guarantee, dated of even date herewith, pursuant to which AIHL has guaranteed all of the obligations of Seller under the Stock Purchase Agreement (the "AIHL Guarantee"); and

  Whereas, Pepe USA has agreed to purchase (the "Canada Purchase") from Lawvest Holdings Inc., a British Virgin Islands corporation ("Lawvest"), all of the issued and outstanding ordinary shares of Tomcan Investments, Inc., a British Virgin Islands corporation ("Tomcan"), which will be consummated immediately after the consummation of the Stock Purchases.

  Now, Therefore, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE I

                              Certain Definitions

  As used in this Agreement the following terms shall have the following respective meanings:

  "Action" shall mean any complaint, claim, prosecution, indictment, action, suit, arbitration, investigation, inquiry or proceeding by or before any Governmental Authority.

  "Affiliate" shall mean any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the party specified.

  "Agreement" shall have the meaning set forth in the preamble hereof.

  "AIHL" shall have the meaning set forth in the recitals hereof.

  "AIHL Guarantee" shall have the meaning set forth in the recitals hereof.

  "Amended European License Agreement" shall mean the License Agreement dated as of February 1, 1997 by and between Tommy Hilfiger Licensing, Inc. and Seller, as assigned by Seller to TH Europe and as amended by the First Amendment thereto, as further amended by the Second Amendment thereto containing substantially the terms set forth on Exhibit 1.1(a) hereto, to be entered into between Tommy Hilfiger Licensing, Inc., Seller and TH Europe.

  "Ancillary Agreements" shall mean, collectively, the Amended European License Agreement, the Canada Purchase Agreement, the Lock-Up Agreement and the Registration Rights Agreement.

  "Applicable Return" shall have the meaning set forth in Section 10.1(a) hereof.

  "Assets" shall have the meaning set forth in Section 3.4 hereof.

  "Bentley Trust Guarantee" shall mean the Guarantee, dated as of January 26, 1998 made by ATC Trustees (Cayman) Limited in trust for the Bentley Trust, in favor of Pepe USA.

  "Blackwatch" shall mean Blackwatch Investments Limited, a British Virgin Islands corporation.

  "Blackwatch Note" shall have the meaning set forth in Section 5.16 hereof.

  "Canada Financial Statements" shall have the meaning set forth in Section 3.3(b) hereof.

  "Canadian Liabilities" shall have the meaning set forth in Section 10.2(a).

  "Canada Purchase" shall have the meaning set forth in the recitals hereof.

  "Canada Purchase Agreement" shall mean the Share Purchase Agreement, dated as of January 26, 1998, between Pepe USA and Lawvest.

  "Canadian Subsidiaries" shall mean Tomcan and TH Canada.

  "Closing" shall mean the consummation of the transactions contemplated by
Section 2.1 of this Agreement.

  "Closing Date" shall have the meaning set forth in Section 2.2 hereof.

  "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

  "Companies" shall have the meaning set forth in the recitals hereof.

  "Company Employee Benefit Plans" shall have the meaning set forth in Section 6.1(a) hereof.

  "Company Group" shall have the meaning set forth in Section 7.3(a) hereof.

  "Company Material Adverse Effect" shall have the meaning set forth in
Section 3.5 hereof.

  "Company Pension Plan" shall have the meaning set forth in Section 6.1(c) hereof.

  "Continuing Affiliate" shall mean Seller, AIHL, Blackwatch, Lawvest or any of their respective corporate Affiliates (other than the Companies, Tomcan, Parent and their respective subsidiaries).

  "Controlled Group Liability" shall have the meaning set forth in Section 6.2(f) hereof.

  "Covered Losses" shall mean any and all debts, losses, liabilities, claims, fines, royalties, deficiencies, damages, obligations, payments (including, without limitation, those arising out of any demand, assessment, settlement, judgment or compromise relating to any Action), costs and expenses (including, without limitation, interest and penalties due and payable with respect thereto and reasonable attorneys' and accountants' fees and any other out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Action or in enforcing another party's obligations hereunder), including, without limitation, any of the foregoing arising under, out of or in connection with any Action, order or consent decree of any Governmental Authority or award of any arbitrator of any kind, or any law, rule, regulation, contract, commitment or undertaking.

  "Determination" shall have the meaning set forth in Section 7.8(a) hereof.

  "Encumbrance" shall mean any mortgage, pledge, lien, easement, restrictive covenant, right of way, lease, purchase agreement, option, security interest or other encumbrance and agreement.

  "Environmental Law" shall have the meaning set forth in Section 3.14(a)(ii) hereof.

  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

  "ERISA Affiliate" shall have the meaning set forth in Section 6.2(e) hereof.

  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

  "Expiration Date" shall have the meaning set forth in Section 10.1(a) hereof.

  "Financial Statements" shall have the meaning set forth in Section 3.3(b) hereof.

  "GAAP" shall mean United States generally accepted accounting principles.

  "Governmental Authority" shall have the meaning set forth in Section 3.1(d) hereof.

  "Hazardous Substance" shall have the meaning set forth in Section 3.14(a)(i) hereof.

  "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

  "Income Taxes" shall have the meaning set forth in Section 7.8(c).

  "Income Tax Returns" shall have the meaning set forth in Section 7.8(b).

  "Indemnification Threshold" shall have the meaning set forth in Section 10.4 hereof.

  "Indemnified Parties" shall have the meaning set forth in Section 10.2(a) hereof.

  "Intellectual Property" means all United States and foreign (a) patents, patent applications, patent disclosures and improvements thereto, (b) trademarks, service marks, logos, trade names and corporate names and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, (c) copyrights and registrations and applications for registration thereof, (d) computer software, data and documentation, (e) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information) and (f) copies and tangible embodiments thereof (in whatever form or medium) in which any Company or Subsidiary has any rights.

  "International License Agreement" shall mean the International License Agreement dated August 28, 1995 between Tommy Hilfiger Licensing, Inc. and SEL International Investments Corp., as ultimately assigned to T.H. International N.V., as amended.

  "IRS" shall have the meaning set forth in Section 7.8(d).

  "Lawvest" shall have the meaning set forth in the recitals hereof.

  "Licenses" shall have the meaning set forth in Section 3.7(a).

  "Lock-Up Agreement" shall mean the Lock-Up Agreement, dated of even date herewith, among Parent, Seller and certain direct and indirect stockholders of Seller.

  "Memorandum Amendment" shall have the meaning set forth in Section 4.1(a) hereof.

  "Multiemployer Plan" shall have the meaning set forth in Section 6.2(e) hereof.

  "Multiple Employer Plan" shall have the meaning set forth in Section 6.2(e) hereof.

  "Net After-Tax Basis" shall mean, with respect to the calculation of any indemnification payment owed to any party pursuant to this Agreement, calculation thereof in a manner taking into account any Taxes owing by the indemnified party or its Affiliates as a result of receipt or accrual of the indemnity payment and any Tax benefit received or accrued by the indemnified party or its Affiliates as a result of the indemnified liability.

  "Non-Competition Agreement" shall mean the Non-Competition Agreement containing substantially the terms set forth on Exhibit 1.1(b) hereto, to be entered into between the Company, Silas K.F. Chou and Lawrence S. Stroll.

  "Non-U.S. Company Employee Benefit Plans" shall have the meaning set forth in Section 6.1(a) hereof.

  "Notice of Claim" shall have the meaning set forth in Section 10.3(a) hereof.

  "NYSE" shall mean the New York Stock Exchange, Inc.

  "Other Taxes" shall have the meaning set forth in Section 7.8(e).

  "Parent" shall have the meaning set forth in the preamble hereof.

  "Parent SEC Reports" shall have the meaning set forth in Section 4.6(a) hereof.

  "Parent Shares" shall mean the Ordinary Shares, $.01 par value per share, of Parent.

  "Parent Stockholders Meeting" shall have the meaning set forth in Section
3.16 hereof.

  "Pepe Balance Sheet" shall have the meaning set forth in Section 3.3(a) hereof.

  "Pepe Far East" shall have the meaning set forth in the recitals hereof.

  "Pepe Far East Purchase Price" shall have the meaning set forth in Section 2.1(a) hereof.

  "Pepe Far East Shares" shall mean the Ordinary Shares, $1.00 par value per share, of Pepe Far East.

  "Pepe Financial Statements" shall have the meaning set forth in Section 3.3(a) hereof.

  "Pepe USA" shall have the meaning set forth in the recitals hereof.

  "Pepe USA Cash Purchase Price" shall have the meaning set forth in Section 2.1(a) hereof.

  "Pepe USA Shares" shall mean the shares of Common Stock, without par value, of Pepe USA.

  "Pepe Year-End Balance Sheet" shall mean the condensed combined balance sheet of Pepe USA and Pepe Far East and its subsidiaries as of December 31, 1997, previously provided by Seller to TH USA and THEH.

  "Permitted Exceptions" shall mean (a) mechanics', materialmen's, carriers', workmen's, warehousemen's, repairmen's, landlords' or similar liens imposed by law arising and incurred in the ordinary course of business and securing obligations that are not delinquent, (b) liens for taxes and other governmental charges, assessments or fees which (i) are not yet due and payable or which may be paid without penalty or (ii) are being contested in good faith through appropriate procedures and in respect of which a Company or Subsidiary has created adequate reserves or (c) Encumbrances which individually or in the aggregate do not detract from the value of any of the property or assets subject thereto or interfere with the present use thereof.

  "Person" shall mean any individual, firm, corporation, partnership or other entity (including Governmental Authorities), and shall include any successor (by merger or otherwise) of such entity.

  "Price Waterhouse" shall mean Price Waterhouse LLP or one of its international affiliates.

  "Proxy Statement" shall have the meaning set forth in Section 5.12 hereof.

  "Purchase Price Cash Amount" shall have the meaning set forth in Section 2.1(a) hereof.

  "Purchase Price Shares" shall have the meaning set forth in Section 2.1(a) hereof.

  "RCRA Hazardous Waste" shall have the meaning set forth in Section 3.14(a)(iii) hereof.

  "Real Property" shall have the meaning set forth in Section 3.4 hereof.

  "Registration Rights Agreement" shall mean the Registration Rights Agreement in the form attached hereto as Exhibit 1.1(c), to be entered into between the Company, Seller and certain direct and indirect stockholders of Seller.

  "Retained Liabilities" shall have the meaning set forth in Section 10.2(a) hereof.

  "Retained Note" shall have the meaning set forth in Section 2.1(c) hereof.

  "Returns" shall have the meaning set forth in Section 7.8(f).

  "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

  "Securities Act" shall mean the Securities Act of 1933, as amended.

  "Seller" shall have the meaning set forth in the preamble hereof.

  "Seller Affiliate" shall mean any of Seller, the Companies, the Subsidiaries, the Canadian Subsidiaries, AIHL, Blackwatch, Anasta Holdings Limited, Sportswear Holdings Limited, Westleigh Limited and Gadwal Limited.

  "Seller's knowledge" or "knowledge of Seller" shall mean the knowledge of those individuals who as of the date hereof or at anytime thereafter are officers or directors of Seller, after due inquiry by such officers and directors of the officers and directors of the Companies and the Subsidiaries.

  "Seller Note" shall have the meaning set forth in Section 5.16 hereof.

  "Shares" shall have the meaning set forth in Section 2.1(a) hereof.

  "Stock Purchases" shall have the meaning set forth in the recitals hereof.

  "Subsidiaries" shall mean TJ Clothing (H.K.) Limited, a Hong Kong corporation, Pepe International Limited, a Hong Kong corporation, THHK Womenswear Limited, a Hong Kong corporation, and any subsidiary of a Company formed after the date of this Agreement.

  "Taxes" shall have the meaning set forth in Section 7.8(h) hereof.

  "Tax Laws" shall have the meaning set forth in Section 7.8(g).

  "Taxing Authority" shall have the meaning set forth in Section 7.8(i) hereof.

  "TH Canada" shall mean Tommy Hilfiger Canada, Inc., a company incorporated under the Canada Business Corporations Act.

  "THEH" shall have the meaning set forth in the preamble hereof.

  "TH Europe" shall mean Tommy Hilfiger Europe B.V., a corporation organized under the laws of The Netherlands.

  "TH Incentive Plans" shall mean, collectively, the Tommy Hilfiger (Eastern Hemisphere) Limited 1992 Stock Incentive Plan, as amended, the Tommy Hilfiger U.S.A., Inc. 1992 Stock Incentive Plan, as amended, and the Tommy Hilfiger Corporation Non-Employee Directors Stock Option Plan.

  "T.H. International N.V." shall mean T.H. International N.V., a corporation organized under the laws of The Netherlands Antilles.

  "TH Licenses" shall mean, collectively, the International License Agreement; the Amended and Restated License Agreement, dated as of May 24, 1995, between TH Canada and Tommy Hilfiger Licensing, Inc., as amended; the Amended and Restated License Agreement, dated as of May 24, 1995, between TH Canada (d/b/a Tommy Hilfiger Shops Inc.) and Tommy Hilfiger Licensing, Inc., as amended; and the United States License Agreement, dated as of August 28, 1995, between SEL International Investments Corp. and Tommy Hilfiger Licensing, Inc., as ultimately assigned to Pepe USA, as amended.

  "TH USA" shall have the meaning set forth in the preamble hereof.

  "Tomcan" shall have the meaning set forth in the recitals hereof.

  "Tomcan Balance Sheet" shall have the meaning set forth in Section 3.3(b) hereof.

  "Tomcan Shares" shall mean the shares, par value $1.00 per share, of Tomcan.

  "Withdrawal Liability" shall have the meaning set forth in Section 6.2(d) hereof.

                                  ARTICLE II

                      Purchase and Sale of Stock; Closing

  Section 2.1. Purchase and Sale. (a) On the basis of the representations, warranties, covenants and agreements and subject to the satisfaction or waiver (to the extent permitted) of the conditions set forth in Articles VIII and IX, at the Closing Seller will sell and TH USA and THEH, respectively, will purchase fifty thousand (50,000) Pepe USA Shares and one thousand (1,000) Pepe Far East Shares (collectively, the "Shares"), which constitute, and will constitute as of the Closing, 100% of the issued and outstanding shares of capital stock or other equity interests of Pepe USA and Pepe Far East, respectively. In payment for such Pepe Far East Shares, simultaneously with the delivery by Seller of certificates for such Pepe Far East Shares, with all appropriate stock powers and requisite tax stamps attached, properly signed, in form suitable for the transfer of such Pepe Far East Shares to THEH, and subject to the satisfaction or waiver (to the extent permitted) of the applicable conditions set forth herein, THEH will wire transfer $25,000,000.00 (the "Pepe Far East Purchase Price") in immediately available funds to the account or accounts specified by Seller. In payment for such Pepe USA Shares, simultaneously with the delivery by Seller of certificates for such Pepe USA Shares, with all appropriate stock powers and requisite tax stamps attached, properly signed, in form suitable for the transfer of such Pepe USA Shares to TH USA, and subject to the satisfaction or waiver (to the extent permitted) of the applicable conditions set forth herein, (i) TH USA will wire transfer $730,760,000.00 (the "Pepe USA Cash Purchase Price" and, together with the Pepe Far East Purchase Price, the "Purchase Price Cash Amount") in immediately available funds to the account or accounts specified by Seller and (ii) Parent will deliver to TH USA and TH USA will deliver to Seller certificates representing 9,045,930 Parent Shares (the "Purchase Price Shares").

  (b) Certificates for the Purchase Price Shares shall be in definitive form and registered in the name of Seller and shall be delivered to Seller bearing a legend or legends referencing restrictions under the Securities Act on transfer of the Purchase Price Shares and such other legends as the Board of Directors of Parent determines to be necessary or appropriate, including any required by the Lock-Up Agreement.

  (c) In addition, at the Closing Parent will purchase from Seller the $10,000,000.00 Subordinated Promissory Note dated April 1, 1997 from Pepe USA to Seller (the "Retained Note") for an amount equal to the principal thereof as of the Closing Date.

  Section 2.2. Time and Place of Closing. Subject to satisfaction or waiver of the conditions to Closing set forth herein, the Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, as promptly as practicable after satisfaction or waiver, if permissible, of the conditions set forth in Articles VIII and IX or at such other time and date as Parent and Seller may agree (the "Closing Date").

                                  ARTICLE III

                   Representations and Warranties of Seller

  Seller hereby represents and warrants to Parent as follows:

  Section 3.1. Incorporation; Authorization; etc. (a) Each of the Companies and Subsidiaries has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of the Companies and Subsidiaries has full corporate power and authority to own its properties and assets and to conduct its business as it is now being conducted and is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified except where the failure to be in good standing or so qualified would not have a material adverse effect on the Companies and the Subsidiaries, taken as a whole. Each jurisdiction in which any of the Companies or Subsidiaries is qualified to do business is set forth on Schedule 3.1(a).

  (b) Seller has been duly organized, is validly existing and in good standing under the laws of the British Virgin Islands.

  (c) Seller has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Each Seller Affiliate has full corporate power and authority to execute each of the Ancillary Agreements to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement, the performance of Seller's obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate proceedings on the part of Seller, and no other corporate proceeding or action on the part of Seller or its Board of Directors and stockholders are necessary therefor. The execution and delivery of each Ancillary Agreement to which any Seller Affiliate is a party, the performance of their respective obligations thereunder and the consummation of the transactions contemplated thereby by each Seller Affiliate party to such agreements have been duly and validly authorized by all necessary corporate proceedings on the part of such Seller Affiliate, and no other corporate proceeding or action on the part of any Seller Affiliate and their respective Boards of Directors and stockholders are necessary therefor.

  (d) The execution, delivery and performance of this Agreement and each of the Ancillary Agreements by the Seller Affiliates will not (i) violate or conflict with any provision of the memorandum of association or articles of association (or similar instruments) of any Seller Affiliate, (ii) except as set forth on Schedule 3.1(d), conflict with, violate or constitute a default under any provision of, or be an event that is (or with the giving of notice or passage of time or both will result in) a violation of or default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation or right under, or result in the imposition of any lien upon or the creation of a security interest in any of the Shares or any of the assets or properties of any of the Companies or of any of the Subsidiaries pursuant to, or require a consent or create a penalty or increase any Company's or Subsidiary's payment or performance obligations under, any material mortgage, lien, lease, instrument, order, arbitration award, judgment or decree, or any material contract, agreement, license or permit, to which Seller, any Company or any Subsidiary is a party or by which any of them or any of their property is bound, or (iii) assuming that all consents, approvals, authorizations and other actions described in Section 3.7(b) have been obtained and all filings and obligations set forth in

Section 3.7(b) have been made, violate or conflict with in any material respect, or result in the imposition of any material lien (other than liens arising from any actions taken or arrangements made by Parent or any of its subsidiaries) upon any of the Shares, or any of the assets or properties of any Company or any Subsidiary pursuant to, any provision of law, regulation, rule, writ, injunction, decree, statute, order, judgment or ruling of any federal, state, local, foreign, supernational or supranational court or tribunal (including any court or tribunal dealing with labor matters), governmental, regulatory or administrative agency, department, bureau, authority or commission or arbitral panel ("Governmental Authority") or any other material restriction of any kind or character to which Seller, any Company or any Subsidiary is or may be subject or by which any of them or any of their property is or may be bound. This Agreement, the Canada Purchase Agreement and the Lock-Up Agreement have been, and, at the Closing, the Registration Rights Agreement and the Amended European License Agreement will be, duly executed and delivered by each Seller Affiliate that is a party to such agreements, and, assuming the due execution hereof and thereof by Parent and any subsidiary of Parent that is a party to such agreements, this Agreement, the Canada Purchase Agreement and the Lock-Up Agreement constitute, and at the Closing the Registration Rights Agreement and the Amended European License Agreement will constitute, the legal, valid and binding obligations of such Seller Affiliates enforceable against such parties in accordance with their respective terms except, in each case, as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except as the availability of equitable remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

  (e) Upon consummation of the Stock Purchases at the Closing, as contemplated by this Agreement, Seller will deliver to TH USA and THEH good and valid title to all of the outstanding Pepe USA Shares and Pepe Far East Shares, respectively, free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances or other rights of third parties (except those imposed by the federal securities laws or any action taken or arrangement made by Parent or any of its subsidiaries).

  (f) Seller has made available to TH USA and THEH complete and correct copies of the memorandum of association and articles of association (or similar instruments), as amended to date, of Seller and each of the Companies and Subsidiaries, and has made available to TH USA and THEH the corporate minute books containing the records of meetings of the stockholders and boards of directors, the stock certificate books and the stock record books of the Companies and the Subsidiaries. The stock record books of the Companies and the Subsidiaries which Seller has made available to TH USA and THEH are complete and correct in all respects and accurately reflect the ownership of all of the outstanding shares of the Companies' and the Subsidiaries' respective capital stock and all other securities issued by any of the Companies or Subsidiaries. All material corporate actions taken by the Companies and the Subsidiaries since their respective organization and incorporation have been duly authorized and subsequently ratified as necessary. None of the Companies or the Subsidiaries is in default under or in violation of any provision of its memorandum of association or articles of association (or similar instruments).

  Section 3.2. Capitalization; Structure. (a) The authorized capital stock of Pepe USA consists of 100,000 Pepe USA Shares, of which 50,000 shares are issued and outstanding. The authorized capital stock of Pepe Far East consists of 10,000 Pepe Far East Shares, of which 1,000 shares are issued and outstanding. All of the outstanding shares of capital stock of the Companies are validly issued, fully paid and nonassessable and are owned beneficially and of record by Seller. All of the outstanding shares of capital stock or other equity interests of the Subsidiaries, as listed on Schedule 3.2(a), are validly issued, fully paid and nonassessable. Except as listed on Schedule 3.2(a), all of the outstanding shares of capital stock or other equity interests (i) of the Subsidiaries (other than Pepe International Limited) are owned by Pepe Far East, (ii) of Pepe International Limited are owned by TJ Clothing (H.K.) Limited, (iii) of TH Canada are owned by Tomcan and (iv) of Tomcan are owned by Lawvest, all in the amounts set forth on Schedule 3.2(a). Neither the Shares nor the shares of outstanding common stock or other equity interests of any Subsidiary have been issued in violation of, or are subject to, any preemptive rights. The shares of capital stock or other equity interests of the Subsidiaries and the Shares are owned in each case free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances or restrictions. Immediately following the consummation of the Canada Purchase pursuant to the terms of the Canada Purchase Agreement, the Tomcan Shares will be owned directly or indirectly by Pepe USA and the shares of capital stock or other equity interests of TH Canada will be owned by Tomcan, in each case free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances or restrictions. There are no outstanding options, warrants, subscriptions or other rights of any kind to acquire, or obligations to issue, shares of capital stock of any class of, or other equity interests in, any Company or, except as set forth on Schedule 3.2(a), any Subsidiary, or any securities convertible into or exchangeable or exercisable for any shares of capital stock of any class of, or other equity interests in, any Company or any Subsidiary.

  (b) None of the Companies or Subsidiaries directly or indirectly owns or has the right to acquire any capital stock of or other equity interests, investment, partnership, joint venture or similar interest in any corporation, partnership or other entity or other Person except for (i) the ownership of the outstanding shares or other equity interests of the Subsidiaries, as set forth on Schedule 3.2(a) and (ii) the right of Pepe USA to purchase the Tomcan Shares pursuant to the Canada Purchase Agreement. Except for (i) obligations or liabilities incurred in connection with its incorporation or organization,
(ii) ownership of the equity interests of TH Canada and (iii) as set forth on the Tomcan Balance Sheet, Tomcan has not and will not have incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

  Section 3.3. Financial Statements. (a) Seller has previously furnished to TH USA true and complete copies of (i) the combined financial statements of Pepe USA and Pepe Far East and its subsidiaries, including combined balance sheets as of March 31, 1997 and March 31, 1996, combined statements of operations and retained earnings (accumulated deficit) and combined statements of cash flows for the fiscal-year periods ended March 31, 1997, March 31, 1996 and March 31, 1995 (such financial statements being audited and accompanied by the unqualified opinion of Price Waterhouse) and (ii) unaudited condensed combined financial statements for Pepe USA and Pepe Far East and its subsidiaries as of and for the nine-month period ended December 31, 1997 (the "Pepe Financial Statements"). The audited combined balance sheet as of March 31, 1997 is referred to in this Agreement as the "Pepe Balance Sheet." The Pepe Financial Statements (including, in each case, any notes thereto) present fairly in all material respects the combined financial position and results of operations and cash flows of Pepe USA and Pepe Far East and its subsidiaries for the respective periods or as of the respective dates set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein or on Schedule 3.3(a) and except, in the case of the unaudited Pepe Financial Statements, for changes resulting from normal and recurring year-end adjustments). The Pepe Financial Statements have been prepared from and in accordance with the books and records of Pepe USA and Pepe Far East and its subsidiaries.

  (b) Seller has previously furnished to TH USA true and complete copies of the financial statements of (i) TH Canada, including balance sheets as of March 31, 1997, March 31, 1996 and March 31, 1995, the statements of income and retained earnings and statements of changes in financial position for the fiscal-year periods ended March 31, 1997, March 31, 1996 and March 31, 1995 and (ii) Tomcan, including a consolidated balance sheet as of December 31, 1997, and statements of income and retained earnings and statements of changes in financial position for the nine-month period ended December 31, 1997 (such financial statements as of and for the fiscal-year period ended March 31, 1997 and as of and for the nine-month period ended December 31, 1997 being audited and accompanied by the unqualified opinion of Price Waterhouse and such financial statements as of and for the fiscal-year periods ended March 31, 1996 and March 31, 1995 being audited and accompanied by the unqualified opinions of Ptack Schnarch Basevitz) (the "Canada Financial Statements" and together with the Pepe Financial Statements, the "Financial Statements"). The Canada Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as otherwise indicated therein or on Schedule 3.3(b)). The audited condensed balance sheet of Tomcan as of December 31, 1997 is referred to in this Agreement as the "Tomcan Balance Sheet."

  Section 3.4. Properties; Leases. Except for Permitted Exceptions or as set forth on Schedule 3.4 hereto, at the Closing a Company or a Subsidiary will have good and marketable title to, or valid leasehold interests in, as the case may be, and hold free and clear of all Encumbrances, all of the properties and assets reflected in the Pepe Balance Sheet or acquired in the ordinary course of business since the date of the Pepe Balance Sheet (the "Assets") other than assets sold or fixtures transferred in the ordinary course of business consistent with past practice. Schedule 3.4 sets forth a list of all real property used in conducting the businesses of the Companies and the Subsidiaries (collectively, the "Real Property"). Seller has delivered to TH USA and THEH or otherwise made available, correct and complete copies of all leases, subleases and other material agreements or other material instruments relating to the Real Property to which any of the Companies or Subsidiaries is a party, all of which are identified on Schedule 3.4 hereto. There are no pending or, to Seller's knowledge, threatened condemnation proceedings relating to any of the Real Property. None of the real property improvements (including leasehold improvements), equipment and other assets owned or used by the Companies or the Subsidiaries is subject to any commitment or other arrangement for their sale or use by any Affiliate of any of the Companies or the Subsidiaries or by third parties.

  Section 3.5. Absence of Certain Changes. Except as set forth on Schedule 3.5 hereto and except as contemplated by this Agreement, since March 31, 1997, there has been no (a) change or development in, or effect on, the business or businesses of the Companies and the Subsidiaries that is, or could reasonably be expected to be, materially adverse to the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Companies and the Subsidiaries, taken as a whole (a "Company Material Adverse Effect") or (b) action taken by any Company or any Subsidiary which, if taken from the date hereof through the Closing, would violate Section 5.4(b) through
(m).

  Section 3.6. Litigation; Orders. Except as set forth on Schedule 3.6 hereto, there are no Actions pending or, to the knowledge of Seller, threatened or claims asserted against any Company or Subsidiary other than routine Actions in the ordinary course of business as to which the claims against the Companies and the Subsidiaries are less than $100,000 individually and $250,000 in the aggregate. Except as set forth on Schedule 3.6 hereto, there are no material judgments or material outstanding orders, injunctions, decrees, stipulations, settlement agreements, citations, investigations, fines or awards against or binding upon any Company or Subsidiary or any of their respective properties or businesses.

  Section 3.7. Licenses, Approvals, Other Authorizations, Consents, Reports, etc. (a) The Companies and the Subsidiaries possess or have been granted all material registrations, filings, applications, certifications, notices, consents, licenses, permits, approvals, certificates, franchises, orders, qualifications, authorizations and waivers ("Licenses") of any Governmental Authority necessary to entitle them to conduct their businesses in the manner in which they are presently being conducted.

  (b) Except (i) as set forth on Schedule 3.7(b) hereto, (ii) for the pre-merger notification requirements of the HSR Act and any necessary approvals or filings under the Competition Act (Canada) or the Investment Canada Act and
(iii) those the failure to make, file, give or obtain which would not have a Company Material Adverse Effect or prevent the consummation of the Stock Purchases and the other transactions contemplated hereby, there are no Licenses required to be made, filed, given or obtained by Seller, or any of the Companies or Subsidiaries with, to or from any Governmental Authority in connection with the consummation of the Stock Purchases, the Canada Purchase and the other transactions contemplated under this Agreement or any of the Ancillary Agreements.

  Section 3.8. Labor Matters. Schedule 3.8 hereto sets forth all collective bargaining or other agreements with labor unions, trade unions, employee representatives, work committees, guilds or associations representing employees of any of the Companies or Subsidiaries. As of the date hereof, none of the Companies or Subsidiaries is involved in or, to Seller's knowledge, threatened with any labor dispute, arbitration, lawsuit, grievance or administrative proceeding (other than immaterial grievances), relating to labor matters involving any current or former employee of any Company or Subsidiary. Except as set forth on Schedule 3.8, as of the date hereof, no union or association organizing or election activities involving any nonunion employees of any Company or Subsidiary are in progress or, to the knowledge of Seller, have been threatened since April 1, 1995.

  Section 3.9. Compliance with Laws. Except as may be disclosed in Schedule 3.9, the conduct of the businesses of the Companies and Subsidiaries is in and has been in compliance in all material respects with all material statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto. Except as set forth on Schedule 3.9, neither Seller nor any Company or Subsidiary has received written notice of any alleged violation of any statute, law, regulation, ordinance, rule, judgment, order or decree from any Governmental Authority applicable to any of the Companies or Subsidiaries or to their properties which has not been satisfactorily addressed and which give rise to material fines or other civil penalties or to any criminal liabilities. In furtherance and not in limitation of the foregoing, neither Seller nor any Company or Subsidiary has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any government official or other governmental party, in the United States or any other country, which is in any manner related to the businesses or operations of the Companies or the Subsidiaries and which was illegal under any statutes, laws, regulations, ordinances, rules, judgments, orders or decrees of any Governmental Authority (including, without limitation, the U.S. Foreign Corrupt Practices Act).

  Section 3.10. Insurance. Each of the Companies and Subsidiaries is covered by valid and currently effective insurance policies issued in its favor that are customary in scope and amount of coverage for privately-owned companies of similar size and financial condition in the industry and locale in which it operates. Schedule 3.10 lists all insurance policies which are in effect covering any of the Companies, the Subsidiaries or their employees, or the Real Property and such Schedule lists each of the parties to such policies. Except as set forth on Schedule 3.10, all such policies are in full force and effect, all premiums due thereon have been paid and the Companies and the Subsidiaries have complied with the provisions of such policies in all material respects.

  Section 3.11. Material Contracts. Except as set forth on Schedule 3.11 hereto, neither any Company nor any Subsidiary is a party to or bound by any written or oral (a) employment, consulting or non-competition agreement or contract requiring payments of compensation to any one Person in excess of $75,000 per year or aggregate payments of compensation to any one Person in excess of $150,000; (b) joint venture or partnership contract or agreement;
(c) contract or agreement restricting the right of any of the Companies or the Subsidiaries to compete in any way with any other Person; (d) other than trade payables in the ordinary course of business, agreement or contract creating, evidencing or securing, as of the date hereof, obligations of any of the Companies or the Subsidiaries for (i) borrowed money, (ii) purchase money indebtedness, (iii) any guarantee or assumption of an obligation for borrowed money or purchase money indebtedness or other obligations of reimbursement of any maker of a letter of credit or any guaranty of minimum equity or capital or any make-whole or similar agreement, (iv) any loan or extension of credit by any Company or Subsidiary or (v) bankers acceptance; (e) agreement or contract relating to any outstanding commitment for capital expenditures in excess of the amount set forth on the capital budget provided to Parent prior to the date hereof; (f) licenses, whether as licensor or licensee, of any Intellectual Property; (g) any material lease as lessee or lessor of real or personal property; (h) capitalized lease or sale-leaseback or material conditional sale agreement; (i) distributorship or franchise agreement; (j) material raw material or other supply agreements or any exclusive dealing, requirements or take-or-pay contracts; (k) other than as identified in Section 3.12, any brokerage or finders fee agreements; or (l) other contract or agreement, entered into other than in the ordinary course of business, involving an estimated total future payment or payments in excess of $100,000. Each contract or agreement set forth on Schedule 3.11 hereto is in full force and effect, and, to Seller's knowledge, is legal, valid and binding and enforceable against each other Person party thereto. Neither any of the Companies or Subsidiaries, nor, to Seller's knowledge, any other party to any such contract or agreement, is in material breach thereof or default thereunder and there does not exist under any provision thereof, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default by any Company or Subsidiary or, to Seller's knowledge, by any other party to any such contract or agreement, except for such breaches, defaults and events as to which requisite waivers or consents have been or prior to the Closing will have been obtained. Seller has made available to TH USA and THEH true and correct copies of each of such written agreements and contracts or provided written summaries of any such oral agreements and contracts.

  Section 3.12. Brokers, Finders, etc. No Seller Affiliate has employed, or is subject to any valid claim of, any broker, finder, or other similar intermediary in connection with the transactions contemplated by this

Agreement or the Ancillary Agreements who might be entitled to a fee or commission in connection with such transactions, other than pursuant to an engagement letter with each of Allen & Company Incorporated and Smith Barney Canada, true and correct copies of which Seller has previously provided to TH USA and THEH, the fees and expenses of which will be payable by Pepe USA and TH Canada, respectively.

  Section 3.13. Affiliate Transactions. Except as disclosed in the notes to the Financial Statements or as set forth on Schedule 3.13 hereto, (a) no Continuing Affiliate or any officer, director or employee of any Continuing Affiliate provides or causes to be provided to any of the Companies or the Subsidiaries any assets, loans, advances, services or facilities and (b) none of the Companies or Subsidiaries provides or causes to be provided to any such officer, director or employee or Continuing Affiliate any assets, loans, advances, services or facilities. Except as set forth on Schedule 3.13 hereto, none of the Companies or the Subsidiaries, jointly with any Continuing Affiliate, purchases or sells goods or services.

  Section 3.14. Environmental Compliance. (a) For purposes of this Section 3.14, (i) "Hazardous Substance" means any pollutant, contaminant, hazardous or toxic substance or waste, solid waste, petroleum, petroleum product, by-product or breakdown product, or any other chemical, substance or material listed or identified in or regulated by or under any Environmental Law; (ii) "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901 et seq., the Clean Water Act, 33 U.S.C. (S) 1251 et seq., the Clean Air Act, 42 U.S.C. (S) 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. (S) 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. (S) 300f et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. (S) 11001 et seq., the Occupational Safety and Health Act, 29 U.S.C. (S) 651 et seq., the Oil Pollution Act, 33 U.S.C. (S) 2701 et seq., in each case as amended from time to time, and any other statute, rule, regulation, law, by-law, ordinance or directive of any Governmental Authority dealing with the pollution or protection of natural resources or the indoor or ambient environment or with the protection of human health or safety; and (iii) "RCRA Hazardous Waste" means a solid waste that is listed or classified as a hazardous waste, as that term is defined in or pursuant to the Resource Conservation and Recovery Act, as amended, 42 U.S.C. (S) 6901 et seq.

  (b) Except as set forth on Schedule 3.14, there are no claims pending or, to the knowledge of Seller, threatened, and none of Seller, the Companies or Subsidiaries has received any written notice, alleging, warning or notifying any Company or Subsidiary that any Company or Subsidiary is, has been or may be in violation of, or non-compliance with, in any material respect, any Environmental Law.

  (c) Except as set forth on Schedule 3.14, to the knowledge of Seller, no Hazardous Substances have ever been buried, spilled, leaked, discharged, emitted, generated, stored, used or released, and no Hazardous Substances are now present in amounts, concentrations or conditions requiring investigation, study, removal, remediation or any other response action or corrective action under, or forms the basis of a claim pursuant to, any Environmental Law, in, on, from or under the Real Property or any other property with respect to which any Company or Subsidiary may be identified as a potentially responsible party or otherwise bear liability, except for immaterial quantities stored or used by any Company or Subsidiary in the ordinary course of its business and in accordance, in all material respects, with all applicable Environmental Laws.

  (d) Except as set forth on Schedule 3.14, the Real Property is not being used and, to the knowledge of Seller, never has been used in connection with the business of manufacturing, storing or transporting Hazardous Substances, and, to the knowledge of Seller, no RCRA Hazardous Wastes have been treated, stored or disposed of there.

  (e) Except as set forth on Schedule 3.14, to Seller's knowledge, there are not now and never have been any underground or above ground storage tanks or other containment facilities of any kind on the Real Property which contain or contained any Hazardous Substances.

  (f) Except as set forth on Schedule 3.14, none of the Real Property is or has been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state, local or foreign list, schedule, log, inventory or database of sites or facilities with potential, threatened, suspected or actual releases of Hazardous Substances.

  (g) Schedule 3.14 identifies, and Seller has provided to TH USA and THEH true and correct copies of, all environmental audits or assessments relating in whole or in part to any of the Companies or the Subsidiaries undertaken by or on behalf of any of the Seller Affiliates, or, to Seller's knowledge, by Governmental Authorities or other third parties, and any written communications by the Companies or the Subsidiaries or, to Seller's knowledge, relating in whole or in part to any of the Companies or the Subsidiaries with environmental agencies, within the past six years which describe the status of any Real Property or the compliance of the owners or lessees thereof with respect to any Environmental Law.

  (h) Except as set forth on Schedule 3.14, no Seller Affiliate has received any written notice from any Governmental Authority or other third party that any of the Companies or Subsidiaries or any of their predecessors is or may be a potentially responsible party or may otherwise bear liability for any actual or threatened release of Hazardous Substances at or from any site or facility other than the Real Property.

  Section 3.15. Undisclosed Liabilities. Except (a) as disclosed in Schedule
3.15 hereto, (b) obligations to consummate the Canada Purchase pursuant to the Canada Purchase Agreement, (c) as and to the extent disclosed or reserved against on the Pepe Balance Sheet or identified in the notes thereto, (d) as and to the extent disclosed on the face of the Pepe Year-End Balance Sheet or identified in the notes thereto, (e) as incurred after the date of the Pepe Balance Sheet in the ordinary course of business consistent with prior practice and not prohibited by this Agreement or (f) liabilities or obligations relating to Actions, contracts, agreements or environmental matters disclosed on or not required to be disclosed on Schedules 3.6, 3.11 or 3.14, respectively, the Companies and Subsidiaries do not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due.

  Section 3.16. Proxy Statement. The information supplied by Seller, the Companies or the Subsidiaries for inclusion in the Proxy Statement (as defined in Section 5.12) to be sent to the stockholders of Parent in connection with the meeting of the stockholders of Parent to consider this Agreement (the "Parent Stockholders Meeting"), will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, at the time of the Parent Stockholders Meeting or on the Closing Date, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading. If at any time prior to the Closing Date any event relating to Seller or any of the Companies or Subsidiaries or any of their respective Affiliates, officers or directors should be discovered by Seller, any of the Companies or any of the Subsidiaries which should be set forth in an amendment or supplement to the Proxy Statement, Seller shall promptly inform Parent.

  Section 3.17. Acquisition of Shares for Investment. Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Seller's acquisition of the Purchase Price Shares and has been provided access to personnel and books of Parent and its subsidiaries for purposes of making its evaluation. Seller is acquiring the Purchase Price Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Purchase Price Shares. Seller agrees that the Purchase Price Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.

                                  ARTICLE IV

                   Representations and Warranties of Parent

  Parent hereby represents and warrants to Seller as follows:

  Section 4.1. Incorporation; Authorization; etc. (a) Parent has been duly incorporated and is validly existing as a company limited by shares in good standing under the laws of the British Virgin Islands. Each of TH USA and THEH has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation. Parent has full corporate power and authority to own its property and to conduct its business as it is now being conducted and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which the conduct of its business or ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on Parent and its subsidiaries, taken as a whole. Parent and each subsidiary of Parent which is a party to this Agreement or any of the Ancillary Agreements has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which Parent or such subsidiary is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of (i) the execution and delivery of this Agreement and each of the Ancillary Agreements to which Parent or any of its subsidiaries is a party, and the performance by Parent or such subsidiaries of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby by Parent or such subsidiaries and (ii) an amendment to the memorandum of association of Parent to increase the number of authorized Parent Shares to 75,000,000 (the "Memorandum Amendment") have been duly authorized by the Board of Directors of Parent and each such subsidiary, as applicable, and no other corporate proceedings on the part of Parent or its subsidiaries or their respective Boards of Directors or stockholders are necessary therefor, other than the approval of this Agreement by a majority of the votes cast at the Parent Stockholders Meeting. The Board of Directors of Parent has directed that this Agreement be submitted to Parent's stockholders for approval at the Parent Stockholders Meeting and has recommended that Parent's stockholders approve this Agreement.

  (b) The execution, delivery and performance by Parent and its subsidiaries of this Agreement and each of the Ancillary Agreements to which Parent or any such subsidiary is a party will not (i) (assuming the stockholder approval set forth in Section 4.1(a) is obtained and the Memorandum Amendment has become effective) violate or conflict with any provision of the memorandum of association or articles of association (or similar instruments) of Parent or such subsidiaries, (ii) except as set forth on Schedule 4.1(b), conflict with, violate or constitute a default under any provision of, or be an event that is (or with the giving of notice or passage of time or both will result in) a violation of or default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation or right under, or result in the imposition of any lien upon or the creation of a security interest in any of the Purchase Price Shares or any of the assets or properties of Parent or its subsidiaries pursuant to, or require a consent or create a penalty or increase Parent's or any of its subsidiary's payment or performance obligations under, any material mortgage, lien, lease, instrument, order, arbitration award, judgment or decree, or any material contract, agreement, license or permit, to which Parent or any of its subsidiaries is a party or by which any of them or any of their property is bound, or (iii) assuming that all consents, approvals, authorizations and other actions described in Section 4.3 have been obtained and all filings and obligations set forth in Section 4.3 have been made, violate or conflict with in any material respect, or result in the imposition of any material lien (other than liens arising from any actions taken or arrangements made by any Seller Affiliate) upon any of the Purchase Price Shares, or any of the assets or properties of Parent or any of its subsidiaries pursuant to, any provision of law, regulation, rule, writ, injunction, decree, statute, order, judgment or ruling of any Governmental Authority or any other material restriction of any kind or character to which Parent or any of its subsidiaries is or may be subject or by which any of them or any of their property is or may be bound. This Agreement and the Lock-Up Agreement have been, and, as of the Closing, the Registration Rights Agreement and the Amended European License Agreement will be, duly executed and delivered by Parent and each of its subsidiaries parties to such agreements and, assuming the due execution hereof and thereof by Seller and the subsidiaries of Seller parties to such agreements, this Agreement and the Lock-Up Agreement constitute, and as of the Closing the Registration Rights Agreement and the Amended European License Agreement will constitute, the legal, valid and binding obligations of Parent and such subsidiaries enforceable against such parties in accordance with their respective terms except, in each case, as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally, and except as the availability of equitable remedies may be limited by the application of general principles of equity (regardless of whether such equitable principles are applied in a proceeding at law or in equity).

  (c) Upon consummation of the Stock Purchases at the Closing, as contemplated by this Agreement, Parent will deliver to TH USA and TH USA will deliver to Seller good and valid title to the Purchase Price Shares free and clear of any liens, claims, charges, security interests, options or other legal or equitable encumbrances or other rights of third parties (except those imposed by the federal securities laws or any action taken or arrangement made by any Continuing Affiliate).

  Section 4.2. Capitalization. (a) As of January 30, 1998, the authorized capital stock of Parent consisted of (i) 50,000,000 Ordinary Shares, $.01 par value per share ("Parent Shares"), of which: 37,436,929 shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable, no shares were held in treasury, 2,769,410 shares were reserved for future issuance upon exercise of outstanding options to purchase Parent Shares under the TH Incentive Plans, and an additional 775,085 shares were reserved for issuance under the TH Incentive Plans; and (ii) 5,000,000 Preference Shares, $.01 par value per share, of which no shares were issued and outstanding.

  (b) Except (i) as set forth on Schedule 4.2(b) or in the Parent SEC Reports,
(ii) as contemplated by this Agreement and (iii) for stock options issued pursuant to the TH Incentive Plans, there are no outstanding options, warrants, subscriptions or other rights of any kind to acquire, or obligations to issue, shares of capital stock of any class of, or other equity interests in, Parent or any securities convertible into or exchangeable or exercisable for any shares of capital stock of any class of, or other equity interests in, Parent. The Purchase Price Shares, when issued as contemplated herein, will be duly authorized, validly issued, fully paid and nonassessable, and will not have been issued in violation of, or be subject to, any preemptive rights.

  Section 4.3. Other Authorizations, Consents, Reports, etc. Except (a) as set forth on Schedule 4.3 hereto, (b) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the pre-merger notification requirements of the HSR Act, any necessary approvals or filings under the Competition Act (Canada) or the Investment Canada Act, the filing of an amendment to Parent's Memorandum of Association evidencing the Memorandum Amendment and the listing requirements of the NYSE and (c) those the failure to make, file, give or obtain which would not have a material adverse effect on Parent and its subsidiaries taken as a whole or prevent the consummation of the Stock Purchases and the other transactions contemplated hereby, there are no Licenses required to be made, filed, given or obtained by Parent with, to or from any Governmental Authority in connection with the consummation of the Stock Purchases and the transactions contemplated under this Agreement or any of the Ancillary Agreements.

  Section 4.4. Brokers, Finders, etc. Except for the services of Morgan Stanley & Co. Incorporated and Wasserstein Perella & Co., Inc., Parent has not employed, nor is Parent subject to any valid claim of, any broker, finder, or other similar intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions. No Continuing Affiliate has or will have any obligations to Morgan Stanley & Co. Incorporated and Wasserstein Perella & Co., Inc. with respect to the transactions contemplated by this Agreement or the Ancillary Agreements.

  Section 4.5. Acquisition of Shares for Investment. Each of TH USA and THEH has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Shares and has been provided access to personnel and books of the Companies and the Subsidiaries for purposes of making its evaluation. Each of TH USA and THEH is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Shares. Each of TH USA and THEH agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.

  Section 4.6. SEC Filings; Financial Statements. (a) Parent has filed all forms, reports, statements and other documents required to be filed by it with the SEC since March 31, 1996 (such forms, reports, statements and other documents are hereinafter referred to as the "Parent SEC Reports"). Except as disclosed in Schedule 4.6 hereto, the Parent SEC Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (b) The consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position, results of operations and cash flows of Parent and its consolidated subsidiaries as at the respective dates thereof, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments.

  Section 4.7. Proxy Statement. The information supplied by Parent for inclusion in the Proxy Statement to be sent to the stockholders of Parent in connection with the Parent Stockholders Meeting, will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Parent, at the time of the Parent Stockholders Meeting or on the Closing Date, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by Seller which is contained or incorporated by reference in the Proxy Statement or any amendment or supplement thereto.

                                   ARTICLE V

                        Covenants of Seller and Parent

  Section 5.1. Investigation of Business; Access to Properties and
Records. (a) Prior to the Closing Date, Seller shall and shall cause the Companies and the Subsidiaries to, and Parent shall, afford to representatives of the other party full access to their respective personnel, offices, plants, properties, books and records during normal business hours, in order that Seller and Parent may have full opportunity to make such investigations as such party desires of the affairs and assets of Parent, on the one hand, or the Companies and Subsidiaries on the other hand; provided, however, that such investigation by Seller and Parent shall not unreasonably disrupt the personnel and operations of Parent, on the one hand, or the Companies or Subsidiaries, on the other hand.

  (b) At the Closing or as soon thereafter as practicable, Seller will deliver or cause to be delivered to TH USA and THEH all corporate records of the Companies and Subsidiaries, and all other original (or copies thereof, if originals are not immediately available) agreements, documents, books and records relating to the businesses of the Companies and the Subsidiaries.

  (c) Except as required by law and except to the extent such information becomes publicly available other than as a result of any action taken by any Continuing Affiliate, from and after the Closing Date, the Continuing Affiliates shall maintain the confidentiality of non-public information with respect to the Companies and Subsidiaries. In the event that any of the Continuing Affiliates after the Closing Date is requested, or becomes required by law, to disclose any confidential information relating to the Companies and the Subsidiaries, Seller will provide Parent with prompt notice thereof (before such information is disclosed if practicable) so that Parent may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Section 5.1(c).

  Section 5.2. Efforts; Obtaining Consents. (a) Subject to the terms and conditions herein provided, each of Seller and Parent agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing, including using its reasonable efforts (i) to obtain all waivers, consents and approvals from other parties to loan agreements, leases, mortgages and other contracts necessary for the consummation of the transactions contemplated hereby including, without limitation, the credit agreements listed on Schedule 5.2 hereto, (ii) to make all filings with, and to obtain all consents, approvals and authorizations that are required to be obtained from, Governmental Authorities, including without limitation the filing by or on behalf of Parent with the Registrar of Companies of the British Virgin Islands of a notice of amendment to the Memorandum of Association of Parent to reflect the Memorandum Amendment, (iii) to lift or rescind any injunction, restraining order, decree or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby, (iv) to effect all necessary registrations and filings and submissions of information requested by Governmental Authorities, and (v) to fulfill all conditions to this Agreement. Each of Seller and Parent shall use all reasonable efforts to prevent the entry, enactment or promulgation of any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby.

  (b) Seller and Parent shall promptly file or cause to be filed with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission pursuant to the HSR Act all requisite documents and notifications in connection with the transactions contemplated by this Agreement. Parent shall pay the filing fee incurred in connection with such filings under the HSR Act. Each party hereto shall promptly inform the other of any material communication from the Federal Trade Commission, the Department of Justice or any other Governmental Authority regarding any of the transactions contemplated hereby. If either Parent or Seller or any Affiliate thereof receives a request for additional information or documentary material from any such government or Governmental Authority with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Each of Parent and Seller will advise the other promptly in respect of any understandings, undertakings or agreements (oral or written) which it proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with the transactions contemplated hereby.

  Section 5.3. Further Assurances. Seller, Parent, TH USA and THEH agree that, from time to time, whether before, at or after the Closing Date, each of them will take such other action (including, on the part of Seller, using its best efforts to cause the Continuing Affiliates to take such action and, on the part of Parent, using its best efforts to cause its subsidiaries to take such action) as may be necessary to carry out the purposes and intents of this Agreement and the Ancillary Agreements including, without limitation, Parent and TH USA taking such actions as may be necessary to enable TH USA to deliver to Seller the Purchase Price Shares.

  Section 5.4. Conduct of Business by Seller. From the date hereof through the Closing, except as disclosed on Schedule 5.4 hereto or otherwise provided for in this Agreement, and, except as consented to or approved by Parent in writing, Seller covenants and agrees that:

  (a) each of the Companies and the Subsidiaries shall operate its business in the ordinary and usual course in accordance with past practices;

  (b) neither any Company nor any Subsidiary shall issue, sell or agree to issue or sell (i) any shares of its capital stock, or (ii) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock or make any change in its issued and outstanding capital stock or redeem, purchase or otherwise acquire any of its capital stock;

  (c) neither any Company nor any Subsidiary shall (i) increase in any manner the compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its directors, officers or other employees other than increases in compensation in the ordinary course of business and consistent with past practice and which are not material in the aggregate; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit to any director, officer or employee, whether past or present, other than as required by applicable law, contracts or plan documents in effect on the date of this Agreement; (iii) enter into any new employment, severance, consulting, or other compensation agreement with any director, officer or employee or other person other than in connection with any new hires or promotions in the ordinary course and consistent with past practice; or (iv) commit itself to any additional pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement or adopt or amend or commit itself to adopt or amend any of such plans, funds or similar arrangements in existence on the date hereof;

  (d) neither any Company nor any Subsidiary shall (i) amend its memorandum or articles of association (or similar instruments), (ii) declare any dividend or make any distribution with respect to its capital stock, (iii) assume, incur or guarantee any obligation for borrowed money other than trade payables in the ordinary course of business consistent with past practice, (iv) cancel or compromise, except for compromises of current or former short-term trade receivables or other current assets in the ordinary course of business consistent with past practice, any debts owed to it, or (v) waive or release any rights of material value;

  (e) neither any Company nor any Subsidiary shall (i) sell, transfer, lease or otherwise dispose of any of its assets other than inventory, accounts receivable or fixtures in the ordinary course of business consistent with prior practice, (ii) create or permit to exist any new security interest, lien or encumbrance on any of its properties or assets, other than Permitted Exceptions, (iii) enter into any joint venture, partnership or other similar arrangement, (iv) make any investment in or purchase any securities of any Person other than in connection with (A) the cash management activities of the Companies and the Subsidiaries in the ordinary course of business consistent with past practice or (B) the formation of a wholly owned subsidiary or (v) purchase any assets of any Person other than in the ordinary course of business consistent with past practice;

  (f) neither any Company nor any Subsidiary shall permit a change in its methods of maintaining its books, accounts or business records or, except as required by GAAP (in which event prior notice shall be given to Parent), change any of its accounting principles or the methods by which such principles are applied for tax or financial reporting purposes;

  (g) the Companies and the Subsidiaries together shall incur capital expenditures only in the ordinary course of business consistent with prior practice and not in excess of the capital budget provided to Parent prior to the date hereof;

  (h) neither any of the Companies nor any of the Subsidiaries shall (i) enter into or terminate any material lease, contract or agreement, or make any change in any of their material leases, contracts and agreements, (ii) enter into any transaction with any Continuing Affiliate or any director, officer or shareholder of any Continuing Affiliate other than as contemplated by Sections
5.11 and 5.16, (iii) reclassify any assets or liabilities, or (iv) do any other act that (A) would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect or (B) could reasonably be expected to have a Company Material Adverse Effect;

  (i) the Companies and Subsidiaries will comply in all material respects with all material laws and regulations applicable to them;

  (j) the Canada Purchase Agreement and the Bentley Trust Guarantee shall not be amended nor shall any obligations of the parties thereunder be waived;

  (k) neither any of the Companies nor any of the Subsidiaries will make any payment of interest on or principal of any intercompany indebtedness to any Continuing Affiliate, other than payment of accrued interest on the Retained Note;

  (l) neither any of the Companies nor any of the Subsidiaries shall make any election with respect to Taxes, consent to any waiver or extension of time to assess or collect any Taxes without the consent of Parent (which consent shall not be unreasonably withheld) or file any Return other than a Return filed in the ordinary course of business and prepared in a manner consistent with past practice; and

  (m) neither any of the Companies nor any of the Subsidiaries shall agree to take any action prohibited by this Section 5.4.

  Section 5.5. Conduct of Business by Parent. From the date hereof through the Closing, except as otherwise contemplated in this Agreement and except as consented to or approved by Seller in writing, Parent covenants and agrees that it shall not (a) except for issuances of Parent Shares upon exercise of outstanding stock options under the TH Incentive Plans and grants of stock options pursuant to the TH Incentive Plans, issue, sell or agree to issue or sell (i) any shares of its capital stock or (ii) any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock or make any change in its issued and outstanding capital stock or redeem, purchase or otherwise acquire any of its capital stock; (b) except pursuant to the Memorandum Amendment, amend its memorandum or articles of association; (c) declare any dividend or make any distribution with respect to its capital stock; or (d) purchase any Parent Shares other than in open market transactions.

  Section 5.6. Preservation of Business. From the date hereof until the Closing, subject to the terms and conditions of this Agreement, Seller and Parent shall, and shall cause each of their respective subsidiaries to, use all reasonable efforts to preserve the business of the Companies and Subsidiaries intact, to preserve the good will of customers, suppliers, employees and others having business relations with the Companies and Subsidiaries, to retain its key employees, and to maintain insurance in full force and effect.

  Section 5.7. Non-Solicitation. Except with respect to the Canada Purchase or as otherwise contemplated in this Agreement, the Continuing Affiliates shall not, and shall not permit the Companies or Subsidiaries to, directly or indirectly, (a) solicit any inquiries or proposals for, or enter into or continue or resume any discussions with respect to or enter into any negotiations or agreements relating to the sale or exchange of any Shares, any shares of capital stock of any Subsidiary or all, or a substantial part, of the assets of any of the Companies or Subsidiaries or (b) furnish or cause to be furnished any non-public information concerning the business and operations of the Companies or Subsidiaries to any Person (other than to or at the request of Parent and its representatives) other than in the ordinary course of business consistent with past practice.

  Section 5.8. Notice of Developments. Each party shall promptly notify the other party in writing of any events, facts and occurrences which would result in any breach of any representation or warranty or breach of any covenant by such party contained in this Agreement.

  Section 5.9. License Agreements. (a) At the Closing, Parent shall cause Tommy Hilfiger Licensing, Inc. to, and Seller shall and shall cause TH Europe to, execute and deliver the Amended European License Agreement.

  (b) Effective as of the consummation of the Stock Purchases and the execution and delivery of the Amended European License Agreement, Seller shall and shall cause T.H. International N.V. to, and Parent shall cause Tommy Hilfiger Licensing, Inc. to, cancel the International License Agreement and any sublicenses thereunder.

  Section 5.10. Financial Statements. Prior to the Closing, Seller shall deliver to Parent promptly after they are prepared such monthly or other financial statements or financial reports of the Companies and the Subsidiaries as are prepared by or relating to the Companies, the Subsidiaries and the Canadian Subsidiaries in the ordinary course of business and such other financial information as Parent may reasonably request, promptly after such request. Seller shall use its reasonable efforts to have Price Waterhouse's and Ptack Schnarch Basevitz's consent to Parent's use of and reliance on the Financial Statements and such other financial statements of the Companies, the Subsidiaries and the Canadian Subsidiaries as may be required in connection with filings under the federal securities laws.

  Section 5.11. Intercompany Accounts; Indebtedness. Except for the Retained Note and the Blackwatch Note, all intercompany and intracompany payables and receivables (other than payables and receivables for goods and services, including buying office commissions, in the ordinary course) and loans between the Companies and the Subsidiaries, on the one hand, and the Continuing Affiliates, on the other hand, shall be eliminated, released or forgiven, without the transfer of any cash and without the need for any further documentation, by dividends or capital contributions, as appropriate, immediately prior to the Closing. The note outstanding from AIHL to Tommy Hilfiger Licensing, Inc. dated August 28, 1995 in the face amount of $5 million shall be cancelled as of the Closing without the transfer of any cash and without the need for any further documentation.

  Section 5.12. Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, Parent shall prepare and file with the SEC (with appropriate requests for confidential treatment) under the Exchange Act a proxy statement and a form of proxy (such proxy statement, together with any amendments thereof or supplements thereto, in the form delivered to the stockholders of Parent, the "Proxy Statement") relating to Parent Stockholders Meeting and the vote of the stockholders of Parent with respect to this Agreement and the transactions contemplated hereby. Parent will cause the Proxy Statement to comply as to form in all material respects with the Exchange Act and the rules and regulations thereunder. Parent shall use all reasonable efforts to cause the Proxy Statement to be cleared with the SEC as promptly as reasonably practicable thereafter, and shall take any and all actions required under any applicable federal or state securities or Blue Sky Laws in connection with the issuance of the Purchase Price Shares. Parent shall provide Seller an opportunity to review and comment upon the Proxy Statement prior to any filing with the SEC. Seller shall use all reasonable efforts to cooperate with Parent in connection with the preparation and clearance of the Proxy Statement. Without limiting the generality of the foregoing, Parent and Seller shall each notify the other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or a supplement to, the Proxy Statement. To the extent required to comply with the federal securities laws, upon notification by Seller to Parent pursuant to the preceding sentence and prior to the Parent Stockholders Meeting, Parent shall use all reasonable efforts to prepare and file with the SEC an amendment or supplement to the Proxy Statement reflecting such event or circumstance.

  (b) The Proxy Statement shall include the recommendation of the Board of Directors of Parent in favor of this Agreement.

  Section 5.13. Stockholders Meeting. Parent shall cause the Parent Stockholders Meeting to be held as promptly as reasonably practicable and in accordance with applicable laws for the purpose of voting upon the approval of this Agreement. Parent shall use all reasonable efforts to hold such stockholders meeting as soon as reasonably practicable after the date on which the Proxy Statement is cleared by the SEC.

  Section 5.14. NYSE Listing. Parent shall promptly prepare and submit to the NYSE a supplemental listing application covering the Purchase Price Shares, and shall use all reasonable efforts to cause such shares to be approved for listing on the NYSE, subject to official notice of issuance, prior to the consummation of the Stock Purchases.

  Section 5.15. Financing. (a) Parent shall, and shall cause its subsidiaries to, use all reasonable efforts to obtain the financing for the Purchase Price Cash Amount and to enter into appropriate documentation with respect thereto.

  (b) Parent and Seller shall, and shall cause their respective subsidiaries to, cooperate with each other to arrange the financing for the Purchase Price Cash Amount and to provide such information as Parent's financing sources shall reasonably request or that Parent shall reasonably request in connection with such financing.

  Section 5.16. Blackwatch Note. Immediately prior to the transaction contemplated by the next sentence, Blackwatch shall deliver to Seller an interest-bearing demand note of Blackwatch to Seller in the principal amount of the Purchase Price (as defined in the Canada Purchase Agreement) (the "Blackwatch Note") in exchange for a demand note of Seller in the principal amount and with the interest rate of the Blackwatch Note (the "Seller Note"). Immediately prior to the Closing, Seller shall make a capital contribution to Pepe USA of the Blackwatch Note. Immediately after the Closing, Seller shall repay the Seller Note in full and Blackwatch shall repay the Blackwatch Note in full.

  Section 5.17. Resignation of Directors. At the Closing, Seller shall cause to be delivered to Parent duly signed resignations, effective as of the Closing, of all directors and officers of all of the Companies and Subsidiaries designated in writing by Parent to Seller at least five business days prior to the Closing Date, or shall take such other action as is necessary to ensure that such persons are not directors or officers of the Companies or Subsidiaries after the Closing.

                                  ARTICLE VI

                               Employee Benefits

  Section 6.1. Employee Benefit Plans. Seller hereby represents and warrants to Parent as follows:

  (a) Schedule 6.1(a) includes a complete list of all employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee primarily employed in the United States or subject to the laws of the United States or any state or jurisdiction thereof or any beneficiary or dependent thereof, whether covering one person or more than one person, sponsored or maintained by any of the Companies or the Subsidiaries or to which any of the Companies or the Subsidiaries contribute or are obligated to contribute, other than solely by reason of being an ERISA Affiliate of another entity (collectively, "Company Employee Benefit Plans"). Without limiting the generality of the foregoing, the term "Company Employee Benefit Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA. Schedule 6.1(a) also includes a complete list of all employee benefit plans, programs, policies, retirement schemes, practices, and other arrangements for any employee or former employee (including arrangements for the payment to employees or their retirement or death or on the occurrence of any permanent or temporary disability) primarily employed in countries other than the United States or subject to the laws of countries other than the United States or any beneficiary or dependent thereof, whether covering one person or more than one person, sponsored or maintained by any of the Companies or the Subsidiaries or to which any of the Companies or the Subsidiaries contribute or are obligated to contribute (collectively, "Non-U.S. Company Employee Benefit Plans").

  (b) With respect to each Company Employee Benefit Plan and Non-U.S. Company Employee Benefit Plan, Seller has delivered or made available to Parent a true, correct and complete copy of (i) each writing constituting a part of such Company Employee Benefit Plan and Non-U.S. Company Employee Benefit Plan, including without limitation all plan documents, benefit schedules, participant agreements, trust agreements, and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series where applicable) and accompanying schedules, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; and (v) the most recent determination letter from the IRS or other relevant Taxing Authority, if any. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Company Employee Benefit Plan or Non-U.S. Company Employee Benefit Plan that have been adopted or approved nor has Seller or any Company or Subsidiary taken any formal steps to make any such amendments.

  (c) Schedule 6.1(a) identifies each Company Employee Benefit Plan that is intended to be a "qualified plan" satisfying the requirements of Section 401(a) of the Code (a "Company Pension Plan").

  (d) Except as otherwise set forth in Schedule 6.1(d) hereto, none of the execution and delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby will (either alone or in conjunction with any related event, including without limitation, termination of employment) (i) result in any payment (including, without limitation, severance, unemployment compensation, an "excess parachute payment" (as defined in Section 280G of the Code) or otherwise) becoming due from the Companies or the Subsidiaries under any Company Employee Benefit Plan or Non-U.S. Company Employee Benefit Plan or any collective bargaining agreement, (ii) increase any compensation or benefits otherwise payable under any such Company Employee Benefit Plan or Non-U.S. Company Employee Benefit Plan or collective bargaining agreement or (iii) accelerate any liability under any Company Employee Benefit Plan or Non-U.S. Company Employee Benefit Plan because of an acceleration of the time of payment or vesting of any rights or benefits to which employees may be entitled thereunder.

  Section 6.2. Company Employee Benefit Plans. Seller hereby represents and warrants to Parent as follows: (a) All Company Employee Benefit Plans which are "employee benefit plans," as defined in Section 3(3) of ERISA, are in compliance with and have been administered in all material respects in compliance with their terms and with all applicable requirements of law, including but not limited to the Code and ERISA, and all contributions required to be made to each such plan under the terms of such plan, ERISA or the Code for all periods of time prior to the Closing Date will by the Closing Date be timely made or paid in full or, to the extent not required to be made or paid to each such Plan on or before the Closing Date, have been fully reflected on the Pepe Balance Sheet or the balance sheets of the Companies and the Subsidiaries as of the Closing Date.

  (b) A favorable determination letter as to the qualification of each Company Pension Plan under Section 401(a) of the Code has been issued and remains in effect and the related trust has been determined to be exempt from taxation under Section 501(a) of the Code and any amendment made or event relating to such Company Pension Plan subsequent to the date of such determination letter has not adversely affected the qualified status of such Company Pension Plan. No issue concerning qualification of any Company Pension Plan is pending before or, to the best knowledge and belief of Seller, threatened by, the IRS. None of Seller, the Companies or the Subsidiaries or any other "disqualified person" (as defined in Section 4975 of the Code) or "party-in-interest" (as defined in Section 3(14) of ERISA) has engaged in any nonexempt "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any Company Employee Benefit Plan (or its related trust), the Companies or the Subsidiaries or any officer, director or employee of the Companies or the Subsidiaries to tax or penalty imposed under
Section 4975 of the Code. The Companies and the Subsidiaries have not incurred, and do not reasonably expect to incur, any material liability to the Pension Benefit Guaranty Corporation (except for required premium payments and contributions, which payments and contributions have been made when due).

  (c) No Company Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code (including any Multiemployer
Plan).

  (d) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a material liability of the Companies or the Subsidiaries following the Closing. "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii)
section 302 of ERISA, (iii) sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Company Employee Benefit Plans. For purposes of this
Section 6.2, "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

  (e) There are no pending or, to Seller's knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits, audits, investigations or arbitrations which have been threatened, asserted or instituted against the Company Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Employee Benefit Plans or the assets of any of the trusts under any of the Company Employee Benefit Plans which could reasonably be expected to result in any material liability of the Companies or the Subsidiaries to the

Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

  Section 6.3. Non-U.S. Company Employee Benefit Plans. Seller hereby represents and warrants to Parent as follows:

  (a) The Non-U.S. Company Employee Benefit Plans comply in all material respects with, and have been managed in accordance with, their terms and all applicable laws, regulations and requirements.

  (b) Where Non-U.S. Company Employee Benefit Plans are funded or insured, all contributions and other amounts due to or in respect of them or any state pension arrangements by the Companies and the Subsidiaries have been fully paid at Closing. Where such Non-U.S. Company Employee Benefit Plans are unfunded or underfunded, appropriate reserves are established therefor in the Financial Statements. The Companies and the Subsidiaries have not by any act or omission, direct or indirect, materially increased their liabilities or obligations to the Non-U.S. Company Employee Benefit Plans since the date of the last actuary's report described in Section 6.3(c) below.

  (c) Seller has given or made available to Parent the actuary's report on the latest actuarial valuation of each of the Non-U.S. Company Employee Benefit Plans or such other information which accurately describes the financial position of each of the Non-U.S. Company Employee Benefit Plans. Nothing has happened since the date of that information which would adversely affect the funding position of the Non-U.S. Company Employee Benefit Plans in a material way.

  (d) There is no material dispute about the entitlements or benefits payable under any of the Non-U.S. Company Employee Benefit Plans, no material claim by or against the managers or administrators of the Non-U.S. Company Employee Benefit Plans or any of the Companies or the Subsidiaries has been made or threatened, and there are no circumstances which would reasonably be expected to give rise to any such claim.

  Section 6.4. Administration. Seller and Parent shall each make their appropriate employees available to the other at such reasonable times as may be necessary for the proper administration by the other of any and all matters relating to employee benefits affecting employees of the Companies and the Subsidiaries, including benefits to which such employees may become entitled after the Closing Date under any tax-qualified retirement plan maintained by the Continuing Affiliates.

  Section 6.5. Reportable Event. Seller represents and warrants that the consummation of the transactions contemplated hereby will not result in a reportable event within the meaning of Section 4043 of ERISA with respect to either (a) a Company Employee Benefit Plan, or (b) any other employee benefit plan sponsored by or maintained by Seller, the Companies, the Subsidiaries or any of their respective ERISA Affiliates to which Section 4043(b) of ERISA is applicable. Seller shall not give any notice of a reportable event pursuant to
Section 4043 of ERISA before the Closing.

                                  ARTICLE VII

                                  Tax Matters

  Section 7.1. Tax Returns of the Companies and the Subsidiaries. Seller represents and warrants to Parent that:

  (a) Except as set forth in Schedule 7.1(a) (i) all Income Tax Returns required to be filed for taxable periods ending on or prior to the Closing Date by the Companies or the Subsidiaries have been or will be timely filed and all Taxes shown to be due on such Income Tax Returns have been or will be paid and (ii) all other material Returns required to be filed before the Closing Date by the Companies or the Subsidiaries have been or will be timely filed and all Taxes shown as due on such Returns have been or will be paid.

  (b) Except as set forth on Schedule 7.1(b), (i) to the knowledge of Seller, no claim has been made by any authority in a jurisdiction where the Companies or the Subsidiaries do not file Returns that any of the Companies or the Subsidiaries are or may be subject to taxation by that jurisdiction; (ii) except for Taxes being contested in good faith and by appropriate proceedings and for which appropriate reserves are established on the Pepe Year-End Balance Sheet, all Taxes owed by any of the Companies and the Subsidiaries with respect to any taxable period (or portion thereof) ending on or prior to December 31, 1997 (whether or not shown on any Return) have (or by the Closing Date will have) been duly and timely paid; and (iii) all material Taxes required to be withheld from employee salaries, wages and other compensation and from royalty payments by or on behalf of each of the Companies and the Subsidiaries with respect to periods for which the statute of limitations has not expired have been withheld, and such withheld Taxes have been duly and timely paid to the proper Taxing Authorities.

  (c) Except as set forth on Schedule 7.1(c), no agreement or other document extending, or having the effect of extending, the period of assessment, payment or collection of any material Taxes for which any of the Companies or the Subsidiaries or any of their predecessors may be held liable and no power of attorney with respect to any such material Taxes have been executed or filed with the IRS or any other Taxing Authority.

  (d) Seller has provided to Parent copies of all federal, state and local Income Tax Returns that have been filed for all taxable periods for which the statute of limitations has not expired, examination reports, and statements of deficiencies assessed against or agreed to by any of the Companies or the Subsidiaries. Except as set forth on Schedule 7.1(d), (i) no lien exists with respect to any asset of any of the Companies or the Subsidiaries that arose in connection with any failure to pay Taxes (other than for Taxes not yet due and payable); (ii) there are no material Taxes for which any of the Companies or the Subsidiaries could be held liable which have been asserted in writing by any Taxing Authority to be due; and (iii) there are no pending audits, examinations, or investigations with respect to any material Taxes of any of the Companies or the Subsidiaries.

  (e) No consent or election has been made to have the provisions of Section 341(f) of the Code apply to any of the Companies or the Subsidiaries.

  (f) None of the Companies or the Subsidiaries is party to or bound by any closing agreement, gain recognition agreement, tax sharing, tax indemnity, tax allocation or similar agreement or arrangement.

  Section 7.2. Allocation of Certain Taxes. Each of Parent and Seller agrees that if any of the Companies are permitted but not required under applicable state or local Income Tax laws to treat the Closing Date as the last day of a taxable period, Parent and Seller shall treat such day as the last day of a taxable period.

  Section 7.3. Filing Responsibility. (a) Seller shall prepare and file or shall cause each of the Companies and the Subsidiaries to prepare and file all Returns with respect to each of the Companies and the Subsidiaries required to be filed (taking into account any extension of time within which to file) on or before the Closing Date. Seller shall prepare and file or shall cause to be filed any consolidated, combined, unitary or group relief system Returns (other than any consolidated, combined, unitary or group relief system Returns of an affiliated group (within the meaning of Section 1504(a) of the Code without regard to the limitations of Section 1504(b) of the Code) of which any of the Companies or the Subsidiaries is the common parent (each, a "Company Group")).

  (b) Parent, the Companies and the Subsidiaries shall file all other Returns with respect to the Companies and the Subsidiaries.

  (c) With respect to any state, local or foreign Income Tax Return for taxable periods beginning before the Closing Date and ending after the Closing Date, Parent shall cause each of the Companies and the Subsidiaries to consult with Seller concerning such Return. Each of the Companies and the Subsidiaries shall provide Seller a copy of its proposed Return to review and comment upon at least 30 days prior to the filing of such Return, and Seller may provide comments to each of the Companies and the Subsidiaries, which comments shall be delivered to each of the Companies and the Subsidiaries within 10 days of receiving such copies from each of the

Companies and the Subsidiaries. The Companies and the Subsidiaries shall make such revisions to such Tax Returns as are reasonably requested by Seller.

  Section 7.4. Refunds and Carrybacks. (a) Seller shall be entitled to any refunds or amounts credited against Taxes for which Seller is liable (except for refunds or credits accrued on the Pepe Year-End Balance Sheet) pursuant to
Section 7.6.

  (b) Parent, the Companies or the Subsidiaries, as the case may be, shall be entitled to all other refunds or credits of Taxes other than refunds or credits of consolidated, combined, unitary or group relief system Taxes for a Tax year in which the Companies or the Subsidiaries were included in a consolidated, combined, unitary or group relief system Return, unless such Return is a Return of a Company Group.

  (c) Parent shall cause each of the Companies and the Subsidiaries promptly to forward to Seller or to reimburse Seller for any refunds or credits due Seller (pursuant to the terms of this Article VII) after receipt thereof, and Seller shall promptly forward to Parent or reimburse Parent for any refunds or credits due Parent (pursuant to the terms of this Article VII) after receipt thereof.

  (d) Except (i) as required by a Determination, (ii) as otherwise required by applicable law, or (iii) in connection with a matter described in the second sentence of Section 7.5(d), none of Parent, the Companies nor the Subsidiaries will, after the Closing Date, amend any tax return relating to a period ending on or before the Closing Date without the prior written consent of Seller, which consent will not unreasonably be withheld.

  Section 7.5. Cooperation and Exchange of Information. (a) Seller shall prepare and submit to Parent no later than three months after the Closing Date, 1997 blank tax return workpaper packages for Tax Returns for which Parent has responsibility to prepare pursuant to Section 7.3. Parent shall and shall cause each of the Companies and the Subsidiaries to prepare completely and accurately and to submit to Seller within three months of receipt all information as Seller shall reasonably request in such tax return workpaper packages.

  (b) As soon as practicable, but in any event within 30 days after Seller's request, from and after the Closing Date, Parent shall provide Seller with such cooperation and shall deliver to Seller such information and data concerning the pre-Closing operations of each of the Companies and the Subsidiaries and make available such knowledgeable employees of the Companies and the Subsidiaries as Seller may reasonably request, including providing the information and data required by Seller's customary tax and accounting questionnaires, in order to enable Seller to complete and file all Returns which it may be required to file with respect to the operations and business of each of the Companies and the Subsidiaries through the Closing Date or to respond to audits by any Taxing Authorities with respect to such operations and to otherwise enable Seller to satisfy its internal accounting, tax and other legitimate requirements. Such cooperation and information shall include without limitation provision of powers of attorney for the purpose of signing Returns and defending audits and promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Taxing Authority which relate to each of the Companies and the Subsidiaries, and providing copies of all relevant Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by any Taxing Authority and records concerning the ownership and tax basis of property, which Parent, the Companies and the Subsidiaries may possess. Parent, the Companies and the Subsidiaries shall make their employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder.

  (c) Parent and Seller and their respective Affiliates shall cooperate in the preparation of all Returns relating in whole or in part to taxable periods ending on or before or including the Closing Date that are required to be filed after such date. Such cooperation shall include, but not be limited to, furnishing prior years' Returns or return preparation packages illustrating previous reporting practices or containing historical information relevant to the preparation of such Returns, and furnishing such other information within such party's possession requested by the party filing such Returns as is relevant to their preparation. In the case of any state, local or foreign joint, consolidated, combined, unitary or group relief system Returns, such cooperation shall also relate to any other taxable periods in which one party could reasonably require the assistance of the other party in obtaining any necessary information.

  (d) Seller shall have the right, at its own expense, to control any audit or examination by any Taxing Authority ("Tax Audit"), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment which in any such case relates to Taxes for which Seller is liable pursuant to Section 7.6, with respect to each of the Companies and the Subsidiaries; provided, however, that no claim, contest or settlement shall be resolved by Seller if such claim, contest, or settlement could reasonably be expected to have a material adverse effect on such Companies or Subsidiaries after the Closing. Parent shall have the right, at its own expense, to control any other Tax Audit, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment; provided, however, any such resolution shall not have a material adverse effect on the Seller. Seller shall furnish Parent and each of the Companies and the Subsidiaries with its cooperation in a manner comparable to that described in Section 7.5(b) hereof to effect the purposes of this Section 7.5(d).

  Section 7.6. Tax Indemnification by Seller. Seller shall be liable for, and shall hold Parent and each of the Companies and the Subsidiaries and any successor corporations thereto or Affiliates thereof harmless from and against, on a Net After-Tax Basis, the following Taxes:

  (a) any and all Taxes imposed upon, or with respect to the income or operations of, any of the Companies or the Subsidiaries (i) with respect to any taxable period ending on or before December 31, 1997 and (ii) in the case of any taxable period beginning before and ending after December 31, 1997, allocable to the portion of such period beginning before and ending on December 31, 1997, in each case to the extent such Taxes are not reflected in the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the Pepe Year-End Balance Sheet; and

  (b) any and all Taxes attributable to the operations of an entity (other than the Companies and the Subsidiaries or any of their predecessors) for which the Companies or the Subsidiaries may be held liable by virtue of a relationship to or affiliation with such entity under Treasury Regulation
Section 1.1502-6 (relating to several liability) or any comparable or similar provision providing for joint and/or several liability under state, local or foreign Tax Laws.

  Section 7.7. Tax Certification. On or before the Closing Date, Seller shall provide Parent a copy of a statement, dated not more than 30 days prior to the Closing Date, issued by Pepe USA, meeting the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3), substantially in the form of the sample certification set forth therein.

  Section 7.8. Definitions. For purposes of this Article VII, the following terms shall have the meanings ascribed to them below:

  (a) "Determination" means a determination as defined by Section 1313(a) of the Code.

  (b) "Income Tax Returns" means federal, state, local or foreign Returns relating to Income Taxes required to be filed with any Taxing Authority that include any of the Companies or the Subsidiaries.

  (c) "Income Taxes" means federal, state, local or foreign income, profits, capital gains, franchise taxes or other taxes measured by reference to income, profits, capital gains and all other taxes reported on any Returns, together with any interest, penalties, charges or fees imposed with respect thereto.

  (d) "IRS" means the United States Internal Revenue Service.

  (e) "Other Taxes" means all Taxes which are not Income Taxes.

  (f) "Returns" means returns, reports and forms required to be filed with any Taxing Authority.

  (g) "Tax Laws" means the Code, federal, state, county, local, or foreign laws relating to Taxes and any regulations or official administrative pronouncements released thereunder.

  (h) "Taxes" means all taxes (whether federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, gross receipts, profits, sales, levies, imposts, deductions, charges, rates, duties, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll and social security, employment, excise, stamp duty or property taxes, together with any interest, penalties, charges or fees imposed with respect thereto.

  (i) "Taxing Authority" means any Governmental Authority including social security administration, domestic or foreign, having responsibility for or jurisdiction over the assessment, determination, collection, or other imposition of Tax.

                                 ARTICLE VIII

                  Conditions to Parent's, TH USA's and THEH's
                             Obligations to Close

  The respective obligations of Parent, TH USA and THEH to consummate the Stock Purchases shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

  Section 8.1. Representations, Warranties and Covenants of Seller. The representations and warranties of Seller contained in this Agreement shall be true and correct when made and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for such inaccuracies or breaches as would not, individually or in the aggregate, have a Company Material Adverse Effect, and the covenants and agreements of Seller contained in this Agreement to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects, and Parent shall have received at the Closing a certificate to the effect of the foregoing dated the Closing Date and validly executed by the President or a Vice President of Seller.

  Section 8.2. Regulatory Approvals. (a) All applicable waiting periods under the HSR Act shall have expired or been terminated, (b) a notice of amendment to the Memorandum of Association of Parent to reflect the Memorandum Amendment shall have been filed by or on behalf of Parent with the Registrar of Companies of the British Virgin Islands and (c) any necessary approvals or filings under the Competition Act (Canada) or the Investment Canada Act shall have been obtained or made.

  Section 8.3. No Orders or Injunctions. No order or injunction shall have been issued by any Governmental Authority which prevents or prohibits the consummation of the Stock Purchases or any other transaction contemplated by this Agreement.

  Section 8.4. Opinions of Seller's Counsel. Parent shall have received at Closing opinions addressed to Parent and dated the Closing Date from counsel to Seller in form and substance reasonably satisfactory to Parent with respect to certain corporate matters in Sections 3.1 and 3.2.

  Section 8.5. Certain Agreements. The International License and any sublicenses thereunder shall have been cancelled, the Amended European License Agreement shall have been executed and delivered by TH Europe and Seller, the Non-Competition Agreement shall have been executed and delivered by the parties thereto other than Parent, and the Bentley Trust Guarantee and the AIHL Guarantee shall be in full force and effect.

  Section 8.6. Stockholder Approval. This Agreement shall have been approved by a majority of the votes cast at the Parent Stockholders Meeting.

  Section 8.7. Canada Purchase. All of the conditions to Pepe USA's and Lawvest's respective obligations to consummate the transactions contemplated by the Canada Purchase Agreement, other than the delivery by Lawvest of the Tomcan Shares and the delivery by Pepe USA of the Purchase Price (as defined in the Canada Purchase Agreement) pursuant to Article II thereof, shall have been satisfied, without any waiver thereof and Parent shall have received at the Closing a certificate to such effect dated the Closing Date and validly executed by the President, a Vice President or other senior officer of each of Lawvest and Seller.

  Section 8.8. NYSE Listing. The Purchase Price Shares shall have been approved for listing on the NYSE, subject to official notice of issuance.

  Section 8.9. Parent Financing. Parent and/or its subsidiaries shall have received the financing for the Purchase Price Cash Amount on terms and conditions reasonably satisfactory to Parent.

  Section 8.10. Consents. All consents or waivers of the parties to (i) the credit agreements set forth on Schedule 5.2 hereto shall have been obtained or such credit agreements shall have been renegotiated on terms reasonably satisfactory to Parent and (ii) the agreements listed on Schedule 3.1(d) reasonably requested by Parent shall have been obtained.

                                  ARTICLE IX

                  Conditions to Seller's Obligation to Close

  Seller's obligation to consummate the Stock Purchases shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions:

  Section 9.1. Representations, Warranties and Covenants of Parent. The representations and warranties of Parent contained in this Agreement shall be true and correct when made and, except for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time), on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except for such inaccuracies or breaches as would not, individually or in the aggregate, have a material adverse effect on Parent and its subsidiaries taken as a whole, and the covenants and agreements of Parent contained in this Agreement to be performed on or before the Closing Date in accordance with this Agreement shall have been duly performed in all material respects, and Seller shall have received at the Closing a certificate to the effect of the foregoing dated the Closing Date and validly executed by the President, a Vice President or other senior officer of Parent.

  Section 9.2. Regulatory Approvals. (a) All applicable waiting periods under the HSR Act shall have expired or been terminated, (b) a notice of amendment to the Memorandum of Association of Parent to reflect the Memorandum Amendment shall have been filed by or on behalf of Parent with the Registrar of Companies of the British Virgin Islands and (c) any necessary approvals or filings under the Competition Act (Canada) or the Investment Canada Act shall have been obtained or made.

  Section 9.3. No Orders or Injunctions. No order or injunction shall have been issued by any Governmental Authority which prevents or prohibits the consummation of the Stock Purchases or any other transaction contemplated by this Agreement.

  Section 9.4. Opinions of Parent's Counsel. Seller shall have received at Closing opinions from counsel to Parent in form and substance reasonably satisfactory to Seller with respect to certain corporate matters in Sections
4.1 and 4.2.

  Section 9.5. Certain Agreements. Tommy Hilfiger Licensing, Inc. shall have executed and delivered the Amended European License Agreement and Parent shall have executed and delivered the Registration Rights Agreement.

  Section 9.6. Stockholder Approval. This Agreement shall have been approved by a majority of the votes cast at the Parent Stockholders Meeting.

  Section 9.7. NYSE Listing. The Purchase Price Shares shall have been approved for listing on the NYSE, subject to official notice of issuance.

  Section 9.8. Consents. All consents or waivers of the parties to the credit agreements set forth on Schedule 5.2 hereto to which any of the Companies or Subsidiaries is a party shall have been obtained or such credit agreements shall have been renegotiated on terms reasonably satisfactory to Seller.

                                   ARTICLE X

                           Survival; Indemnification

  Section 10.1. Survival. (a) The representations and warranties of Seller contained in this Agreement shall survive the Closing until September 30, 1999, except the representations and warranties set forth (i) in Sections 3.1(e) and 3.2(a) which shall survive the Closing indefinitely, (ii) in
Section 3.14 which shall survive the Closing until the third anniversary of the Closing Date and (iii) in Article VII which shall survive the Closing until expiration of the relevant statute of limitations (including any extensions thereof) or, if later, until resolution of any disputes arising during such period applicable to the income tax return (the "Applicable Return") of each of the Companies and Subsidiaries for the period ending on the Closing Date (such later date being the "Expiration Date").

  (b) The covenants and agreements contained in this Agreement which by their terms do not contemplate performance after the Closing Date shall survive the Closing until September 30, 1999. The covenants and agreements contained in this Agreement which by their terms contemplate performance after the Closing Date (including but not limited to the indemnities) shall survive the completion of the transactions contemplated herein.

  Section 10.2. Indemnification by Seller. (a) Subject to Section 10.4 hereof, from and after the Closing Date, Seller shall indemnify and hold harmless Parent and its subsidiaries and their respective officers and directors (collectively, the "Indemnified Parties"), on a Net After-Tax Basis, from and against any and all Covered Losses suffered by such Indemnified Parties resulting from or arising out of (i) any inaccuracy in or breach of any of the representations or warranties of Seller when made, and, except for representations and warranties that speak of a specific date or time (which need only be true and correct as of such date and time), on and as of the Closing Date, (ii) any breach or nonfulfillment of any covenants or agreements made by any Seller Affiliate herein, (iii) any liability or obligation of the Companies or Subsidiaries arising from or relating to any business other than the business of the Companies, the Subsidiaries, Tomcan and TH Canada conducted under the TH Licenses, including without limitation all liabilities and obligations of the Companies and Subsidiaries, if any, under the Actions set forth on Schedule 10.2(a) hereto (collectively, "Retained Liabilities") and (iv) the failure by Lawvest or the Guarantor (as defined in the Bentley Trust Guarantee) to timely satisfy upon demand therefor its liabilities and obligations to Pepe USA pursuant to the indemnification provisions of the Canada Purchase Agreement or the Bentley Trust Guarantee, as applicable ("Canadian Liabilities"). The indemnity by Seller under this Section 10.2 shall not affect or limit the indemnification provided by Seller under Section 7.6.

  (b) The Indemnified Parties shall not be entitled to assert any indemnification pursuant to clause (i) or (ii) (in the case of covenants and agreements which by their terms do not contemplate performance after the Closing Date) of Section 10.2(a): (i) after the Expiration Date, with respect to inaccuracies in or breaches of the representations and warranties by Seller contained in Article VII, (ii) after the third anniversary of the Closing Date, with respect to such covenant breaches or inaccuracies in or breaches of the representations and warranties by Seller contained in Section 3.14 or
(iii) after September 30, 1999, with respect to all other inaccuracies in or breaches of the representations and warranties by Seller contained in any other Section hereof (other than Sections 3.1(e) and 3.2(a), which shall have no such limitation) or any breach or nonfulfillment of any covenants or agreements made by Seller herein which by their terms were required to be performed prior to the Closing Date; provided that if on or prior to such Expiration Date, third anniversary of the Closing Date or September 30, 1999, as the case may be, a Notice of Claim shall have been given to Seller pursuant to Section 10.3 hereof for such indemnification, the Indemnified Parties shall continue to have the right to be indemnified on a Net After-Tax Basis with respect to such indemnification claim until such claim for indemnification has been satisfied or otherwise resolved as provided in this Article X.

  Section 10.3. Indemnification Procedures. (a) Upon obtaining knowledge of any claim or demand which has given rise to, or is expected to give rise to, a claim for indemnification hereunder, Parent shall give written notice ("Notice of Claim") of such claim or demand to Seller. Parent shall furnish to Seller in reasonable detail such information as the Indemnified Parties may have with respect to such indemnification claim (including copies of any summons, complaint or other pleading which may have been served on it and any written claim, demand, invoice, billing or other document evidencing or asserting the same). Subject to the limitations set forth in Section 10.2(b) hereof, no failure or delay by Parent in the performance of the foregoing shall reduce or otherwise affect the obligation of Seller to indemnify and hold the Indemnified Parties harmless on a Net After-Tax Basis, except to the extent that such failure or delay shall have actually adversely affected Seller's ability to defend against, settle or satisfy any Losses for which the Indemnified Parties are entitled to indemnification hereunder.

  (b) If the claim or demand set forth in the Notice of Claim given by Parent pursuant to Section 10.3(a) hereof is a claim or demand asserted by a third party, Seller shall have 15 days after the date on which Notice of Claim is given to notify Parent in writing of its election to defend such third party claim or demand on behalf of the Indemnified Party. If Seller elects to defend such third party claim or demand, Parent shall make available to Seller and its agents and representatives all records and other materials which are reasonably required in the defense of such third party claim or demand and shall otherwise cooperate with, and assist Seller in the defense of, such third party claim or demand, and so long as Seller is defending such third party claim in good faith, the Indemnified Parties shall not pay, settle or compromise such third party claim or demand. If Seller elects to defend such third party claim or demand, the Indemnified Party shall have the right to participate in the defense of such third party claim or demand, at such Indemnified Party's own expense. In the event, however, that such Indemnified Party reasonably determines that representation by counsel to Seller of both Seller and such Indemnified Party could reasonably be expected to present such counsel with a conflict of interest, then the Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and Seller will pay the fees and expenses of such counsel; provided, that Seller shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to local counsel) at any time for all Indemnified Parties. If Seller does not elect to defend such third party claim or demand or does not defend such third party claim or demand in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at Seller's expense, to defend such third party claim or demand; provided, however, that (i) such Indemnified Party shall not have any obligation to participate in the defense of, or defend, any such third party claim or demand; (ii) such Indemnified Party's defense of or its participation in the defense of any such third party claim or demand shall not in any way diminish or lessen the obligations of Seller under the agreements of indemnification set forth in this Article X; and (iii) such Indemnified Party may not settle any claim without the consent of Seller (which consent shall not be unreasonably withheld or delayed).

  (c) Seller and Parent shall cooperate in the defense of any claim or litigation subject to this Article X and the records of each shall be available to the other with respect to such defense.

  (d) Except for third party claims being defended in good faith, Seller shall satisfy its obligations under this Article X in respect of a valid claim for indemnification hereunder which is not contested by Seller in good faith in cash within 30 days after the date on which Notice of Claim is given.

  Section 10.4. Limits on Indemnification. Seller shall have no liability for indemnification pursuant to this Article X with respect to Covered Losses unless such Covered Losses exceed in the aggregate $500,000 (the "Indemnification Threshold"); provided, however, that in the event that Covered Losses shall exceed in the aggregate the Indemnification Threshold, Seller shall be liable hereunder for all such Covered Losses; and provided, further, that Covered Losses with respect to Retained Liabilities or the Canadian Liabilities shall not be subject to the Indemnification Threshold. Notwithstanding anything herein to the contrary, in no event shall Seller be required to indemnify Parent and its subsidiaries pursuant to this Article X for Covered Losses in excess of $1,128,000,000.00; provided, however, that Seller shall be entitled to satisfy in full its obligations under this Article X by delivery to the Indemnified Parties of the Purchase Price Cash Amount and the Purchase Price Shares.

  Section 10.5. Losses Net of Insurance. The amount of any Covered Loss for which indemnification is provided under this Article X shall be net of any amounts recovered by the Indemnified Parties under insurance policies with respect to such Covered Loss. In the event that the Indemnified Parties shall later collect any such amounts recovered under insurance policies with respect to any Covered Loss for which any of them has previously received payments under this Article X from Seller, such Indemnified Party shall promptly repay to Seller such amount recovered.

                                  ARTICLE XI

                                  Termination

  Section 11.1. Termination. This Agreement may be terminated at any time prior to the Closing:

  (a) by mutual consent of Seller and Parent;

  (b) by either Seller or Parent, if any Governmental Authority of competent jurisdiction shall have issued an injunction, restraining order or decree that restrains or prohibits the consummation of the Stock Purchases or the performance by the parties hereto of the other obligations hereunder, and such injunction, restraining order or decree shall have become final and nonappealable;

  (c) by either Seller or Parent, if the Closing has not occurred by the close of business on September 30, 1998, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in all material respects the covenants and agreements of such party set forth herein; or

  (d) by either Seller or Parent if this Agreement shall not have been approved by a majority of the votes cast at the Parent Stockholders Meeting.

  Section 11.2. Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of Seller and Parent pursuant to Section 11.1, written notice thereof shall forthwith be given by the terminating party or parties to the other party or parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Section 12.5 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any wilful breach of this Agreement (other than a breach of a representation, as to which no party shall be liable hereunder). If this Agreement is terminated as provided herein all filings, applications and other submissions contemplated by Sections 3.7 and 4.3 and Article V shall, to the extent practicable, be withdrawn from the agency or other persons to which they were made.

                                  ARTICLE XII

                                 Miscellaneous

  Section 12.1. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

  Section 12.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York as applied to contracts to be performed in New York.

  Section 12.3. Jurisdiction; Waiver of Trial by Jury. The parties hereby consent to the jurisdiction of the United States District Court for the Southern District of New York and any of the courts of the state of New York in any dispute arising under this Agreement and agree further that service of process or notice in any such action, suit or proceeding shall be effective if in writing and delivered in person or sent as provided in Section 12.6 hereof. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT OR IN CONNECTION HEREWITH IS HEREBY WAIVED.

  Section 12.4. Entire Agreement. This Agreement (including the Ancillary Agreements) and the Schedules and Exhibits hereto contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. Except for the provisions of
Article X, which are intended to benefit, and to be enforceable by, any of the Indemnified Parties, this Agreement is not intended to confer and shall not confer upon any Person not a party hereto any rights or remedies hereunder.

  Section 12.5. Expenses. Except as otherwise set forth in this Agreement, if the transactions contemplated hereby are not consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. If the transactions contemplated hereby are consummated, the legal and other expenses incurred in connection with this Agreement shall be paid by Pepe USA and TH USA.

  Section 12.6. Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to Seller shall be addressed to:

    Pepe Jeans London Corporation
    11 Lower Square
    Old Isleworth
    Middlesex
    United Kingdom
    Attn: Sydney R. Neil
    Telecopier No.: 44-181-568-4111

    with a copy to:

    Simpson Thacher & Bartlett
    425 Lexington Avenue
    New York, NY 10017
    Attn: Gary I. Horowitz
    Telecopier No.: (212) 455-2502

or at such other address and to the attention of such other person as Seller may designate by written notice to Parent.

  Notices to Parent, TH USA or THEH shall be made to Parent and shall be addressed to:

    Tommy Hilfiger Corporation
    c/o Tommy Hilfiger U.S.A., Inc.
    25 West 39th Street
    New York, New York 10018,
    Attn: Joel J. Horowitz
    Telecopier No.: (212) 548-1818

    with a copy to:

    Wachtell, Lipton, Rosen & Katz
    51 West 52nd Street
    New York, NY 10019
    Attn: Eric S. Robinson
    Telecopier No: (212) 403-2000

or at such other address and to the attention of such other person as Parent may designate by written notice to Seller.

  Section 12.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto will assign its rights or delegate its obligations under this Agreement without the express prior written consent of each other party hereto. Notwithstanding the foregoing, Parent may assign its rights under this Agreement to any wholly-owned subsidiary of Parent; provided that no such assignment by Parent of its rights hereunder to any wholly-owned subsidiary shall in any way affect Parent's obligations or liabilities under this Agreement.

  Section 12.8. Headings; Definitions. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

  Section 12.9. Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought. Any party hereto may, only by an instrument in writing waive compliance by the other parties hereto with any term or provision of this Agreement on the part of such other parties hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

  Section 12.10. Severability. In the event that this Agreement, or any of its provisions, or the performance of any provision, is found to be illegal or unenforceable under applicable law now or hereafter in effect, the parties shall be excused from performance of such portions of this Agreement as shall be found to be illegal or unenforceable under the applicable laws or regulations without affecting the validity of the remaining provisions of the Agreement; provided that (i) the remaining provisions of the Agreement shall in their totality constitute a commercially reasonable agreement, and (ii) should any method of termination of this Agreement or a portion thereof be found to be illegal or unenforceable, such method shall be reformed to comply with the requirements of applicable law so as, to the greatest extent possible, to allow termination by that method. Nothing herein shall be construed as a waiver of any party's right to challenge the validity of such law.

  Section 12.11. Interpretation. For the purposes of this Agreement, (i) a "subsidiary" of an entity means any entity more than 50% of the voting power of whose outstanding voting securities or equity interests are directly or indirectly owned by such other entity, and (ii) "including" shall mean "including without limitation."

  In Witness Whereof, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

                                 TOMMY HILFIGER CORPORATION

                                 By:  /s/ Joel J. Horowitz
                                    -------------------------------------------
                                    Name:  Joel J. Horowitz
                                    Title: Chief Executive Officer and
                                    President

                                 TOMMY HILFIGER U.S.A., INC.

                                 By:  /s/ Joel J. Horowitz
                                    -------------------------------------------
                                    Name:  Joel J. Horowitz
                                    Title: Chief Executive Officer

                                 TOMMY HILFIGER (EASTERN HEMISPHERE) LIMITED

                                 By:  /s/ Joel J. Horowitz
                                    -------------------------------------------
                                    Name:  Joel J. Horowitz
                                    Title: Chief Executive Officer and
                                    President

                                 PEPE JEANS LONDON CORPORATION

                                 By:  /s/ Lawrence S. Stroll
                                    -------------------------------------------
                                    Name:  Lawrence S. Stroll
                                    Title: Group CEO

                                                                        ANNEX B

                        [LETTERHEAD OF MORGAN STANLEY]

                                                      January 31, 1998

The Board of Directors
Tommy Hilfiger Corporation
6/F, Precious Industrial Centre
18 Cheung Yue Street
Cheung Sha Wan, Kowloon
HONG KONG

Dear Members of the Board:

  We understand that Pepe Jeans London Corporation (the "Seller"), Tommy Hilfiger Corporation ("Parent"), Tommy Hilfiger U.S.A., Inc. ("Tommy USA") and Tommy Hilfiger (Eastern Hemisphere) Limited ("Tommy Far East") have entered into a Stock Purchase Agreement dated as of January 31, 1998 (the "Stock Purchase Agreement"), which provides, among other things, for (i) the purchase (the "Pepe USA Purchase") of all of the issued and outstanding shares of common stock (the "Pepe USA Shares") of Pepe Jeans USA, Inc. ("Pepe USA"), a wholly owned subsidiary of the Seller, by Tommy USA and (ii) the purchase (the "Pepe Far East Purchase" and, together with the Pepe USA Purchase, the "Purchase") of all of the issued and outstanding ordinary shares (the "Pepe Far East Shares" and together with the Pepe USA Shares, the "Pepe Shares") of TJ Far East Limited ("Pepe Far East" and together with Pepe USA, the "Companies"), a wholly owned subsidiary of the Seller, by Tommy Far East. Pursuant to the Purchase, Pepe USA and Pepe Far East will become indirect wholly owned subsidiaries of Parent. Pursuant to the Stock Purchase Agreement,
(i) Tommy USA will pay Seller $730,760,000 in cash (the "Pepe USA Cash Consideration") and will deliver 9,045,930 ordinary shares (the "Parent Shares"), par value $0.01 per share, of Parent (the "Parent Common Stock") for the Pepe USA Shares and (ii) Tommy Far East will pay to Seller $25,000,000 in cash (the "Pepe Far East Cash Consideration" and, together with the Pepe USA Cash Consideration, the "Cash Consideration") for the Pepe Far East Shares. We also understand that Pepe USA and Lawvest Holdings Inc. have entered into a share purchase agreement dated as of January 26, 1998 (the "Canadian Purchase Agreement") which provides for the purchase (the "Canadian Purchase") by Pepe USA (with funds to be provided by the Seller) of all of the issued and outstanding capital stock of Tomcan Investments Inc. ("Tommy Canada") which transaction is expected to close immediately following the consummation of the Purchase. The terms and conditions of the Purchase are more fully set forth in the Stock Purchase Agreement.

  You have asked for our opinion as to whether the Cash Consideration and the Parent Shares to be paid by Tommy USA and Tommy Far East for the Purchase, taken together, are fair from a financial point of view to Parent.

  For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of Parent;

    (ii) reviewed certain internal financial statements and other financial operating data concerning Parent, Pepe USA, Pepe Far East and Tommy Canada prepared by the managements of Parent, Pepe USA, Pepe Far East and Tommy Canada, respectively;

    (iii) analyzed certain financial projections prepared by the managements of Parent, Pepe USA (including projections giving effect to the Canadian Purchase) and Pepe Far East, respectively;

                                                       [LOGO OF MORGAN STANLEY]

    (iv) discussed the past and current operations and financial condition and the prospects of Parent with senior executives of Parent;

    (v) discussed the past and current operations and financial condition and the prospects of Pepe USA and Pepe Far East with senior executives of the Seller;

    (vi) discussed the past and current operations and financial condition and the prospects of Tommy Canada with senior executives of Tommy Canada;

    (vii) discussed the financial performance and certain financial projections for Parent, Pepe USA (including projections giving effect to the Canadian Purchase) and Pepe Far East prepared by the managements of Parent, Pepe USA and Pepe Far East with an industry consultant;

    (viii) reviewed the reported prices and trading activity for Parent Common Stock;

    (ix) compared the financial performance of Pepe USA, Pepe Par East, Tommy Canada and Parent and the prices and trading activity of Parent Common Stock with that of certain comparable publicly traded companies and their securities;

    (x) reviewed the prices and trading activity of the common stock of certain publicly traded companies comparable to Pepe USA and Pepe Far East;

    (xi) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    (xii) reviewed and discussed with the senior executives of Parent their estimates of the operational and financial synergies, incremental costs and long-term benefits (including, but not limited to, the tax and accounting impact) anticipated from the Purchase;

    (xiii) analyzed the pro forma impact of the Purchase on Parent's earnings per share, cash flow, consolidated capitalization and financial ratios;

    (xiv) participated in certain discussions and negotiations among representatives of the Seller and Parent and their financial and legal advisors;

    (xv) reviewed the Stock Purchase Agreement and certain related documents and the Canadian Purchase Agreement; and

    (xvi) performed such other analyses as we have deemed appropriate.

  We have assumed and relied upon without assuming responsibility for the independent verification the accuracy and completeness of the information supplied or otherwise made available to us for the purposes of this opinion. With respect to the financial projections of Pepe USA (including projections giving effect to the Pepe USA purchase of the outstanding stock of Tommy Canada), Pepe Far East and Parent, including the synergies, incremental costs and longterm benefits (including, but not limited to, the tax and accounting impact) anticipated from the Purchase, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Pepe USA, Tommy Canada, Pepe Far East and Parent, respectively. We have assumed that the Purchase will be consummated on the terms set forth in the Stock Purchase Agreement and that the Canadian Purchase will be consummated immediately after the Purchase on the terms set forth in the Canadian Purchase Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Companies, Tommy Canada or Parent, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

  Our opinion addresses only the fairness from a financial point of view to Parent of the Cash Consideration and the Parent Shares to be paid by Tommy USA and Tommy Far East for the Purchase, and we do not express any views on any other terms of the Acquisition. Specifically, our opinion does not address Parent's underlying business decision to effect the Acquisition.

                                                        [LOGO OF MORGAN STANLEY]

  We have acted as financial advisor to Parent in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for Parent and have received fees for the rendering of these services. In addition, Morgan Stanley or its affiliates expect to provide financing services to Parent in connection with the Purchase.

  It is understood that this letter is for the information of the Board of Directors of Parent and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by Parent in respect of the transaction with the Securities and Exchange Commission and in the Proxy to be mailed to the shareholders. In addition, Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Parent should vote at the Parent shareholders' meeting in connection with the Purchase.

  Based on the foregoing, we are of the opinion on the date hereof that the Cash Consideration and the Parent Shares to be paid by Tommy USA and Tommy Far East for the Purchase, taken together, are fair from a financial point of view to Parent.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/ Robert W. Kitts
                                              Robert W. Kitts
                                              Managing Director

                                                                         ANNEX C
                [LETTERHEAD OF WASSERSTEIN PERELLA & CO., INC.]

                                                               January 31, 1998

Special Committee of the
Board of Directors of
Tommy Hilfiger Corporation

Members of the Special Committee:

  You have asked us to advise you with respect to the fairness, from a financial point of view, to Tommy Hilfiger Corporation (the "Company") of the consideration to be paid by Tommy Hilfiger USA, Inc. ("Tommy USA") and Tommy Hilfiger (Eastern Hemisphere) Limited ("Tommy Far East") pursuant to the terms of the Stock Purchase Agreement dated as of January 31, 1998 by and among the Company, Tommy USA, Tommy Far East and Pepe Jeans London Corporation ("Seller") (the "Stock Purchase Agreement"). The Stock Purchase Agreement provides for, among other things, the purchase of 100% of the issued and outstanding shares of common stock of Pepe Jeans USA, Inc. ("Pepe USA") and 100% of the issued and outstanding ordinary shares of TJ Far East Limited (together with Pepe USA, the "Target"), each of which are wholly owned subsidiaries of Seller (the "Transaction"), for a combination of cash and ordinary shares of the Company as provided in the Stock Purchase Agreement. We also understand that Pepe USA and Lawvest Holdings Inc. have entered into a Share Purchase Agreement dated as of January 26, 1998 (the "Canadian Purchase Agreement") which provides for the purchase (the "Canadian Purchase") by Pepe USA (with funds to be provided by Seller) of all of the issued and outstanding capital stock of TomCan Investments Inc. ("Tommy Canada") which transaction is expected to close immediately following the consummation of the Transaction. The terms and conditions of the Transaction are set forth in more detail in the Stock Purchase Agreement.

  In connection with rendering our opinion, we have reviewed the Stock Purchase Agreement and certain related documents. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain financial and operating information, including financial forecasts, analyses and projections prepared by the managements of the Company, the Target and Tommy Canada and provided to us for purposes of our analysis, and we have met with the managements of the Company, the Target and Tommy Canada to review and discuss such information and, among other matters, the Company's, the Target's and Tommy Canada's businesses, assets, financial condition, results of operations and prospects.

  We have reviewed and considered certain financial data relating to the Company, the Target and Tommy Canada, as well as certain stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company, the Target, Tommy Canada or one or more of their businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the apparel industry specifically, and in other industries generally, that we believe to be reasonably comparable to the Transaction or otherwise relevant to our inquiry. We have also performed such other financial studies, analyses and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

  In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all the financial and other information provided to or discussed with us for purposes of this opinion or publicly available, and we have not assumed any responsibility for independent verification of and express no opinion as to any of such information. We have also relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us (including estimates of certain cost and tax savings and other operating efficiencies expected to result from consummation of the Transaction), and we have assumed, with the Special Committee's consent, that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's, the Target's and Tommy Canada's respective managements, and we express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company, the Target or Tommy Canada or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company, the Target or Tommy Canada, and no such independent valuation or appraisal was provided to us. We have assumed that the transactions described in the Stock Purchase Agreement will be consummated on the terms set forth therein, without material waiver or modification. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof. We are not expressing any opinion herein as to the prices at which any securities of the Company will actually trade at any time.

  In the ordinary course of our business, we may actively trade the equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

  Our opinion addresses only the fairness from a financial point of view to the Company of the consideration to be paid by Tommy USA and Tommy Far East pursuant to the Transaction, and we do not express any views on any other terms of the Transaction. Specifically, our opinion does not address the Company's underlying business decision to effect the Transaction.

  It is understood that this letter is for the benefit and use of the Special Committee of the Board of Directors of the Company in its consideration of the Transaction and may not be disseminated, quoted, referred to or reproduced at any time or in any manner without our prior written consent; provided, however, that this opinion may be reproduced in full in a proxy statement relating to the Transaction. This opinion does not constitute a recommendation to any shareholder or other person as to how such shareholder should vote at the special meeting of the Company's shareholders or otherwise act with respect to the Transaction, and should not be relied upon by any shareholder or other person as such.

  Based upon and subject to the foregoing it is our opinion that as of the date hereof the consideration to be paid by Tommy USA and Tommy Far East pursuant to the Transaction is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          WASSERSTEIN PERELLA & CO., INC.

                                          /s/ Wasserstein Perella & Co., Inc.

--------------------------------------------------------------------------------

   FORM OF PROXY

                           TOMMY HILFIGER CORPORATION

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
              THE SPECIAL MEETING OF SHAREHOLDERS -- MAY 5, 1998

     The undersigned hereby appoints Silas K.F. Chou and Benjamin M.T. Ng, and each of them, with full power of substitution, for and in the name of the undersigned to vote all Ordinary Shares, par value $.01 per share, of Tommy Hilfiger Corporation, a British Virgin Islands corporation, that the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders, to be held at the Royal Pavillion Hotel, Porters, St. James, Barbados on Tuesday, May 5, 1998 at 8:00 a.m., local time, and any adjournment thereof, upon the matters described in the Notice of Special Meeting and Proxy Statement dated March 30, 1998, receipt of which is hereby acknowledged, subject to any direction indicated on the reverse side of this card and upon any other business that may properly come before the meeting or any adjournment thereof, hereby revoking any proxy heretofore executed by the undersigned to vote at said meeting.

     This proxy is being solicited by the Board of Directors of Tommy Hilfiger Corporation. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1 AND, WITH RESPECT TO
     ITEM 2, AS SAID PROXIES, AND EACH OF THEM, MAY DETERMINE.

                                                                         [SEE
                                                                        REVERSE
                                                                          SIDE]
                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

-------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

--------------------------------------------------------------------------------
REVERSE SIDE OF FORM OF PROXY                              Please mark
                                                            your vote
                                                           as indicated  [X]
                                                             in this
                                                             example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

1. Approval of Stock Purchase     FOR    AGAINST   ABSTAIN       2. In their
 Agreement dated as of            [ ]      [ ]       [ ]            discretion
 January 31, 1998 and the                                           on such
 transactions contemplated                                          matters as
 thereby, including the                                             may properly
 issuance of 9,045,930                                              come before
 Ordinary Shares of Tommy                                           the meeting
 Hilfiger Corporation.                                              or any
                                                                    adjournment
                                                                    thereof.
 --
Signature ____________ Signature ____________Date _____________________________
NOTE: PLEASE DATE AND SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS HEREON. IN THE CASE OF JOINT OWNERS, EACH JOINT OWNER SHOULD SIGN. WHEN SIGNING IN A FIDUCIARY OR REPRESENTATIVE CAPACITY, PLEASE GIVE YOUR FULL TITLE. IF THIS
PROXY IS SUBMITTED BY A CORPORATION OR PARTNERSHIP, IT SHOULD BE EXECUTED IN
THE FULL CORPORATE OR PARTNERSHIP NAME BY A DULY AUTHORIZED PERSON.
--------------------------------------------------------------------------------
                            FOLD AND DETACH HERE